As filed with the Securities and Exchange
Commission on October 4, 1996                   Registration No. 33-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        ---------------------------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        --------------------------------
                           GENERAL COMMUNICATION, INC.

             (Exact name of registrant as specified in its charter)

Alaska                                    4899                     92-0072737
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

          2550 Denali Street, Suite 1000, Anchorage, Alaska 99503-2781
                                 (907) 265-5600
     (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)
                                 John M. Lowber
                           General Communication, Inc.
          2550 Denali Street, Suite 1000, Anchorage, Alaska 99503-2781
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  --------------------------------------------
                         Copy to: Julius J. Brecht, Esq.
       Wohlforth, Argetsinger,Johnson & Brecht, A Professional Corporation
             900 West 5th Avenue, Suite 600, Anchorage, Alaska 99501
                                 (907) 276-6401

                   ------------------------------------------
         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
         If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
Title of each class
of securities to be   Amount to be    Proposed maximum              Proposed maximum                 Amount of registration
registered           registered (1)   offering price per unit (2)   aggregate offering price (2)     fee (2)
----------------------------------------------------------------------------------------------------------------------------
Communication,
Inc. Class A          14,723,077            ---                              ---                      $25,932.69
Common Stock
============================================================================================================================

------------------------
1 Maximum number of shares should all offerees accept offers made to them under the Acquisition Plan. See, "PROPOSED TRANSACTIONS."

2 Calculated pursuant to Rule 457(c), the registration fee is based upon the average of the hight and low market price of the Company Class A stock on September 30, 1996.

                  --------------------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                           GENERAL COMMUNICATION, INC.
                              CROSS-REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K
             Showing Location in Prospectus of Information Required
                              by Items of Form S-4.
==================================================================================================================
                Item Number and Heading in
             Form S-4 Registration Statement                  Location in Prospectus
             -------------------------------                  ----------------------
1.       Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus................     Outside Front Cover Page

2.       Inside Front and Outside Back Cover Pages of
         Prospectus ...................................     Inside Front and Outside Back Cover Pages; Available
                                                            Information; Incorporation of Certain Documents by
                                                            Reference; Table of Contents

3.       Risk Factors, Ratio of Earnings to Fixed Charges
         and Other Information.........................     Summary; Risk Factors

4.       Terms of the Transaction .....................     Summary; The Acquisition Plan; Proposed Transactions;
                                                            Description of Company Capital Stock

5.       Pro Forma Financial Information ..............     Summary: Index to Financial Statements: Pro Forma
                                                            Financial Information -- Company

6.       Material Contacts with Company being Acquired      Summary: Material Contacts with Cable Companies;
                                                            Acquisition Plan: Recommendations of the Company Board
                                                            and Its Reasons for the Acquisition Plan

7.       Additional Information Required for Reoffering
         by Persons and Parties Deemed to be Underwriters                              *

8.       Interests of Named Experts and Counsel........     Legal Matters; Experts

9.       Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities     Risk Factors

10.      Information with Respect to S-3 Registrants                                   *

11.      Incorporation of Certain Information by Reference                             *

12.      Information with Respect to S-2 or S-3             Annual Report; Incorporation of Certain Documents by
         Registrants                                        Reference; Recent Developments

13.      Incorporation of Certain Information by            Incorporation of Certain Documents by Reference
         Reference ....................................

14.      Information with Respect to Registrants Other
         than S-3 or S-2 Registrants...................                                *

15.      Information with Respect to S-3 Companies ....                                *

16.      Information with Respect to S-2 or S-3 Companies                              *

17.      Information with Respect to Companies Other than   Summary; Certain Information Regarding Cable Companies
         S-3 or S-2 Companies..........................

18.      Information if Proxies, Consents or                Summary; Company Annual Meeting; Management of the
         Authorizations are to be Solicited ...........     Company; Appraisal Rights; Ownership of the Company;
                                                            Relationship with Independent Accountant; Annual
                                                            Report; Submission of Shareholder Proposals

19.      Information if Proxies, Consents or
         Authorizations are not to be Solicited or in an                               *
         Exchange Offer ...............................
==================================================================================================================

-------------
* Omitted because inapplicable or answer is in the negative.
-------------

                           GENERAL COMMUNICATION, INC.
                         2550 Denali Street, Suite 1000
                          Anchorage, Alaska 99503-2781
                                 (907) 265-5600




                                                                October 4, 1996


         Re:  1996 Annual Meeting of Shareholders of General Communication, Inc.

Dear Shareholder:

         The board of directors of General Communication, Inc. cordially invites and encourages you to attend the annual meeting of shareholders of the Company. The meeting will be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6:00 p.m. (Alaska Time) on October 17, 1996. The board has chosen the close of business on August 19, 1996 ("Record Date") as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A reception for shareholders will be held prior to the meeting from 5:00 p.m. to 6:00 p.m. at the site of the meeting.

         Copies of the Notice of Annual Meeting of Shareholders, the Proxy, the Proxy Statement/Prospectus, the Annual Report to shareholders in the form of the Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1995, and the unaudited quarterly report for the six-month period ended June 30, 1996 are enclosed covering the formal business to be conducted at the meeting.

         At the meeting, the shareholders will be asked (1) to elect individuals to fill three positions on the board of directors as a classified board as required by the Bylaws of the Company, and (2) to approve a plan ("Acquisition Plan") whereby the Company will acquire substantially all of the assets or all of the securities of seven cable companies offering cable television services in Alaska for consideration including 14,723,077 shares of Company Class A common stock ("Company Stock") and will separately and in addition increase its capital by issuing and selling 2,000,000 additional shares of Class A common stock ("MCI Company Stock") to MCI Telecommunications Corporation (an existing control shareholder of the Company) for $13,000,000 and subject to other conditions, and to conduct other business as described more fully in the Proxy Statement/Prospectus and as may properly come before the meeting.

         Regardless of the number of shares you own, your careful consideration of and vote on these matters is important. However, as of the Record Date, the number and percentage of outstanding shares entitled to vote held by directors and executive officers of the Company and their affiliates was 9,984,702 shares constituting approximately 50.3% of the total outstanding Class A common stock and 2,679,499 shares constituting approximately 65.6% of the outstanding Class B common stock. As of the Record Date, 7,562,430 shares constituting approximately 38.1% of the outstanding Class A common stock and 4,085,461 shares constituting approximately 58.8% of the outstanding Class B common stock of the Company were subject to a Voting Agreement described in the Proxy Statement/Prospectus. When combined, the voting power held by management of the Company and the parties to the Voting Agreement constituted approximately 60.8% of the outstanding voting power of Class A and Class B common stock of the Company as of the Record Date. The parties to that agreement and management of the Company have indicated their intention to vote for the Acquisition Plan. If such shares are so voted, election of management's slate for the Company Board, and approval of the Acquisition Plan and the issuance of the MCI Company Stock and the Company Stock are assured. Subsequent to closing on the purchase of all of the security interests in Prime Cable of Alaska, L.P., one of the cable companies to be acquired under the Acquisition Plan, the Voting Agreement will terminate, and the sellers of the security interests in Prime Cable of Alaska, L.P. will become parties to a New Voting Agreement along with the former parties to the

Voting Agreement. Assuming the issuance of the Company Stock and the MCI Company Stock as of the Record Date, the parties to the New Voting Agreement will hold in the aggregate approximately 58.7% of the combined voting power of the Company's outstanding common stock and will be in a position to control the Company. See, "RISK FACTORS: Concentration of Stock Ownership" within the Proxy Statement/Prospectus.

         If the Company Stock and MCI Company Stock had been issued under the Acquisition Plan as of the Record Date, the percentage ownership of the aggregate outstanding Company Class A and Class B common stock would have become as follows: (1) Prime Sellers (prior to any distributions to their securities holders, including other Prime Group members) - 29%; (2) MCI - 23% (down from approximately 31% immediately prior to the closing on the Proposed Transactions); (3) the Company's employees and management combined - 10%; (down from approximately 17% immediately prior to the closing on the Proposed Transactions); (4) Alaskan Cable - 7%; and (5) others - 31%.

         In order to ensure that we have a quorum and that your shares will be voted at the meeting, please complete, date and sign the enclosed Proxy and return it promptly in the enclosed addressed and stamped envelope.

         In addition to conducting the formal business at the meeting, we shall also review the Company's activities over the past year and its plans for the future. I sincerely hope you will be able to join us.

                                           Sincerely,




                                           Ronald A. Duncan
                                           President and Chief Executive Officer

                           GENERAL COMMUNICATION, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 17, 1996

                  --------------------------------------------

TO THE SHAREHOLDERS OF
GENERAL COMMUNICATION, INC.

         NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of General Communication, Inc. ("Company") and the call of the board of directors of the Company ("Company Board"), the annual meeting ("Annual Meeting") of shareholders of the Company will be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6:00 p.m. (Alaska Time) on October 17, 1996, for the purpose of considering and voting upon the following matters:

         (1) Election of three directors in Class I of the classified Company Board for three year terms;

         (2) Approval of a plan ("Acquisition Plan") whereby the Company will acquire substantially all of the assets or all of the securities of seven companies offering cable television services in Alaska (Prime Cable of Alaska, L.P., Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc., Alaskan Cable Network/Ketchikan-Sitka, Inc., Alaska Cablevision, McCaw/Rock Homer Cable Systems, J.V., and McCaw/Rock Seward Cable Systems, J.V.) for a purchase price of approximately $280.7 million to include the issuance of 14,723,077 shares of Company Class A common stock (to be issued to the security holders of four of the cable companies, i.e., Prime Cable of Alaska, L.P. and the three corporations comprising the Alaskan Cable companies) and whereby the Company will separately and in addition increase its capital by issuing 2,000,000 shares of Company Class A common stock to MCI Telecommunications Corporation for $13,000,000 ("MCI Company Stock") and subject to other conditions as set forth in several securities and asset purchase agreements with the cable companies and with MCI; and

         (3) Transaction of such other business as may properly come before the Annual Meeting and any adjournment or adjournments of it.

         Approval by the shareholders of the Acquisition Plan will constitute approval of the issuance of (1) the Company Stock to the security holders of Prime Cable of Alaska, L.P. and the three corporations comprising the Alaskan Cable companies and (2) the MCI Company Stock to MCI.

         All of the above matters are more fully described in the accompanying Proxy Statement/Prospectus. A reception for shareholders will precede the Annual Meeting, commencing at 5:00 p.m.

         By resolution adopted by the Company Board, the close of business on August 19, 1996 has been fixed as the record date for the Annual Meeting ("Record Date"). Only holders of shares of Class A or Class B common stock of the Company of record as of the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments of it.

         The accompanying form of Company Proxy is solicited by the Company Board. Reference is made to the attached Proxy Statement/Prospectus for further information with regard to the business to be transacted at the Annual Meeting. A list of shareholders of the Company as of the Record Date will be kept at the Company's offices at 2550 Denali Street, Suite 1000, Anchorage, Alaska for a period of 30 days prior to the meeting and will be subject to inspection by any shareholder of record as of the Record Date at any time during normal business hours.

         Whether or not you expect to attend the meeting in person, please sign and date the enclosed Company Proxy and mail it to the secretary of the Company Board in the enclosed addressed and stamped envelope. If you send in your Company Proxy and later do attend the Annual Meeting to vote in person or otherwise decide to revoke your Company Proxy, you may revoke your proxy at any time before authority thereby granted is exercised by giving written notice of revocation to the Secretary of the Company Board delivered to 2550 Denali Street, Suite 1000, Anchorage, Alaska or at the Annual Meeting. You may also revoke this proxy by a duly exercised proxy bearing a later date. You may then vote in person or by other proxy as provided by the Bylaws of the Company.

                                    BY ORDER OF THE BOARD OF DIRECTORS




                                    John M. Lowber, Secretary
Anchorage, Alaska
October 4, 1996








PLEASE EXECUTE AND RETURN THE ENCLOSED COMPANY PROXY PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

GENERAL COMMUNICATION, INC.                          PRIME CABLE OF ALASKA, L.P.                          ALASKAN CABLE NETWORK/
2550 Denali Street, Suite 1000                       One American Center                                      FAIRBANKS, INC.
Anchorage, Alaska  99503-2781                        600 Congress Avenue, Suite 3000                      ALASKAN CABLE NETWORK/
                                                     Austin, Texas  78701                                     JUNEAU, INC.
                                                                                                          ALASKAN CABLE NETWORK/
                                                                                                              KETCHIKAN-SITKA, INC.
                                                                                                          Kent Farms
                                                                                                          Middleburg, Virginia 20117

PROXY STATEMENT                                        PROSPECTUS
--------------------------------------  ----------------------------------------
For the Annual Meeting of Shareholders
to be held on October 17, 1996.

         This Proxy Statement/Prospectus is being furnished to holders of common stock of General Communication, Inc., an Alaska corporation in connection with the solicitation of proxies by the board of directors of the Company for use at the Annual Meeting of the shareholders of the Company, or any adjournment or postponement of it. The Annual Meeting is to be held on October 17, 1996 and is called (1) to elect three members of its seven member Company Board, (2) to adopt the Acquisition Plan to acquire substantially all of the assets or all of the securities of seven Cable Companies providing services in Alaska and separately to increase its capitalization through a private offering of Company common stock to MCI, and (3) to conduct other business as may properly come before the meeting.

         The total purchase price (approximately $280,700,000) is to be paid by the Company through the issuance of Company Stock in the amount of 14,723,077 shares of Company Class A common stock and bank financing of approximately $162,000,000 (including assumption of approximately $103,000,000 of existing Prime debt and new financing of approximately $59,000,000), sale of the MCI Company Stock for $13,000,000 and other financing of approximately $10,000,000. The Company Stock is to be divided between the following Cable Companies for further distribution to their respective security holders and subject to share holdback: (1) Prime -- Prime Company Shares in the amount of 11,800,000 shares; and (2) Alaskan Cable companies -- Alaskan Cable Company Shares in the amount of 2,923,077 shares. Through the MCI Proposed Transaction (a private offering separate from this offering of Company Stock) the Company will offer to MCI the MCI Company Stock in the amount of 2,000,000 shares of Company Class A common stock for a total purchase price of $13,000,000. Approval by the Company shareholders of the Acquisition Plan will constitute approval of the issuance of
(1) the Company Stock to the Prime Sellers and the shareholders of Alaskan Cable and (2) the MCI Company Stock to MCI. See, "SUMMARY: Acquisition Plan, Proposed Transactions"; "ACQUISITION PLAN"; and "PROPOSED TRANSACTIONS."

         The Company has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, relating to the offer of the Company Stock. This Proxy Statement/Prospectus is being furnished to the following: (1) to the security holders of Prime to seek their consent and approval as to the Company's offer to acquire, directly or indirectly, all of the general and limited partner interests and participation interests in Prime; (2) to the limited partners of PCLP to seek their consent to the disposition to the Company of all the capital stock of Prime General Partner, the sole general partner of Prime, which is owned by PCLP; (3) to the shareholders of ACI, a limited partner of Prime, to seek their consent to the disposition to the Company of all the capital stock of ACI, which owns a limited partner interest in Prime; (4) to the sole shareholder of each of the three corporations comprising Alaskan Cable to seek each respective shareholder's consent and approval as to the Company's offer to acquire all of the assets of each of those corporations; and (5) to the shareholders of the Company to seek their consent and approval of the Acquisition Plan and to seek the election of management's slate for the Company Board.
                               -------------------

AN INVESTMENT IN THE SECURITIES OFFERED THROUGH THIS PROXY STATEMENT/PROSPECTUS IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE, "RISK FACTORS" BEGINNING AT PAGE 24 OF THE PROXY STATEMENT/PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                               -------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               -------------------

         This Proxy Statement/Prospectus and the accompanying form of Proxy or Consent, as the case may be, are first being mailed to the shareholders of the Company and Alaskan Cable and to the Prime Group on or about October 7, 1996. The date of this Proxy Statement/Prospectus is October 4, 1996.

THE COMPANY STOCK TO BE ISSUED AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS HAS NOT BEEN REGISTERED WITH THE STATE OF FLORIDA. AN OFFER MADE TO AN INVESTOR WHO HAS AN INVESTMENT DIRECTLY OR INDIRECTLY WITH A CABLE COMPANY AND WHO IS A RESIDENT OF THE STATE OF FLORIDA IS VOIDABLE BY THAT INVESTOR WITHIN THREE DAYS AFTER THE CONSENT DEADLINE (OCTOBER 28, 1996).
                               -------------------

                              AVAILABLE INFORMATION


         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with that act files and has filed reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web-site that contains reports, proxy and information statements and other information filed electronically by the Company, and can be found at http://www.sec.gov.

         This Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement filed by the Company with the Commission under the Securities Act, as permitted by the rules and regulations of the Commission. The Registration Statement including any amendments, schedules and exhibits filed or incorporated by reference as a part of it, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in the Registration Statement by reference as to the contents of any contract or other document referred to in the Registration Statement or in such contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document. Each such statement shall be deemed qualified in its entirety by such reference.

         No person has been authorized to give any information or make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities covered by this Proxy Statement/Prospectus or a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made under it shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this document or that the information contained or incorporated by reference in it is correct as of any time subsequent to its date.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the Commission under the Exchange Act are incorporated herein by reference:

         (1) Company's Annual Report on Form 10-K, for the year ended December 31, 1995, as amended through Form 10-K/A, dated April 25, 1996 (Commission File No. 0-15279);

         (2) Company's Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1996 and for June 30, 1996 (Commission File No. 0-15279);

         (3) Company's Current Report on Form 8-K dated March 28, 1996, as amended by Form 8-K/A dated May 20, 1996, announcing the Company's entering into several letters of intent to proceed with the Acquisition Plan (Commission File No. 0-15279);


                                                          REGISTRATION STATEMENT
                                                                         Page ii

         (4) In that the Company has elected, pursuant to Item 12(a)(2)(iii) of Form S-4, to provide a copy of its latest quarterly report which was delivered to security holders, financial information equivalent to that required to be presented in Part I of Form 10-Q.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in it (or in any other subsequently filed document that is or is deemed to be incorporated by reference) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of the Registration Statement except as so modified or superseded.

         All  information  appearing  in  this  Proxy   Statement/Prospectus  is
qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

         Information contained in this Proxy Statement/Prospectus concerning Prime, Alaskan Cable, Alaska Cablevision, McCaw/Rock Homer, and McCaw/Rock Seward was provided to the Company by those entities.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN THIS REGISTRATION STATEMENT OR DELIVERED WITH IT. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED, FROM JOHN M. LOWBER, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, GENERAL COMMUNICATION, INC., 2550 DENALI STREET, SUITE 1000, ANCHORAGE, ALASKA 99503-2781 (TELEPHONE NO. 907/265-5600). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 10, 1996, THAT IS, NOT LATER THAN FIVE BUSINESS DAYS BEFORE THE ANNUAL MEETING.


                                                          REGISTRATION STATEMENT
                                                                        Page iii

                                TABLE OF CONTENTS
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AVAILABLE INFORMATION........................................................................................... ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ................................................................ ii

SUMMARY.........................................................................................................  1
         Executive Summary......................................................................................  1
         The Company............................................................................................  3
         Cable Companies and MCI................................................................................  3
         Company Annual Meeting.................................................................................  4
         Cable Company Security Holder Consents.................................................................  5
         Acquisition Plan, Proposed Transactions................................................................  6
         Interests of Certain Persons in the Acquisition Plan................................................... 12
         Appraisal Rights....................................................................................... 12
         Certain Federal Income Tax Consequences................................................................ 12
         Comparative Market Price Data.......................................................................... 13
         Holders................................................................................................ 14
         Dividends.............................................................................................. 14
         Selected Historical Financial and Pro Forma Data and
                  Certain Comparative Per Share Data............................................................ 15
         Capitalization Table................................................................................... 22
         Material Contacts with Cable Companies................................................................. 24

RISK FACTORS.................................................................................................... 24
         Risks and Effects of the Proposed Transactions......................................................... 24
         Risks of the Businesses in Which the Company Will Be Engaged........................................... 28
         Economic Risks......................................................................................... 29
         Company Common Stock Inherent Factors.................................................................. 31

COMPANY ANNUAL MEETING.......................................................................................... 33
         General................................................................................................ 33
         Time and Place......................................................................................... 34
         Purpose................................................................................................ 34
         Outstanding Voting Securities.......................................................................... 34
         Voting Rights, Votes Required for Approval............................................................. 34
         Proxies................................................................................................ 35
         Recommendations of Company Board....................................................................... 36

CABLE COMPANY SECURITY HOLDER CONSENTS.......................................................................... 36
         Purpose................................................................................................ 36
         Time and Place......................................................................................... 36
         Outstanding Voting Securities.......................................................................... 37
         Voting Rights, Votes Required for Approval and Consents................................................ 37
         Expenses............................................................................................... 38

ACQUISITION PLAN................................................................................................ 38
         Background............................................................................................. 38
         Recommendation of Company Board and Its Reasons for the Acquisition Plan............................... 39


                                                          REGISTRATION STATEMENT
                                                                         Page iv

         Recommendations of the Cable Company Boards and
                  Their Reasons for the Acquisition Plan........................................................ 43
         Determination of Value................................................................................. 46
         Interests of Certain Persons in the Acquisition Plan................................................... 48

CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN.................................................................... 54
         General................................................................................................ 54
         Security Holder Investment Changes..................................................................... 54
         Company Cable Systems.................................................................................. 56
         Certain Federal Income Tax Consequences................................................................ 57
         Accounting Treatment................................................................................... 62

APPRAISAL RIGHTS................................................................................................ 62
         Prime.................................................................................................. 62
         Alaskan Cable.......................................................................................... 62

PROPOSED TRANSACTIONS........................................................................................... 63
         General................................................................................................ 63
         Cable Company Purchase Agreements...................................................................... 63
         Registration Rights Agreements......................................................................... 74
         ACI and PCFI Merger Agreements......................................................................... 74
         Prime Management Agreement............................................................................. 76
         New Voting Agreement................................................................................... 77
         MCI Purchase Agreement................................................................................. 78
         Certain Personal Matters............................................................................... 83
         Certain Restrictions on Resale of Company Stock and MCI Company Stock.................................. 83
         Incorporation by Reference, Excluded Schedules......................................................... 83

CERTAIN INFORMATION CONCERNING THE COMPANY...................................................................... 85
         Background and Description of Business................................................................. 85
         Products and Services.................................................................................. 85
         Subsidiaries........................................................................................... 86
         Other Information...................................................................................... 87

CERTAIN INFORMATION REGARDING THE CABLE COMPANIES............................................................... 87
         Background and Description of Business................................................................. 87
         Market Price of and Dividends of Cable Companies.......................................................100
         Selected and Supplementary Financial Data for Certain Cable Companies..................................100
         Management's Discussion and Analysis of Financial Condition and
                  Results of Operation for Certain Cable Companies..............................................101
         Recent Developments Involving Cable Companies..........................................................117
         Changes in and Disagreements with Accountants on Accounting and Financial Disclosure......................................................................118
         Regulatory Developments, Competition and Legislation/Regulation........................................118

RECENT DEVELOPMENTS.............................................................................................127


                                                          REGISTRATION STATEMENT
                                                                         Page v

DESCRIPTION OF COMPANY CAPITAL STOCK............................................................................128
         Common Stock...........................................................................................128
         Preferred Stock........................................................................................128
         Limitation of Liability and Indemnification............................................................129
         Certain Charter Provisions.............................................................................130

COMPARISON OF SECURITY HOLDER RIGHTS IN THE COMPANY
                                             AND CERTAIN CABLE COMPANIES........................................130
         General................................................................................................130
         Authorized Capitalization..............................................................................131
         Voting.................................................................................................131
         Annual and Special Meetings of Securities Holders......................................................133
         Board of Directors or Governing Body...................................................................133
         Removal of Directors or Governing Body.................................................................134
         Vacancies on the Board of Directors or Other Governing Body............................................134
         Mergers, Consolidations and Sale of Assets.............................................................135
         Amendment to Articles of Incorporation or Other Organizing Documents...................................135
         Amendment to Bylaws....................................................................................136
         Limitation on Liability of Directors and Officers......................................................136
         Preferred Stock........................................................................................138

MANAGEMENT OF THE COMPANY.......................................................................................138
         General................................................................................................138
         Business Background of Directors, Nominees, and Executive Officers of the Company......................138
         Compliance with Section 16(a) of the Exchange Act......................................................141
         Remuneration of Directors and Executive Officers.......................................................141
         Employment Contracts and Termination of Employment and
                  Change of Control Arrangements................................................................149
         Report on Repricing of Options/SARs....................................................................150
         Compensation Committee Interlocks and Insider Participation............................................150
         Compensation Committee Report on Executive Compensation................................................150
         Performance Graph......................................................................................152

OWNERSHIP OF THE COMPANY........................................................................................153
         Principal Shareholders.................................................................................153
         Management.............................................................................................155
         Changes in Control.....................................................................................157

DISTRIBUTION OF COMPANY STOCK...................................................................................158
         Principal Security Holders.............................................................................158
         Management.............................................................................................161

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................163
         Certain Transactions with Management and Others........................................................163
         Indebtedness of Management.............................................................................165

SECURITIES ACT INDEMNIFICATION..................................................................................166

LITIGATION AND REGULATORY MATTERS...............................................................................166



                                                          REGISTRATION STATEMENT
                                                                         Page vi

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS................................................................167

ANNUAL REPORT...................................................................................................167

SUBMISSION OF SHAREHOLDER PROPOSALS.............................................................................167

EXPERTS.........................................................................................................167

OTHER INFORMATION...............................................................................................169
         Business...............................................................................................169
         Market Price of and Dividends on the Company's
                 Common Equity and Related Stockholder Matters..................................................171
         Selected Financial Data................................................................................172
         Supplementary Financial Data...........................................................................173
         Management's Discussion and Analysis of Financial Condition and
                 Result of Operations...........................................................................174
         Changes in and Disagreements with Accountants on Accounting and
                 Financial Disclosures..........................................................................179

INDEX TO FINANCIAL STATEMENTS.................................................................................  F-1
         Historical Financial Statements......................................................................  F-1
         Pro Forma Combined Condensed Financial Statements (Unaudited)........................................ F-58

                                                          REGISTRATION STATEMENT
                                                                        Page vii

                                   DEFINITIONS

         The following are some of the terms generally used in this Proxy Statement/Prospectus and the location in the Proxy Statement/Prospectus where each term is further described.

         "1992 Cable Act" means the federal Cable Television Consumer Protection and Competition Act of 1992. See, "CERTAIN INFORMATION REGARDING THE CABLE
COMPANIES: Regulatory Developments, Competition and Legislation/Regulation -- Regulatory Developments."

         "1996 Telecom Act" means the 1996 federal Telecommunications Act which became effective in February, 1996. See, "CERTAIN INFORMATION REGARDING THE
COMPANY: Regulatory Developments, Competition and Legislation/Regulation."

         "ACI" means Alaska Cable, Inc., a Delaware corporation and limited partner of Prime, having several shareholders including PVII. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Prime-Organizational Structure."

         "ACI Escrow Agreement" means an agreement between the shareholders of ACI pursuant to the Prime Proposed Transaction to deposit into escrow as a group 50% of the aggregate number of shares of Prime Company Shares receivable by them in connection with the ACI Merger, less the number of shares deposited by them pursuant to the Prime Escrow Holdback. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Escrow and Holdback Agreements."

         "ACI Merger" means the merger of ACI with and into GCI Cable through the ACI Merger Agreement. See, "PROPOSED TRANSACTIONS: ACI and PCFI Merger Agreements."

         "Acquisition Plan" means the plan to acquire securities and assets of the Cable Companies to be implemented through a series of Proposed Transactions. See, "ACQUISITION PLAN."

         "Alaska  Cablevision"  means  Alaska  Cablevision,   Inc.,  a  Delaware
corporation. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Alaska Cablevision."

         "Alaska   Cablevision   Proposed   Transaction"   means  the   Proposed
Transaction   between  Alaska  Cablevision  and  the  Company.   See,  "PROPOSED
TRANSACTIONS: General."

         "Alaskan Cable" means the three corporations comprising the Alaskan Cable Network companies, i.e., Alaskan Cable Network/Fairbanks, Inc. ("Alaskan Cable/Fairbanks"), Alaskan Cable Network/Juneau, Inc. ("Alaskan Cable/Juneau"), and Alaskan Cable Network/Ketchikan-Sitka, Inc. ("Alaskan Cable/Ketchikan"), all three of which are Alaska corporations. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Alaskan Cable."

         "Alaskan Cable Company Shares" means 2,923,077 shares of Company Class A common stock to be issued in the Alaskan Cable Proposed Transaction and divided into separate portions to each of the three corporations comprising Alaskan Cable. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--General, Closing Date."

         "Alaskan Cable Proposed Transaction" means the Proposed Transaction between Alaskan Cable and the Company. See, "PROPOSED TRANSACTIONS: General."



                                                          REGISTRATION STATEMENT
                                                                       Page viii

         "Annual Meeting" means the 1996 annual meeting by shareholders of the Company to be held at 6:00 p.m. (Alaska Time) on October 17, 1996. See, "COMPANY ANNUAL MEETING: General."

         "APUC"  means  Alaska  Public  Utilities  Commission.   See,  "PROPOSED
TRANSACTIONS: Cable Company Proposed Agreements--Governmental Approval."

         "CPS" means a cable programming service. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--General."

         "Cablevision Company Notes" means the subordinated convertible notes to be issued by the Company as partial payment for the assets of Alaska Cablevision pursuant to the Alaska Cablevision Purchase Agreement. See, "PROPOSED
TRANSACTIONS: Cable Company Purchase Agreements--Consideration To Be Received-Alaska Cablevision."

         "Cable Companies" means the seven cable television companies which have entered into Purchase Agreements with the Company, i.e., Prime, the three corporations comprising Alaskan Cable, Alaska Cablevision, McCaw/Rock Homer, and McCaw/Rock Seward. See, "ACQUISITION PLAN: Background."

         "Closing Date" means the date on which the Purchase Agreements are to close. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--General, Closing Date."

         "Code" means the Internal Revenue Code of 1986, as amended. See, "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN: Certain Federal Income Tax Consequences."

         "Communications Act" means the federal Communications Act of 1934. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Regulatory Developments, Competition and Legislation/Regulation--Regulatory Developments."

         "Company" means General Communication, Inc., an Alaska corporation. See, "CERTAIN INFORMATION CONCERNING THE COMPANY: Background and Description of Business."

         "Company Articles" means the Restated Articles of Incorporation of the Company. See, "DESCRIPTION OF COMPANY CAPITAL STOCK."

         "Company Board" means the board of directors of the Company. See, "MANAGEMENT OF THE COMPANY."

         "Company Bylaws" means the revised Bylaws of the Company. See, "DESCRIPTION OF COMPANY CAPITAL STOCK."

         "Company Cable Systems" means the Prime Alaska Systems and the cable television systems to be acquired from the Cable Companies other than Prime through the Acquisition Plan. See, "CERTAIN CONSEQUENCES OF THE ACQUISITION
PLAN: Company Cable Systems."

         "Company Stock" means 14,723,077 shares of Company Class A common stock to be issued through this Proxy Statement/Prospectus in the following amounts to the following persons: (1) Prime Sellers -- Prime Company Shares and (2) Alaskan Cable -- Alaskan Cable Company Shares. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--General, Closing Date."


                                                          REGISTRATION STATEMENT
                                                                         Page ix

         "Consent" means the document through which a Prime Seller or a shareholder of one of the three corporations comprising Alaskan Cable may express that person's consent and approval of the corresponding Proposed Transaction. See, "CABLE COMPANY SECURITY HOLDER CONSENTS: Purpose."

         "Consent Deadline" means 12:00 midnight (Alaska Time) on October 28, 1996 by which the Consents are to be received from the following: (1) Prime Group--delivered to Prime at One America Center, 600 Congress Avenue, Suite 3000, Austin, Texas 78701, and (2) Alaskan Cable--delivered to the board of directors of the corresponding corporation of Alaskan Cable at Kent Farms, Middleburg, Virginia 22117. See "CABLE COMPANY SECURITY HOLDER CONSENTS: Time and Place."

         "Credit Agreement" means the senior credit facility provided to the Company by the Senior Lenders. See, "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS:   Certain   Transactions   with   Management  and   Others--Credit
Agreement."

         "Delaware Partnership Act" means the Delaware Revised Uniform Limited Partnership Act, as amended. See, "COMPARISON OF SECURITY HOLDER RIGHTS IN THE COMPANY AND IN CERTAIN CABLE COMPANIES: Voting--Prime."

         "equity participation interests" means the profit participation contractual rights held by three entities (BancBoston Capital, Inc., First Chicago Investment Corporation and Madison Dearborn Partners V) to share in the appreciation of the value of the equity of Prime. See, "ACQUISITION PLAN:
Interests of Certain Persons in the Acquisition Plan -- Prime Equity Participation Interest Holders" and "CERTAIN INFORMATION REGARDING THE CABLE
COMPANIES: Background and Description of Business--Prime-Organizational Structure."

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "FCC"  means  Federal   Communications   Commission.   See,   "PROPOSED
TRANSACTIONS: Cable Company Purchase Agreements--Governmental Approvals."

         "FTC" means the Federal Trade Commission.  See, "PROPOSED TRANSACTIONS:
Cable Company Purchase Agreements--Governmental Approvals."

         "GCC" means GCI Communication Corp., an Alaska corporation and wholly owned subsidiary of the Company. See, "CERTAIN INFORMATION CONCERNING THE
COMPANY: Subsidiaries."

         "GCI  Cable"  means  GCI  Cable,   Inc.,  an  Alaska   corporation  and
wholly-owned subsidiary of the Company. See, "CERTAIN INFORMATION CONCERNING THE
COMPANY: Subsidiaries."

         "Hart-Scott-Rodino   Act"   means   the   Hart-Scott-Rodino   Antitrust
Improvement Act of 1976, as amended. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Governmental Approvals."

         "McCaw/Rock Homer" means McCaw/Rock Homer Cable Systems, J.V., an Alaska joint venture. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES:
Background and Description of Business--McCaw/Rock Homer."

         "McCaw/Rock Homer Proposed Transaction" means the Proposed Transaction between McCaw/Rock Homer and the Company. See, "PROPOSED TRANSACTIONS: General."



                                                          REGISTRATION STATEMENT
                                                                         Page x

         "McCaw/Rock Seward" means McCaw/Rock Seward Cable Systems, J.V., an Alaska joint venture. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES:
Background and Description of Business--McCaw/Rock Seward."

         "McCaw/Rock Seward Proposed Transaction" means the Proposed Transaction
between  McCaw/Rock  Seward  and  the  Company.  See,  "PROPOSED   TRANSACTIONS:
General."

         "MCI" means MCI Telecommunications Corporation, a Delaware corporation. See, "PROPOSED TRANSACTIONS: MCI Purchase Agreement."

         "MCI Company Stock" means 2 million shares of Company Class A common stock to be offered to MCI pursuant to the MCI Proposed Transaction. See "PROPOSED TRANSACTIONS: MCI Purchase Agreement."

         "MCI Proposed Transaction" means the Proposed Transaction between MCI and the Company, whereby the Company will offer the MCI Company Stock to MCI for $13 million. See, "PROPOSED TRANSACTIONS: General."

         "NPT" means a new product tier. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--General."

         "New Voting Agreement" means an agreement to be entered into by the Prime Sellers (and their distributees, including other Prime Group members, who agree in writing to be bound thereby), through PIIM, their designated agent, MCI, TCI-GCI, Inc., Ronald A. Duncan (President and Chief Executive Officer of the Company and member of the Company Board), and Robert M. Walp (Vice Chairman of the Company and member of the Company Board) on or after closing on the Prime Purchase Agreement and the MCI Purchase Agreement pertaining to the voting of common stock of the Company held by those parties to the agreement and which upon becoming effective is to replace the Voting Agreement. See, "PROPOSED
TRANSACTIONS: New Voting Agreement."

         "PCFI Merger" means the merger of PCFI with and into GCI Cable through the PCFI Merger Agreement. See, "PROPOSED TRANSACTIONS: ACI and PCFI Merger Agreements."

         "PCLP" means Prime Cable Limited Partnership, a Delaware limited partnership with PGP as managing general partner and the sole shareholder of Prime General Partner. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES:
Background and Description of Business--Prime-Organizational Structure."

         "PCS" means personal communication service, a telephone service where a telephone number or numbers are assigned to a person rather than to a fixed location thereby allowing that person to receive and make calls from any location within the service area. See, "CERTAIN INFORMATION CONCERNING THE
COMPANY: Products and Services."

         "PGP" means Prime Cable GP, Inc., a Delaware corporation and general partner of PCLP. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relationships."

         "PI" means Prime Investors, L.P., a Delaware limited partnership and the general partner of PVII. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relationships."


                                                          REGISTRATION STATEMENT
                                                                         Page xi

         "PIIM" means Prime II Management, L.P., a Delaware limited partnership whose sole general partner is PMI. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relationships."

         "PMG" means Prime II Management Group, Inc., a Texas corporation and a general partner of Prime Holdings. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relationships."

         "PMI" means Prime II Management, Inc., a Delaware corporation and sole general partner of PIIM. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relationships."

         "Prime" means Prime Cable of Alaska, L.P, a Delaware limited partnership with Prime General Partner as its general partner. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business."

         "Prime Alaska Systems" means the cable television systems in Alaska operated by Prime. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES:
Background and Description of Business--Prime-Organizational Structure."

         "Prime Company Shares" means 11,800,000 shares of Company Class A common stock to be issued in the Prime Proposed Transaction. See, "PROPOSED
TRANSACTIONS: Cable Company Purchase Agreements--General, Closing Date."

         "Prime Escrow Holdback" means the holdback and escrow pursuant to the Prime Purchase Agreement of a portion of the Prime Company Shares ("Prime Escrow Holdback Shares") in the amount of 1,093,750 shares of Company Class A common stock or cash or irrevocable letter of credit equal to $8,750,000 to secure each party's indemnification for breaches of representations, warranties, and covenants under that agreement, where, if no breach of the Prime Purchase Agreement has occurred, the Prime Escrow Holdback Shares, such escrowed funds or letter of credit is to be released to the partner which deposited them into escrow, effective as of 180 days after that final closing. See, "PROPOSED
TRANSACTIONS: Cable Company Purchase Agreements--Escrow and Holdback Agreements-Prime."

         "Prime General Partner" or "PCFI" means Prime Cable Fund I, Inc., a Delaware corporation and the sole general partner of Prime. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Prime-Organizational Structure."

         "Prime Group" means holders, directly or indirectly, of all of the limited and general partner and equity participation interests of Prime and the security holders of Prime Growth, Prime Holdings, PCLP, ACI and PVII. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Prime-Organizational Structure."

         "Prime Growth" means Prime Cable Growth Partners, L.P., a Delaware limited partnership with PVI and Prime Holdings as general partners, and limited partner of Prime. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES:
Background and Description of Business--Prime-Organizational Structure."

         "Prime Holdings" means Prime Venture I Holdings, L.P., a Delaware limited partnership with PMG and PVI as general partners, and a limited partner of Prime and general partner of Prime Growth. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Prime-Organizational Structure."


                                                          REGISTRATION STATEMENT
                                                                        Page xii

         "Prime Management Agreement" means the agreement the Company will, at closing on the Purchase Agreements, enter into with PIIM whereby PIIM will manage the Company Cable Systems. See, "PROPOSED TRANSACTIONS: Prime Management Agreement."

         "Prime Partnership Agreement" means the Prime Cable of Alaska, L.P. Amended and Restated Agreement of Limited Partnership, dated June 30, 1989, as amended on August 9, 1991 and May 20, 1994. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Prime-Organizational Structure."

         "Prime Proposed Transaction" means the Proposed Transaction between Prime and the Company. See, "PROPOSED TRANSACTIONS: General."

         "Prime Sellers" means Prime Growth, Prime Holdings, PCLP, the shareholders of ACI, and the holders of the equity participation interests in Prime. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Prime-Organizational Structure."

         "Proposed Transactions" means the proposed securities or asset Purchase Agreements with each of the Cable Companies and the Company and a separate Purchase Agreement between the Company and MCI, other documents related to the Purchase Agreements (including Registration Rights Agreements, the Prime Management Agreement and the New Voting Agreement), the ACI Merger Agreement, and the PCFI Merger Agreement. See, "PROPOSED TRANSACTIONS."

         "Purchase Agreements" means the agreements through which the Company will acquire all of the security interests in Prime, will acquire all of the assets of Alaskan Cable, Alaska Cablevision, McCaw/Rock Homer, and McCaw/Rock Seward, and will set forth the terms for the sale of the MCI Company Stock. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements; --MCI Purchase Agreement."

         "PVI" means Prime Venture I, Inc., a Delaware corporation, a general partner of Prime Growth and a general partner of Prime Holdings. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relationships."

         "PVII" means Prime Venture II, L.P., a Delaware limited partnership with PI as managing general partner, and a shareholder of ACI. See, "ACQUISITION
PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relationships."

         "Record  Date" means August 19, 1996.  See,  "COMPANY  ANNUAL  MEETING:
Outstanding Voting Shares."

         "Registration Rights Agreements" means the four agreements setting forth certain securities registration rights of the Prime Sellers, Alaskan Cable, Alaska Cablevision, and MCI, respectively. See, "PROPOSED TRANSACTIONS:
Registration Rights Agreements" and "PROPOSED TRANSACTIONS: MCI Purchase Agreement--Registration Rights Agreement."

         "Securities Act" means the federal Securities Act of 1933, as amended.

         "Senior Lenders" means NationsBank of Texas, N.A. in Dallas, Texas, Toronto-Dominion Bank in New York, New York, National Bank of Alaska in Anchorage, Alaska, and Credit Lyonnais in New York, New York, the lenders of the Company who have entered into the Credit Agreement with the Company. See, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS: Certain Transactions with Management and Others--Credit Agreement."


                                                          REGISTRATION STATEMENT
                                                                       Page xiii

         "Voting Agreement" means the agreement entered into on May 28, 1993 between Ronald A. Duncan (President and Chief Executive Officer of the Company and member of the Company Board), Robert M. Walp (Vice Chairman of the Company and member of the Company Board), MCI, and WestMarc Communications, Inc. (replaced by TCI-GCI, Inc. in 1995) and pertaining to the voting of common stock of the Company held by those parties to the agreement. See, "OWNERSHIP OF THE
COMPANY: Changes in Control--Voting Agreement."


                                                          REGISTRATION STATEMENT
                                                                        Page xiv

                                     SUMMARY

         The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference or otherwise referred to in it. Security holders are urged to review the entire Proxy Statement/Prospectus carefully.

Executive Summary

         Proposed Transactions. Through separate Proposed Transactions, the Company will acquire, directly or indirectly, all of the securities of Prime presently held by the limited partners of Prime and Prime General Partner, will acquire substantially all of the assets of the three corporations comprising Alaskan Cable, and will acquire substantially all of the assets of Alaska Cablevision, McCaw/Rock Homer and McCaw/Rock Seward. These seven Cable Companies provide cable television services through distribution systems passing approximately 74% of the households throughout Alaska. See, "PROPOSED TRANSACTIONS" and "ACQUISITION PLAN."

         Consideration. The total purchase price for the acquisition of the Cable Companies (approximately $280,700,000) is to be paid by the Company through the issuance of the Company Stock in the amount of 14,723,077 shares of Company Class A common stock (valued at $95,700,000), bank financing of approximately $162,000,000 (including assumption of approximately $103,000,000 of existing Prime debt and new financing of approximately $59,000,000), sale of the MCI Company Stock for $13,000,000, and the issuance of the Cablevision Company Notes in the amount of approximately $10,000,000. See, "PROPOSED
TRANSACTIONS: Cable Company Purchase Agreements--General, Closing Date."

         The Company will, at closing on the Purchase Agreements, pay consideration for the securities of Prime and the assets of the other Cable Companies as follows: (1) for all of the securities of Prime, the Prime Sellers will receive, for subsequent distribution to the Prime Group, the Prime Company Shares, subject to share holdback provisions; (2) for substantially all of the assets of the three corporations comprising Alaskan Cable, consideration to be distributed among the three corporation comprising Alaskan Cable, for subsequent distribution to each such corporation's respective sole shareholder, where the distribution will be agreed to by those corporations and the Company, aggregating for those three corporations (a) $51,000,000 payable in cash, and
(b) the Alaskan Cable Company Shares, subject to share holdback provisions; (3) for substantially all of the assets of Alaska Cablevision, consideration in the amount of (a) $16,650,000, payable in cash, subject to adjustment at closing, and (b) the Cablevision Company Notes, subject to note holdback, which notes will be convertible into shares of Company Class A common stock; (4) for substantially all of the assets of McCaw/Rock Homer, consideration in the amount of $1,466,132, payable in cash, subject to adjustment and holdback provisions; and (5) for substantially all of the assets of McCaw/Rock Seward, consideration in the amount of $2,883,868, payable in cash, subject to adjustment and holdback provisions. In addition, in a private offering separate from this Proxy Statement/Prospectus, MCI, in return for payment to the Company of $13,000,000 and subject to the terms of the MCI Proposed Transaction, will be issued the MCI Company Stock. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Consideration to be Received" and "PROPOSED TRANSACTIONS: MCI Purchase Agreement."

         Actions Necessary for Consummation of Acquisition Plan. The closing and consummation of one Proposed Transaction is not dependent upon the closing and consummation of one or more of the other Proposed Transactions, with the exception that the Prime Purchase Agreement and the MCI Proposed Transaction are each contingent upon the closing of the other. "PROPOSED TRANSACTIONS:


                                                          REGISTRATION STATEMENT

Cable  Company  Purchase   Agreements--General,   Closing  Date"  and  "PROPOSED
TRANSACTIONS: MCI Purchase Agreement."

         Each Purchase Agreement is subject to the satisfaction of certain conditions generally including the following: (1) the Acquisition Plan and the Proposed Transactions contemplated by it shall have been duly approved by the shareholders of the Company and separately by the security holders of each of the Cable Companies and consented to by the Senior Lenders and the lenders of Prime, Alaskan Cable and Alaska Cablevision, and, as to the replacement of the Voting Agreement with the New Voting Agreement, the board of directors of MCI and the other parties to the Voting Agreement; (2) the waiting period applicable to the consummation of the respective Proposed Transactions under the Hart-Scott-Rodino Act shall have expired or shall have been terminated; (3) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, any necessary state securities law approvals shall have been obtained, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect; (4) all consents of the APUC necessary for the transfer of control of the cable television franchises, to the extent required to be obtained under the Acquisition Plan, shall have been obtained; and (5) the FCC shall have consented, to the extent such consent is legally required, to transfer of control to the Company of all FCC licenses possessed by the Cable Companies, except where the failure to receive such consent will not have a materially adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, or operation of the Company and the Cable Companies, taken as a whole. See, "PROPOSED TRANSACTIONS: Conditions to the Proposed Transactions."

         As of the Record Date, the Company anticipated it would be in compliance with all applicable state securities laws prior to an offer of the Company Stock and it would be in compliance with item (4) and (5) by the Closing Date. Of these five items, only item (4) as it pertains to the franchises held by Prime and Alaskan Cable to provide cable television to certain military installations was considered waivable prior to closing on the respective Purchase Agreements, but only with the consent of the parties to the Purchase Agreement affected by the waiver. As of the Record Date the waiting periods applicable to the Proposed Transactions under the Hart-Scott-Rodino Act had lapsed or terminated with no adverse action taken against the Acquisition Plan, the Company or other parties associated with the plan. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Prime; Alaska Cable" and "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Governmental Approvals."

         Changes in Control. With the consummation of the Prime Purchase Agreement, the Alaskan Cable Purchase Agreement, and the MCI Purchase Agreement, the Company will issue Company Stock and MCI Company Stock totalling approximately 16.7 million new shares of Class A common stock, and several new persons will become shareholders. The issuance of the Company Stock and the MCI Company Stock will dilute the holdings of existing shareholders of the Company, and the concentration of ownership of the Company will become even greater in a few shareholders. If the Company Stock and MCI Company Stock had been issued under the Acquisition Plan as of the Record Date, the percentage ownership of the aggregate outstanding Company Class A and Class B common stock would have become as follows: (1) Prime Sellers (prior to any distributions to their security holders, including other Prime Group members) - 29%; (2) MCI - 23% (down from approximately 31% immediately prior to the closing on the Proposed Transactions); (3) the Company's employees and management combined - 10% (down from approximately 17% immediately prior to the closing on the Proposed Transactions); (4) Alaskan Cable - 7%; and (5) others - 31%. See, "RISK FACTORS:
Concentration of Stock Ownership."


                                                          REGISTRATION STATEMENT

The Company

         The Company, through its wholly-owned subsidiaries, provides a broad spectrum of telecommunication services to residential, commercial and governmental customers primarily throughout Alaska. The Company operates in two industry segments and offers five primary product lines. The message and data transmission services industry segment offers message toll, private line, and private network services, and the system sales and service industry segment offers data communication equipment sales and technical services.

         In March, 1995 the Company was the successful bidder on a license auctioned off by the FCC as a part of a plan by the FCC to license PCS throughout the country. The license will allow the Company to enter into the PCS market and to provide PCS in Alaska. PCS systems are expected to make an individual carrying a pocket-sized telephone available at the same number, whether at home, at work, or traveling. A caller using a PCS system will not need to know the location of the person the caller is trying to reach. The difference in the way a PCS system is configured as compared to a cellular system means that a PCS system could be less costly to operate than a cellular system and therefore less expensive for users. Rapid growth of cellular telephone service and the anticipation of PCS systems has generated substantial interest in wireless communications. The Company believes that with the license for Alaska, it will be able to organize the necessary resources and provide such services in Alaska because of its experience in providing telecommunication services in Alaska and its business relationship with MCI.

         Management of the Company believes the functionally distinct lines that have historically existed between telephone and cable services, are beginning to converge. The Acquisition Plan allows the Company to integrate cable services to bring more information not only to more customers but in a manner that is expected to be quicker, more efficient and more cost effective than before. Management further believes the Acquisition Plan will allow consolidation of operations of cable television services in the state and offer a platform for developing new customer products and services for the Company over the next several years.

         The Company's other products and services are described elsewhere in this Proxy Statement/Prospectus. See, "CERTAIN INFORMATION CONCERNING THE COMPANY."

         The Company is an Alaska corporation incorporated in 1979 and has principal executive offices located at 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503-2781, and telephone number (907) 265-5600. The affairs of the Company are directed by a seven member board of directors. Individuals are elected to board membership in three classes of staggered three year terms with annual elections.

         The Company Class A common stock is designated as a national market system stock on the Nasdaq Stock Market, and the stock is traded on the Nasdaq Stock Market under the symbol "GNCMA." The Company Class B common stock is quoted in the over-the-counter market and traded on a more limited basis.

Cable Companies and MCI

         Prime. Prime General Partner is the sole general partner of Prime, and Prime has three limited partners (ACI, Prime Growth, Prime Holdings). The sole shareholder of Prime General Partner is PCLP. All of these entities, including Prime, were organized under Delaware law. Three entities hold equity participation interests to share in the appreciation of the value of the equity of Prime. Prime is engaged in the ownership and operation of the Prime Alaska Systems, i.e., cable television businesses located in Anchorage, Eagle River, Chugiak, Kenai, Soldotna, Bethel, Fort Richardson and Elmendorf Air Force Base, Alaska. The mailing address and telephone number of the principal executive offices of Prime General


                                                          REGISTRATION STATEMENT

Partner are One American Center, 600 Congress Avenue, Suite 3000, Austin, Texas 78701 and (512) 476-7888. See, "CERTAIN INFORMATION REGARDING CABLE COMPANIES:
Prime" and "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan -- Prime Equity Participation Interest Holders."

         Alaskan Cable. The three corporations comprising Alaskan Cable are as follows: (1) Alaskan Cable/Fairbanks; (2) Alaskan Cable/Juneau; and (3) Alaskan Cable/Ketchikan. Alaskan Cable is principally engaged in the ownership and operation of cable television businesses and cable television systems located in Fairbanks, Juneau, Sitka, and Ketchikan, Alaska. The mailing address and telephone number for the principal executive offices of all three of these corporations are Kent Farms, Middleburg, Virginia 20117, and (540) 687-4000. See, "CERTAIN INFORMATION REGARDING CABLE COMPANIES: Alaskan Cable."

         Alaska Cablevision. Alaska Cablevision is principally engaged in the ownership and operation of cable television businesses and cable television systems located in Petersburg, Wrangell, Cordova, Valdez, Kodiak, Kotzebue, and Nome, Alaska. The mailing address and telephone number of Alaska Cablevision's principal executive offices are 135 Lake Street South, Suite 265, Kirkland, Washington 98033 and (206) 822-0252. See, "CERTAIN INFORMATION REGARDING CABLE
COMPANIES: Alaska Cablevision."

         McCaw/Rock Homer. McCaw/Rock Homer is principally engaged in the ownership and operation of the cable television business and cable television system located in Homer, Alaska. The joint venturers of McCaw/Rock Homer are Rock Associates, Inc. and McCaw Communications of Homer, Inc. The mailing address and telephone number of the principal executive offices of McCaw/Rock Homer are 135 Lake Street South, Suite 265, Kirkland, Washington 98033 and (206) 822-0252. See, "CERTAIN INFORMATION REGARDING CABLE COMPANIES: McCaw/Rock Homer."

         McCaw/Rock Seward. McCaw/Rock Seward is principally engaged in the ownership and operation of the cable television business and cable television system located in Seward, Alaska. The joint venturers of McCaw/Rock Seward are Rock Associates, Inc. and McCaw Communications of Seward, Inc. The mailing address and telephone number of the principal executive offices of McCaw/Rock
Seward are 135 Lake Street  South,  Suite 265,  Kirkland,  Washington  98033 and
(206) 822-0252. See, "CERTAIN INFORMATION REGARDING CABLE COMPANIES: McCaw/Rock Seward."

         MCI. MCI, a Delaware corporation, provides a broad spectrum of telecommunication services throughout the United States and the world. The corporation has been a principal customer of the Company for many years and since March, 1993 has been the holder of the largest number of shares of Company Class A and Class B common stock, has through the Voting Agreement been able to designate two members of the Company Board, and has entered into a series of agreements with the Company pertaining to services provided by each to the other company. The mailing address and telephone number of the principal executive offices of MCI are 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006 and
(202) 872-1600. See, "PROPOSED TRANSACTIONS: MCI Purchase Agreement."

Company Annual Meeting

         The Annual Meeting of shareholders of the Company will be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6 p.m. (Alaska Time) on October 17, 1996. At the Annual Meeting, the shareholders will be asked to do the following: (1) to elect individuals to fill three positions on the Company Board; (2) to approve the Acquisition Plan; and
(3) to conduct other business as may properly come before the Annual Meeting. See, "COMPANY ANNUAL MEETING" and "ACQUISITION PLAN."


                                                          REGISTRATION STATEMENT

         In accordance with the Company Bylaws, the Record Date has been set as August 19, 1996, the date indicated in the Notice of Annual Meeting of Shareholders of the Company accompanying this Proxy Statement/Prospectus. The Record Date is the date for the determination of holders of Company common stock entitled to vote at the Annual Meeting. As to each of the agenda items to be addressed at the Annual Meeting, each share of Company Class A common stock is entitled to one vote, and each share of Company Class B common stock is entitled to ten votes. The adoption of the Annual Meeting agenda items will each require an affirmative vote of the holders of at least a simple majority of the voting power of the issued and outstanding Company Class A and Class B common stock entitled to vote as of the Record Date. The Company Articles expressly provide for non-cumulative voting in the election of directors.

         As of the Record Date, the percentage of outstanding shares entitled to vote held by directors and executive officers of the Company and their affiliates was 9,984,702 shares constituting approximately 50.3% of the outstanding Class A and 2,679,499 shares constituting approximately 65.6% of the outstanding Class B common stock. As of the Record Date, 7,562,430 shares constituting approximately 38.1% of the outstanding Class A common stock and 4,085,461 shares constituting approximately 58.8% of the outstanding Class B common stock of the Company were subject to the Voting Agreement described elsewhere in this Proxy Statement/Prospectus. Also as of the Record Date the voting power of the common stock of the Company subject to the Voting Agreement was approximately 52.2% of the effective voting power of the combined outstanding Class A and Class B common stock of the Company. When combined, the voting power held by management of the Company and the parties to the Voting Agreement constituted approximately 60.8% of the outstanding voting power of Class A and Class B common stock of the Company as of the Record Date. The executive officers and directors of the Company as well as the persons subject to the Voting Agreement have indicated they will vote their shares in the Company in favor of management's slate of directors for the Company Board and will vote for adoption of the Acquisition Plan. See, "COMPANY ANNUAL MEETING" and "OWNERSHIP OF THE COMPANY: Changes in Control -- Voting Agreement."

         Should the shares held by management of the Company and the shares subject to the Voting Agreement be voted for management's slate for the Company Board and for the Acquisition Plan as the parties have previously indicated, management's slate of directors for the Company Board and the Acquisition Plan would be approved and adopted at the Annual Meeting and the issuance of the MCI Company Stock and the issuance of the Company Stock would be assured irrespective of the vote of any other shareholder of the Company.

Cable Company Security Holder Consents

         General. Prime and Alaskan Cable have chosen to seek the consent and approval of their respective groups of security holders of record as of the Record Date to their respective Proposed Transactions by means of written Consents in lieu of special meetings of security holders. These Consents are to be received by the Consent Deadline. See, "CABLE COMPANY SECURITY HOLDER
CONSENTS: Time and Place."

         Prime. At the same time this Proxy Statement/Prospectus is sent to the Company's shareholders, the Prime Group will be requested to give their written consents to the Prime Proposed Transaction.

         For purposes of determining parties entitled to vote or to give their consents to the Prime Proposed Transaction, it is anticipated that there will be no transfers of securities of a Prime Group member whose approval or consent to the Prime Proposed Transaction or any part thereof, is required, except for possible transfers by limited partners of PCLP. In the case of ACI, its shareholders will be asked to sign a written consent of shareholders (such consent will either be unanimous or be signed by the holders of at least


                                                          REGISTRATION STATEMENT

66-2/3% of the shares) approving the ACI Merger of ACI with and into GCI Cable, and the sole shareholder of Prime General Partner will sign a written consent to the PCFI Merger of Prime General Partner with and into GCI Cable, in each case in lieu of a meeting of shareholders. The other Prime entities whose approval or consent is required are limited partnerships, consisting of PCLP, Prime Growth, Prime Holdings and PVII. Under applicable Delaware law, the provisions of the respective limited partnership agreements, or as otherwise required by the general partner, the consent of holders of the requisite percentages of limited partner interests in such partnerships (at least 80% in the case of Prime Growth and at least 66-2/3% in the case of each of Prime Holdings, PVII and PCLP) will be effective to bind the other holders, including transferees of such holders in the event of any subsequent transfer of a limited partner interest in any such entities, which is not anticipated.

         Prime General Partner will seek consents separately from the limited partners of Prime and separately from the security holders of each limited partner of Prime, and from PCLP (the sole shareholder of Prime General Partner). In the case of each limited partnership that is a limited partner of Prime, each such limited partner is entitled to vote or consent based upon that partner's limited partner interest in the particular limited partnership. The ACI Merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of ACI's Class A common stock, which is the only class of ACI stock entitled to vote on the merger. Each share of ACI Class A common stock is entitled to one vote. The PCFI Merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of Prime General Partner, which is the only authorized class of PCFI stock. Each share of Prime General Partner common stock is entitled to one vote. See, "CABLE COMPANY SECURITY HOLDER CONSENTS: Voting Rights, Votes Required for Approval and Consents."

         As of the Record Date, neither Prime General Partner nor any of its officers or directors held any direct limited partner interests in Prime entitled to vote on the Prime Proposed Transaction. As of that date, neither the officers or directors of ACI nor of the general partners of the other two of the three limited partners of Prime (Prime Holdings and Prime Growth), nor any of their officers or directors held any outstanding limited partner interests in Prime entitled to vote on the Prime Proposed Transaction. Certain of the officers and directors of Prime General Partner are also officers and directors of the general partners of PCLP, Prime Growth, Prime Holdings and PVII. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relationships" and "DISTRIBUTION OF COMPANY STOCK: Management--Prime."

         Alaskan Cable. The sole shareholder of each of the three corporations comprising Alaskan Cable will be invited and encouraged by the respective boards of directors to give its written consent to the Acquisition Plan as it pertains to that corporation, i.e., the Alaskan Cable Proposed Transaction, and the subsequent distribution of the Alaskan Cable Company Shares to the respective shareholder of the respective corporation. See, "CABLE COMPANY SECURITY HOLDER
CONSENTS: Voting Rights, Votes Required for Approval and Consents."

         As of the Record Date, Jack Kent Cooke, a director and executive officer of each of the three corporations comprising Alaskan Cable, controlled directly or indirectly through affiliates all of the shares of outstanding voting common stock of all of those corporations entitled to vote on the Alaskan Cable Proposed Transactions. Mr. Cooke executed the Alaskan Cable Proposed Transactions as an executive officer of each of those corporations.

Acquisition Plan, Proposed Transactions

         General. Through the Acquisition Plan the Company will acquire assets or securities of the seven Cable Companies having cable distribution systems passing approximately 74% of the households throughout Alaska: (1) Prime; (2) three corporations comprising Alaskan Cable; (3) Alaska Cablevision;


                                                          REGISTRATION STATEMENT

(4) McCaw/Rock Homer; and (5) McCaw/Rock Seward. The total purchase price for the acquisition of the Cable Companies to be paid by the Company to the Cable Companies under the Purchase Agreements is approximately $280,700,000 and will be paid by the Company through the issuance of the Company Stock (valued at $95,700,000), bank financing of approximately $162,000,000 (including assumption of approximately $103,000,000 of existing Prime debt and new financing of approximately $59,000,000), sale of the MCI Company Stock for $13,000,000, and the sale of Cablevision Company Notes for $10,000,000. The offer and sale of the MCI Company Stock to MCI will be a part of the Acquisition Plan but made through a private offering and a separate agreement. The Company Stock and MCI Company Stock were valued by the parties at $6.50 per share for an aggregate total value of $108,700,000. On October 3, 1996, the last trading day before the date of this Proxy Statement/Prospectus, the last reported sale price on the Nasdaq Stock Market for shares of the Company Class A common stock was $5.875 per share. The Acquisition Plan is to be implemented through the Proposed Transactions, i.e., Purchase Agreements with each of the Cable Companies and a separate Purchase Agreement between the Company and MCI and related agreements entered into separately between the Company and each Cable Company.

         Consideration to be Received. Pursuant to the Purchase Agreements, the Cable Companies will upon closing receive the following consideration: (1) Prime--in return for the following consideration, the Company will issue Company Stock (a) to the holders of equity participation interests in Prime in exchange for such interests, (b) to Prime Growth and Prime Holdings in exchange for their limited partner interests in Prime and (c) pursuant to the mergers of ACI and Prime General Partner with and into GCI Cable, pro rata on the same basis had such shares been distributed in accordance with the Prime Partnership Agreement, but subject to share holdback provisions of the Prime Purchase Agreement; (2) Alaskan Cable--in return for transfer to the Company of substantially all of the assets of Alaskan Cable (subject to adjustment at closing), each corporation comprising Alaskan Cable will receive or be issued a portion of the consideration which will be agreed to by those corporations and the Company and for subsequent distribution to their respective sole shareholders, aggregating for those three corporations (a) $51,000,000, in cash, and (b) the Alaskan Cable Company Shares, i.e., 2,923,077 shares of Company Class A common stock, subject to share holdback; (3) Alaska Cablevision--in return for transfer to the Company of substantially all of the assets of Alaska Cablevision (excluding certain identified assets), the shareholders of Alaska Cablevision will receive or be issued pro rata, based upon shareholdings in Alaska Cablevision, (a) $16,650,000 payable in cash, subject to adjustment at closing on the Alaska Cablevision Purchase Agreement, and (b) $10,000,000 in Cablevision Company Notes, subject to note holdback and convertible into shares of Company Class A common stock; (4) McCaw/Rock Homer--in return for transfer to the Company of substantially all of the assets of the joint venture (with certain identified exclusions), the joint venturers will receive $1,466,132 (subject to adjustment and holdback at closing), in cash; and (5) McCaw/Rock Seward--in return for transfer to the Company of substantially all of the assets of the joint venture (with certain identified exclusions), the joint venturers will receive $2,883,868 (subject to adjustment and holdback at closing), in cash.

         In addition, in a private offering, separate from this Proxy Statement/Prospectus, MCI in return for payment to the Company of $13,000,000, will be issued the MCI Company Stock, i.e, 2,000,000 shares of Company Class A common stock. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Consideration To Be Received" and "PROPOSED TRANSACTIONS: MCI Purchase Agreement."

         Interconnection of Proposed Transactions. The closing and consummation of one Proposed Transaction is not dependent upon the closing and consummation of one or more of the other Proposed Transactions, with the exception that the Prime Purchase Agreement and the MCI Proposed Transaction are each contingent upon the closing of the other. The cable systems operated by the seven Cable Companies are at least several hundred and up to in excess of one thousand miles apart from one another. While the Company proposes to operate them through one or more subsidiaries and subject to


                                                          REGISTRATION STATEMENT
the Prime Management Agreement, the economic viability of the operation of these systems is not dependent upon the integration of the systems. Therefore, the Company believes the failure to close on one or more of the Proposed Transactions will not affect the economic viability of going forward with the remaining Proposed Transactions. The Company is prepared, subject to its shareholders' approval and other conditions as set forth in the Proposed Transactions described elsewhere in this Proxy Statement/Prospectus, to close on one or more or all of the Purchase Agreements. See, "PROPOSED TRANSACTIONS."

         Recommendations of the Board of Directors of the Company and the Governing Bodies of the Cable Companies. The Company Board has unanimously approved the Acquisition Plan, has determined unanimously that the plan is advisable and fair and in the best interests of the Company and its shareholders taken as a whole and unanimously recommends that holders of shares of common stock of the Company vote "FOR" approval of the Acquisition Plan. The Company Board believes that the plan represents an opportunity for the Company to acquire substantial cable television company assets and securities. The Company Board has concluded that the plan will benefit the Company because the Company Board believes that, in acquiring Prime as a wholly-held subsidiary, it will be acquiring a cable system operation with a consistent record of revenue growth and cash flow provided by operations. The Company Board further believes that the acquisition of the Cable Company assets or securities provide the Company with the opportunity to realize operational efficiencies and strategic opportunities to enter new product markets where the cable systems of those Cable Companies are located throughout the State of Alaska, and will increase the Company's cash provided by operations and borrowing capacity. See, "ACQUISITION PLAN: Recommendation of the Company Board and Its Reasons for the Acquisition Plan; Recommendations of the Cable Company Boards and Their Reasons for the Acquisition Plan" and "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN:
Management and Personnel."

         In reaching these conclusions, the Company Board considered a number of factors, including among other things, the terms and conditions of the Proposed Transactions, information with respect to the financial condition, business, operations and prospects of the Cable Companies and the Company on both a historical and prospective basis, including certain information reflecting the combination of the assets or securities of the Cable Companies as envisioned in the Acquisition Plan and the Company on a pro forma combined basis and the Cable Companies' historical cash provided by operations, and the views and opinions of the management of the Company. In making its final determination on the Acquisition Plan, the Company Board did not seek or receive independent valuations or opinions as to the fairness of the consideration to be paid in connection with any of the Proposed Transactions. See, "ACQUISITION PLAN:
Recommendation of Company Board and Its Reasons for the Acquisition Plan" and "COMPANY ANNUAL MEETING: Recommendations of Company Board."

         The board of directors of Prime General Partner and the respective boards of directors of the three corporations comprising Alaskan Cable each independently and unanimously approved the relevant portions of the Acquisition Plan, and determined the relevant portions of the Acquisition Plan are advisable and fair and in the best interests of the respective company. Prime General Partner determined that the Prime Proposed Transaction was in the best interests of the Prime Group, taken as a whole, and recommended that the members of the Prime Group vote "FOR" or otherwise consent and approve the Prime Proposed Transaction. The respective boards of directors of the three corporations comprising Alaskan Cable determined that the Alaskan Cable Proposed Transaction was in the best interests of the respective sole shareholder of each corporation, and recommended that the respective sole shareholder consent and approve the Alaskan Cable Proposed Transaction as it related to that corporation. In reaching its decision to approve the Acquisition Plan and to recommend to its security holders to vote to approve the Acquisition Plan, the respective governing bodies previously referred to considered the following factors: (1) industry, economic, and market conditions, including anticipated regulation that could increase competition between telephone companies, cable companies, and long distance carriers, could


                                                          REGISTRATION STATEMENT
result in increased consolidation within the cable industry; (2) presentations by management of the Company in the form of the Company's initial proposal for a joint use of Prime's facilities and later, after the Company re-evaluated Prime's counter offer for the Company to acquire Prime, in the form of the Company's counter proposal to acquire Prime and, once a tentative consensus was reached between management of the Company and management of Prime, the separate proposals by management of the Company to acquire Alaskan Cable, Alaska Cablevision, McCaw/Rock Homer and McCaw/Rock Seward (see, "ACQUISITION PLAN:
Recommendation of Company Board and Its Reasons for the Acquisition Plan--Decision-Making Process"); (3) the terms of the Acquisition Plan, including the consideration to be received by the security holders of that governing body's company, and the representations, warranties, covenants, and conditions of the parties contained in the corresponding Proposed Transactions;
(4) the opportunity for the security holders of the governing body's company to participate, as holders of Company Class A common stock, in a larger more diversified publicly-held company (of which, in the case of Prime, it would become a significant part of the Company, and of which, in the case of the other Cable Companies, their assets would contribute to access to a larger share of the Alaska cable television marketplace); and (5) in the case of Prime, to accomplish a portion of the Prime Proposed Transaction by means of reorganizations designed to be tax-free to certain of its security holders (shareholders of ACI and Prime General Partner, respectively). While Prime's initial proposal to the Company for the Company to acquire Prime was based upon the method of valuation of Prime described elsewhere in this Proxy Statement/Prospectus (see, "ACQUISITION PLAN: Determination of Value"), ultimately Prime accepted the Company's method of valuation of the Company Class A common stock at 1.3 times its market price of $5.00 per share prior to March 14, 1996, resulting in the $6.50 per share valuation used as the basis for the Prime Proposed Transaction. The same value was used in subsequent negotiation of the terms of the Alaskan Cablevision Proposed Transaction. The Prime Proposed Transaction will not be tax-free to the partners of Prime Growth and Prime Holdings. In addition, in the event that Prime Company Shares are distributed to the partners of PCLP (following the PCFI Merger) or to the partners of any one or more of the limited partnerships that are shareholders of ACI (following the ACI Merger), such distributions may be taxable to such partners to the extent that the fair value of such shares distributed exceeded their adjusted bases in the distributing partnership, although a proposed Treasury Regulation would treat such distributions as not taxable. See, "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN: Certain Federal Income Tax Consequences." The Company and Alaska Cablevision and the joint venturers in McCaw/Rock Homer and the joint venturers in McCaw/Rock Seward have executed Purchase Agreements for the sale to the Company of the respective assets of that corporation and those joint ventures. See, "ACQUISITION PLAN: Cable Companies' Reasons for the Acquisition."

         In making the decision to enter into the Prime Proposed Transaction, neither the signatories nor Prime nor the Company in particular sought or relied upon a financial advisor for a determination or opinion on fairness of consideration for the securities to be exchanged in the transaction. Jack Kent Cooke, the president of each of the three corporations comprising Alaskan Cable and, indirectly, the controlling shareholder of them, has directed Alaskan Cable to adopt the Alaskan Cable Proposed Transaction. In making the decision to enter into the Alaskan Cable Proposed Transaction, neither Mr. Cooke nor Alaskan Cable nor the Company sought or relied upon a financial advisor for a determination or opinion on fairness of consideration for the securities or assets exchanged in the transaction.

         Conditions of the Acquisition Plan. As of the Record Date, the respective obligations of the Company and the Cable Companies to consummate the Acquisition Plan are subject to the satisfaction of certain conditions generally including the following: (1) the Acquisition Plan and the Proposed Transactions contemplated by it shall have been duly approved by the shareholders of the Company and separately by the security holders of each of the Cable Companies and consented to by the Senior Lenders and the lenders of Prime, Alaskan Cable and Alaska Cablevision, and, as to the replacement of the Voting Agreement with the New Voting Agreement, the board of directors of MCI and the other parties to the Voting Agreement; (2) the Registration Statement shall have become effective in accordance with


                                                          REGISTRATION STATEMENT
the  provisions  of the  Securities  Act, any  necessary  state  securities  law approvals shall have been obtained, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect; (3) all consents of governmental entities necessary for the transfer of control of the cable television franchises, to the extent required to be obtained under the Acquisition Plan, shall have been obtained, e.g., consent of the APUC; and (4) the FCC shall have consented, to the extent such consent is legally required, to the transfer of control to the Company of all FCC licenses possessed by the Cable Companies, except where the failure to receive such consent will not have a materially adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, or operation of the Company and the Cable Companies, taken as a whole. See, "ACQUISITION PLAN"; "PROPOSED TRANSACTIONS"; and "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN: Certain Federal Income Tax Consequences."

         In the case of a given Purchase Agreement, the consent of the parties to that agreement would be required to waive any of these conditions as they pertain to that agreement. In the case of the Prime Proposed Transaction, the consent of each of the Prime Sellers and the Company would be required in order to waive any of the above enumerated conditions to the parties' respective obligations to consummate the Prime Proposed Transaction, except that the Prime Sellers may in their sole discretion unanimously agree to waive the condition referenced in item (2) above with respect to the effectiveness of the Registration Statement.

         Regulatory Approvals. As of the Record Date, the only governmental consents and governmental filings of which the Company and the Cable Companies were aware that had to be obtained or made in connection with the consummation of the Acquisition Plan, other than in connection with compliance with federal securities laws, were as follows: (1) filings with, and consents, orders or approvals required to be received from, the APUC which are required in
connection  with  the  transfer  of  control  of  the   certificates  of  public
convenience and necessity issued by the APUC related to the cable television operations of the Cable Companies; (2) filings with, and consents, orders or approvals required to be received from, the FCC in connection with the transfer of control of licenses related to the cable television operations of the Cable Companies; (3) filings with, and consents orders or approvals required to be received from, various U.S. military contracting officers that are required in connection with the transfer of control of contracts to provide cable television service to various U.S. military installations related to the cable television operations of the Cable Companies; and (4) state securities registration or exemption from registration requirements. Of these items, only item (3) as it pertains to the franchises held by Prime and Alaskan Cable to provide cable television to certain military installations, was considered waivable prior to closing on the respective Purchase Agreements. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Prime; Alaskan Cable" and "PROPOSED TRANSACTIONS: Cable Company Purchase Agreement--Governmental Approvals."

         Applications for transfer of control to the Company of 15 certificates of public convenience and necessity held by the various Cable Companies were filed with the APUC on May 23, 1996 and approved in an order dated September 23, 1996, such transfers to be effective on the Closing Date. No other local governmental or state authorization is required for the transfer of the certificates of public convenience and necessity or otherwise for the Company to take control and operate the cable systems of the Cable Companies located in Alaska.

         The approval of the transfer of the 15 certificates of public convenience and necessity to the Company by the FCC is not required under federal law, with one area of limited exception. The Cable Companies operate in part through the use of several radio-band frequencies licensed through the FCC. On August 5, 15, and 16, 1996, the Company and the Cable Companies applied to the FCC for a transfer of these licenses. The FCC procedure for the transfer of such licenses is considered routine. As of the


                                                          REGISTRATION STATEMENT

Record Date, the FCC had granted transfers for some of the Alaska Cablevision licenses, and approval of transfers of the remaining licenses was expected prior to October 31, 1996.

         As of the Record Date, the Company and Prime were seeking consent of the military commanders of the military bases serviced by the Prime Alaska Systems to the assignment of the respective franchises for those bases. Similarly the Company and Alaskan Cable were, as of that date seeking consent of the military commanders at the military bases serviced by the Alaskan Cable cable systems to the assignment of the respective franchises for those bases. Should such commanders wish to defer such consents until after closing on the corresponding Purchase Agreement, the Company and the corresponding Cable
Company will seek the assignment or other transfer of those franchises subsequent to that closing.

         The Company and the Cable Companies intend to pursue vigorously all required authorizations that have not been obtained as of the Record Date. There can be no assurance, however, that such approvals will, in fact, be obtained or, if obtained, as to the time of their receipt. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Governmental Approvals."

         Prior to the Record Date, the statutory waiting period under the Hart-Scott-Rodino Act had expired in the case of the Company and Mr. Jack Kent Cooke (as the ultimate parent entity of the three corporations comprising Alaskan Cable). Also prior to the Record Date, the statutory waiting period had been terminated by the FTC and the U.S. Department of Justice in the case of the Company and ACI (as the ultimate parent entity of Prime).

         Termination of Acquisition Plan. Each of the Purchase Agreements with the Cable Companies and the MCI Proposed Transaction is subject to termination by mutual consent of the parties, upon default, or if not closed by a specified date. In the case of each of the Cable Companies the corresponding Purchase Agreement is subject to termination if not closed by October 31, 1996 or, if the consent of the APUC is not obtained by that date, then at the option of the Company or the corresponding Cable Company no later than December 31, 1996. However, that final closing date may be extended by mutual consent of the corresponding parties to that Purchase Agreement. The MCI Proposed Transaction is subject to termination at the option of either party if the agreement is not closed on or before December 31, 1996. The MCI Proposed Transaction is also contingent upon the consummation of the Prime Purchase Agreement. See, "PROPOSED
TRANSACTIONS: MCI Purchase Agreement."

         Accounting Treatment. The several Proposed Transactions shall be accounted for using the purchase method for accounting and financial reporting purposes.

         Changes in Control. It is estimated that, if the Acquisition Plan were consummated as of the Record Date, the percentage ownership of outstanding shares of Company Class A and Class B common stock would be as follows: (1) Prime Sellers (prior to any distributions to their securities holders, including other Prime Group members) -- 29% (2) MCI -- 23% (down from approximately 31% immediately prior to closing on the Proposed Transactions on that date); (3) the Company's employees and management combined -- 10% (down from approximately 17% immediately prior to closing on the Proposed Transactions on that date); (4) Alaskan Cable -- 7%; and (5) others -- 31%. Upon consummation of the Acquisition Plan, the ownership of Company common stock by MCI, the Prime Sellers (and their distributees, including other Prime Group members, who agree in writing to be bound thereby) and certain other persons will be subject to the New Voting
Agreement described elsewhere in this Proxy Statement/Prospectus. Should the Acquisition Plan have been completed as of the Record Date, the ownership of Company common stock subject to the New Voting Agreement would have been in excess of 58% of the outstanding common stock of the Company and the parties to the agreement would then have the power to control the Company. See, "RISK
FACTORS: Company Common Stock Inherent Factors--Concentration of Stock Ownership" and "PROPOSED TRANSACTIONS: New Voting Agreement." The


                                                          REGISTRATION STATEMENT
actual ownership and voting interests of these shareholders and prospective shareholders of the Company will depend upon a variety of factors and may vary from the estimated percentages set forth above.

Interests of Certain Persons in the Acquisition Plan

         In considering the recommendation of the Company Board with respect to the Acquisition Plan, shareholders of the Company, the Prime Group, and the shareholders of Alaskan Cable should be aware that no member of the Company Board or of management of the Company has any interests in the Acquisition Plan that is in addition to or different from the interests of the shareholders of the Company generally. Similarly, in considering the recommendations of Prime General Partner and the board of directors of each of the three corporations comprising Alaskan Cable with respect to the plan, the corresponding security holders should be aware that neither the Company nor management of those Cable Companies is aware of any member of those governing bodies or officers of those companies that has any interest in the Acquisition Plan that is in addition to or different from the interests of the security holders of those companies generally, other than as disclosed elsewhere in this Proxy Statement/Prospectus. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition."

Appraisal Rights

         Under Alaska corporate law, the law under which the three corporations comprising Alaskan Cable were incorporated and to which the corresponding Alaskan Cable Proposed Transaction is subject, holders of securities of corporations subject to a sale of assets not in the ordinary course of business such as the Alaskan Cable Proposed Transaction are provided certain rights to dissent from such action being taken. The parties to the Alaskan Cable Proposed Transaction have resolved that 100% approval of the outstanding voting common stock of the three corporations comprising Alaskan Cable will be required in order for that Proposed Transaction to close. That is, should one shareholder dissent, the Alaskan Cable Proposed Transaction would not go forward, and there would be no dissenter's appraisal rights. See, "APPRAISAL RIGHTS: Alaskan Cable."

         Prime, PCLP and two of Prime's limited partners are Delaware limited partnerships. Prime General Partner and ACI, the third of the three limited partners of Prime, are Delaware corporations. Delaware partnership law provides for contract appraisal rights as agreed to under a limited partnership agreement. However, none of the Prime limited partnerships provide appraisal rights to a limited partner who may dissent from the Prime Proposed Transaction. The Delaware General Corporation Law provides appraisal rights to shareholders in the context of a merger, such as contemplated for ACI and Prime General Partner. However, that law expressly prohibits appraisal rights where the stock to be received by the shareholders in the merger is a national market system security traded on the Nasdaq Stock Market as is the Company Stock to be issued in the Prime Proposed Transactions. See, "APPRAISAL RIGHTS: Prime."

Certain Federal Income Tax Consequences

         The  ACI  Merger  and  PCFI   Merger   are   intended   to  qualify  as
reorganizations within the meaning of Section 368(a) of the Code. Special tax counsel to Prime has provided opinions to the effect that no gain or loss will be recognized by the shareholders of ACI or Prime General Partner other than with respect to cash received in lieu of fractional shares. Such opinions are subject to certain assumptions as more fully described under "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN: Certain Federal Income Tax Consequences--Prime." None of the other portions of the Proposed Transactions involving Alaskan Cable or the Prime Sellers (other than shareholders of ACI and Prime General Partner, respectively) are expected to qualify as reorganizations within the meaning of Section 368(a) of the Code. These tax consequences and certain federal income tax consequences pertaining to other Prime Group,


                                                          REGISTRATION STATEMENT

Alaskan  Cable,   and  the  Company  are  described   elsewhere  in  this  Proxy
Statement/Prospectus.  See,  "CERTAIN  CONSEQUENCES  OF  THE  ACQUISITION  PLAN:
Certain Federal Income Tax Consequences."

Comparative Market Price Data

         Company. The Company Class A common stock is designated a national market system stock by the Nasdaq Stock Market, and it is traded on the Nasdaq Stock Market under the symbol "GNCMA." The following table sets forth the high and low sale prices of Company Class A common stock for the periods indicated from March 14, 1996 (the day before the public announcement of the Acquisition
Plan) through the week ended September 28, 1996. The prices are quoted as the highest and lowest for the corresponding day or week, are rounded up to the nearest eighth, do not include retail markups, markdowns, or commissions, and do not necessarily represent actual transactions. The Company's fiscal year ends on December 31. Shares of the Company Class B common stock are traded on the over-the-counter market. Under the Company Articles, its Class B common stock is readily convertible into Company Class A common stock.

                                   High and Low Sale Prices for
                         General Communication, Inc. Class A Common Stock
                                   March 14 - September 28, 1996
                                                                         High         Low
                    March 14, 1996....................................$  5 1/8        4 7/8
                    March 15, 1996.....................................  5 1/8        4 3/4
                    Week ended 03/23/96................................  6 7/8        5 7/8
                    Week ended 03/30/96................................  6 1/4        5 7/8
                    Week ended 04/06/96................................  6 1/2        6
                    Week ended 04/13/96................................  6 5/8        6 3/8
                    Week ended 04/20/96................................  8 1/2        7 3/4
                    Week ended 04/27/96................................  8 1/4        7 7/8
                    Week ended 05/04/96................................  8 1/4        7 7/8
                    Week ended 05/11/96................................  8 3/4        7 7/8
                    Week ended 05/18/96................................  9 1/4        8 7/8
                    Week ended 05/25/96................................  9            8 5/8
                    Week ended 06/01/96................................  8 1/2        8 1/4
                    Week ended 06/08/96................................  8 1/8        7
                    Week ended 06/15/96................................  7 5/8        7 1/8
                    Week ended 06/22/96................................  7 1/2        7
                    Week ended 06/29/96................................  8            7 3/8
                    Week ended 07/06/96................................  8 3/8        7 3/4
                    Week ended 07/13/96................................  8 3/8        6 3/8
                    Week ended 07/20/96................................  7 1/8        5 3/4
                    Week ended 07/27/96................................  6 3/4        5 3/4
                    Week ended 08/03/96................................  6 3/8        6
                    Week ended 08/10/96................................  7 3/4        6 1/4
                    Week ended 08/17/96................................  7 5/8        7 1/4
                    Week ended 08/24/96................................  7 3/8        6 3/8
                    Week ended 08/31/96................................  7 1/4        6 3/4
                    Week ended 09/07/96................................  7            6 3/8
                    Week ended 09/14/96................................  6 3/4        6 3/8
                    Week ended 09/21/96................................  6 3/4        6 3/8
                    Week ended 09/28/96................................  6 1/2        5 3/4

         The high and low sale prices for Company Class A common stock as of March 14, 1996 (the day preceding the public announcement of the Proposed Transactions) were $5 1/8 per share and $4 7/8 per


                                                          REGISTRATION STATEMENT
share, respectively. The Company Class B common stock is not actively traded. It is commonly converted into Company Class A common stock to facilitate trading. Accordingly, the Company Class A common stock price approximates the price of the Company Class B common stock. On October 3, 1996, the last trading day before the date of this Proxy Statement/Prospectus, the last reported sale price on the Nasdaq Stock Market for Company Class A common stock was $5.875 per share.

         During the six-month period ended June 30, 1996, the top 5 market makers (in terms of number of trades) out of the approximately 18 market makers in the Company Class A common stock were as follows: (1) PaineWebber, Inc.; (2) Mayer & Schweitzer, Inc.; (3) Herzog, Heine, Geduld, Inc.; (4) Troster Singer Corp; and (5) John G. Kinnard & Co., Inc.

         Cable Companies. All of the Cable Companies are privately held. There are no established public trading markets for their securities. As of the Record Date there had been no purchases or sales of the securities of Alaskan Cable or Prime since and including March 14, 1996.

Holders

         Company. As of the Record Date, there were the following number of security holders of record in each class of equity of the Company: (1) for Class A common stock - approximately 1,820 shareholders; (2) for Class B common stock
- approximately 720 shareholders; and (3) for preferred stock - none issued.

         Cable Companies. As of the Record Date, there were the following number of securities holders of each of Prime and Alaskan Cable: (1) Prime--three limited partners holding all of the limited partner interests, one general partner holding no limited partner interests and three holders of equity participation interests with no partnership voting rights; and (2) Alaskan Cable-- one shareholder in each of the three corporations comprising Alaskan Cable.

Dividends

         Company. The Company has never paid a cash dividend on its common stock, and, as of the Record Date, there was no expectation that it would do so in the future. The Company is prohibited, under its existing Credit Agreement with its Senior Lender, from payment of cash dividends. Payments of cash dividends by the Company in the future, if any, will be determined by the Company Board in light of the Company's earnings, financial condition, credit agreements, and other relevant considerations. As of the Record Date, the Company was not in default in principal or interest with respect to any of its securities. See "RISK FACTORS: Dividends."

         Cable Companies. Alaskan Cable has paid cash dividends for each of the years ended December 31, 1995, 1994, and 1993, however, no cash dividends were paid during the six-month period ended June 30, 1996. Prime paid no cash dividends and made no cash distributions to limited partners during those periods. Alaska Cablevision paid cash dividends to its shareholders during those periods. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Market Price of and Dividends of Cable Companies -- Dividends." and "INDEX TO FINANCIAL
STATEMENTS: Historical Financial Statements."


                                                          REGISTRATION STATEMENT

Selected Historical Financial and Pro Forma Data and Certain Comparative Per Share Data

         Company. The table below sets forth the following: (1) selected historical consolidated financial data for the Company and subsidiaries; (2) selected pro forma financial data for the Company giving effect to consummation of the Acquisition Plan; and (3) certain comparative per share data on the Company.

         The selected historical consolidated financial data are (1) as of June 30, 1996 and as of December 31 for each of the years in the five-year period ended December 31, 1995, (2) for the six-month period ended June 30, 1996 and
(3) for each of the years in the five-year period ended December 31, 1995. These data, insofar as they relate to each of the years 1991 through 1995, are subject in their entirety to, and should be read in conjunction with, the consolidated financial statements and notes to them of the Company, incorporated by reference into this Proxy Statement/Prospectus. The data pertaining to the Company, insofar as they relate to the six-month period ended June 30, 1996, have been derived from the unaudited financial statements filed with the Commission in the form of Form 10-Q for the respective periods, and are subject in their entirety to, and should be read in conjunction with, the corresponding Forms 10-Q, incorporated by reference into this Proxy Statement/Prospectus. The unaudited financial statements, in the opinion of management of the Company, include all adjustments, consisting only of normal recurring adjustments necessary for the fair statement of the results for unaudited periods. See, "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" "INDEX TO FINANCIAL STATEMENTS: Pro Forma Financial Information -- Company"; and "ANNUAL REPORT."

         The following table sets forth for and as of the periods and dates indicated, in comparative columnar form, historical balance sheet data, historical operating data, pro forma balance sheet data, pro forma operating data, historical per share data, and pro forma per-share data for the Company. Per share data, where applicable, is provided for the following items: (1) book value per share; (2) cash dividends declared per share; and (3) earnings (loss) per share from continuing operations. The pro forma information shown is derived from the pro forma financial statements presented elsewhere in this Proxy Statement/Prospectus, which give effect to the Acquisition Plan as if it had occurred as of June 30, 1996 with respect to the pro forma balance sheet data. The pro forma operating data give effect to the Acquisition Plan as if it had occurred as of the beginning of the period presented. The pro forma financial data are unaudited and are not necessarily indicative of the financial position or results of operations of the Company that would have occurred had the
Acquisition Plan been completed as of the dates indicated or of the future results of operations of the Company. The information shown below should be read in conjunction with the consolidated historical financial statements and notes to them for the Company (which are incorporated by reference into this Proxy Statement/Prospectus) and the Cable Companies (included in this Proxy Statement/Prospectus to the extent material), the accompanying historical financial statements of the Cable Companies and notes to them, and the accompanying pro forma financial statements and notes to them for the Company. See, "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS." The Company has followed a policy of not paying cash dividends throughout the periods in question. Certain of the Cable Companies did pay cash dividends on their common stock or made distributions to the holders of limited partner interests during that period. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Market Price and Dividends of Cable Companies--Dividends."

                                                          REGISTRATION STATEMENT

                           General Communication, Inc.
                     ($ in thousands, except per share data)
                                Pro Forma                                         Historical
                             ----------------      -------------------------------------------------------------------------

                                June 30,             June 30,                           December 31,
                                                                 -----------------------------------------------------------
                                   1996 (1)           1996         1995         1994       1993        1992        1991
                                   ----               ----         ----         ----       ----        ----        ----
                                (unaudited)       (unaudited)
Summary Balance Sheet Data:

Property and equipment,
net                             $ 113,036             63,661      50,454      47,513      43,288       44,233      45,116

Total assets                      387,943            109,643      84,765      74,249      71,610       72,351      70,167

Long-term debt and
obligations under capital
leases, including current
portion                           188,793             31,143      11,027      13,851      22,345       38,955      35,825

Convertible notes                  10,000              ---          ---        ---          ---          ---         ---

Total stockholders' equity        147,201             47,493      43,016      35,093      27,210       14,870      13,554

Book value per common
share (2)                            3.63              2.00        1.81        1.48        1.18         0.97        0.90


                               Pro Forma                                            Historical
                    --------------------------------        -----------------------------------------------------------------
                                                            Six Months
                      Six Months        Year Ended            Ended
                    Ended June 30,     December 31,          June 30,                   Year Ended December 31,
                        1996 (3)         1995 (3)              1996        1995       1994        1993      1992        1991
                        ----             ----                  ----        ----       ----        ----      ----        ----
                      (unaudited)       (unaudited)         (unaudited)
Summary of
Operations Data:

Revenues              $ 104,894           182,308             77,169     129,279     116,981      102,213   96,499     75,522

Operating income
                         14,896            26,468              7,918      13,504      12,997        8,804    5,269      1,557

Earnings (loss)
before income
tax expense               7,799            12,823              7,290      12,601      11,681        6,715    1,524     (1,422)

Net earnings
(loss)                    3,857             6,199              4,288       7,502       7,134        3,951      890     (1,092)

Net earnings
(loss) per
common and
common
equivalent share (4)       0.09              0.15               0.17        0.31        0.30         0.17     0.02      (0.12)

Cash dividends
declared per
common and
common
equivalent share (5)
                            ---               ---                ---         ---         ---          ---      ---         ---


                                                          REGISTRATION STATEMENT
                                                                         Page 16

------------

1 Reflects the effects of the transactions as if they occurred as of such date.

2 Represents total stockholders' equity divided by the number of shares outstanding at the end of the period. Historical book value per common share amounts as of December 31, 1991 through 1995 and June 30, 1996 are computed using the historical number of common shares outstanding at the end of each period without giving effect to the transactions. Equivalent pro forma book value per common share as of June 30, 1996 is computed using the historical number of common shares outstanding at June 30, 1996 after giving effect to the transactions (includes an additional 16,723,077 shares).

3 Reflects the effects of the transactions as if they occurred as of the beginning of the period presented.

4 Historical net earnings (loss) per common and common equivalent share for the years ended December 31, 1991 through 1995 and for the six-month period ended June 30, 1996 are computed using the historical weighted average number of common and common equivalent shares outstanding each period without giving effect to the transactions. Pro forma net earnings per equivalent common share for June 30, 1996 and December 31, 1995 are computed using the historical weighted average number of common and common equivalent shares outstanding each period after giving effect to the transactions (includes an additional 16,723,077 shares).

5        The Company no cash  dividends  on its common  stock during the periods presented.
------------

         Prime, Alaskan Cable, and Alaska Cablevision. The following tables set forth selected historical financial data separately for Prime, Alaskan Cable and Alaska Cablevision (1) as of June 30, 1996 and as of December 31 for each of the years in the five-year period ended December 31, 1995, and (2) for the six-month period ended June 30, 1996 and for each of the years in the five-year period ended December 31, 1995. The data for the six-month period ended June 30, 1996 have been derived from the unaudited financial statements also appearing
elsewhere  in  this  Proxy   Statement/Prospectus.   The   unaudited   financial
statements, in the opinion of management of the respective Cable Company, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the unaudited periods. The following information is qualified in its entirety by, and should be read in conjunction with, the accompanying financial statements and notes to them for the corresponding Cable Company and the Company. See, "INDEX TO FINANCIAL STATEMENTS." Certain of the Cable Companies did pay dividends on their common stock during that period. See, "CERTAIN INFORMATION REGARDING THE CABLE
COMPANIES: Market Price and Dividends of Cable Companies--Dividends."


                                                          REGISTRATION STATEMENT

                         Prime Cable of Alaska, L.P. (1)
                     ($ in thousands, except per share data)

                                                                  December 31,
                            June 30,     -------------------------------------------------------------------
                             1996           1995           1994           1993           1992           1991
                             ----           ----           ----           ----           ----           ----
                          (unaudited)                                 (unaudited)    (unaudited)    (unaudited)
Summary Balance
Sheet Data:

Property, plant and
equipment, net          $   27,628        29,175         31,866         34,984         39,183         43,416

Total assets                61,224        74,141         85,303         98,322        111,179        120,397

Term and
subordinated debt          107,320       116,606        111,754        114,282        116,090        112,680

Partners' capital
surplus
(deficiency)              (53,793)      (48,474)       (32,147)       (20,420)        (9,169)          3,189

Book value per
equivalent common
share (2)                   (4.56)        (4.11)           n/a            n/a            n/a             n/a

Pro forma book value
per equivalent
common share (3)             5.89           n/a            n/a            n/a            n/a             n/a

                              Six Months
                                Ended                                   Year Ended December 31,
                               June 30,       ------------------------------------------------------------------
                                1996          1995           1994           1993           1992            1991
                                ----          ----           ----           ----           ----            ----
                            (unaudited)                                                (unaudited)     (unaudited)
Summary of Operations
Data:

Revenues                      $ 17,276      32,594         30,599         29,101         27,677          25,951

Operating loss                   (726)     (1,831)        (2,962)        (3,514)        (3,696)         (3,920)

Net loss                       (5,319)    (16,327)       (11,727)       (11,251)       (12,358)        (15,071)

Net loss per
equivalent common               (0.45)      (1.38)         (0.99)         (0.95)         (1.05)          (1.28)
share (4)

Pro forma net income
(loss) per equivalent
common share (5)                (0.05)      (0.13)            n/a            n/a            n/a             n/a

Cash dividends
declared per
equivalent common
share (6)                          n/a         n/a            n/a            n/a            n/a             n/a

------------

1        In this table, "n/a" means not applicable.


                                                          REGISTRATION STATEMENT
                                                                         Page 18

2 Prime is organized as a partnership. As such, historical book value per equivalent common share is not applicable. For this presentation, partners' capital surplus (deficiency) as of June 30, 1996 and December 31, 1995 are divided by the number of shares to be issued pursuant to the Prime Proposed Transaction (11,800,000 shares).

3 Represents pro forma partners' capital surplus at June 30, 1996 divided by the number of shares outstanding at the end of the period giving effect to the Prime Proposed Transaction at that date (11,800,000 shares).

4 Prime is organized as a partnership. As such, historical net loss per common share is not applicable. For this presentation, net loss for each period ended December 13, 1991 through 1995 and June 30, 1996 is divided by the number of shares to be issued pursuant to the Prime Proposed Transaction (11,800,000 shares in each period).

5 Represents pro forma net loss for the year ended December 31, 1995 and the six-month period ended June 30, 1996 divided by the number of shares to be issued pursuant to the Prime Proposed Transaction (11,800,000 additional shares in each period).

6        Prime is  organized  as a  partnership  and has paid no  dividends.  As such,  historical  and pro forma  cash  dividends declared per common share is not applicable.
------------

                           Alaskan Cable Companies (1)
                     ($ in thousands, except per share data)

                                                                       December 31,
                                       June 30,    ------------------------------------------------------
                                         1996      1995      1994        1993          1992          1991
                                         ----      ----      ----        ----          ----          ----
                                     (unaudited)                                                 (unaudited)
Summary Balance Sheet Data:

Property and equipment, net           $ 10,909    12,144    14,161      15,901        15,624        17,003

Total assets                            19,209    24,494    33,380      33,115        35,167        38,242

Debt                                     3,000     8,000      ---        ---           ---          54,500

Total shareholders' equity
(deficit)                               13,442    13,498    30,036      29,407        31,793       (19,763)

Book value per common share (2)          4,571     4,590    10,215      10,001        10,812       (6,721)

Pro forma book value per
equivalent common share (3)               5.89     n/a        n/a        n/a           n/a           n/a


                                                          REGISTRATION STATEMENT

                                       Six Months                              Year Ended December 31,
                                     Ended June 30,       ---------------------------------------------------------
                                          1996            1995       1994        1993          1992            1991
                                          ----            ----       ----        ----          ----            ----
                                      (unaudited)                                                          (unaudited)
Summary of Operations Data:

Revenues                                $ 7,442         14,515     13,883      14,142        13,914          13,761

Operating income                            329            632        516         367          (99)             540

Earnings (loss) before income
tax expense                                (51)            712        751     (2,274)       (2,200)         (4,266)

Net earnings (loss) before
cumulative effect                          (36)            920        742     (1,652)       (2,200)         (4,266)

Cumulative effect of change in
accounting principle                       ---             ---        ---       (622)           ---             ---

Net earnings (loss)                        (36)            920        742     (2,274)       (2,200)         (4,266)

Net earnings (loss) per common
share (4)                                  (12)            313        252       (773)         (748)         (1,451)

Pro forma net income (loss) per
equivalent common share (5)              (0.01)         (0.03)        n/a         n/a           n/a             n/a

Cash dividends declared per
common share (6)                           ---           6,188        ---          38           ---             ---

Pro forma cash dividends
declared per common equivalent
share (7)                                  ---            6.22        n/a         n/a           n/a             n/a

---------------

1 Combined for Alaskan Cable/Fairbanks, Alaskan Cable/Juneau, and Alaskan Cable/Ketchikan. In this table, "n/a" means not applicable.

2 Represents historical total stockholders' equity (deficit) divided by the aggregate number of shares outstanding for Alaskan Cable/Fairbanks, Alaskan Cable/Juneau and Alaskan Cable/Ketchikan combined of 2,940.5 shares at the end of each period without giving effect to the Alaskan Cable Proposed Transaction.

3 Represents total Alaskan Cable pro forma stockholders' equity at June 30, 1996 divided by the number of shares outstanding at the end of the period giving effect to the Alaskan Cable Proposed Transaction at that date (includes the Alaskan Cable Company Shares, i.e., 2,923,077 shares).

4 Historical net earnings (loss) per common share for the years ended December 31, 1991 through 1995 and for the six-month period ended June 30, 1996 are computed using the historical weighted average number of common and common equivalent shares outstanding each period without giving effect to the Alaskan Cable Proposed Transaction.

5 Represents Alaskan Cable pro forma net earnings (loss) for the year ended December 31, 1995 and the six-month period ended June 30, 1996 divided by the weighted average number of shares outstanding giving effect to the Alaskan Cable Proposed Transaction as of the beginning of the period presented (2,923,077 shares in each period).

6 Represents cash dividends declared per common share divided by the historical weighted average number of common and common equivalent shares outstanding during the period without giving effect to the Alaskan Cable Proposed Transaction. No dividends were paid during the six-month period ended June 30, 1996.


                                                          REGISTRATION STATEMENT
                                                                         Page 20

7 Represents cash dividends declared per common share divided by the number of equivalent common shares outstanding during the period giving effect to the Alaskan Cable Proposed Transaction (2,923,077 shares in each period).
---------------

                          Alaska Cablevision, Inc. (1)
                     ($ in thousands, except per share data)

                                                                                   December 31,
                                              June 30,       ------------------------------------------------------
                                                1996      1995         1994           1993       1992          1991
                                                ----      ----         ----           ----       ----          ----
                                            (unaudited)
Summary Balance Sheet Data:

Property and equipment, net            $        2,497     2,494           2,139      1,365      1,473         1,502

Total assets                                    3,446     3,306           2,663      2,211      2,076         2,212

Debt                                            5,559     5,668           5,602      5,747      6,184         7,371

Total stockholders' deficit                   (2,591)    (2,864)        (3,375)    (3,917)    (4,499)       (5,469)

Book value per common share  (2)             (392.58)   (409.14)       (482.14)   (559.57)   (642.71)      (781.29)

Pro forma book value per
equivalent common share (3)                       n/a      n/a              n/a        n/a        n/a           n/a

                                         Six Months                              Year Ended December 31,
                                       Ended June 30,        ------------------------------------------------------
                                            1996             1995        1994        1993        1992          1991
                                            ----             ----        ----        ----        ----          ----
                                        (unaudited)
Summary of Operations Data:

Revenues                           $        3,007           5,920       5,709       5,660       5,626         5,488

Operating income                            1,072           2,163       2,216       2,382       2,586         2,411

Earnings before income tax                    646           1,206       1,192       1,318       1,462         1,188
expense

Net earnings                                  646           1,206       1,192       1,318       1,462         1,188

Net earnings per common share (4)           97.86          172.24      170.29      188.29      208.86        169.71

Pro forma net earnings per                   n/a              n/a         n/a         n/a         n/a           n/a
equivalent common share (5)

Cash dividends declared per                 31.74           99.15       92.98      105.16       70.21         86.72
common share (6)

Pro forma cash dividends
declared per common equivalent
share (7)                                    n/a              n/a         n/a         n/a         n/a           n/a

--------------

1        In this table, "n/a" means not applicable.


                                                          REGISTRATION STATEMENT
                                                                         Page 21

2 Represents historical total stockholders' deficit divided by the number of shares outstanding at the end of each period without giving effect to the Alaska Cablevision Proposed Transaction.

3 The Alaska Cablevision Proposed Transaction does not involve the direct issuance of the Company's common stock. Accordingly, pro forma book value per equivalent common share is not applicable.

4 Historical net earnings per common share for the years ended December 31, 1991 through 1995 and for the six-month period ended June 30, 1996 are computed using the historical weighted average number of common and common equivalent shares outstanding each period without giving effect to the Alaska Cablevision Proposed Transaction.

5 The Alaska Cablevision Proposed Transaction does not involve the direct issuance of the Company's common stock. Accordingly, pro forma net earnings per equivalent common share is not applicable.

6 Represents cash dividends declared per common share divided by the historical weighted average number of common and common equivalent shares outstanding during the period without giving effect to the Alaska Cablevision Proposed Transaction. Dividends totalling $373,588 per share were paid during the six-month period ended June 30, 1996.

7 The Alaska Cablevision Proposed Transaction does not involve the direct issuance of the Company's common stock. Accordingly, pro forma cash dividends declared per common equivalent share is not applicable.

Capitalization Table

         The following table sets forth the unaudited debt and capitalization of the Company as of June 30, 1996 and as adjusted to give effect to the exchange or sale of the Company Stock and the MCI Company Stock and the application of the net proceeds from those Proposed Transactions. This table should be read in conjunction with the Company's audited financial statements and the selected financial data and notes to them appearing elsewhere in this Proxy Statement/Prospectus. See, "PROPOSED TRANSACTIONS"; "SUMMARY: Selected Historical Financial and Pro Forma Data and Certain Comparative Per Share Data"; "ANNUAL REPORT"; and "INDEX TO FINANCIAL STATEMENTS."


                                                          REGISTRATION STATEMENT

                                                CAPITALIZATION TABLE
                                           FOR GENERAL COMMUNICATION, INC.
                                                  ($ in thousands)
                                                                                   June 30, 1996
                                                                -----------------------------------------------
                                                                        Actual                 As Adjusted
                                                                ---------------------      --------------------
Short-term debt:
Current maturities of long-term debt                            $            23,890                   23,890
Current portion of obligations under capital leases                             198                      198
                                                                             ------                   ------
    Total short-term debt:                                                   24,088                   24,088
                                                                             ------                   ------

Long-term Debt:
Long-term debt, excluding current maturities                                  6,343                    6,343
Long-term debt, required for acquisitions                                         -                   54,650 (1)
Assumed debt                                                                      -                  103,000 (2)
Obligations under capital leases, excluding                                       3                        3
current maturities
Subordinated, convertible notes issued                                            -                   10,000
Obligations under capital leases due to related parties,                        709                      709
                                                                            -------                  -------
excluding current maturities
  Total long-term debt:                                                       7,055                  174,705
                                                                            -------                  -------

Stockholders' equity:
Class A -- authorized 50,000,000 shares; issued and                          14,015                  113,723
outstanding 19,768,150 shares; 36,491,227 as adjusted
Class B -- authorized 10,000,000 shares; issued and                           3,432                    3,432
outstanding 4,159,657 shares
Less cost of 122,611 Class A common shares held in treasury                   (389)                    (389)
Paid-in capital                                                               4,127                    4,127
Retained earnings                                                            26,308                   26,308
                                                                             ------                   ------
    Total stockholders' equity                                               47,493                  147,201
                                                                             ------                  -------
    Total capitalization                                        $            78,636                  345,994
                                                                             ======                  =======

                                                     Shares                               Dollars
                                         Class A               Class B           Class A            Class B
                               -----------------------------------------------------------------------------
Share roll forward:
Class A outstanding                   19,768,150                   ---         $  14,015          $     ---
Class B outstanding                          ---             4,159,657               ---              3,432
Issued to Prime                       11,800,000                   ---            69,493                ---
Issued to Alaskan Cable                2,923,077                   ---            17,215                ---
Issued to MCI (3)                      2,000,000                   ---            13,000                ---
                                       ---------             ---------         ---------          ---------
     Total                            36,491,227             4,159,657         $ 113,723          $   3,432
                                      ==========             =========         =========          =========
Total shares sold under
Acquisition Plan (4)                  14,723,077
                                      ==========

---------------

1 Debt required equivalent to cash payments to Cable Companies net of MCI equity of $13 million.

2 As part of the Proposed Transactions, the Company has agreed to assume balances owing pursuant to Prime's existing bank loan agreement as further described in the accompanying financial statements and notes thereto for Prime. See, "INDEX TO FINANCIAL STATEMENTS."

3 To be issued to MCI pursuant to a private offering separate from this Proxy Statement/Prospectus. See. "PROPOSED TRANSACTIONS: MCI PURCHASE AGREEMENT."


                                                          REGISTRATION STATEMENT
                                                                         Page 23

4 Does not include Cablevision Company Notes which may be converted into as many as 1,538,462 shares of Company Class A common stock and does not include MCI Company Stock (2 million shares of Company Class A common stock) to be issued to MCI, thus making the maximum issuance under the Acquisition Plan 18,261,539 shares of Company Class A common stock.
---------------

Material Contacts with Cable Companies

         Except as disclosed in this Proxy Statement/Prospectus, and reports, filings, and other documents incorporated by reference in it, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions between the Company and any of the Cable Companies. See, "ACQUISITION PLAN: Recommendation of the Company Board and Its Reasons for the Acquisition Plan" and "ANNUAL REPORT."

                                  RISK FACTORS

         The following factors, among others, should be considered carefully by shareholders of the Company and separately by the Prime Sellers and the sole shareholder of each corporation comprising Alaskan Cable in considering whether to vote in favor or otherwise consent to and approve the Acquisition Plan as it pertains to their respective companies or partnerships.

Risks and Effects of the Proposed Transactions

         Uncertainties in the Method of Determining Offering Price. Management of Prime used an operating cash flow valuation method to determine its value representing a multiple of 10.7 times the net operating cash flow for the first calendar quarter of 1996 (annualized), less indebtedness of $109.4 million, resulting in a net equity value of $76.7 million. Prime management used an assumed value of $6.50 per share for the Company Stock for purposes of determining the fixed number of shares of Company Stock to be issued and delivered in connection with the Prime Proposed Transaction. The $6.50 per share valuation is equal to approximately 7.7 times annualized budgeted operating cash flow of the Company for the first calendar quarter of 1996, based upon budgets prepared by the Company. The only other recent acquisition of a comparable long distance company of similar size was consummated on the basis of a multiple of
6.7 times operating cash flow. That 6.7 multiple when applied to the Company for the year ended December 31, 1995 and projected for the year ending December 31, 1996, would result in $4.97 per share and $4.25 per share valuations, respectively. No assurance can be given that this valuation method results in a purchase price that is in the best interests of the Prime Group. See, "ACQUISITION PLAN: Determination of Value." Similarly, the value placed upon the assets of Alaskan Cable were determined by the board of directors of the respective corporations comprising Alaskan Cable. The actual value, if any, a Prime Group member may realize from its interests in Prime through the exchange for Company Stock will depend upon the excess of the market price of that stock over the price paid for those interests in Prime by that holder. The actual value, if any, a shareholder of Alaskan Cable may realize in acquiring Company Stock as partial consideration for Alaskan Cable's sale of assets to the Company will depend upon the excess of the market price of that stock over the portion of the price paid for those assets allocated to the partial consideration in the form of Company Stock.

         There are many uncertainties inherent in estimating Cable Company assets and the present value attributed to such assets and therefore indirectly the value of the interests of the Cable Companies. The value assigned to the assets by management of each of these entities during the process leading up to the execution of the letters of intent as the bases for the Proposed
Transactions may be less than that which these entities could have obtained through independent third parties. In that event, the use of these valuation methodologies would have resulted in an under valuation of the assets and securities of those Cable Companies and otherwise the security interests of the Prime Group members and the security

                                                          REGISTRATION STATEMENT
interests held in the three corporations comprising Alaskan Cable. See, "ACQUISITION PLAN: Recommendations of the Cable Company Boards and their Reasons for the Acquisition Plan."

         Potential Decline in Market Price of Company Stock. Access to an active trading market by the Prime Group members and the sole shareholder of each of the three corporations comprising Alaskan Cable may result in a relatively large number of shares of Class A common stock being offered for sale within a reasonable time after the closing on the Prime Purchase Agreement and the Alaskan Cable Purchase Agreement. This activity may tend to lower the market price for the Company Class A common stock in general including the Company Stock. Future market conditions in the telecommunications industry in general or the effect of those conditions on the Company in particular could adversely affect the market price of the Company Stock. There can be no assurance regarding the potential appreciation in the market price of the Company Stock, if any. Any decline in that market price could reduce an investor's original investment or increase the loss on that investor's original investment. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Consideration To Be Received" and "DISTRIBUTION OF COMPANY STOCK."

         Conditions on Distribution of Company Stock, Restrictions on Transferability. Under the Acquisition Plan both the Prime Sellers and the sole shareholder of each of the three corporations comprising Alaskan Cable will, at closing on the respective Purchase Agreements, be required to hold back and deposit into separate escrows by Cable Company (Prime Escrow Holdback in the case of the Prime Sellers) a significant portion of their respective portions of the Company Stock or assets of comparable value to secure each respective party's indemnification for breaches of representations, warranties and covenants under those agreements. Under those agreements, the Company will place a similar number of shares or assets of comparable value into escrow to secure its indemnification for breaches of representations, warranties and covenants under those agreements. In addition, the Prime Sellers are subject to a separate escrow agreement with PIIM whereby any Prime Seller shares released from the Prime Escrow Holdback will be held in separate escrow with PIIM as escrow agent for one year and ten days from the Closing Date for the Prime Purchase Agreement. Distributions of shares of Company Stock to the shareholders of ACI (including PVII) and PCLP (the sole shareholder of Prime General Partner) will be subject to transfer limitations imposed by the ACI shareholder and PCLP. These transfer limitations will be designed to preserve the "continuity of interest" requirement so that the Prime Purchase Agreement, as it applies to the owners of ACI and Prime General Partner, will be federal income-tax free reorganizations in the form of statutory mergers with GCI Cable. The owners of ACI will be required to deposit into a corporate escrow as a group 50% of the aggregate number of shares of the Company Stock receivable by them in connection with the ACI Merger (less the number of shares placed in the Prime Escrow Holdback). Shares deposited in this escrow will be released to the shareholders of ACI on that date which is one year and five days from the Closing Date on the Prime Purchase Agreement. PCLP intends to hold 50% of the Prime Company Shares receivable by PCLP in connection with the PCFI Merger and not distribute such shares, for a period of at least two years from the Closing Date on the Prime Purchase Agreement. See, "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN: Certain Federal Income Tax Consequences--Prime Escrow and Holdback Agreements" and "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Escrow and Holdback Agreements."

         Certain of the Prime Group members may be deemed to be affiliates of the Company with consummation of the Acquisition Plan and as such any resale of a portion or all of their shares of Company Stock will be subject to volume of sale restrictions and other restrictions applicable to affiliates as set forth in Rule 144 adopted pursuant to the Securities Act. Should a security holder of Prime or Alaskan Cable not be the person to whom the offer of the Company Stock is made directly, resales of that stock may require new registrations under the Securities Act and Blue Sky law, all of which may delay that holder's ability to accomplish such resales. See, "DISTRIBUTION OF COMPANY STOCK."


                                                          REGISTRATION STATEMENT

         Lack of Independent Representations for Non-Affiliated Offerees, No Fairness Opinion. No independent representative was selected or hired to represent the interests of Prime Group members who are not affiliates of Prime in the negotiation of the terms of the Prime Proposed Transaction. The value of Prime, for purposes of the Prime Proposed Transaction, was determined by Prime management and management for the Company as a result of arms' length negotiations. Neither the Company nor Prime retained an independent third party to render an opinion regarding the fairness of the terms of the Prime Proposed Transaction. While Prime management believes that the terms of the Prime
Proposed Transaction are fair and in the best interest of the Prime Group involved, their conclusions were made without benefit of independent third parties. No assurance can be given that the consideration to be received by the Prime Group members is in fact fair to them and in their best interests. The value assigned to Prime during the negotiating process with the Company may be less than that which could have been obtained through another buyer. See, "ACQUISITION PLAN: Determination of Value."

         The  sole  shareholder  in  case  of  each  of the  three  corporations comprising Alaskan Cable is an affiliate of the corresponding corporation. However, no independent representative was selected or hired by Alaskan Cable to represent the interests of those shareholders in negotiating the terms of the Alaskan Cable Proposed Transaction. Neither the Company, nor any of the three corporations comprising Alaskan Cable retained an independent third party to render an opinion regarding the fairness of the terms of the Alaskan Cable
Proposed Transaction. While the officers and directors of each of the three corporations comprising Alaskan Cable believe that the terms of the Alaskan Cable Proposed Transaction are fair and in the best interest of those shareholders for the reasons set forth elsewhere in this Proxy Statement/Prospectus (see, "ACQUISITION PLAN: Recommendations of Cable Company Boards and Their Reasons for the Acquisition Plan"), these conclusions were made without benefit of independent third parties. No assurance can be given that the consideration to be received by those shareholders is in fact fair to them and in their best interests. See, "ACQUISITION PLAN: Recommendations of Cable Company Boards and their Reasons for the Acquisition Plan."

         Potential Benefits of Alternatives to the Proposed Transactions. The alternatives to the Prime Proposed Transaction are the continuation of Prime and the entities associated with it, the sale of the assets of the security interests for cash, or the liquidation of the assets of those entities and distribution of the liquidation proceeds to the corresponding investors. Either alternative to the Prime Proposed Transaction could potentially be more beneficial to the Prime Group members than that transaction by avoiding the risks associated with ownership of Company Stock and, in the case of a liquidation, by providing an immediate cash return to the Prime Sellers. Similarly, the alternatives to the Alaskan Cable Proposed Transaction are the continuation of the three corporations comprising Alaskan Cable or the liquidation of the assets of those corporations and distribution of the liquidation proceeds to the sole shareholder in the corresponding corporation. Either alternative to the Alaskan Cable Proposed Transaction could potentially be more beneficial to those shareholders than that transaction by avoiding the risks associated with ownership of Company Stock and, in the case of a liquidation, by providing an immediate cash return to those shareholders. See, "ACQUISITION PLAN: Recommendations of the Cable Company Boards and their Reasons for the Acquisition Plan."

         No Appraisal Rights. Neither the Prime Group members nor the sole shareholder of each of the corporations comprising Alaskan Cable will have any dissenter's appraisal rights should they dissent from approval of the corresponding Proposed Transaction put before them. See, "APPRAISAL RIGHTS."

         Conflicts of Interest. The determination of the value of Prime was arrived at through the significant involvement of PIIM, which will on the Closing Date for the Prime Purchase Agreement enter into the Prime Management Agreement and thereby have the right to earn substantial management fees over a term of at least two and as much as nine years. See, "ACQUISITION PLAN:
Interests  of  Certain  Persons in the  Acquisition  Plan";  "ACQUISITION  PLAN:
Recommendations   of  the  Cable  Company  Boards


                                                          REGISTRATION STATEMENT
and Their Reasons for the Acquisition Plan" and "PROPOSED TRANSACTIONS: Prime Management Agreement."

         In the case of each corporation comprising Alaskan Cable, the corresponding persons determining the value of the assets to be sold from the three corporations were executive officers and directors of more than one of the three corporations and had inherent conflicts of interest. While the exact allocation of value of assets between the three corporations had not as of the Record Date been determined, Jack Kent Cooke, one of the officers of these corporations, may ultimately receive directly or indirectly a portion of the Company Stock under the Alaskan Cable Proposed Transaction. A person, as an officer of one or more of these corporations, owes a fiduciary duty to the shareholders of each of those corporations. While the officers and directors of these corporations believe that they have fulfilled these obligations in their determination of the corresponding portion of the Alaskan Cable Proposed Transaction, they did not obtain independent valuations of the assets of the corresponding corporations. No degree of objectivity or professional competence can eliminate this inherent conflict of interest. See, "ACQUISITION PLAN:
Interests of Certain Persons in the  Acquisition  Plan" and  "ACQUISITION  PLAN:
Recommendations of the Cable Company Boards and Their Reasons for the Acquisition Plan."

         Company Dividend Policy. The Company's policy has been to retain its earnings to support the growth of its business. The Company has never paid cash dividends on its common stock, and, as of the Record Date, there was no expectation that it would do so in the future. Payment of cash dividends in the future, if any, will be determined by the Company Board in light of the Company's earnings, financial condition, credit agreements, and other relevant considerations. The Company's existing Credit Agreement with its Senior Lenders prohibits payment of dividends, other than stock dividends. It may therefore take a considerable length of time before a holder of Company common stock will realize a return on investment, if any. Upon consummation of the respective Proposed Transactions, Prime Group members and shareholders of Alaskan Cable will no longer, to the extent they had, receive cash distributions, and it is unlikely that cash dividends will be paid to them as shareholders of the Company at any time in the foreseeable future. See, "ANNUAL REPORT" and "AVAILABLE INFORMATION."

         No Fractional Shares. Fractional shares of Company Stock will not be issued pursuant to the Prime Proposed Transaction and the Alaskan Cable Proposed Transaction. Prime Group members and shareholders of Alaskan Cable otherwise entitled to fractional shares of Company Stock will be paid cash in an appropriate amount based upon the value of Class A common stock used in these Proposed Transactions, i.e., $6.50 per share. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Fractional Shares."

         Change in Control, Interconnection of Proposed Transactions. As a result of the consummation of the Prime Proposed Transaction, the Company will acquire all security interests and equity participation interests in Prime held by the Prime Sellers, will assume direct control of the Prime Alaska Systems, and will operate those systems through the management of PIIM. ACI and Prime General Partners will be merged into GCI Cable. As a result of the consummation of the Alaskan Cable Proposed Transaction and the other Proposed Transactions of the Acquisition Plan, the Company will take possession of the assets acquired in those transactions and reorganize them with the Prime Alaska System to establish the Company Cable Systems in Alaska.

         The closing and consummation of one Proposed Transaction is not dependent upon the closing and consummation of one or more of the other Proposed Transactions, with the exception that the Prime Purchase Agreement and the MCI Proposed Transaction are each contingent upon the closing of the other. The Company is prepared, subject to its shareholders' approval and other conditions as set forth in the Proposed Transactions to close on one or more or all of the Purchase Agreements. No assurance


                                                          REGISTRATION STATEMENT
can be given, should the Company close on one but not all of the Proposed Transaction, that the resulting Alaska Cable Systems will prove economically viable. See, "PROPOSED TRANSACTIONS."

         Needed Acquisition Plan Financing. The Acquisition Plan will require approximately $162 million in bank financing, which the Company will seek through modification or assumption of an existing or negotiation of a new bank credit facility with its Senior Lenders or others. While, as of the Record Date, the Company had held discussions with its Senior Lenders and others regarding such a facility, no agreement existed concerning the amounts or terms of such a facility. See, "ACQUISITION PLAN."

         Alaskan Cable Tax Issues. Alaskan Cable experienced income (loss) before income taxes and cumulative effect of change in accounting principle of $712,000, $715,000 and ($2,274,000) for the years ended December 31, 1995, 1994, and 1993, respectively. Although Alaskan Cable has experienced pretax profits in the past two years, Alaskan Cable had a loss in 1993 as well as in the past. These losses have resulted, as of December 31, 1995, in unused net operating loss carryforwards for federal and state income tax purposes of approximately $4,500,000 and $5,900,000, respectively.

         In light of Alaskan Cable's history of losses prior to 1994, the potential negative impact of recent deregulation in the cable television industry, and the ability of other Jack Kent Cooke Incorporated entities to utilize Alaskan Cable's net operating loss carryforwards, management currently believes it is more likely than not that Alaskan Cable will be unable to realize its deferred tax assets in the amount of $2,661,000 million as of December 31, 1995, prior to the expiration of the net operating loss carryforwards.
Accordingly, a valuation allowance for $2,661,000 was reflected in Alaskan Cable's December 31, 1995 financial statements. Alaskan Cable will continue to assess the need for a valuation allowance based upon future operating results and facts and circumstances at the time. See, "INDEX TO FINANCIAL STATEMENTS:
Historical Financial  Statements" and "CERTAIN  INFORMATION  REGARDING THE CABLE
COMPANY: Management's Discussion and Analysis of Financial Condition and Results of Operation for Certain Cable Companies--Alaskan Cable."

Risks of the Businesses in Which the Company Will Be Engaged

         Lack of Management Experience in Cable Television. Through the Acquisition Plan, the Company will acquire a substantial portion of the existing cable television distribution systems in Alaska and gain entry into the cable television business, for which it presently has little experience to operate. The Company will, upon closing on the Prime Proposed Transaction, enter into the Prime Management Agreement with PIIM to manage the Alaska Cable Systems including the Prime Cable Systems. The Acquisition Plan envisions the Company utilizing the experience of some of the persons presently managing the Cable Companies. However, as of the Record Date the Company had not entered into nor made commitments to, subsequent to the Closing Date on the Proposed Transactions, enter into employment agreements or promised employment to any of the executive officers, directors, or personnel of the Cable Companies, with one exception. However, as of the Record Date, the Company did not contemplate that that individual would join the Company as an executive officer of the Company or a subsidiary of it. No assurance can be given that the Company will be successful in its efforts to reorganize and manage the Cable Company businesses which will be acquired through the Acquisition Plan. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES" and "CERTAIN CONSEQUENCES OF THE ACQUISITION
PLAN: Company Cable Systems."

         Factors Affecting Future Performance. Future operating results of the Company with or without the consummation of the Acquisition Plan will depend upon many factors and will be subject to various risks and uncertainties, including those set forth in this section. The information contained in the Proxy Statement/Prospectus includes forward looking statements regarding the Company and the Cable Companies' future performance. In particular, the Proxy Statement/Prospectus contains pro forma data


                                                          REGISTRATION STATEMENT
and comparative per share data and pro forma financial statements (unaudited) giving effect to the consummation of the Acquisition Plan. This pro forma information is based upon numerous assumptions including but not limited to the assumption that the Company can commence operations and be successful in a new industry segment in which it has no prior experience. Some or all of these assumptions may prove to be inaccurate, the results of the Company's operation in the cable television industry may vary from those pro forma statements, and the Company's operation in the cable industry, as a result of the consummation of the Acquisition Plan, may materially and adversely affect the Company's operating results. See, "SUMMARY: Selected Historical Financial and Pro Forma Data and Certain Comparative Per Share Data"; "ACQUISITION PLAN"; "PROPOSED TRANSACTIONS"; "ANNUAL REPORT"; and "INDEX TO FINANCIAL STATEMENTS."

         Emergence of New Services. The Company in providing telecommunication and cable services will be expanding into markets where the emergence of new services (especially digital cellular radio, PCS, interactive television, and video dial tone) has created opportunities for significant growth in local services areas such as Alaska. The confluence of new technology and consumer response is forcing competition among telephone, computer, and entertainment industries just as each industry converges on similar digital technologies. As opportunities for new wireless and video services arise and competitors expand beyond their traditional markets, competition between existing telephone companies and these major industries will likely intensify. To survive in this competitive environment, the Company must respond to this technologically driven change with services that its customers demand. No assurance can be given that the Company will be successful in its use of these new technologies to remain competitive and to provide services to its customers. See, "CERTAIN INFORMATION CONCERNING THE COMPANY" and "ANNUAL REPORT."

         Regulation. The telecommunication and cable television industries in Alaska are subject to federal and state government regulation, and state franchise requirements. Substantial changes in the federal regulation of telecommunications and the cable industries were accomplished through the 1996 Telecom Act. This act will result in substantial changes in the marketplace for cable communications, telephone and other telecommunication services. Other existing federal regulation and copyright licensing are currently the subject of judicial proceedings, legislative hearings, and administrative proposals which could change, in varying degrees, the manner in which cable communication systems operate. Neither the outcome of these proceedings nor their impact upon the cable communication industry in general nor the Company's entry into that industry in its operations of cable television systems acquired or controlled through the Acquisition Plan can be predicted at this time. See, "CERTAIN INFORMATION REGARDING CABLE COMPANIES: Regulatory Developments, Competition and Legislation/Regulation."

Economic Risks

         Expansion of Services. The combined growth of the Company's revenues will depend to a significant degree upon its ability to make use of new technologies to provide quality service to its existing customers and to expand into new service areas, while at the same time to maintain control of operating costs. One new technology being considered by the Company is PCS. PCS systems are expected to make an individual carrying a pocket-sized phone available at the same number, whether at home, at work, or traveling. The Company began developing plans for PCS deployment in 1995 and expects to incur up to $2,000,000 during the fourth quarter of 1996 and the first quarter of 1997 in equipment and installation costs associated with a limited technology trial in the Anchorage, Alaska area. Service is expected to be offered as early as late 1997 or 1998. While the entry of the Company into PCS will be important to its ability to compete in a highly competitive telecommunications industry, no assurance can be given that its technology service trial will be successful nor that its PCS will prove profitable in the future. As a part of the Acquisition Plan, the Company believes the Company will, in order to be competitive in the cable television industry, have to implement a plan to upgrade or convert plant and


                                                          REGISTRATION STATEMENT
equipment of the distribution systems of the Company Cable Systems from the present analog to digital systems enabling the Company, among other things, to provide new high-bandwidth services such as cable modems for high-speed telecommunication services over enhanced cable networks. These services are not within the capabilities of the present Cable Company cables systems in Alaska. The Company expects to incur in excess of $20 million in this upgrade and conversion process over the next five years. Estimates of the costs for further development of the Company Cable Systems beyond that point had not, as of the Record Date, been made. See, "ACQUISITION PLAN: Recommendation of Company Board and Its Reasons for the Acquisition Plan"; "CERTAIN INFORMATION CONCERNING THE
COMPANY: Products and Services"; "ANNUAL REPORT"; and "AVAILABLE INFORMATION."

         Competition. There is a high level of risk inherent in the highly competitive telecommunications industry both because of rapidly changing technology and because of other competitors in the market place. The Company's business is highly dependent on telecommunications technology, and the introduction of new technology by one of the Company's competitors could have a materially adverse effect on the Company.

         The Company's principal competitor, AT&T Alascom, Inc., has substantially greater resources than the Company. That competitor's interstate rates are integrated with those of a nationwide communications firm, AT&T Corp., which rates are regulated by the FCC. While the Company initially competed based upon offering substantial discounts, those discounts have been eroded in recent years due to lowering of prices by its principal competitor. To the extent that a competitor lowers its rates, in order to remain competitive, the Company would of necessity likely reduce its rates. Such action by the Company could have a materially adverse effect on the Company.

         The application filed by Anchorage Telephone Utility (the local telephone exchange serving the Anchorage area, "ATU") in May, 1996 with the APUC to provide telecommunication services as a reseller throughout the state of Alaska, was acted upon favorably in September, 1996 and will place ATU in direct competition with the Company in seeking to provide those services. As of December 31, 1995, the Company provided approximately 48% and 42% of telecommunication services to customers in the Anchorage area and throughout the state (other than the Anchorage area), respectively, with its existing competitors providing the balance of those services. ATU has announced that its new telecommunication services are to be offered to the public by the fall of 1996. The Company believes its approach to developing, pricing, and providing telecommunication services in Alaska and elsewhere will continue to allow it to be competitive in providing those services. However, there can be no assurance that the Company will be able to stand the test of additional competition from a public utility owned by a municipality with the largest population base of any local government in the state.

         Management of the Company has no control over the possible future entry into the market place of other potential competitors, all of whom may be much larger than the Company and have much larger capital bases from which to develop and compete with the Company. Aggressive competition for customers in communities served by the Company could also result in increased marketing expenditures by the Company. Such reductions in customer base and rates and increases in costs by the Company could have a materially adverse effect on the Company. Because of the high level of competition and the inability of the Company to control certain of its costs, the Company's ability to expand its operations and increase market share is uncertain. Therefore, while the Company anticipates growth in certain markets and growth in revenues, no assurance can be given that this growth will be achieved or that the Company will not lose market share due to competitive pricing, greater resources of its competitors or other factors. See, "ANNUAL REPORT" and "ACQUISITION PLAN: Recommendations of Company Board and Its Reasons for the Acquisition Plan."



                                                          REGISTRATION STATEMENT

         Distribution Costs. The amounts of originating and terminating access costs charged to the Company, which constitute a substantial portion of the costs of the Company in providing telephone services to the public, are fixed by government regulation and are beyond the direct control of the Company to adjust except through petition to government agencies including the FCC. Furthermore, the rates that the Company may charge for services provided to the public are subject to competition from other providers of similar services. There can be no assurance that, should the provider of originating and terminating access services be successful in obtaining governmental agency approval of an increase in the charges for these services, the Company will thereby be able to pass on a portion or all of that cost increase to its customers and remain competitive in offering telephone services to the public. Should the Company not be able to pass on a portion or all of that cost, its profit margin will decrease. See, "ANNUAL REPORT."

         Customer Base. For approximately the past seven years the Company has provided services to MCI Telecommunications Corporation and to U.S. Sprint, two common carrier companies, providing substantial revenues to the Company varying from approximately 11% to 27% of total revenues per year for the Company during that period. These two common carriers and other customers of the Company are free to seek out long distance communication services from companies other than Company. Loss of one or both of these common carrier companies or a considerable number of other direct customers of the Company would have a detrimental effect on the revenues and gross profits of the Company. See "ANNUAL REPORT."

         Geographic Concentration and Alaska Economy. The Company offers a broad spectrum of telecommunication services to residential, commercial and governmental customers primarily throughout Alaska. As a result of this geographic concentration, the Company's growth and operations depend upon economic conditions in Alaska. The economy of Alaska is dependent upon the natural resource industries, and in particular oil production, as well as tourism, government, and United States military spending. Any deterioration in these markets could have an adverse impact on the Company. Oil revenues over the past several years have contributed in excess of 75% of the revenues from all segments of the Alaska economy. The volume of oil transported by the TransAlaska Oil Pipeline System over the past 20 years has been as high as 2.1 million barrels per day in 1988. Over the past several years, it has begun to decline and is expected to average approximately 1.4 million barrels per day in 1996. The volume of oil transported by that pipeline is expected to decrease to 1.0 million barrels per day within a few years, based upon present developed oil fields using the pipeline for transport. The trend of continued decline is inevitable, short of new recovery techniques and discovery and development of other oil fields with access to the present pipeline. The probability of discovery of such oil reserves sufficient to maintain oil production at present-day levels will be challenging at best. No assurance can be given that such production levels can be maintained. With the decline of oil production, all segments of the Alaska economy will be affected. The Company has, since its entry into the telecommunication marketplace aggressively marketed its services to seek a larger share of the available market. However, with a small population of approximately 600,000 people, one-half of whom are located in the Anchorage area and the rest of whom are spread out over the vast reaches of Alaska, the customer base in Alaska is limited. No assurance can be given that the driving forces in the Alaska economy, and in particular, oil production, will continue at levels to provide an environment for expanded economic activity, let alone a stable economy and demand for telecommunication services. See, "ANNUAL REPORT."

Company Common Stock Inherent Factors

         Concentration of Stock Ownership. As of the Record Date, executive officers and directors of the Company and their affiliates owned approximately 50.3% of the outstanding Class A and approximately 65.6% of the outstanding Class B common stock of the Company. As a result, these persons effectively have the ability to direct the Company's business and affairs and to control matters requiring the consent


                                                          REGISTRATION STATEMENT
of shareholders, including the election of the Company Board. This concentration of ownership may have the effect of delaying or preventing a change of control of the Company. Two of the directors of the Company are officers of MCI, another corporation offering telecommunication services, which as of the Record Date held approximately 31.2% of the outstanding Class A and 31.5% of the outstanding Class B common stock of the Company. See, "OWNERSHIP OF THE COMPANY."

         The Voting Agreement provides, in part, that the voting stock of its signatories will be voted at shareholder meetings as a block in favor of no more than two nominees by MCI for no more than two positions on the Company Board at any one time. The Voting Agreement similarly commits MCI and the other three parties to vote their shares for four board nominees proposed by and allocated between the other parties. As of the Record Date, the shares subject to the Voting Agreement constituted approximately 38.1% of the outstanding Class A and approximately 58.8% of the outstanding Class B common stock of the Company. As of the Record Date the voting power subject to the Voting Agreement was approximately 52.2% of the effective voting power (one vote per share of Class A and ten votes per share of Class B common stock) of the combined outstanding Class A and Class B common stock of the Company. Therefore, the parties to the Voting Agreement hold sufficient voting power to control the Company. See, "OWNERSHIP OF THE COMPANY: Changes in Control -- Voting Agreement."

         If the Company Stock and MCI Company Stock had been issued under the Acquisition Plan as of the Record Date, the percentage ownership of the aggregate outstanding Company Class A and Class B common stock would have become as follows: (1) Prime Sellers (prior to any distributions to their securities holders, including other Prime Group members) - 29%; (2) MCI - 23% (down from approximately 31% immediately prior to the closing on the Proposed Transactions); (3) the Company's employees and management combined - 10%; (down from approximately 17% immediately prior to the closing on the Proposed Transactions); (4) Alaskan Cable - 7%; and (5) others - 31%. Under these same assumptions but applied to the Company Class A common stock above, the percentage ownership of Company Class A common stock would be as follows: (1) Prime Sellers (prior to any distributions to their securities holders, including other Prime Group members) -- 32%; (2) MCI -- 23%; (3) the Company's employees and management combined -- 9%; (4) Alaskan Cable -- 8%; and (5) others -- 28%. See "OWNERSHIP OF THE COMPANY: Changes in Control--Acquisition Plan."

         As a part of the Prime Proposed Transaction, the parties to the Voting Agreement will allow the Prime Sellers (and their distributees, including other Prime Group members, who agree in writing to be bound thereby) through PIIM as their designated agent, to become a party to and participate in the agreement under terms as described elsewhere in this Proxy Statement/Prospectus. The proposed New Voting Agreement will supersede and replace the Voting Agreement, provided the Prime Purchase Agreement and the MCI Purchase Agreement are consummated. Should the New Voting Agreement have been effective and the Company Stock and MCI Company Stock have been issued as of the Record Date, approximately 58.7% of the Company Class A and 58.8% of the Company Class B common stock would have been subject to the New Voting Agreement. As of the Record Date and assuming the Company Stock and the MCI Company Stock were issued and outstanding on that date, the voting power subject to the New Voting Agreement would be approximately 58.7% of the effective voting power of the combined outstanding Class A and Class B common stock of the Company. The parties to the New Voting Agreement would then have the voting power to control the Company. See, "PROPOSED TRANSACTIONS: New Voting Agreement."

         Thinly Traded Stock. The Class A common stock of the Company is designated as a national market system stock on the Nasdaq Stock Market and is traded on that market. With approximately 1,820 holders of Class A common stock of record as of the Record Date, the stock was experiencing moderate levels of trading. There were as of that date eighteen market makers in the stock, only five of whom on the average had trading volumes in excess of 108,000 shares per month during the six-month period


                                                          REGISTRATION STATEMENT
ended June 30, 1996. As of the Record Date the previous six month average level of trades in that stock was approximately 1,100,000 shares per month, and the previous one year average level of trades in that stock was approximately 845,000 shares per month. There can be no assurance that a broader based market will develop. Even if the market in that stock were to expand, there can be no assurance that the market price at some point in the future, when a holder of shares of that stock might wish to sell a portion or all of it, will be equal or greater than the initial purchase price paid by that holder. The Class B common stock of the Company is traded in the over-the-counter market on a more limited basis than the Class A common stock. As of the Record Date, there were approximately 720 shareholders of record in that Class B common stock. Prospective investors in the Company Stock should be aware that any future market for the sale of that stock will develop, if at all, based upon a limited number of trades over a period of time. See, "SUMMARY: Comparative Market Price Data"; "AVAILABLE INFORMATION" and "ANNUAL REPORT."

         Pledges of Securities. In 1990, the Company transferred all of its operating assets to its wholly owned subsidiary GCC. The Company's present Credit Agreement with its Senior Lenders requires that all of the outstanding capital stock of GCC be pledged to the Senior Lenders with the pledge remaining in place so long as the Credit Agreement remains in effect. Should the Company default on its obligations under the Credit Agreement, the Senior Lenders may exercise those pledge of stock provisions and thereby gain direct control of the essential operating assets through which the Company and its subsidiaries provide telecommunication services. See, "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS: Certain Transactions with Management and Others -- Credit Agreement" and "ANNUAL REPORT."

         Under loan agreements between Prime and its senior lenders, certain interests in Prime have been pledged to the lenders as follows: all of Prime's assets and all of Prime General Partner's interests in Prime. In addition, under those agreements, PIIM has pledged all of its rights under the management agreement under which it managed the Prime Alaska Systems as of the Record Date. As of the Record Date, the Company expected the Prime security interests, which the Company would receive under the Prime Purchase Agreement, would continue to be subject to those pledge agreements previously entered into by Prime, Prime General Partner and PIIM.

         Restrictions Imposed by Lenders. The Company's present Credit Agreement with its Senior Lenders (see, "Pledges of Stock" within this section) imposes upon the Company certain financial and operating covenants including, among other things, requirements that the Company maintain certain financial ratios, and satisfy certain financial tests, limitations on capital expenditures, and restrictions on the ability of the Company to incur indebtedness, pay dividends, or take certain other corporate actions, all of which may restrict the Company's ability to expand or to pursue its business strategies. Changes in economic or business conditions, results of operations or other factors could in the future cause a violation of one or more covenants in the Credit Agreement. See, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS: Certain Transactions with Management and Others -- Credit Agreement" and "ANNUAL REPORT."

                             COMPANY ANNUAL MEETING

General

         This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of the Company's Class A and Class B common stock for use at the 1996 annual meeting of shareholders ("Annual Meeting"). The Proxy Statement/Prospectus, the letter to shareholders, Notice of Meeting and the accompanying Company Proxy are first being sent or delivered to shareholders of the Company on or about October 7, 1996. A copy of the Company's Annual Report in the form of a Form


                                                          REGISTRATION STATEMENT

10-K, as amended by a Form 10-K/A, for the year ended December 31, 1995, and a copy of the Company's unaudited quarterly report for the quarter ended June 30, 1996 accompany this Proxy Statement/Prospectus. See, "ANNUAL REPORT."

Time and Place

         The Annual Meeting will be held in the Denali Ballroom of the Regal Alaskan Hotel at 4800 Spenard Road, Anchorage, Alaska at 6 p.m. (Alaska Time) on October 17, 1996. A reception for shareholders will commence at 5 p.m. at that location.

Purpose

         As indicated in the Notice of Annual Meeting, the following matters will be considered and voted upon at the Annual Meeting:

         (1) Election of three directors in Class I of the classified Company Board, each for three year terms;

         (2) Approval of the Acquisition Plan, i.e, a plan of acquisition whereby the Company will acquire all of the assets or securities of seven companies offering cable television services in Alaska, will expand the Company Board by two positions and in addition increase its capital by issuing and selling the MCI Company Stock; and

         (3) Transaction of such other business as may properly come before the Annual Meeting and any adjournment or adjournments of that meeting ("Other Business").

         Approval by the shareholders of the Acquisition Plan will constitute approval of the issuance of (1) the Company Stock to the security holders of Prime Cable of Alaska, L.P. and the three corporations comprising the Alaskan Cable companies and (2) the MCI Company Stock to MCI.

Outstanding Voting Securities

         The holders of common stock of the Company as of the close of business on August 19, 1996 ("Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date and under the Company Articles, the common stock of the Company was divided into two classes: (1) Class A common stock for which the holder of a share is entitled to one vote; and (2) Class B common stock, for which the holder of a share is entitled to ten votes. On the Record Date, there were 19,648,382 shares of Class A common stock and 4,085,461 shares of Class B common stock outstanding and entitled to be voted at the Annual Meeting.

Voting Rights, Votes Required for Approval

         Except as otherwise provided by applicable law or the Company Articles, at any meeting of the shareholders, a simple majority of the issued and outstanding common stock of the Company entitled to be voted as of the Record Date will constitute a quorum. As an example, since there were a total of 19,648,382 shares of Class A and 4,085,461 shares of Class B common stock issued and outstanding and entitled to be voted as of the Record Date, a quorum would be established by the presence, in person or by proxy, of at least 7,781,461 shares of Class A common stock and all 4,085,461 shares of Class B common stock. Because of the ten-for-one voting power of the Class B common stock, shares of that stock have a more substantial impact on the voting power for purposes of taking votes on matters


                                                          REGISTRATION STATEMENT
addressed at the Annual Meeting. The total number of votes to which Class A common stock and Class B common stock were entitled as of the Record Date were 19,648,382 and 40,854,610, respectively.

         Adoption of the Annual Meeting agenda items pertaining to the election of directors and adoption of the Acquisition Plan will each require an affirmative vote of the holders of at least a simple majority of voting power of the issued and outstanding Class A common stock and Class B common stock of the Company entitled to be voted as of the Record Date. The Company Articles expressly provide for non-cumulative voting in the election of directors.

         As of the Record Date, the number and percentage of outstanding shares entitled to vote held by directors and executive officers of the Company and their affiliates were 9,984,702 shares constituting approximately 50.3% of the outstanding Class A common stock and 2,679,499 shares constituting approximately 65.6% of the outstanding Class B common stock. As of the Record Date, 7,562,430 shares constituting approximately 38.1% of the outstanding Class A and 4,085,461 shares constituting approximately 58.8% of the outstanding Class B common stock of the Company, were subject to the Voting Agreement. Also as of the Record Date the voting power of the common stock of the Company subject to the Voting Agreement was approximately 52.2% of the effective voting power of the combined outstanding Class A and Class B common stock of the Company. The shares subject to the Voting Agreement when voted in concert in accordance with its terms are sufficient to assure the approval of management's slate and of the Acquisition Plan. When combined, the voting power held by management of the Company and the parties to the Voting Agreement constituted approximately 60.8% of the outstanding voting power of Class A and Class B common stock of the Company as of the Record Date.

         The parties to that Voting Agreement and management of the Company have indicated their intent to vote for the Acquisition Plan and management's slate of nominees for the Company Board. Should these shares be so voted, management's slate of directors for the Company Board and the Acquisition Plan would be approved and adopted at the Annual Meeting and the issuance of the MCI Company Stock and the Company Stock would be assured, irrespective of the vote of any other shareholder of the Company. See, "OWNERSHIP OF THE COMPANY: Management."

Proxies

         The accompanying form of Company Proxy is being solicited on behalf of the Company Board for use at the Annual Meeting.

         Subject to the conditions described in this section, the shares represented by each Company Proxy executed in the accompanying form of Company Proxy will be voted at the Annual Meeting in accordance with the instructions in that Company Proxy. The Company Proxy will be voted for management's nominees for directors as a classified board and as otherwise specified in the Company Proxy, unless a contrary choice is specified.

         All votes cast by holders of common stock of the Company as of the Record Date, in person or by Company Proxy completed and executed in accordance with the instructions on the Company Proxy, will be counted at the Annual Meeting. A Company Proxy having one or more clearly marked abstentions or having no indication of vote on one or more of the proposals to be addressed at the Annual Meeting will be honored as an abstention or non-vote, respectively. However, such a Company Proxy will be counted for purposes of establishing a quorum at the Annual Meeting.

         A Company Proxy executed in the form enclosed may be revoked by the person signing the Company Proxy at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company Board delivered to 2550 Denali Street, Suite 1000, Anchorage, Alaska or


                                                          REGISTRATION STATEMENT
at the Annual Meeting. Thereafter the person signing the Company Proxy may vote in person or by other proxy as provided by Company Bylaws. The person signing the Company Proxy may also revoke that proxy by a duly executed proxy bearing a later date.

         The expenses of this Company Proxy solicitation made by the Company Board for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Meeting, Company Proxy, Proxy Statement/Prospectus, and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of these proxy materials, solicitation may be made in person or by telephone, telecopy, or telegraph by officers, directors, or regular employees of the Company, none of whom will receive additional compensation for that effort.

Recommendations of Company Board

         Company Board Nominees. Management and the Company Board recommend to the shareholders of the Company a vote "FOR" the slate of three directors for the three positions up for election at the Annual Meeting, i.e., a vote for item number 1 on the Company Proxy: for Class I-John W. Gerdelman, Carter F. Page, and Robert M. Walp. Background and other information on each of the nominees is provided elsewhere in this Proxy Statement/Prospectus. See, "MANAGEMENT OF THE COMPANY."

         Acquisition Plan. Management and the Company Board recommend to the shareholders of the Company a vote "FOR" approval of the Acquisition Plan, i.e., a vote for item number 2 on the Company Proxy. Further information and reasons for this recommendation are provided elsewhere in this Proxy Statement/Prospectus. See, "ACQUISITION PLAN" and "PROPOSED TRANSACTIONS."

                     CABLE COMPANY SECURITY HOLDER CONSENTS

Purpose

         This Proxy Statement/Prospectus is furnished in connection with the solicitation of consents and approvals for the respective Proposed Transactions ("Consents") separately for the security holders of Prime and Alaskan Cable. The Consents are being solicited in lieu of formal meetings of the respective security holders of Prime and Alaskan Cable. The Proxy Statement/Prospectus and the accompanying separate Consents for each of these Cable Companies are first being sent or delivered to those security holders on or about October 7, 1996. A copy of the Company's Annual Report, as amended, for the year ended December 31, 1995 and a copy of its quarterly report for the three- and six-month periods ended June 30, 1996 accompany this Proxy Statement/Prospectus. See, "ANNUAL REPORT." Financial Statements for Prime, Alaskan Cable, and Alaska Cablevision also accompany this Proxy Statement/Prospectus. See, "INDEX TO FINANCIAL STATEMENTS."

Time and Place

         The Consents are to be executed and returned by security holders of the companies in favor of the corresponding Proposed Transaction by no later than 12:00 midnight (Alaska Time) October 28, 1996 ("Consent Deadline") as follows:
(1) Prime Group members--delivered to Prime at One American Center, 600 Congress Avenue, Suite 3000, Austin, Texas 78701; and (2) Alaskan Cable--delivered to the board of directors of the corresponding corporation of Alaskan Cable at Kent Farms, Middleburg, Virginia 22117.


                                                          REGISTRATION STATEMENT

Outstanding Voting Securities

         The holders of voting securities of Prime (and the holders of voting securities of the Prime entities from which Consents are to be sought, i.e., Prime General Partner, PCLP, ACI (including PVII, one of ACI's shareholders), Prime Growth, and Prime Holdings), and of Alaskan Cable as of the close of business on the Record Date will be asked to sign and return such Consents not later than the Consent Deadline. As of the Record Date, the voting securities of each of these Cable Companies outstanding was as follows: (1) Prime-- all of the limited partner interests based upon capital contributions of the partners and no partner voting rights in the equity participation interests (however, consent of such holders is required for distributions by Prime); and (2) Alaskan Cable -- (a) for Alaskan Cable/Fairbanks -- 1,000 shares of common stock; (b) for Alaskan Cable/Juneau -- 540.5 shares of common stock; and (c) for Alaskan Cable/Ketchikan -- 1,000 shares of common stock.

Voting Rights, Votes Required for Approval and Consents

         Alaskan Cable. With the exception of Alaskan Cable/Ketchikan, under articles of incorporation or bylaws of Alaskan Cable, at a meeting of the securities holders of the company, a simple majority of the issued and outstanding securities of the company entitled to vote will constitute a quorum. The articles of incorporation for Alaskan Cable/Ketchikan provide that one-third of the shares entitled to vote constitutes a quorum for all meetings of shareholders.

         The Bylaws of each of the three corporations comprising Alaskan Cable provide that each share is to have one vote on matters addressed to the shareholders at a meeting. Those Bylaws also provide that any action required by law to be taken at a shareholder meeting or which may be taken at such a meeting may be taken without a meeting if a consent in lieu of meeting in writing setting forth the action so taken is signed by all of the shareholders entitled to vote with respect to the subject matter in question. Such consent is to have the same force and effect as a unanimous vote of shareholders. The boards of directors of the corporations comprising Alaskan Cable intend to seek 100% consent of the shareholders of the respective corporations.

         The written consents of the shareholders of the corporations comprising Alaskan Cable are being sought by delivering to each such shareholder a copy of the Proxy Statement/Prospectus along with a form Consent for that person to date, sign, and return to the corresponding corporation of Alaskan Cable.

         Prime. The Prime Partnership Agreement provides that a quorum for a meeting of limited partners consists of limited partners owning at least a majority of the outstanding limited partner interests in the partnership. In the case of Prime, the consent of all the limited partners is required in order to approve the Prime Proposed Transaction.

         The Prime Partnership Agreement provides that any consent, ratification or approval required or permitted to be given by the limited partners pursuant to the agreement may be given without a meeting of the partners. Such consent, ratification, and approval must be in writing setting forth the matters as to which such action is requested and signed by the limited partners that would be entitled to take the action at a meeting of partners called for that purpose representing the necessary percentage of outstanding limited partner interests. The agreement further provides that the general partner must give prompt notice of any action to be taken pursuant to the written consent of less than all the partners, to each partner that did not give such consent, ratification, or approval. The limited partnership agreements of the other Prime limited partnership entities that are Prime Sellers or other members of the Prime Group also permit taking action without a meeting. The approval of the Prime Proposed Transaction will require the consent of Prime General Partner and each of Prime's limited partners.


                                                          REGISTRATION STATEMENT

         As part of the Prime Proposed Transaction, PCLP will exchange all the outstanding capital stock of Prime General Partner for shares of Prime Company Shares in the PCFI Merger, i.e., a merger of Prime General Partner into GCI Cable. In order to effect the PCFI Merger, the consent of limited partners of PCLP owning at least 66-2/3% of the outstanding limited partner interests of PCLP is required. Also as a part of the Prime Proposed Transaction, the shareholders of ACI will exchange all of their stock in ACI for shares of Prime Company Shares in the ACI Merger, i.e., a merger of ACI into GCI Cable. In order to effect the ACI Merger, the approval of all of the shareholders of ACI is required, subject to waiver of the requirement by the Company, in which case approval of holders of 66-2/3% of ACI's voting stock will be required in order to effect the ACI Merger. The determination as to whether or not to waive such requirement is in the sole discretion of the board of directors of GCI Cable.

         As part of the Prime Proposed Transaction, Prime Growth and Prime Holdings (the other two of the three limited partners of Prime), will sell to the Company the limited partner interests in Prime held by them. The consent of the limited partners of Prime Growth, who own at least 80% of the outstanding limited partner interests of Prime Growth is required in order for Prime Growth to effect that sale, excluding for purposes of calculating the 80%, interests held by PVI (a general partner of Prime Growth) and its affiliates. The consent of limited partners of Prime Holdings who own at least two-thirds of the outstanding limited partner interests in Prime Holdings is required in order for Prime Holdings to effect that sale. Also as a part of the Prime Proposed Transaction, PVII will exchange the capital stock of ACI held by PVII for shares of Prime Company Shares in the ACI Merger. In order to effect that exchange, the consent of limited partners of PVII owning at least two-thirds of the outstanding limited partner interests of PVII will be required.

         The written consents of the limited partners of Prime and of the security holders of those limited partners and the equity participation interest holders in Prime are being sought by delivering to each such person a copy of the Proxy Statement/Prospectus along with an appropriate form of Consent for that party to date, sign, and return to Prime.

Expenses

         The expenses of solicitation of the Consents made by the board of directors or other governing bodies of Alaskan Cable and Prime, including the cost of preparing, assembling and mailing the Consents, Proxy Statement/Prospectus, and return envelopes, will be paid by the Company. Charges for handling and tabulation of Consents received will be paid by the corresponding Cable Company. In addition to the mailing of these Consent materials, solicitation may be made in person or by telephone, telecopy, or telegraph by officers, directors, or regular employees of the corresponding Cable Company, none of whom will receive additional compensation for that effort.

SECURITY HOLDERS OF PRIME SHOULD NOT SEND IN ANY STOCK OR OTHER SECURITY CERTIFICATE WITH THEIR CABLE COMPANY CONSENTS.

                                ACQUISITION PLAN

Background

         On March 14, 1996 the Company entered into four non-binding letters of intent to acquire the securities of Prime and all of the assets of Alaskan Cable, Alaska Cablevision, McCaw/Rock Homer and McCaw/Rock Seward (the seven companies collectively, "Cable Companies"). Those companies have cable distribution systems passing approximately 74% of households throughout Alaska. As of June 30, 1996, those systems had more than 105,000 basic subscribers in the state. As a part of this intention and to assist the Company in its capitalization needs, the Company also entered into a letter of intent with MCI


                                                          REGISTRATION STATEMENT
for MCI to purchase additional Company common stock. These letters of intent form the basis for the Acquisition Plan, i.e., the plan to acquire the assets or securities of the Cable Companies and to recapitalize the Company. These events were reported to the Commission on a Form 8-K dated March 28, 1996, as amended by an amendment dated May 20, 1996.

         The letters of intent provided that the parties would seek to reduce their intents to written agreements. In April-May, 1996 the Company entered into Purchase Agreements with the Cable Companies. As of the Record Date, the Company and MCI were in the process of reducing the letter of intent, as it pertains to the purchase of the MCI Company Stock, to a formal agreement. These Purchase Agreements and related agreements are described further elsewhere in this Proxy Statement/Prospectus. See, "PROPOSED TRANSACTIONS."

         On April 12, 1996 the Company Board held a meeting at which the terms of the Acquisition Plan, as well as the substantive provisions of the Proposed Transactions were fully discussed. At the conclusion of the review, the Company Board unanimously approved the Acquisition Plan as embodied in the Proposed Transactions. Over a short period of time following the meeting, the Company and the corresponding other parties executed the Purchase Agreements.

         In making the decision to enter into the Prime Proposed Transaction, neither the signatories nor Prime sought or relied upon a financial advisor for a determination or opinion on fairness of consideration for the securities to be exchanged in the transaction. Jack Kent Cooke, the president of each of the three corporations comprising Alaskan Cable and, indirectly, the controlling shareholder of them, has directed Alaskan Cable to adopt the Alaskan Cable Proposed Transaction. In making the decision to enter into the Alaskan Cable Proposed Transaction, neither Mr. Cooke nor Alaskan Cable nor the Company sought or relied upon a financial advisor for a determination or opinion on fairness of consideration for the securities or assets exchanged in the transaction.

Recommendation of Company Board and Its Reasons for the Acquisition Plan

         Decision-Making Process. In early 1995, the Company through Mr. Duncan, its president, initiated discussions with Prime proposing a joint use of cable plant of the Prime Alaska Systems by the Company and Prime to enhance the services provided by the Company. In July, 1995, representatives of Prime met with Mr. Duncan and other executive officers of the Company to discuss facility sharing as well as a Prime proposal for the Company to acquire Prime rather than enter into a joint use agreement. The proposal included an analysis of the Company's acquisition of Prime as well as the acquisition of the cable systems of Alaskan Cable, Alaska Cablevision, McCaw/Rock Homer, and McCaw/Rock Seward. During the period from July-December, 1995, Prime and the Company engaged in several discussions as to the method and valuation of their respective companies culminating with the Company making a tentative proposal to acquire Prime. In January, 1996, representatives of Prime attended a meeting of the Company Board, to negotiate further the price and structure of the proposed acquisition. After full discussion of the issues, the Company Board concluded the acquisition of Prime was preferable to a joint use of cable plant agreement. During the time period January-March, 1996, the Company and Prime negotiated the terms of a letter of intent whereby the Company would acquire all of the security interests in Prime from the Prime Sellers. In February, 1996, the Company made contact with representatives of Alaskan Cable and separately with representatives of Alaska Cablevision, McCaw/Rock Homer, and McCaw/Rock Seward to acquire the assets of those Cable Companies. These negotiations were coordinated through Prime and resulted in a formal offer of acquisition by the Company to Alaskan Cable on February 16, 1996 and to Alaska Cablevision, McCaw/Rock Homer, and McCaw Rock/Seward on February 19, 1996. The negotiation process involving all of the Cable Companies was formalized with the execution on March 14, 1996 of letters of intent between the Company and the Cable Companies as further described elsewhere in this Proxy Statement/Prospectus. See, within this section, "Background."


                                                          REGISTRATION STATEMENT

         Recommendation. The Company Board has unanimously approved the Acquisition Plan, has determined unanimously that the Acquisition Plan is advisable and fair to and in the best interests of the Company and its shareholders, taken as a whole, and has unanimously recommended that holders of shares of Class A and Class B common stock of the Company vote "FOR" approval of the Acquisition Plan.

         The Company Board believes the once distinct lines drawn between telephone and cable services are beginning to merge. The Acquisition Plan allows the Company to integrate cable services to bring more information not only to more customers but in a manner that is expected to be quicker, more efficient and more cost effective than before. The Company Board further believes the Acquisition Plan will allow consolidation of operations of cable television services in the state and offer a platform for developing new customer products and services for the Company over the next several years.

         The Company Board believes that the Acquisition Plan represents an attractive opportunity for the Company to acquire substantial cable television assets and securities of cable operations that have historically generated positive cash flow from operating activities. While the proposal will require a substantial dilution in percentage ownership represented by existing holdings of shareholders, a substantial increase in debt of the Company through bank financing, and use of a portion of the Company's cash reserves, the Company Board believes that the Proposed Transactions will allow the Company to diversify into another market which compliments its long-term involvement in telecommunications and long distance carrier services. The Company Board has concluded that the Acquisition Plan will benefit the Company because the board believes that the Cable Companies have consistent records of growth of revenues and cash provided by operations. The Company Board further believes that the acquisition of the Cable Companies will provide the Company with the opportunity to realize operational efficiencies and strategic opportunities to enter new product markets where the Cable Companies' cable systems, all located in Alaska, are located in close proximity to other operations of the Company.

         In reaching these conclusions and its decision to approve the Acquisition Plan and to recommend that the Company's shareholders vote to approve the Acquisition Plan as outlined through the Proposed Transactions, the Company Board considered several factors. These factors included among other things, the terms and conditions of the Proposed Transactions, the strategic fit of all the cable infra-structure in the Company's future plans, information with respect to the financial condition, business, operations, and prospects of the Cable Companies and the Company on both a historical and prospective basis, including certain information reflecting the Company and the Cable Companies on a pro forma combined basis and the Cable Companies' historical cash provided by operations, and the view and opinions of the management of the Company.

         Specifically, the key decision factors used by the Company Board in reaching the conclusion to approve the Acquisition Plan were as follows:

         Industry Trends. The Company Board believes that the telecommunications industry is entering a period of consolidation across industry segments. All participants (local telephone, broad band entertainment, interexchange, wireless and information service providers) will be competing with each other. Technological change is blurring the distinctions in how services are provided, and consumers are increasingly looking to single providers to meet their communication needs. The Company Board believes the Acquisition Plan along with the Company's ownership of PCS wireless frequencies will provide the Company with a firm technical platform to expand from an interexchange carrier to a full-service telecommunications provider.

         Diversified Sources of Revenue and Cash Flow. The Company Board believes the Acquisition Plan will reduce the Company's reliance on its cash flows from the existing long distance business by


                                                          REGISTRATION STATEMENT
spreading its revenues and gross margin over a broader range of customers and services. This action will reduce the impact on the Company of adverse events in a single line of business. The increased stability in the Company's consolidated cash flows will allow the Company to support higher levels of debt without undue increases in risk. However, the Company, in taking on higher levels of debt, will increase its obligation to repay that debt from its finite sources of cash flow.

         Capital and Operational Synergies. The Company Board believes the combining of the Cable Companies into a single operational unit will increase the efficiency of the cable operations. Additionally, the Company Board believes the capital upgrades necessary to make the Cable Companies more competitive will provide facilities that will be useful to the Company in its other lines of business. The Company Board believes this action will reduce the overall capital requirements of the consolidated business. However, see within this section "--Financing"; "--Operational Challenges" and "--Competitive Risk."

         Increased Equity. The Company Board believes the issuance of a substantial amount of stock as part of the consideration in the Prime Proposed Transaction and as a part of the consideration in the Alaskan Cable Proposed Transaction will substantially increase the Company's equity and correspondingly will broaden its financial base. To accomplish this end, existing shareholders of the Company will have their shareholdings in the Company diluted, and Prime and Alaskan Cable will acquire significant voting power of the outstanding common stock of the Company should the Prime Company Shares, the Alaskan Cable Company Shares, and the MCI Company Stock be issued on that date. See, "DISTRIBUTION OF COMPANY STOCK" and "RISK FACTORS: Company Common Stock Inherent Factors--Concentration of Stock Ownership."

         Financing. Financing of the Proposed Transactions was a key consideration of the Company Board. The Company Board believes there are banks willing to lend the amounts required to close the Proposed Transactions. However, while the Company has had discussions with its Senior Lenders regarding the financing of the Proposed Transaction, those lenders had not as of the Record Date agreed to provide that financing. The use of a substantial equity component in the consideration should increase the Company's available leverage capacity. The Company Board believes this additional capacity will enhance the Company's ability to raise the substantial additional debt that it will require to meet its large capital budget for integration of the Cable Company operations into those of the Company.

         Competitive Risk. The Company Board believes both the Company's existing business and the businesses it is to acquire through the Acquisition Plan will face increasing competitive pressures. In this context, the Company Board considered the likelihood of potential new entrants into the cable television market, including direct broadcast services, that may reduce market share subsequent to consummation of the Acquisition Plan, as well as the likelihood of ATU, i.e., Anchorage Telephone Utility providing cable television services. ATU is a public utility owned by the Municipality of Anchorage and is the only telephone exchange servicing the Anchorage, Alaska area. While the former would be new entrants into the Alaska marketplace, the latter, through its established telephone line distribution system, services a substantial majority of the residents in the Anchorage area, and could prove to be a formidable competitor in the cable television services area should it seek to provide such service. The Company Board also took into consideration the action by ATU in May, 1996 to file an application with the APUC to provide telecommunication services as a reseller throughout the state of Alaska. As of December 31, 1995, ATU had a base of approximately 137,000 individual and business access lines and total revenues and total assets of approximately $123.6 million and $289.9 million, respectively. With its entry into the intra-state telecommunications service area, ATU will be in direct competition with the Company to provide such services to existing customers of the Company in the Anchorage area (who already subscribe to local exchange services from ATU) and elsewhere in the state. As of December 31, 1995 the Company provided telecommunication services to approximately 48% and 42% of the customers in the Anchorage


                                                          REGISTRATION STATEMENT
area and throughout the state (other than the Anchorage area), respectively, with its existing competitors providing the balance of the services. ATU has announced that its new telecommunication services are to be offered to the public by the fall of 1996. The Company Board concluded that the Company's approach to developing, pricing, and providing telecommunication services in Alaska and elsewhere will continue to allow it to be competitive in providing those services. The Company Board also concluded that the consummation of the Acquisition Plan will allow the Company to expand its customer base to include cable television customers. The Company Board believes that the consolidated operations of the Company subsequent to the consummation of the Acquisition Plan will create a more effective competitor to respond to the increasing competitive challenges in the communication industry. No assurance can be given that the view will prove correct, and no assurance can be given that the Company will be able to stand the test of additional competition from a public utility owned by a municipality with the largest population base of any local government in the state. See, "RISK FACTORS: Economic Risks--Competition."

         Operational Challenges. The Company Board believes the Company will face significant operational issues in consolidating its current operations with those of the Cable Companies and in managing the growth in both revenue and personnel that the board believes will result from the consummation of the
Proposed Transactions. The Company Board considered that, through the Acquisition Plan, the Company will acquire a substantial portion of the existing cable television distribution systems in the state of Alaska and gain entry into the cable television business, an entirely new industry segment for the Company, for which it has no prior experience to operate. The Company Board considered the plan which includes the Company entering into the Prime Management Agreement with PIIM to manage the resulting combination of the seven cable television systems acquired from the Cable Companies. The Company Board considered the possibility of retaining some portion of the persons presently managing and working with the Cable Companies. The Company Board did not authorize employment of any specific officer, director, or employee of the Cable Companies, with one exception, however, as of the Record Date the Company Board did not contemplate that that individual would join the Company as an executive officer of the Company or a subsidiary of it. The Company Board considered the high cost of required plant and equipment upgrade and conversion of the distribution systems of the Company Cable Systems from present analog to digital systems enabling, among other things, the Company to provide new high-bandwidth services such as cable modems for high-speed telecommunication services over enhanced cable networks. These services are not within the capabilities of the present Cable
Company cable systems in Alaska. However, the Company Board believes the Company, in remaining competitive in the cable industry, will have to be able to provide such services within the next few years. The Company Board considered the need to expend more than $20 million over the next five years for the
Company to be in a position to provide such services. The Company Board considered the difficulties in combining the plant, equipment, and operations of the Alaska cable systems of the seven Cable Companies, a business of significant size compared to the Company based upon total revenues for the year ended December 31, 1995, and one which is to have business operations in widely dispersed locations over a large geographic area of the state. In addition, the Company Board considered the effect on the Alaska Cable Systems of competition from providers of services making use of new technologies, such as satellite-based direct television signal to customers having separate satellite signal receivers and other similar direct broadcast services. These competing services may reduce market share subsequent to the consummation of the Acquisition Plan. No assurance can be given that this initial plan adopted by the Company Board for the transition, reorganization, management, operation, and development of the Company Cable Systems will prove successful. See, "RISK
FACTORS: Risks of the Businesses in Which the Company Will Be Engaged" and "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN: Company Cable Systems."

         Pricing and Valuation. The Company Board spent considerable time evaluating the relative valuations of the Company and the proposed acquisitions of the Cable Companies to assure that the


                                                          REGISTRATION STATEMENT

Proposed Transactions are fair to the shareholders of the Company. The Company Board has relied heavily on the expertise of its directors, many of whom are senior executives in national companies in the interexchange and cable industries. The stock to be issued by the Company was valued at a 30% premium to its pre-acquisition price. The valuation of the Cable Companies was based upon the directors' assessment of the Cable Companies' value as independent cable companies. The Company Board determined that the proposed price and structure of the Acquisition Plan represented fair prices for all parties and created opportunities for growth in the future value of the equity. However, no assurance can be given as to the growth in future value of the Company Class A common stock in that it will depend on a number of factors including the performance of the Company with its newly acquired Cable Companies and the perception of investors in equity as to the Company's performance and future performance. See within this section, "--Determination of Value."

         The foregoing discussion is believed by the Company Board to include all material factors considered by the board. In reaching the determination to approve the Acquisition Plan, the Company Board did not assign any relative or specific weight to the foregoing factors which were considered. Individual directors may have given differing weights to different factors. In making its final determination on the Acquisition Plan, the Company Board did not receive any independent valuations or opinions as to the fairness of the consideration to be paid in connection with any of the Proposed Transactions.

         For a discussion of the ownership interests in the Company, the members of the Company Board and the Named Executive Officers, see, "OWNERSHIP OF THE COMPANY."

Recommendations   of  the  Cable  Company  Boards  and  Their  Reasons  for  the
Acquisition Plan

         General. Each of the boards of directors (in the case of each of the three corporations comprising Alaskan Cable) and the board of directors of the Prime General Partner (in the case of Prime) has unanimously approved the Acquisition Plan as it pertains to their corresponding companies, has determined unanimously that the Acquisition Plan is advisable and fair to and in the best interests of their respective companies and their respective securities holders (and in the case of Prime General Partner, the Prime Group), taken as a whole, for each respective company. Each of these governing bodies has unanimously recommended to security holders of their respective companies a vote "FOR" approval of the Acquisition Plan. In reaching its decision to approve the Acquisition Plan and to recommend that its company's securities holders (and in the case of Prime General Partner, the Prime Group), vote to approve or otherwise consent and approve the Acquisition Plan, each such governing body of these Cable Companies independently considered the following factors.

         Industry, Economic and Market Conditions. Each board of directors of Alaskan Cable and the board of directors of the general partner of Prime considered the present and anticipated technological and regulatory changes affecting the telecommunications industry in general and concluded that such changes could significantly affect the competitive pressures in the cable industry. Each such governing body concluded that these changes include advances in technology and changes in regulation that could permit telephone companies to offer broad-based entertainment programming on telephone networks and could permit cable companies to offer telephone services on cable networks. In addition, these governing bodies concluded services such as direct broadcast satellites and personal communications services could increase competition to both cable companies and telephone companies. The governing bodies concluded that, based upon their knowledge of the business, operations, properties, assets, financial condition, operating results and future prospects of their respective Cable Companies, in order to meet these competitive challenges the companies would require access to greater financial, managerial and technological resources than they individually possessed or anticipated being able to possess. The Company is a diversified company that these governing bodies believe has the resources, with the acquisition envisioned through the Acquisition Plan, and access to capital markets that will enable the


                                                          REGISTRATION STATEMENT

Company   to   compete   in  the   changing   environment   of  the   cable  and
telecommunications marketplaces in Alaska.

         Decision-Making Process. Management of Prime and management of Alaskan Cable separately arrived at their respective decisions to enter into separate Proposed Transactions with the Company as follows.

         Prime. The management for Prime neither sought nor received any offers from third parties to acquire the securities or assets of Prime during the time period of its consideration of the Company's proposal as previously described. Management for Prime has extensive experience in and knowledge of the cable communications industry and believes that it is generally familiar with transactions involving the purchase and sale of cable communications systems of comparable size to the Prime Alaska Systems. Based upon that experience and knowledge, Prime management concluded that the terms of the transaction as negotiated with the Company were at least as favorable as could have been obtained from any such party. In reaching such conclusion, management for Prime believes that the transaction with the Company offers to the partners of Prime (and to the shareholders of ACI and Prime General Partner) and to the equity participation interest holders of Prime the opportunity to diversify their investment in a cable communications business into a business that offers a broad range of telecommunication services to residential, commercial and governmental customers in Alaska and to capitalize on the combination of that business with a cable communications business in that state. See, within this section "--Determination of Value." Furthermore, Prime management negotiated terms with the Company that provide the shareholders of ACI and Prime General Partner with such diversification in a tax-free transaction to them. However, in the event the Prime Company Shares are distributed to the partners of PCLP or to the partners of any one or more of the limited partnerships that are shareholders of ACI, such distributions may be taxable to such partners to the extent that the fair value of such shares distributed exceeded their adjusted basis in the distributing partnership, although a proposed Treasury Regulation would treat such distributions as not taxable. See, "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN: Certain Federal Income Tax Consequences."

         In early 1995, the Company initiated discussions with Prime proposing a joint use of cable plant, and subsequent discussions resulted in the Company and Prime agreeing to consider an acquisition of Prime by the Company. See, "ACQUISITION PLAN--Recommendation of Company Board and Its Reasons for the Acquisition Plan."

         In 1995, Prime management concluded that developments in telecommunications technology, the anticipated deregulation of the telecommunications and the cable television industries, and the anticipated consolidation of the telecommunications and communications entertainment industries, made it advisable either to sell the Prime Alaska Systems or to combine the Prime Alaska Systems with a telecommunications company providing service in the same market that Prime serves. Prime management believes that continuing Prime as a separate, stand alone business would place the Prime Alaska Systems at a competitive disadvantage with telecommunications companies which plan to provide video entertainment to the same markets. After considering the possibility of a sale of all the Prime Alaska Systems or a sale of the systems piecemeal in a liquidation, Prime management concluded that the investors in Prime would achieve a better return on their investment if they were part of a larger telecommunications organization. Prime management also believed that the number of buyers that might be interested in Prime was limited, due to the fact that the Prime Alaska Systems were geographically remote.

         The combination of the Prime Alaska Systems with the other Company Cable Systems proposed to be acquired has the potential of achieving economies of scale in management, employee benefits, billing, customer service and regulatory matters. Economies of scale also may be achieved from the


                                                          REGISTRATION STATEMENT
combination of the Company and Prime in connection with the proposed construction and use of a fibre optic network being considered by Prime management for the Prime Alaska Systems for a proposed PCS system. The combination also offers the Company and Prime the opportunity to fully integrate video, high-speed data and long distance services which may increase the ability to attract and retain new customers. The combination of the Company and Prime would also achieve a diversification of sources of revenues. Because of the several benefits that a combination would offer to the Company, Prime management concluded that Prime had more value to the Company than as a stand-alone acquisition opportunity for other potential buyers. In the course of the discussions with the Company, Prime management concluded that a cash transaction was not available on any acceptable terms and the decision was made to enter into an agreement for the acquisition by the Company, directly and indirectly, of all the partnership interests in Prime.

         Prime management did not solicit any offers to acquire Prime. The cable television market for systems the size of the Prime Alaska Systems is relatively small, and Prime management is confident that if there had been another prospective buyer for Prime on terms that would have been comparable to that negotiated with the Company, such a buyer would have approached Prime management. Prime management is unaware of any offers which have been made for an acquisition, tender offer, change of control, merger, consolidation, or combination of any of such partnerships or of Prime or a material amount of any of their assets.

         In the negotiation of the transactions leading up to the Prime Purchase Agreement, representatives of Prime, including Prime General Partner, agreed with the Company upon an aggregate value for all of the equity ownership interests and equity participation interests in Prime of $76.7 million. The Prime Company Shares was based upon that $76.7 million equity value of Prime and a negotiated price per share of Company Stock of $6.50 per share. The allocation of the Prime Company Shares among the Prime Sellers was determined by representatives of the various Prime Sellers based upon the following: (1) a value of the equity participation interests of Prime as negotiated and agreed upon by representatives of the Prime Sellers (including Prime General Partner) and the Company of $76.7 million; (2) a value per share of Company Stock as negotiated and agreed upon by representatives of the Prime Sellers (including Prime General Partner) and the Company of $6.50 per share; (3) a deemed liquidation and dissolution of Prime; and (4) a deemed distribution in liquidation of the Prime Company Shares in accordance with the Prime Partnership Agreement, after taking into consideration the contractual rights of the holders of the outstanding profit participation interests in Prime in accordance with the terms of the agreements pursuant to which the Prime equity participation interests were created and issued. The number of the Prime Company Shares were allocated as among the Prime Sellers based upon what each partner in Prime and each Prime equity participation interest holder would receive in connection with such deemed liquidation for its respective interest in Prime pursuant to the terms of the Prime Partnership Agreement and the terms of the agreements pursuant to which the Prime equity participation interests were created and issued by Prime. In this manner, the number of shares of the Prime Company Shares which a given limited partner of Prime will receive upon the consummation of the Prime Proposed Transaction was calculated by determining that number of the Prime Company Shares that such limited partner of Prime would have received in respect of its limited partner interest in Prime in such deemed liquidation and dissolution of Prime (based upon the agreed per share value of Company Stock of $6.50).

         Alaskan Cable. The management for each of the three corporations comprising Alaskan Cable neither sought nor received any offers from third parties to acquire the assets of any of the corporations during the time period of its consideration of the Company's proposal as previously described. Management for each of these corporations has extensive experience in and knowledge of the cable communications industry and believes that it is generally familiar with transactions involving the purchase and sale of cable communications systems of comparable size to the cable systems which are the subject of the Alaskan Cable Purchase Agreement. Based upon that experience and knowledge, management


                                                          REGISTRATION STATEMENT
for each of these corporations concluded that the terms of the transaction as negotiated with the Company were at least as favorable as could have been obtained from any such party. In reaching this conclusion, management for each of these corporations believes that the transaction with the Company offers to the shareholder of the respective corporation the opportunity to diversify its investment in cable communications business to include a business that offers a broad range of telecommunication services to residential, commercial and governmental customers in Alaska, and to capitalize on the combination of that business with a cable communications business in Alaska.

         Terms of the Acquisition Plan. The governing body of each of Alaskan Cable and Prime considered the terms of the Proposed Transaction as it pertained to that body's company, including the representations, warranties, covenants, and conditions of the parties contained in that Proposed Transaction and the consideration to be received pursuant to that Proposed Transaction. The consideration to be paid for the company or its assets is clearly fixed in the corresponding Purchase Agreement without hinderance by contingency adjustments prior to closing. Prime believes that it is not likely that the company would receive any unsolicited offer that would be more favorable to the company's security holders than the Prime Purchase Agreement. Each governing body independently noted that its decision to limit the solicitation of further offers was subject to the fiduciary duties of that body.

         Diversification of the Company. Each of the Cable Companies is privately-held and, therefore, there has been no public market for their securities. If the Acquisition Plan is consummated, the securities holders of Prime and Alaskan Cable will receive Class A common stock of the Company, which is currently traded on the Nasdaq Stock Market. See "PROPOSED TRANSACTIONS:
Cable Company Purchase Agreements--Consideration to be Received." The governing body of each of Alaskan Cable and Prime has concluded that the liquidity of Company Class A common stock, as well as the diversification of the Company's operations, will enable the securities holders of that Cable Company to realize greater value for their securities holdings than they would if they continued to invest in their privately held company.

         In view of the variety of factors considered in connection with its evaluation of the Acquisition Plan, each of the governing bodies of the Cable Companies did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

Determination of Value

         Company. Company management considered several alternative methods to value its stock to be issued pursuant to the Proposed Transactions, including multiples of net sales, return on equity and multiples of operating cash flow. A range of multiples and corresponding values were derived and evaluated. For example, the Company gathered information on six similar transactions closing during the period from January, 1993 through December, 1995. The Company calculated a range of net sales multiples for those companies from 0.62 to 3.38. The mean multiple was 1.77 times net sales which, if used for the Company, would result in a stock price of approximately $8.08 per share for the year ended December 31, 1995. In general, smaller companies in those transactions received lower multiples, and each of the companies included in the analysis generated revenues in excess of those of the Company. Valuations vary based upon a number of factors including the size of the company studied, its equity structure and the nature of its products and services.

         A value of $6.50 per share was agreed upon as a fair value for the Company Stock after considering several factors, including the following: (1) management's evaluation of other transactions in the telecommunications industry; (2) management's consideration of the value it would likely receive in a sale of equity in the public markets; (3) management's broad knowledge and experience in the telecommunications industry; and (4) arms-length negotiations between the parties to the Proposed


                                                          REGISTRATION STATEMENT

Transactions. This price represents a 30% premium to its pre-acquisition price, which was approximately $5.00 per share prior to March, 1996.

         The Company's valuation of the Cable Companies was based upon the Company Directors' assessment of the Cable Companies' value as independent cable companies, using cash flow multiples that the Company Board believes are less than other recent acquisitions in the cable industry. The Company Board determined that the proposed price and structure of the Acquisition Plan represents fair prices for all parties and creates opportunities for growth in the future value of the equity. In making its final determination on the Acquisition Plan, the Company Board did not seek and did not receive any independent valuations or opinions from financial advisors as to fairness of the consideration to be paid in connection with any of the Proposed Transactions. See, within this section, "--Recommendation of Company Board and Its Reasons for the Acquisition Plan-Recommendation-Pricing and Valuation."

         Prime and Alaskan Cable. Cable television companies have traditionally been valued on the basis of a multiple of historical or projected operating cash flow. The particular multiple varies depending upon general market and economic conditions, the regulatory climate for the cable television industry, and other factors.

         Prime. Prime management considered a range of multiples of twelve-month historical or projected operating cash flow, less indebtedness owed by the Cable Company. In determining operating cash flow, Prime used "earnings before interest, taxes, depreciation and amortization." Using the operating cash flow valuation method, Prime was valued by Prime management and the Company at $186.1 million, representing a multiple of 10.7 times the net operating cash flow for the first calendar quarter of 1996 (annualized), less indebtedness of $109.4 million, resulting in a net equity value of $76.7 million.

         Prime management used an assumed value of $6.50 per share for the Company Stock for purposes of determining the fixed number of shares of Company Stock to be issued and delivered in connection with the Prime Proposed Transaction. The $6.50 per share valuation is equal to approximately 7.7 times annualized budgeted operating cash flow of the Company for the first calendar quarter of 1996, based upon budgets prepared by the Company.

         The $6.50 per share value for the Company was agreed upon after considering several valuations methods, including return on equity, a multiple of revenues and a multiple of operating cash flow. In addition to the information referred to in the preceding paragraph, Prime management also gathered information regarding recent acquisitions involving telecommunications companies, although some of the acquisitions were between long distance companies and might have involved a synergy that might not exist in the Prime Proposed Transaction. One group of acquired companies with annual revenues below $500 million (Link, Enhanced, WCT, and American Sharecom) were valued at an average multiple of 1.26 times gross revenue. Using this same multiple, the Company would be valued at $6.28 per share at the end of calendar 1995 and a $5.80 per share value at the end of 1996. The decline in such per share valuation at the end of 1996 is due primarily to the planned capital expenditures for 1996 which will require the Company to incur additional indebtedness at a rate that exceeds the increase in gross asset value based on revenues.

         Alaskan Cable. Management for each of the corporations comprising Alaskan Cable has extensive experience in and knowledge of the cable communications industry and believes that it is generally familiar with transactions involving the purchase and sale of cable communications systems of comparable size to the cable systems which are the subject of the Alaskan Cable Purchase Agreement. Based upon that experience and knowledge, management for each corporation concluded that the terms of the Alaskan Cable Purchase Agreement as negotiated with the Company were at least as favorable as could have been obtained from any third party.


                                                          REGISTRATION STATEMENT

Interests of Certain Persons in the Acquisition Plan

         General. In considering the recommendations of the governing bodies of Alaskan Cable and Prime regarding their corresponding Proposed Transaction, security holders of those companies should be aware that certain members of management and the governing bodies of those companies have certain interests in the Proposed Transactions that are in addition to or different from the interests of securities holders of those companies generally. Each governing body was aware of these interests as pertains to its Cable Company and considered them, among other matters, in approving the corresponding Proposed Transaction.

         Registration of Company Class A Common Stock. The registration rights in the Company Stock to be acquired by the Prime Sellers (and their distributees, including other Prime Group members) and by the shareholders of Alaskan Cable are essentially the same. The registration rights in the Company Class A common stock to be issued and distributed to shareholders of Alaska Cablevision upon exercise of conversion rights under the Cablevision Company Notes are similar to those registration rights of the Prime Sellers and the shareholders of Alaskan Cable. See, "PROPOSED TRANSACTIONS: Registration Rights Agreements."

         Alaskan Cable Security Ownership and Officer/Director Relationships. The three corporations comprising Alaskan Cable are controlled, directly or indirectly, through one or more intermediaries by Jack Kent Cooke, the president of each of the three corporations. Each corporation has a sole corporate shareholder as follows, which in turn is controlled directly or indirectly by Mr. Cooke: (1) Alaskan Cable/Fairbanks--sole shareholder is Alaskan Cable
Network, Inc.; (2) Alaskan Cable/Juneau--sole shareholder is Alaskan Cable Network/Juneau Holdings, Inc.; and (3) Alaskan Cable/Ketchikan-Sitka--sole shareholder is Jack Kent Cooke, Inc. No other officer or director of the three corporations comprising Alaskan Cable holds any of the stock of or beneficial interest in the stock of those corporations.

         Prime Security Ownership and Officer/Director Relationships. Certain of the officers, directors and principal shareholders of Prime II Management, Inc. ("PMI") are also officers and directors of the following entities: (1) Prime General Partner; (2) Prime Cable GP, Inc., a Delaware corporation and the general partner of PCLP ("PGP"); (3) ACI; and (4) the two general partners (Prime Venture I, Inc., a Delaware corporation ("PVI") and Prime II Management Group, Inc., a Delaware corporation ("PMG")) of Prime Holdings. PVI is also general partner of Prime Growth. PMI is the general partner of Prime II Management, L.P., a Delaware limited partnership ("PIIM"). PIIM is a limited partner of Prime Holdings and sole general partner of the general partner of Prime Venture II, L.P., a Delaware limited partnership and shareholder of ACI
("PVII"). PVII has as its general partner Prime Investors, L.P., a Delaware limited partnership ("PI") and is a shareholder of ACI. As of the Record Date, PIIM managed the Prime Alaska Systems under a management agreement with Prime. Following the consummation of the Prime Proposed Transaction, PIIM will manage the Company Cable Systems (including the Prime Alaska Systems) under the Prime Management Agreement. See "PROPOSED TRANSACTIONS: Prime Management Agreement."

         None of the general partners of any of the Prime Sellers receives any fees or other compensation from such partnerships other than as represented by their partnership interests. However, PIIM may be deemed to be an "affiliate" of each of the Prime Sellers, within the meaning of the rules and regulations of the Securities and Exchange Commission. PIIM is currently managing the Prime Alaska Systems but none of the other Company Cable Systems.

         PIIM is entitled to management fees equal to 5% of the total revenues of the Prime Alaska Systems for managing those systems. The following table presents information as to the actual amounts


                                                          REGISTRATION STATEMENT
of management fees paid to PIIM or accrued by Prime for managing the Prime Alaska Systems for the past three fiscal years, and for the seven months ended July 31, 1996.

                           Calendar Year                     Management Fees (1)
                           -------------                     -------------------
                           1993                              $     1,455,060
                           1994                                    1,529,955
                           1995                                    1,629,691
                           Seven months ended 7/31/96              1,003,404 (2)

------------

1 PIIM pays to a wholly-owned subsidiary of PVI an amount equal to 20% of such management fees when they are received, in consideration of PVI's agreement to refer to PIIM opportunities to manage cable television systems.

2 This amount has been accrued and payment deferred pursuant to Prime's bank line of credit. PIIM is entitled to interest at the rate of 17-1/2% per annum on the accrued and unpaid fees.
------------

         See "PROPOSED TRANSACTIONS: Prime Management Agreement" for a description of the management fees that will be paid to PIIM for managing the Company Cable Systems following the closing of the Prime Proposed Transaction. Such fees will be a fixed amount per annum, rather than based on a percentage of revenues, and assuming no significant reduction in revenues, such fees will be less than what PIIM would receive if such fees were based on 5% of the revenues of the Prime Alaska Systems. Such fees will also be considerably less than they would be if they were based on 5% of the total revenues of all Company Cable Systems, assuming all of them are acquired by the Company. The net annualized fees to be paid to PIIM by the Company for managing the Company Cable Systems will be $1,000,000 for the first year, $750,000 for the second year and $500,000 for each year thereafter that the Prime Management Agreement is in effect.

         The several following tables identify as of the Record Date the directors, executive officers and principal shareholders of PMI and the relationship of such persons to the identified entities:


                                                          REGISTRATION STATEMENT

Name of Entity                                                           Relationship of Entity to Prime and its Partners
--------------                                                           ------------------------------------------------
Prime Cable Fund I, Inc. (PCFI) ......................................   General Partner of Prime

Prime Venture I, Inc. (PVI) ..........................................   General Partner of Prime Growth and Prime Holdings
                                                                         (limited partners of Prime)

Prime II Management Group, Inc. (PMG) ................................   General Partner of Prime Holdings

Prime Cable GP, Inc. (PGP)  ..........................................   General Partner of Prime Cable Limited Partnership (PCLP),
                                                                         the sole stockholder of PCFI

Alaska Cable, Inc. (ACI)  ............................................   Limited partner of Prime

Prime II Management, Inc. (PMI) ......................................   General Partner of PIIM, which is the sole General Partner of the sole general partner of PVII, and which is a limited partner of Prime Holdings

====================================================================================================================
                            EXECUTIVE OFFICERS AND DIRECTORS AND PRINCIPAL SHAREHOLDERS
                                                      OF PMI
                                                        Position                                % of Ownership
Name                                                    with PMI (1)                           Interest in PMI (2)
--------------------------------------------------------------------------------------------------------------------
Robert W. Hughes                                        Chairman of the Board,
                                                        Director                                    31.02%

Paul-Henri Denuit                                       Director                                       *

Brian Greenspun                                         Director                                       *

Gregory S. Marchbanks (3),(4)                           Director, Chief Executive Officer           22.75%

Michael Sherwin                                         Director                                       *

William P. Glasgow                                      President                                   11.03%

Jerry D. Lindauer (4)                                   Sr. Vice President                           8.27%

Allan Barnes (4)                                        Sr. Vice President and Chief                   *
                                                         Operating Officer

Daniel Pike                                             Sr. Vice President-Science
                                                        and Technology                               9.09%

Duncan Butler                                           Vice President                                 *

Mark Greenberg                                          Vice President                               9.09%
====================================================================================================================

------------------

1 The executive officers of PMI shown in this table occupy the same executive officer positions with ACI and Prime General Partner, except that ACI does not have a chief operating officer and Daniel Pike, Duncan Butler, and Mark Greenberg are not officers of ACI. In addition, Mr. Butler is not an officer of Prime General Partner.

2 An asterisk (*) means the individual owns less than 5% of the outstanding common stock of PMI.

3        Sole director of ACI.

4        Director of Prime General Partner.
------------------


                                                          REGISTRATION STATEMENT

         PMI owns 55% of the equity of PIIM through its interest as the sole general partner of PIIM. PIIM is the sole general partner of Prime Investors, L.P., which is the sole general partner of PVII, i.e., Prime Venture II, L.P., a shareholder of ACI. PIIM also manages other cable television systems in which Prime's limited partner has ownership interests.

         Certain of the officers and directors of PMI are also officers and directors of PVI. The following table sets forth as of the Record Date the respective directorships and offices and the beneficial owners of 5% or more of the common stock of PVI held by the executive officers, directors and principal (5%) shareholders of PMI.

================================================================================================================
                   RELATIONSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS
                                                OF PMI WITH PVI
Name and Position with PMI                                              Position with PVI
----------------------------------------------------------------------------------------------------------------
Robert W. Hughes, Chairman of the Board and                             Chairman of the Board and Director
Director

Paul Henri Denuit, Director                                             Director

Brian Greenspun, Director                                               Director

Michael Sherwin, Director                                               Director

Gregory S. Marchbanks, Director and Chief Executive Officer             Chief Executive Officer

William P. Glasgow, President                                           President

Jerry D. Lindauer, Sr. Vice President                                   Sr. Vice President

Allan Barnes, Sr. Vice President and                                    Sr. Vice President & Chief Operating
 Chief Operating Officer                                                Officer-Cable

Daniel Pike, Sr. Vice President-Science and                             Sr. Vice President-Science & Technology
 Technology
================================================================================================================

         PVI is a subsidiary of Prime South Diversified, Inc., a Delaware corporation ("PSD"). The holders of a class of preferred stock of PSD will ultimately receive shares of Company Stock from the Prime Proposed Transaction. Some of the persons named in the above table beneficially own shares of such class of PSD preferred stock. Based on the Company Class A common stock outstanding as of the Record Date, and assuming the Prime Company Shares, the Alaskan Cable Company Shares and the MCI Company Stock had been outstanding on that date, all of the holders of such class of PSD preferred stock as a group would have owned less than 5% of the Company Class A common stock. By contractual arrangement, the board of directors of PVI has complete discretion regarding the investment decisions for Prime Growth and Prime Holdings.

         Certain of the officers and directors of PMI are also officers, directors and shareholders of Prime II Management Group, Inc., a Texas corporation ("PMG"). The following table sets forth as of the Record Date the directorships and offices and the beneficial owners of 5% or more of the common stock of PMG held by officers, directors and shareholders of PMI.


                                                          REGISTRATION STATEMENT


====================================================================================================================
                                   RELATIONSHIP OF EXECUTIVE OFFICERS, DIRECTORS
                                         AND PRINCIPAL SHAREHOLDERS OF PMI
                                                     WITH PMG
                                                        Position                                % of Ownership
Name and Position with PMI                              with PMG                               Interest in PMG (1)
--------------------------------------------------------------------------------------------------------------------
Robert W. Hughes, Chairman of the Board, Director       --                                           23.7%

Gregory S. Marchbanks, Director and Chief Executive     Director and Chief Executive                 17.9%
Officer                                                 Officer

Allan Barnes, Sr. Vice President and Chief              Director, Sr. Vice President                   *
 Operating Officer

Jerry D. Lindauer, Sr. Vice President                   Director, Sr. Vice President                 12.5%

William P. Glasgow, President                           President                                      *

Daniel Pike, Sr. Vice President-Science and Technology  Sr. Vice President                           5.53%
====================================================================================================================

----------------

1 An asterisk (*) means the individual owns less than 5% of the outstanding common stock of PMG.
----------------

         PVI and PMG are the general partners of Prime Holdings. PVI and Prime Holdings are the general partners of Prime Growth.

         Additionally, certain of the officers and directors of PMI are also officers, directors and shareholders of Prime Cable GP, Inc., a Delaware corporation ("PGP"). The following table sets forth as of the Record Date the directorships and offices and the beneficial owners of 5% or more of the common stock of PGP held by officers, directors, and shareholders of PMI.


                                                          REGISTRATION STATEMENT


====================================================================================================================
                                   RELATIONSHIP OF EXECUTIVE OFFICERS, DIRECTORS
                                         AND PRINCIPAL SHAREHOLDERS OF PMI
                                                     WITH PGP
                                                                                                        % of
                                                                                                        Ownership
                                                                                                        Interest
                                                        Position                                        in PGP (1)
Name and Position with PMI                              with PGP
--------------------------------------------------------------------------------------------------------------------
Robert W. Hughes, Chairman of the Board and             Chairman of the Board and Director                   19.5% (2)
Director

Michael Sherwin, Director                               Director                                                -0-

Gregory S. Marchbanks, Director and Chief Executive     Chief Executive Officer                               17.0%
Officer

William P. Glasgow, President                           President                                                 *

Jerry D. Lindauer, Sr. Vice President                   Sr. Vice President-Corporate Development              11.9%

Allan Barnes, Sr. Vice President and Chief              Sr. Vice President & Chief Operating                    -0-
Operating Officer                                       Officer-Cable

Daniel Pike, Sr. Vice President-Science and             Sr. Vice President-Science & Technology                5.0%
Technology
====================================================================================================================

----------------

1 An asterisk (*) means the individual owns less than 5% of the outstanding common stock of PGP.

2 In addition, Mr. Hughes may be deemed to beneficially own 2% of the outstanding common stock of PGP held of record by two trusts for the benefit of his children for which he is trustee. Mr. Hughes disclaims beneficial ownership of such shares.
----------------

         PGP is the sole general partner of PCLP, which is the sole shareholder of Prime General Partner. Taken together as a group, as of the Record Date the officers and directors of Prime General Partner beneficially own the following:
(1) 85.0% of the common  stock of PMI; (2) 67.0% of the common stock of PMG; and
(3) 58.6% of the common stock of PGP (excluding the 2% which Mr. Hughes may be deemed to beneficially own as described in footnote 2 of the immediately preceding table).

         Prime Equity Participation Interests Holders. Three entities (BancBoston Capital, Inc., First Chicago Investment Corporation and Madison Dearborn Partners V) hold profit participation contractual rights ("equity participation interests") to share in the appreciation of the value of the equity of Prime. The equity participation interests were granted by Prime to the holders thereof in connection with Prime's original financing of its acquisition of the Prime Alaska Systems in June, 1989. Under the terms of the contract creating the equity participation interests, the equity participation interests permit the holders thereof to receive in the aggregate 13.6284% of the increase in the value of the equity of Prime over its June, 1989 value. In the Prime Proposed Transaction, the holders (all such holders are institutional investors) of all of the equity participation interests have agreed to sell all of such equity participation interests to the Company in exchange for an aggregate of 664,646 Company Shares. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES:
Background and Description of Business--Prime-Organizational Structure" and "DISTRIBUTION OF COMPANY STOCK: Principal Security Holders."


                                                          REGISTRATION STATEMENT

                  CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN

General

         Upon the consummation of the Acquisition Plan the following will occur:
(1) the Company will own and hold all limited and general partnership interests and all equity participation interests in Prime; (2) all of the assets of Alaskan Cable, Alaska Cablevision, McCaw/Rock Homer, and McCaw/Rock Seward will become assets of and be owned by the Company; (3) the Prime Sellers (and their distributees, including other members of the Prime Group) and shareholders of Alaskan Cable will acquire their respective portions of the Company Stock; (4) Alaska Cablevision will acquire the Cablevision Company Notes; (5) the securities holders of Alaska Cablevision and Alaskan Cable will receive cash as part of the payment to them of their respective purchase prices; and (6) the joint venturers of McCaw/Rock Homer and McCaw/Rock Seward will receive cash, as full payment to them of their respective purchase prices. As described elsewhere in the Proxy Statement/Prospectus (see, "APPRAISAL RIGHTS"), neither the Prime Sellers nor the sole shareholder of each of the corporations comprising Alaskan Cable will have appraisal rights in lieu of receiving shares of the Prime Company Shares and other consideration. The Prime Sellers (and their distributees, including other members of the Prime Group) and the shareholders of Alaskan Cable who receive Company Class A common stock pursuant to the Acquisition Plan will become shareholders of an Alaska corporation. See, "COMPARISON OF SECURITY HOLDER RIGHTS IN THE COMPANY AND CERTAIN CABLE COMPANIES."

         Subsequent to the consummation of the Acquisition Plan, Prime will distribute the Prime Company Shares to the limited partners of Prime who will in turn distribute their portions of those shares to their security holders, i.e., the shareholders of ACI (including PVII), the limited partners of Prime Growth and the limited partners of Prime Holdings, and the sole shareholder of Prime General Partner for distribution to its security holders (the limited partners of PCLP). Subsequent to the consummation of the Acquisition Plan, Prime Growth, Prime Holdings, PVII and PCLP will continue to manage their respective other assets with the same set of respective limited partners as before the consummation of the Acquisition Plan, and ACI and Prime General Partner will merge into GCI Cable with GCI Cable being the surviving corporation.

Security Holder Investment Changes

         Prime. Upon closing on the Prime Proposed Transaction, certain of the Prime Sellers will exchange all of their partnership interests in Prime for the Prime Company Shares. The voting rights of limited partners under the Prime Partnership Agreement are extremely limited (and nonexistent for holders of equity participation interests in the partnership except for limited rights to consent to distributions) as compared to the voting rights of holders of Class A common stock of the Company as further described elsewhere in this Proxy Statement/Prospectus. See, "COMPARISON OF SECURITY HOLDERS' RIGHTS IN THE COMPANY AND CERTAIN CABLE COMPANIES."

         The term of existence of Prime under the Prime Partnership Agreement is 30 years. However, the agreement further provides that the general partner in its sole discretion may sell the partnership at any time during that term. Therefore, the general partner of Prime has almost total control over the existence of the partnership, and the limited partners have for all intents and purposes no control or influence over that term of existence. The term of existence of the Company is perpetual, subject to limited exception. That is, under the Alaska Corporations Code to which the Company is subject, the existence of the Company is subject to reorganization, in the form of merger, consolidation, share exchange, or sale of assets not in the ordinary course of business. Such reorganization requires approval of the shareholders, in which case statutory appraisal rights are provided for those dissenting from such proposed action. The Prime Sellers have no appraisal rights under the present Prime Partnership Agreement, as further described elsewhere in the Proxy Statement/Prospectus. See "APPRAISAL


                                                          REGISTRATION STATEMENT

RIGHTS." The existence of the Company may also be terminated through statutory dissolution under the Alaska Corporations Code either involuntarily by administrative action of the Alaska Department of Commerce and Economic Development for failure to file reports and pay corporation taxes as specified in that code or by suit of the shareholders or directors but only upon specific conditions of failure of corporate governance. The existence of the Company may be terminated voluntarily, but only through a vote of shareholders holding at least two-thirds of the outstanding shares entitled to vote, or written consent of those shareholders taken without a meeting. On the other hand, as shareholders of the Company, the Prime Sellers (and their distributees, including other members of the Prime Group) will along with other shareholders have the exclusive right to amend the Articles of Incorporation of the Company to provide for a period of existence different from that of the present articles and the almost exclusive right to terminate the existence of the Company by court action. The perpetual existence of the Company coupled with a substantially larger security holder base (approximately six times larger than that of Prime) in a publicly traded security (Company Class A common stock) as compared to the privately held security interests in Prime of the Prime Sellers with no public market for sale of those interests, connotes a more stable security base with opportunity to sell or acquire more securities of the Company.

         Under the Prime Partnership Agreement, management compensation is determined exclusively by the general partners without recourse by the Prime Sellers. Under the Company Articles, the affairs of the Company are directed by a board of directors which in turn retains senior management and determines or approves its compensation. As shareholders of the Company (a reporting company under the Exchange Act), the Prime Sellers (and their distributees, including other members of the Prime Group) will be entitled to receive periodic reports from management including annual reports on management compensation as a part of management's proxy statement for annual meetings of shareholders. See, for example for the Annual Meeting, "MANAGEMENT OF THE COMPANY: Remuneration of Directors and Executive Officers." The shareholders elect persons to the Company Board and can voice their displeasure with actions by or the compensation of management by casting their votes for board members who reflect the views of those shareholders.

         The investment objectives of the Prime Group members, many of whom are limited partners in various Prime entities, are as pertains to the Prime Alaska Systems to seek a return on invested capital, primarily in the form of appreciation in value of such systems. The Company has never paid a cash dividend but has retained net profits for further development of the business of the Company. While this policy may change by action of the Company Board (see, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Market Price and Dividends of Cable Companies--Dividends"), a Prime Seller (and its distributees, including other members of the Prime Group) who exchanges its direct or indirect investment interests in Prime for shares of Prime Company Shares would then have as an investment objective for the foreseeable future the appreciation in value of that stock.

         In summary, the Company Board believes that the Acquisition Plan as it pertains to the Prime Sellers (and their distributees, including other members of the Prime Group) will not subject them to significant adverse changes with respect to voting rights, the terms of existence of the entities, management compensation or investment objectives.

         Alaskan Cable. Upon closing on the Alaskan Cable Proposed Transaction, each of the three corporations comprising Alaskan Cable will receive a portion of, for later distribution to its sole shareholder as partial consideration for the transfer of substantially all of the assets to the Company, the Alaskan Cable Company Shares. There will be no loss of voting rights by the shareholders of Alaskan Cable in that they will not be giving up any shares in Alaskan Cable. However, they will gain voting rights in the Company which in large part are similar to those in Alaskan Cable in that both the Company and the three corporations comprising Alaskan Cable are Alaska corporations. The voting rights of shareholders in all of these corporations are further compared elsewhere in this Proxy Statement/Prospectus. See,


                                                          REGISTRATION STATEMENT

"COMPARISON  OF  SECURITY  HOLDER  RIGHTS  IN  THE  COMPANY  AND  CERTAIN  CABLE
COMPANIES."

         The terms of existence of the Company and of each of the corporations comprising Alaskan Cable are perpetual. The restrictions on these terms for all of these corporations, being Alaska corporations, are the same and are as described elsewhere in this Proxy Statement/Prospectus. See, within this section "--Security Holder Investment Changes-Prime."

         Under the respective articles of incorporation and the provisions of the Alaska Corporations Code to which the Company and the corporations comprising Alaskan Cable are all subject, the affairs of the respective corporations are directed by the respective boards of directors which in turn retain senior management and determine or approve its compensation. The shareholders of each corporation generally have the same rights to elect the respective boards of directors and therefore similar influences over the compensation of management as described for the Company elsewhere in this Proxy Statement/Prospectus. See, elsewhere in this section "--Security Holder Investment Changes-Prime."

         The Company has never paid a cash dividend but has retained net profits for further development of the business of the Company. While this policy may change by action of the Company Board (see, "SUMMARY: Dividends"), a shareholder of Alaskan Cable who acquires Alaskan Cable Company Shares should expect that a return on that investment, if any, will be in the form of the appreciation in value of the stock rather than a shorter term cash return on investment through dividends.

         In summary, the Acquisition Plan, as it pertains to the shareholders of the three corporations comprising Alaskan Cable, should not subject them to significant adverse changes with respect to voting rights, the terms of existence of the entities, management compensation, or investment objectives.

Company Cable Systems

         Business. Upon consummation of the Purchase Agreements, the Company will, for the immediate future, through one or more subsidiaries (including GCI Cable) continue to operate the Prime Alaska Systems and the cable systems of the other six Cable Companies in Alaska as the Company cable systems ("Company Cable Systems"). Over a longer period of time, the Company intends to integrate the cable operations of the Company Cable Systems into the Company's telecommunication activities as a part of the Company's overall business development.

         Management and Personnel. The operation of the Company Cable Systems will be managed by PIIM through the Prime Management Agreement described elsewhere in this Proxy Statement/Prospectus. See, "PROPOSED TRANSACTIONS: Prime Management Agreement." With the acquisition of all of the assets of Alaskan Cable, the Company does not envision any of the executive officers of the corporations comprising Alaskan Cable joining the Company or assisting in the development of the new line of cable services to be provided by the Company. As of the Record Date, the Company envisioned that an employee of Prime, responsible for managing portions of the Prime Alaska Systems, might, with the consummation of the Prime Purchase Agreement, become an employee of the Company or a subsidiary of the Company and might be involved with managing one of the regions of the Alaska Cable Systems. As of the Record Date, the Company envisioned that an executive officer of Alaska Cablevision might, with the consummation of the Alaska Cablevision Purchase Agreement, become an employee of the Company or a subsidiary of it. However, as of the Record Date, the Company did not envision that that individual would immediately become an executive officer of the Company or a subsidiary of it.


                                                          REGISTRATION STATEMENT

         The Company anticipates, with the closing on the Purchase Agreements, there will be realignments of the personnel structure. The Company plans to interview employees of the Cable Companies and others, and to select the best qualified applicant for each available position. The Company has made no commitment to retain any personnel of the Cable Companies other than as described in the previous paragraph.

Certain Federal Income Tax Consequences

         The following is a general description of the material federal income tax consequences of the Acquisition Plan to the Prime Sellers who exchange their interests and, in the case of three institutional investors, their equity participation interests, in Prime for a portion of the Prime Company Shares, and to Alaskan Cable and the shareholders of the three corporations comprising Alaskan Cable who acquire the Alaskan Cable Company Shares, under their respective Proposed Transactions, and to the Company. This discussion is not meant to be and is not to be construed as tax advice by any prospective purchaser of the Prime Company Shares or the Alaskan Cable Company Shares. This discussion does not address the application and effect of foreign, state, local or other tax laws on the Proposed Transactions. A prospective purchaser of the Prime Company Shares or the Alaskan Cable Company Shares is urged to seek private tax counsel advice as to how the Proposed Transactions will affect that person's tax situation, including the applicability and effect of foreign, state, local and other laws.

         General. Neither the Company nor the Cable Companies are requesting a ruling from the Internal Revenue Service in connection with the Acquisition Plan. No special federal income tax treatment is anticipated upon the closing on the sale of assets by Alaskan Cable, Alaska Cablevision, McCaw/Rock Homer or McCaw/Rock Seward. However, the ACI Merger and the PCFI Merger are intended to qualify as federal income tax-free reorganizations under the Internal Revenue Code of 1986, as amended ("Code"). Prime's special tax counsel, that will address the federal income tax consequences of the ACI Merger and the PCFI Merger on the shareholders of ACI and Prime General Partner, is Jenkens & Gilchrist, A Professional Corporation, having offices in Austin, Texas. The following discussions of all material federal income tax consequences as they pertain to the shareholders of ACI and Prime General Partner are based upon the tax opinion of that law firm.

         The following discussions do not address all aspects of federal income taxation that may be important to particular securities holders and may not be relevant or applicable to securities holders who are subject to special tax rules, including shareholders who will acquire a portion of the Prime Company Shares or any other consideration pursuant to the exercise or termination of employee stock options or otherwise as compensation or who are not citizens or residents of the United States or are subject to the alternative minimum tax. It does not address the federal income tax consequences to security holders who exercise and perfect appraisal rights, if any, with respect to the Acquisition Plan. This discussion is based upon laws, regulations and rulings and judicial authorities now in effect, all of which are subject to change, and assumes the correctness of certain factual representations of the Company and the Cable Companies.

         Prime.

         ACI and PCFI Security Holders. The following discussion specifically addresses the proposed ACI Merger (a statutory merger of ACI with GCI Cable) and the proposed PCFI Merger (a statutory merger of PCFI with GCI Cable). These mergers are collectively referred to in this section as "Mergers" and are a part of the Prime Proposed Transaction.

         For purposes of this discussion, ACI and PCFI are sometimes referred to as targets in the Merger ("Targets"), and the shareholders of these corporations are sometimes referred to as target shareholders


                                                          REGISTRATION STATEMENT

("Target Shareholders"). The distribution of a portion of the Prime Company Shares allocated to the Prime Proposed Transaction is subject to Escrow Holdback conditions as described elsewhere in this Proxy Statement/Prospectus (see, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Escrow and Holdback Agreements-Prime"). This discussion assumes that cash may be received in lieu of fractional shares. The discussion assumes there will be no dissenter's rights that will be exercised pursuant to the Mergers. It further assumes that the general partners of any of the partnerships which are ACI or PCFI shareholders and which are to receive a portion of the Prime Company Shares are to have such stock distributed to their partners and are to make representations that they have no knowledge of a partner's intent to sell or otherwise dispose of that stock. Based upon these assumptions, the discussion summarizes in general terms the material federal income tax consequences of the Mergers to the Target Shareholders based upon the opinions of Jenkens & Gilchrist, the legal counsel of ACI and PCFI, that each Merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

         Subject to the limitations, qualifications, and exceptions described in this section, and assuming each Merger qualifies as a reorganization under
Section 368(a) of the Code, the following federal income tax consequences generally should result.

         A Target Shareholder, who, pursuant to the Mergers, exchanges ACI or PCFI stock, as the case may be, for a portion of the Prime Company Shares will not recognize any gain or loss on such exchange (except with respect to cash received in lieu of a fractional interest as discussed below). The aggregate adjusted tax basis for those Prime Company Shares (including a fractional share and shares allocable to each such Target Shareholder that are retained in escrow as part of the Prime Escrow Holdback) received by each such Target Shareholder in such exchange will equal each such Target Shareholder's aggregate adjusted tax basis in the ACI or PCFI stock surrendered in that exchange. The holding period of such Prime Company Shares will include the holding period of the ACI or PCFI stock surrendered.

         An ACI or PCFI shareholder, who, pursuant to the Merger, receives cash in lieu of a fractional share of a Prime Company Share in accordance with the procedures set forth in the Prime Proposed Transaction will recognize gain or loss equal to the difference between the cash received in lieu of such fractional share and the adjusted basis of such fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such shareholder's ACI or PCFI stock exceeds one year as of the date the Merger agreement is executed by the parties ("Merger Effective Date").

         The parties do not intend to request a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Mergers and, in fact, the Internal Revenue Service has suspended its prior practice of giving advance rulings in connection with reorganizations involving statutory mergers. The Company will receive an opinion from Jenkens & Gilchrist to the effect that each Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. This opinion ("Tax Opinion") will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from successfully asserting a contrary position. In addition, the Tax Opinion will be subject to the following assumptions: (1) prior to the Mergers, the Company will be in control of GCI Cable within the meaning of Section 368(c) of the Code; (2) following the transaction, GCI Cable will not issue additional shares of its stock that would result in the Company losing control of GCI Cable within the meaning of Section 368(c) of the Code; (3) the Company has no plan or intention to reacquire any of the Prime Company Shares issued in the Merger except for those reacquired by the Company pursuant to the Prime Escrow Holdback; (4) the Company has no plan or intention to liquidate GCI Cable, merge GCI Cable with and into another corporation, sell or otherwise dispose of the GCI Cable stock, or cause GCI Cable to sell or otherwise dispose of any of the assets of the Targets acquired in the Mergers (except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code;
(5) following the Mergers, GCI Cable will continue the historic business of the Targets or use a significant part of the Target's historic business


                                                          REGISTRATION STATEMENT
assets in a business; (6) neither the Targets, the Company, nor GCI Cable is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code; (7) neither the Company nor GCI Cable own, nor has it owned during the past five years, any shares of the stock of the Targets; (8) the Mergers will be carried out strictly in accordance with the terms of the Prime Proposed Transaction; (9) the Prime Company Shares exchanged by GCI Cable in the Mergers will be received by GCI Cable immediately prior to and in connection with the Merger; (10) there are no other agreements, arrangements, or understandings among any of the Targets, the Target Shareholders, the Company, and GCI Cable other than those described or referenced in the Prime Proposed Transaction; (11) the Mergers will constitute statutory mergers under the applicable laws of the State of Alaska and the State of Delaware; and (12) neither the Target
Shareholders nor their partners will dispose of the Prime Company Shares received in the Mergers to such extent as to cause the Mergers to not satisfy the continuity of proprietary interest requirement of Treasury Regulation
Section 1.368-1(b).

         The tax opinion will also be based on the truth and accuracy of the following representations made by ACI, Prime General Partner, and the Target
Shareholders: (1) the fair value of the Prime Company Shares and other consideration receivable by each Target Shareholder will be approximately equal to the fair value of the Target stock to be surrendered in the exchange; (2) there is no plan or intention by any of the Target Shareholders or their partners to sell, exchange or otherwise dispose (except for distributions by a Target Shareholder to its partners) of a number of shares of Prime Company Shares to be received in the Mergers that would reduce the aggregate ownership of Prime Company Shares by the shareholders of ACI and their partners, in the case of the ACI Merger, and the shareholder of Prime General Partner and its partners, in the case of the PCFI Merger, to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding stock of the Targets as of the date of the Mergers; (3) GCI Cable will acquire at least 90% of the fair value of the net assets and at least 70% of the fair value of the gross assets held by the Targets immediately prior to the Mergers; (4) the liabilities of the Targets assumed by GCI Cable and the liabilities to which the transferred assets of the Targets are subject were incurred by the Targets in the ordinary course of business; (5) neither the Company nor GCI Cable will pay the expenses of the Targets or the Target
Shareholders incurred in connection with the Mergers; (6) there is no intercorporate indebtedness existing between the Company and the Targets or between GCI Cable and the Targets that was issued, acquired, or will be settled at a discount; (7) the Targets are not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;
(8) the fair value of the assets of the Targets transferred to GCI Cable will equal or exceed the sum of the liabilities assumed by GCI Cable, plus the amount of liabilities, if any, to which the transferred assets are subject; (9) no stock of GCI Cable will be issued in the Mergers; (10) there is a valid business reason for establishing the Prime Escrow Holdback; (11) the Prime Escrow Holdback Shares will appear as issued and outstanding on the balance sheet of the Company and such stock is legally outstanding under applicable state law;
(12) all dividends paid on the Prime Escrow Holdback Shares during the 180-day period of the Prime Escrow Holdback will be distributed to the Target Shareholders upon the expiration of such period to the extent that the Prime Escrow Holdback Shares are then distributed to the Target Shareholders; (13) all voting rights of the Prime Escrow Holdback Shares are exercisable by or on behalf of the Target Shareholders or their authorized agent; (14) no shares of the Prime Escrow Holdback Shares are subject to restrictions requiring their return to the Company because of death, failure to continue employment, or similar restrictions; (15) the return of the Prime Escrow Holdback Shares will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the Target Shareholders; (16) the return of the Prime Escrow Holdback Shares will not be triggered by the payment of additional tax or reduction in tax paid as a result of an Internal Revenue Service audit of the Target Shareholders or the Targets with respect to the Mergers; (17) the mechanism for the calculation of the number of shares of the Prime Escrow Holdback Shares to be returned is objective and readily ascertainable; and (18) at least 50% of the number of shares of Prime Company Shares issued initially to the Target Shareholders in the Mergers is not subject to any escrow arrangements.


                                                          REGISTRATION STATEMENT

         Of  particular  importance  are  the  assumptions  and  representations relating to the requirement that the Target Shareholders retain, through ownership of shares of the Company Stock, a significant equity interest in ACI's and PCFI's respective business enterprises after the Mergers (hereinafter referred to as the "continuity of interest" requirement as discussed further below). In order for the continuity of interest requirement to be met, shareholders of ACI or Prime General Partner must not, pursuant to a plan or intent existing at or prior to the Merger Effective Date dispose of an amount of the Prime Company Shares to be received in the Mergers (including, under certain circumstances, pre-merger dispositions of ACI or PCFI stock) such that the Target Shareholders do not retain a meaningful continuing equity ownership in the Company. Generally, so long as holders of ACI or PCFI stock do not plan to dispose of in excess of 50% of the portion of the shares of the Prime Company Shares to be received as described above ("50% Test"), such requirement will be satisfied. Certain Target Shareholders are partnerships that have indicated that they may intend to distribute their shares of the Prime Company Shares to their partners. Although there is no direct legal precedent which addresses the matter, Jenkens & Gilchrist does not believe, based upon analogous authority, that the distribution by the partnerships to their partners will erode the continuity of interest requirement provided the distributee partners have no plan or intention to dispose of Prime Company Shares distributed to them. To the extent they do have such plan or intent, the Prime Company Shares received by them will adversely affect satisfaction of the continuity of interest requirement. Management of ACI, PCFI and the Company have no knowledge of a plan or intention that would result in the 50% Test not being satisfied.

         A successful Internal Revenue Service challenge to the reorganization status of a Merger (in consequence of a failure to satisfy the "continuity of interest" requirement or otherwise) would result in each Target Shareholder recognizing gain or loss with respect to each share of common stock equal to the difference between the shareholder's basis in such share and the aggregate amount of consideration (including the fair value of the Prime Company Shares and cash) received in exchange therefor. A Target Shareholder's aggregate basis in the Prime Company Shares so received would equal its fair market value, and the Target Shareholder's holding period for such stock would begin the day after the Merger.

         Prime Growth and Prime Holdings Security Holders. The receipt of Prime Company Shares by Prime Growth and Prime Holdings in exchange for their limited partner interests in Prime, will result in gain or loss measured by the difference between the basis of Prime Growth or Prime Holdings in the limited partner interest exchanged and the fair value of the Prime Company Shares received. Such gain or loss will be capital gain or loss to Prime Growth or Prime Holdings, provided that the limited partner interests exchanged were capital assets in the hands of Prime Growth or Prime Holdings, and will be long-term capital gain or loss if the holding period for Prime Growth's or Prime Holdings' limited partner interests exceeds one year as of the effective date of the closing on the Prime Proposed Transaction. The aggregate adjusted tax basis of the Prime Company Shares received by Prime Growth or Prime Holdings will equal the aggregate adjusted tax basis of the limited partner interests exchanged, increased and decreased by any gain or loss recognized, as the case may be. The holding period for the Prime Company Shares will begin on the day after the date that the Prime Company Shares are received. If either Prime Growth or Prime Holdings receives cash in lieu of a fractional share of a Prime Company Share in accordance with the procedures set forth in the Prime Proposed Transaction, it will recognize gain or loss equal to the difference between the cash received in lieu of such fractional share and the adjusted basis of such fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for Prime Growth's or Prime Holding's partnership interests in Prime exceeds one year as of the date the Prime Proposed Transaction is executed by the parties. It is uncertain whether Prime Growth and Prime Holdings may defer the portion of the gain attributable to their Prime Escrow Holdback Shares under the installment sale method set forth in Section 453 of the Code. Prime Growth and Prime Holdings are urged to seek private tax counsel advice on the applicability of the installment sale method to their receipt of Prime Company Shares in exchange for their limited partnership interests in Prime.


                                                          REGISTRATION STATEMENT

         Other Portions of the Prime Proposed Transaction. PCLP, as the sole shareholder of Prime General Partner, and certain partnerships that are the shareholders of ACI (collectively, "ACI Partnerships") have indicated that they may distribute their shares of the Prime Company Shares to their partners. If PCLP and the ACI Partnerships do not distribute their shares, then there shall be no tax event with respect to their respective partners until PCLP or any of the ACI Partnerships, as the case may be, disposes of its shares. If PCLP or any of the ACI Partnerships does distribute its shares to its distributee partners ("Distributee Partners"), then such shares may be "marketable securities" under
Section 731(c) of the Code. Section 731(c) provides that the distribution by a partnership of marketable securities shall be treated in the same manner as a cash distribution, in which case the Distributee Partners would recognize gain to the extent that the fair value of the marketable securities received exceeded their adjusted basis in the partnership. However, Proposed Treasury Regulation
Section 1.731-2(d)(2) provides that marketable securities will not be treated in the same manner as cash to the extent that (1) the security was acquired in a nonrecognition transaction in exchange for property other than money or marketable securities, (2) the distributed security is actively traded as of the date of the distribution, and (3) the security is distributed within five years of either the date on which the security was acquired by the partnership or, if later, the date on which the security became actively traded. This Proposed Treasury Regulation applies to distributions of marketable securities made after December 3, 1995 and is subject to change and is not binding before being adopted either as a Temporary or Final Treasury Regulation, and technically will not be effective until the date specified in the Temporary or Final Treasury Regulation. Accordingly, it is not certain that the treatment provided in Proposed Treasury Section 1.731-2(d)(2) will be appropriate or available unless and until a Temporary or Final Treasury Regulation becomes effective. Assuming that a Temporary or Final Regulation is issued adopting Proposed Treasury Regulation Section 1.731-2(d)(2), and its terms are otherwise complied with, a distribution of the Prime Company Shares to the Distributee Partners after the effective date of such Temporary or Final Treasury Regulation and within five years of the Prime Proposed Transaction would not be treated as a distribution of money under Section 731(c) of the Code. Thus, the Distributee Partners would not recognize gain upon such distribution, and their basis in the Prime Company Shares would be equal to (1) if a non-liquidating distribution, PCLP's or the ACI Partnerships' basis in the Prime Company Shares immediately before the distribution, as the case may be, or (2) if a liquidating distribution, the Distributee Partners' adjusted basis in PCLP or the ACI Partnerships, as the case may be, reduced by any money received in liquidation and any basis allocated to other property received in liquidation. The Distributee Partners would recognize gain or loss on a subsequent taxable disposition of the Prime Company Shares.

         Alaskan Cable. In the Alaskan Cable Purchase Agreement each of the three corporations comprising Alaskan Cable is to receive cash and its respective allocable portion of the Alaskan Cable Company Shares as payment for the transfer of its respective assets subject to liabilities to the Company. Each of these corporations will recognize gain or loss based upon the difference between the cash and fair market value of their respective portions of the Alaskan Cable Company Shares over or under the tax basis in the respective assets transferred from the respective corporations.

         Company. The Company will recognize no gain or loss on the issuance of the Company Stock and the MCI Company Stock. Section 1032 of the Code provides that no gain or loss is recognized by a corporation upon the receipt of money or other property in exchange for stock. The Company will acquire a tax basis in the property received under the Acquisition Plan from the reorganization entities equal to the tax basis of the transferors and increased by any gain recognized to the transferors upon those transfers. The Company will receive a tax basis in the property received under the Acquisition Plan from the taxable transactions equal to the fair market value of the shares issued in the transaction increased by any liabilities assumed. For assets acquired by cash and the subordinated notes, the Company will receive a tax basis equal to the cash and notes increased by any liabilities assumed.


                                                          REGISTRATION STATEMENT

Accounting Treatment

         The Acquisition Plan will be accounted for using the purchase method for accounting and financial reporting purposes. See, "INDEX TO FINANCIAL
STATEMENTS: Pro Forma Financial Information."

                                APPRAISAL RIGHTS

         The following summary is qualified in its entirety by reference to the Alaska Corporations Code, the Delaware Partnership Act and the Delaware General Corporation Law regarding appraisal rights of security holders in organizations involving an exchange of stock or a sale of assets. See, "AVAILABLE INFORMATION."

Prime

         All members of the Prime Group whose consents are being sought are security holders of entities that are Delaware corporations or limited partnerships. The Delaware Partnership Act provides that a limited partnership agreement may provide for contract appraisal rights. However, the Prime Partnership Agreement is silent as to appraisal rights or other rights of limited partners who dissent from a determination by the general partner or the necessary affirmative vote by the limited partners to approve the exchange of all of the limited partnership interests (and equity participation interests, if any) in the partnership for the securities of another company acquiring those partnership and participation interests. As a consequence, the limited partners of Prime do not have appraisal rights under the Prime Partnership Agreement.

         Agreements of merger relating to the ACI Merger and the PCFI Merger provide that approval by the holders of all of the outstanding voting common stock of the respective corporation will be required in order for the Prime Proposed Transaction to close. That is, should one shareholder dissent, the Prime Proposed Transaction would not go forward, and there would be no dissenter's appraisal rights. However, the merger agreements involving ACI and a subsidiary of the Company (as the surviving entity) as part of the Prime Proposed Transaction, give the Company in its sole discretion the right to waive the unanimous approval requirement and accept less than 100% of the outstanding shares of ACI. Should one or more shareholders of ACI dissent, and should the Company choose to waive the unanimous approval of the outstanding voting common stock of that corporation, the dissenting shareholders would under the Delaware General Corporation Law have no appraisal rights, in this instance, in that
Section 262(b)(2) expressly prohibits such rights where the stock to be received by the shareholder in the merger is a national market system security traded on the Nasdaq Stock Market, as is the Company Stock to be issued in the Prime Proposal Transaction. Since Prime General Partner has only one shareholder, PCLP, which must vote in favor of the PCFI Merger in order for the merger to occur, there will be no situation where appraisal rights will be exercisable.

Alaskan Cable

         The shareholders of each of the three corporations comprising Alaskan Cable are shareholders in Alaska corporations. Under the Alaska Corporations Code, a security holder who dissents from a proposed reorganization of its corporation involving a sale of all or substantially all that corporation's assets not in the ordinary course of business for cash and securities of an acquiring company, e.g., the sale of substantially all of the assets of Alaskan Cable for cash and shares of Company Stock, has certain statutory appraisal rights. While the Alaskan Cable Proposed Transaction contemplates such sales, the boards of directors of each of the corporations comprising Alaskan Cable have independently resolved that 100% approval of the outstanding voting common stock of the respective corporation will be required in order for that corporation to close on the Alaskan Cable Proposed Transaction. Since in the case of each


                                                          REGISTRATION STATEMENT
of these three corporations all of the outstanding shares are held by one shareholder and are indirectly beneficially owned by one entity, effectively there are no dissenter's rights to appraisal of shares.

                              PROPOSED TRANSACTIONS

         The following description of the Proposed Transactions is qualified in its entirety by reference to the complete text of the individual proposed agreements encompassing them which are incorporated by reference in this Proxy Statement/Prospectus or which are otherwise available from the Company. See, "AVAILABLE INFORMATION."

General

         The transactions and agreements which are the bases of the Acquisition Plan consist of the following ("Proposed Transactions"): (1) Prime Securities Purchase and Sale Agreement; (2) Alaskan Cable Purchase Agreement (agreement with three corporations comprising Alaskan Cable, treated as one joint agreement); (3) Alaska Cablevision Asset Purchase Agreement; (4) McCaw/Rock Homer Asset Purchase Agreement; (5) McCaw/Rock Seward Asset Purchase Agreement;
(6) MCI Stock Purchase Agreement (as of the Record Date, being prepared by the parties); (7) Agreement and Plan of Merger of ACI with and into GCI Cable; (8) Agreement and Plan of Merger of PCFI with and into GCI Cable; and (9) MCI Purchase Agreement. The purchase agreements included in the previous items (1) -
(6) and (9) are collectively referred to as "Purchase Agreements," and the merger agreements included in the previous items (7) - (8) are collectively referred to as "Merger Agreements." The Prime Proposed Transaction includes other agreements to be entered into or otherwise implemented in conjunction with the Prime Purchase Agreement including the Prime Management Agreement, the Merger Agreements, the Prime Registration Rights Agreement and the New Voting Agreement, all of which are described in this section. The Alaskan Cable Proposed Transaction includes other agreements to be entered into or otherwise implemented in conjunction with the Alaskan Cable Purchase Agreement including the Alaskan Cable Registration Rights Agreement. The Alaska Cablevision Proposed Transaction includes other agreements to be entered into or otherwise implemented in conjunction with the Alaska Cablevision Purchase Agreement including the Cablevision Company Notes and the Alaska Cablevision Registration Rights Agreement. The MCI Proposed Transaction includes the MCI Purchase Agreement and other agreements to be entered into or otherwise implemented in conjunction with the MCI Purchase Agreement including the MCI Registration Rights Agreement and New Voting Agreement.

Cable Company Purchase Agreements

         General, Closing Date. The Purchase Agreements involving the Cable Companies provide for the acquisition by the Company of securities of Prime and assets of each of the other Cable Companies in exchange for cash, Cablevision Company Notes, and Company Stock. The total purchase price for the securities of Prime and assets of the other Cable Companies is approximately $280,700,000 and will be paid by the Company through the issuance of 14,723,077 shares of Company Class A common stock ("Company Stock") valued at $95,700,000, bank financing of approximately $162,000,000 (including assumption of approximately $103,000,000 of existing Prime debt and new financing of approximately $59,000,000), sale of the MCI Company Stock for $13,000,000 and sale of the Cablevision Company Notes for $10,000,000. The Company Stock is to be divided between the following Cable Companies for further distribution to their respective security holders and subject to share holdback: (1) Prime--11,800,000 shares ("Prime Company
Shares"); and (2) Alaskan Cable Companies--2,923,077 shares ("Alaskan Cable Company Shares"). See, "INDEX TO FINANCIAL STATEMENTS: Pro Forma Combined Condensed Financial Statements (Unaudited)."


                                                          REGISTRATION STATEMENT

         Each Purchase Agreement will close upon receipt of the requisite consents and approvals of the Prime Group members and the sole shareholders each of the three corporations comprising Alaskan Cable and the exchange of consideration as further described in this section. The Purchase Agreements provide for a closing as of October 31, 1996 unless consent to the transactions has not at that point been received from the APUC ("Closing Date"). In that case the Purchase Agreements provide for a final closing not later than December 31, 1996 unless agreed by the parties. Provided all conditions have been met, the parties to the Purchase Agreements contemplate closings on all of the transactions to occur on or before October 31, 1996.

         The closing and consummation of one Purchase Agreement is not dependent upon the closing and consummation of one or more of the other Purchase Agreements, with one exception. The Prime Purchase Agreement and the MCI Purchase Agreement are each contingent upon the closing of the other. The Company is prepared, subject to its shareholders' approval and other conditions in the Proposed Transactions as described in this Proxy Statement/Prospectus, to close on one or more or all of the Proposed Transactions.

         Consideration To Be Received. The consideration to be exchanged differs by Purchase Agreement.

         Prime. The Prime Purchase Agreement centers on the Company's offer to acquire (directly or indirectly) all of the limited and general partner interests and all of the equity participation interests in Prime from the Prime Sellers (who are the limited partners of Prime, Prime General Partner, and the holders of the equity participation interests in Prime) for subsequent distribution to the other Prime Group members. Some of the Prime Group members are entities affiliated with PIIM, which presently manages the Prime Alaska Systems. Following closing on the Prime Purchase Agreement, PIIM will manage the Company Cable Systems pursuant to the Prime Management Agreement described elsewhere in this section. See, within this section "-- Prime Management Agreement" and "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN: Company Cable Systems." In the Prime Purchase Agreement, at closing the Company will deliver the Prime Company Shares (subject to holdback escrow) for subsequent distribution in exchange for which the Company will acquire, directly or indirectly, all of the partnership and equity participation interests in Prime. The parties valued the Prime Company Shares for purposes of this transaction at $6.50 per share. See, within this section "--Escrow and Holdback Agreements-Prime."

         As a result of the Prime Purchase Agreement, the Company will become the owner, directly or indirectly through wholly-owned subsidiaries, of all of the general partner and limited partner interests of Prime. In addition to limited partners, three parties own equity participation interests in Prime and are included in the group of Prime Sellers. These parties hold contract rights to receive a portion of distributions made by Prime, and they have agreed to sell those rights to the Company for a fixed number of shares of the Company Stock.

         The Company, subsequent to closing on the Prime Purchase Agreement, intends to use the Prime retransmission consent and programming agreements and other agreements (which Prime has with its vendors and through which Prime provides cable services in the Prime Alaska Systems) as the basis for providing cable services throughout the Company Cable Systems. Should such an agreement require the vendor's consent to a transfer of control of Prime, that consent will be sought by the Company and Prime prior to closing on the Prime Purchase Agreement. Should such consent not be obtained by then, the Company will seek it immediately after closing. The use of those agreements as the basis for the Company to provide cable services to areas within and outside of the Prime Alaska Systems may require the Company to renegotiate the terms of those agreements with those vendors. There can be no assurance that the resulting renegotiated terms will not include charges for services which are based upon


                                                          REGISTRATION STATEMENT
rates greater than present rates under those agreements or will not include levels of service that are less than those provided to Prime under those agreements.

         Alaskan  Cable.  The Alaskan Cable  Purchase  Agreement  centers on the
Company's offer to purchase substantially all of the assets (subject to adjustment at closing) of the three corporations comprising Alaskan Cable, i.e., Alaskan Cable/Fairbanks, Alaskan Cable/Juneau, and Alaskan Cable/Ketchikan. Under the Alaskan Cable Proposed Agreement, at closing the Company is to deliver to Alaskan Cable, for allocation among the three corporations comprising Alaskan Cable in amounts to be agreed to by those three corporations and the Company, for subsequent distribution to the shareholders of those three corporations comprising Alaskan Cable and as payment for the Alaskan Cable assets $70,000,000, payable as follows: (1) $51,000,000 in cash; and (2) issuance of the Alaskan Cable Company Shares, subject to share holdback. The parties have valued the shares at $6.50 per share. See, within this section "--Escrow and Holdback Agreements-Alaskan Cable."

         The exclusions from assets in the Alaskan Cable Purchase Agreement consist of retransmission consent agreements, insurance policies and rights and claims under them, bonds, letters of credit, surety instruments and other similar items, cash and cash equivalents, the companies' trademarks and similar proprietary rights, the companies' rights under any agreement governing or evidencing an obligation of the companies for borrowed money, the companies' rights under any contract, license, authorization, agreement or commitment other than those creating or evidencing assumed liabilities, and specifically identified items of office equipment, computers, and supplies.

         Alaska Cablevision. The Alaska Cablevision Purchase Agreement centers on the Company's offer to purchase substantially all of the assets (with certain identified exclusions) of Alaska Cablevision. Under the Alaska Cablevision Purchase Agreement, at closing the Company is to deliver to Alaska Cablevision for distribution to its shareholders as payment for the Alaska Cablevision assets $26,650,000 payable as follows: (1) $16,650,000 payable in cash, subject to adjustment at closing; and (2) $10,000,000 in subordinated convertible notes of the Company ("Cablevision Company Notes"), subject to note holdback. The Cablevision Company Notes are convertible into as many as 1,538,462 shares of Company Class A common stock. See, within this section "--Escrow and Holdback Agreements-Alaska Cablevision."

         The adjustments to the purchase price at closing consist of a decrease by the amount of assumed liabilities as defined in the agreement (certain business obligations of the Cable Company from its business prior to closing and certain obligations accruing and relating to periods after closing under government permits and contracts of the Cable Company) and increased by current assets of the Cable Company (other than cash assets) as defined in the agreement (prepaid expenses of the Cable Company related to goods and services that are to be received by the Company after closing and in respect of which the Company would receive a benefit, and accounts receivable).

         The exclusions from assets identified in the Alaska Cablevision Purchase Agreement consist of assets related to the operation of the Cable Company cable system including certain non-cable assets (equipment, furnishings, leases, and other assets related to the principal offices of the Cable Company) certain management and programming agreements.

         The Cablevision Company Notes are to bear simple, non compounding interest at the lowest allowable rate of the Internal Revenue Service under imputed interest rules in effect at closing. The notes are convertible into shares of Company Class A common stock during a 15 day period each year for a period of ten years with any indebtedness on the notes not previously converted into those shares being due and payable in full in a single, lump sum payment on the tenth anniversary of their initial date of issuance. The conversion price for the notes is initially to be $6.50 per share, and the conversion price


                                                          REGISTRATION STATEMENT
for each subsequent conversion period is to be an amount equal to $6.50 plus an amount per share equal to the accrued interest on each $6.50 principal amount of the note being converted on a non-compounded basis. The first conversion period is to commence on the issuance date, and the second through the tenth conversion periods are to commence on each anniversary of that issuance date and are to conclude 15 days thereafter, respectively.

         The Cablevision Company Notes are transferable or assignable only to shareholders of the Cable Company and their family members, heirs and assigns. The notes are not subject to prepayment in full or in part except with the consent of the note holder and the Company. The notes are to be subordinated to all of the Company's senior indebtedness as defined in the Alaska Cablevision Purchase Agreement including but not limited to the Credit Agreement with the Senior Lenders.

         McCaw/Rock Systems. The McCaw/Rock Homer Purchase Agreement encompasses the purchase of substantially all of the assets (with certain identified exclusions) of McCaw/Rock Homer. Under the McCaw/Rock Homer Purchase Agreement, at closing the Company is to deliver to McCaw/Rock Homer for its separate distribution to the joint venturers as payment for the McCaw/Rock Homer assets $1,466,132 (subject to adjustment and holdback at closing), payable in cash. Similarly, the McCaw/Rock Seward Purchase Agreement encompasses the purchase of substantially all of the assets (with certain identified exclusions) of McCaw/Rock Seward. Under the McCaw/Rock Seward Purchase Agreement, at closing the Company is to deliver to McCaw/Rock Seward for its separate distribution to the joint venturers as payment for the McCaw/Rock Seward assets $2,883,868 (subject to adjustment and holdback at closing) payable in cash. See, within this section "--Escrow and Holdback Agreements-McCaw/Rock Systems."

         Under both the McCaw/Rock Homer and Seward Purchase Agreements, the adjustments to the purchase price at closing consist of a decrease by the amount of assumed liabilities as defined in the agreement (certain business obligations of the Cable Company from its business prior to closing and certain obligations accruing and relating to periods after closing under government permits and contracts of the Cable Company) and increased by current assets of the Cable Company (other than cash assets) as defined in the agreement (prepaid expenses of the Cable Company related to goods and services that are to be received by the Company after closing and in respect of which the Company would receive a benefit, and accounts receivable).

         The exclusions from assets identified in both the McCaw/Rock Homer and the McCaw/Rock Seward Purchase Agreements consist of assets related to the operation of the Cable Company cable systems including specified programming agreements, agreements for cablecast of certain identified services, and certain licenses.

         Fractional Shares. A description of the designations, preferences, rights, and qualifications, limitations and restrictions on the Company Stock is provided elsewhere in this Proxy Statement/Prospectus. See, "DESCRIPTION OF COMPANY CAPITAL STOCK." Fractional shares of Company Stock will not be issued in the Acquisition Plan. Prime Group members or shareholders of Alaskan Cable otherwise entitled to fractional shares of Company Stock will be paid cash in an appropriate amount based upon the value of Company Class A common stock used in the Proposed Transactions, i.e., $6.50 per share.

         Conditions to the Proposed Transactions.

         General. The respective obligations of the Company and each of the Cable Companies under the respective Purchase Agreements to consummate the transactions contemplated by the agreements are generally subject to the satisfaction of the following conditions: (1) the Acquisition Plan and the Proposed


                                                          REGISTRATION STATEMENT

Transactions contemplated by it shall have been duly approved by the shareholders of the Company and, as to each Proposed Transaction, by the security holders of the corresponding Cable Company which is the subject of that transaction and all other required consents including those of the Senior Lenders and corresponding lenders of Prime, Alaskan Cable and Alaska Cablevision, as the case may be, have been obtained or waived; (2) the
Registration Statement shall have become effective in accordance with the provisions of the Securities Act and any necessary state securities law approvals shall have been obtained and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect; (3) all consents of governmental entities necessary for the transfer of control of the cable television franchises, to the extent required to be obtained under the Acquisition Plan, shall have been obtained, e.g., consent of the APUC; and (4) the FCC shall have consented, to the extent such consent is legally required, to the transfer of control to the Company of all FCC licenses possessed by the Cable Companies, except where the failure to receive such consent will not have a materially adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, or operation of the Company and the Cable Companies, taken as a whole.

         In the case of a given Purchase Agreement, the consent of the parties to that agreement would be required to waive any of these conditions as they pertain to that agreement. In the case of the Prime Proposed Transaction, the consent of each of the Prime Sellers and the Company would be required in order to waive any of the above enumerated conditions to the parties' respective obligations to consummate the Prime Proposed Transaction, except that the Prime Sellers may in their sole discretion unanimously agree to waive the condition referenced in item (2) above with respect to the effectiveness of the Registration Statement.

         The obligations on the Company under each of the Purchase Agreements are generally conditioned at closing upon the representations and warranties of the corresponding Cable Company as true and accurate in all material respects, the delivery of all required documents, there have been no materially adverse changes to the cable system or assets of the Cable Company, no action, proceeding or investigation has been instituted or threatened to set aside or modify the Purchase Agreement, results of the Company's due diligence inspection of the assets of the Cable Company within 30 days (60 days in the case of Prime and Alaskan Cable) of the execution of the Purchase Agreement is satisfactory to the Company, and the cash flow projections of the Cable Company meet the requirements specified in the corresponding Purchase Agreement. The obligations of the Cable Company under each of the Purchase Agreements are generally conditioned at closing upon the representations and warranties of the Company as true and accurate in all material respects, the delivery of all required documents, there have been no materially adverse changes in the Company's business, no action, proceeding or investigation has been instituted or threatened to set aside or modify the Purchase Agreement, and the Company's cash flow projections meet the requirements specified, if any, in the corresponding Purchase Agreement.

         Prime. The Prime Proposed Transaction is expressly conditioned upon MCI purchasing the MCI Company Stock. In addition, the Company is at closing to enter into the Prime Management Agreement and the Prime Registration Rights Agreement, the Prime Company Shares issued to the Prime Sellers must be listed and qualified for trading on each exchange on which Company Class A common stock is then listed and qualified for trading, the Prime Sellers' two designees to the Company Board must have been duly elected to the Company Board, and the Prime Sellers (and their distributees, including other members of the Prime Group, who elect in writing to be bound thereby) will become subject to the New Voting Agreement as described elsewhere in this Proxy Statement/Prospectus. See, within this section "--Prime Management Agreement; Registration Rights Agreements"; and "--New Voting Agreement."

         Alaskan Cable. Under the Alaskan Cable Purchase Agreement, the Company is at closing to enter into the Alaskan Cable Registration Rights Agreement as described elsewhere in this Proxy Statement/Prospectus. See, within this section "--Registration Rights Agreements."


                                                          REGISTRATION STATEMENT

         Governmental Approvals. As of the Record Date, the only governmental consents and governmental filings of which the Company and the Cable Companies were aware had to be obtained or made in connection with the consummation of the Acquisition Plan, other than in connection with compliance with federal securities laws, were as follows: (1) filings with, and consents, orders or approvals required to be received from, the Alaska Public Utilities Commission ("APUC") which are required in connection with the transfer of control of the certificates of public convenience and necessity issued by the APUC related to the cable television operations of the Cable Companies; (2) filings with, and consents, orders or approvals required to be received from, the Federal Communications Commission ("FCC") under the Communications Act in connection with the transfer of control of licenses related to the cable television operations of the Cable Companies; (3) filings with, and consents, orders or approvals required to be received from, various U.S. military contracting officers that are required in connection with the transfer of control of contracts to provide cable television service to various U.S. military installations related to the cable television operations of the Cable Companies; and (4) state securities registration or exemption from registration requirements. Of these items, only item (3) as it pertains to the franchises held by Prime and Alaskan Cable to provide cable television to certain military installations, was considered waivable prior to closing on the respective Purchase Agreements.

         Applications for transfer of control of 15 certificates of public convenience and necessity held by the various Cable Companies to the Company were filed with the APUC on May 23, 1996, and were approved in an order dated September 23, 1996, such transfers to be effective on the Closing Date. No other local governmental or state authorization is required for the transfer of the certificates of public convenience and public necessity or otherwise for the Company to take control and operate the cable systems of the Cable Companies located in Alaska.

         The approval of the transfer of the 15 certificates of public convenience and necessity to the Company by the FCC is not required under federal law, with one area of limited exception. The Cable Companies operate in part through the use of several radio-band frequencies licensed through the FCC. On August 5, 15, and 16, 1996, the Company and the Cable Companies applied to the FCC for a transfer of these licenses. The FCC procedure for the transfer of such licenses is considered routine. As of the Record Date, the FCC had granted transfers for some of the Alaska Cablevision licenses, and approval of transfers of the remaining licenses was expected prior to October 31, 1996.

         As of the Record Date, the Company and Prime were seeking consent of the military commanders at the military bases serviced by the Prime Alaska Systems to the assignment of the respective franchises for those bases. However, should such commanders wish to defer such consent until after closing on the Prime Purchase Agreement, the Company and Prime will seek the assignment or other transfer of those franchises subsequent to that closing. Similarly, as of the Record Date, the Company and Alaskan Cable were seeking the consent of the military commanders at the military bases serviced by the Alaskan Cable cable systems to the assignment of the respective franchises for those bases. However, should such commanders wish to defer such consents until after closing on the Alaskan Cable Purchase Agreement, the Company and Alaskan Cable will seek the assignment or other transfer of those franchises subsequent to that closing.

         The Company and the Cable Companies intend to pursue vigorously all required authorizations that have not been obtained as of the Record Date. There can be no assurance, however, that such approvals will, in fact, be obtained or, if obtained, as to the timing of their receipt.

         The Company did make appropriate filings with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission ("FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino Act"), with respect to certain of the Purchase Agreements. On June 17, 1996, the Company and Mr. Jack Kent Cooke (as the ultimate parent entity of each of the


                                                          REGISTRATION STATEMENT
corporations comprising Alaskan Cable) each filed a notification of the Alaskan Cable Proposed Transaction with the FTC and the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Act. Mr. Cooke is the ultimate parent entity of Alaskan Cable by virtue of indirectly holding more than 50% of each of the three corporations comprising Alaskan Cable. The statutory waiting period expired with respect to that filing, without giving rise to a request by either agency for additional information. On June 18, 1996, the Company and ACI (as the ultimate parent entity of Prime) each filed a notification of the Prime Proposed Transaction with the FTC and the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Act. ACI is the ultimate parent entity of Prime by reason of its current entitlement to 50% or more of the profits of Prime. The two federal agencies granted early termination of the statutory waiting period with respect to that filing. Depending on several factors, such as fluctuations in the market price of the Company Class A common stock, additional filings under the Hart-Scott-Rodino Act may have to be made as a precondition to consummation of the Acquisition Plan.

         Certain security holders of the Cable Companies may be individually subject to the notification and waiting-period requirements of the Hart-Scott-Rodino Act if they will hold Company Stock having a value of more than $15 million as a result of the Acquisition Plan. Determination of whether notification is required in a particular case will necessitate, among other things, consideration of potentially applicable exemptions and application of a jurisdictional test relating to the holder's revenue and assets. Persons whom the Company expects to receive shares of Company Stock valued in excess of $15 million will be required, as a precondition to receiving such shares, to provide the Company with evidence of compliance with the Hart-Scott-Rodino Act, satisfactory in form and substance to the Company and its counsel. If necessary, the Company will deposit into escrow the shares of Company Stock issuable to any holder obligated to file notification under the Hart-Scott-Rodino Act and instruct the escrow agent to hold such shares pending the expiration or termination of the applicable waiting period.

         Other Approvals The Prime Proposed Transaction is subject to the consent or approval of certain of the Prime Group members, and the Alaskan Cable Proposed Transaction is subject to the consent or approval of the respective sole shareholder of each of the three corporations comprising Alaskan Cable as further described elsewhere in this Proxy Statement/Prospectus. See, "CABLE COMPANY SECURITY HOLDER CONSENTS." The Proposed Transactions are in addition subject to the consent of lenders of the respective Cable Companies and the Senior Lenders of the Company. Various agreements entered into between the Cable Companies and their respective vendors will be assigned to the Company. If assignment is not available or if the Company in its sole discretion chooses, it may negotiate new agreements with those vendors or other persons providing similar services.

         Covenants.

         General. The Purchase Agreements involving the Cable Companies all provide that, following their execution but prior to closing, the respective Cable Company will continue to operate its cable system in conformance with its standard operating practices and in accordance within existing budgets, including its ordinary level of maintenance capital expenditures, unless agreed otherwise by the Company. During this period, each Cable Company has agreed that its designated agent shall be included in material business discussions regarding that company's conduct of its affairs. During this period each Cable Company has agreed that neither such company nor anyone acting on its behalf will enter into or continue any discussions, negotiations, or contracts relating to the sale of all or any portion of the assets nor to distribute any assets except in the ordinary course of business. Each Cable Company has agreed to operate in the ordinary course of business and in the manner as it is being conducted at the beginning of the period without material change in operations, except as may be approved in advance by the Company. In each of the Purchase Agreements, the Company has made to the Cable Companies (and to the Prime Sellers) covenants regarding the operation of the Company's business pending the final closings which are similar to those described above made by the Cable Companies to the Company.


                                                          REGISTRATION STATEMENT

         Under each of the Purchase Agreements, at final closing, the securities (in the case of Prime) or the assets (in the case of the other Cable Companies) are to be transferred to the Company, free and clear of all liens and encumbrances, except for those expressly disclosed to the Company under the corresponding Purchase Agreement.

         Under each of the Proposed Transactions as a condition precedent to final closing, it is subject to consents of various persons including state and federal regulators, shareholders of the Company, securities holders of Prime, and Cable Company, and the Company's lenders.

         Prime. Unique to the Prime Purchase Agreement are the following covenants. PIIM will, prior to closing on the Prime Purchase Agreement, continue to manage Prime under the existing management agreement. However, during this period, PIIM must receive the Company's prior written consent on all future capital expenditure projects which cause the capital expenditure budget of Prime to be exceeded by more than 10% and the Company must receive the Prime Sellers' prior written consent on all future capital expenditure projects which cause the capital expenditure budget of the Company to be exceeded by more than 10%. Prime has agreed not to issue or enter into any agreement to issue any additional partnership interests, securities, or warrants or options to purchase securities prior to the final closing, other than for purposes of raising additional equity capital for Prime and then only on terms whereby such new equity holders shall sell their equity interests in Prime to the Company as a part of the Prime Purchase Agreement for no additional aggregate consideration payable by the Company. Prime has agreed to continue to operate the Prime Alaska Systems in the ordinary course of business and in the same manner as it is being operated as of the date of the Purchase Agreement without material change except (1) to upgrade the cable system during 1996 at a cost not to exceed $7 million in the aggregate, or (2) as may be approved in advance by the Company. Prime has agreed not to enter into or modify any material contract, including existing executive compensation benefits. Prime is not to enter into any executive compensation arrangement conditioned upon the acquisition or attempted acquisition of a significant interest of Prime, except in the ordinary course of business.

         The Prime Purchase Agreement further provides that the Company will not issue or enter into any agreement to issue any additional securities, warranties, or options (other than stock options issued in the ordinary course of business pursuant to its stock option plan) to purchase securities prior to the final closing except for the sale of the MCI Company Stock and the issuance of securities as required in connection with the acquisition of the cable businesses of the other Cable Companies. The Company is not to enter into any discussions or agreements for the sale of all or any portion of its assets or equity, except in the ordinary course of business. The Company has agreed to continue to operate its business in the ordinary course and in a manner as it was being operated as of the execution of the Prime Purchase Agreement without material change, except as may be approved by Prime. The Company has agreed, throughout this period, not to enter into or modify any material contract, including any existing executive compensation benefit, except in the ordinary course of business, and the Company has agreed not to enter into any executive compensation arrangement conditioned upon the acquisition or attempted acquisition of a significant interest of the Company, except as consented to by the Prime Sellers.

         At closing, the Company is to provide for execution of a Prime Registration Rights Agreement, the terms of which are described elsewhere in this Proxy Statement/Prospectus. See, within this section "-- Registration Rights Agreements."

         Through the Prime Purchase Agreement the Company agrees to expand the Company Board from seven to nine members, with the Prime Sellers (and their distributees, including other members of the Prime Group, who elect in writing to be bound thereby), through their designated agent, to have the right to nominate two members of that board. At the request of Prime Sellers through their designated agent (PIIM) at closing on the Prime Purchase Agreement, MCI, TCI-GCI, Inc., and Messrs. Duncan and Walp,


                                                          REGISTRATION STATEMENT
the present signatories to the Voting Agreement, will terminate that agreement and enter into the New Voting Agreement with PIIM. With the execution of the New Voting Agreement, the Prime Sellers (and their distributees, including other members of the Prime Group, who elect in writing to be bound thereby) will be assured, as of the Record Date, that they will be able to exercise the right to nominate and elect those two members under the terms of the New Voting Agreement. See within this section "--New Voting Agreement."

         Further as a condition of the Prime Purchase Agreement, at closing, the Company and MCI are to consummate the issuance and sale of the MCI Company Stock under the MCI Purchase Agreement simultaneously with the closing of the Prime Purchase Agreement.

         At the final closing on the Prime Purchase Agreement, PIIM, Prime Growth, Prime Holdings, and PCLP will agree that for a period of two years following termination of the Prime Management Agreement, they will not engage in the cable television business in Alaska. PIIM will also agree at such closing that each of its key employees will not engage in the cable television business in the areas in Alaska served by the Prime Alaska Systems during that period, for so long as that employee is employed by PIIM.

         As a part of this closing, both Prime and the Company have agreed to cooperate in the mergers of the corporate general partner (PCFI) and corporate limited partner (ACI) of Prime with and into a subsidiary of the Company.

         Alaskan Cable. The Alaskan Cable Purchase Agreement provides that upon execution of the agreement and through final closing on it, the Company is not to issue or enter into any agreement to issue any additional securities, warrants, or opinions, other than stock options issued in the ordinary course of business pursuant to its stock option plan, and otherwise is not to issue securities prior to the final closing, except (1) the proposed issuance of the MCI Company Stock, (2) the proposed issuance of Company Class A common stock to Alaska Cablevision, should that corporation exercise its conversion rights in the Cablevision Company Notes, and (3) the proposed issuance of the Class A common stock to Prime under the Acquisition Plan. Neither the Company nor anyone acting on behalf of the Company is to enter into or continue any discussions, negotiations or contract relating to the sale of all or any portion of its assets or equity, except in the ordinary course of business.

         Alaska Cablevision. The Alaska Cablevision Purchase Agreement provides that, upon execution of the agreement and through final closing on it, the Company is not to issue or enter into any agreement to issue any additional securities, warrants, or opinions, other than stock options issued in the ordinary course of business pursuant to its stock option plan, to purchase securities prior to the final closing except (1) the proposed issuance of the MCI Company Stock, (2) the proposed issuance of Company Class A common stock to Alaskan Cable, under the Acquisition Plan, and (3) the proposed issuance of the Class A common stock to Prime under the Acquisition Plan. Neither the Company nor anyone acting on behalf of the Company is to enter into or continue any discussions, negotiations or contracts relating to the sale of all or any portion of its assets or equity, except in the ordinary course of business.

         Representations.

         Each of the Cable Company Purchase Agreements contains several representations and warranties by each respective party. The representations and warranties of a Cable Company in a given Purchase Agreement include but are not limited to the following: (1) that the Cable Company is duly organized, validly existing, and in good standing under the laws of the state of organization; (2) that the company has all requisite capacity, power, right, capitalization, and authority to enter into the Purchase Agreement; (3) that the Purchase Agreement constitutes legal, valid, and binding obligations of the Cable Company; (4) that the cash flow of the Cable Company meets specified criteria; (5) that the Cable


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
Company has exclusive, good and marketable title to its assets; (6) that the Cable Company has all necessary governmental permits; (7) that the Cable Company is in material compliance with all applicable laws, rules, regulations, orders, ordinances, and codes of governmental authorities; (8) that the real property of the company and improvements on it and the continuation of business on it do not violate any applicable laws, statutes, regulations, codes, rules or orders, that the status of employer, employee agreements and contracts and benefit plans are as disclosed in the Purchase Agreements; (9) that the Cable Company is in compliance with FCC rules, regulations, and orders and otherwise in compliance with law; and (10) that the company is not insolvent. Under the Prime Purchase Agreement, the Prime Sellers' representations and warranties regarding the status of Prime's plant and equipment and other tangible personal property, and the compliance of it with applicable contractual and legal requirements, is limited to the knowledge of certain specified individuals. The agreement further provides that except as specifically stated, the plant, equipment and other personal property are conveyed on an "as is" basis. The representations and warranties of the Company include but are not limited to the following: (1) that the Company is a corporation duly organized, validly existing, and in good standing; (2) that the capital and outstanding capitalization is as stated in the Purchase Agreement; (3) that the Company's cash flow meets specified criteria; (4) that the Company's indebtedness is not more than certain specified levels; (5) that the Purchase Agreement constitutes a legal, valid, and binding obligation of the Company; and (6) that the Company is not insolvent.

         Escrow and Holdback Agreements.

         Prime. Under the Prime Purchase Agreement, at final closing the Prime Sellers and the Company are each to hold back and deposit in escrow with a third party escrow agent ("Prime Escrow Holdback") 1,093,750 shares of Company Class A common stock ("Prime Escrow Holdback Shares") or provide cash or an irrevocable letter of credit equal to $8,750,000 to secure each party's indemnification for breaches of representations, warranties and covenants. If no breach of the Prime Purchase Agreement has occurred, the Prime Escrow Holdback Shares, such escrowed funds or letter of credit is to be released to the partner which deposited them into escrow, effective as of 180 days after that final closing. See, within this section "--Certain Restrictions on Resale of Company Stock and MCI Company Stock"; and "--Certain Federal Income Tax Consequences."

         In addition, the Prime Sellers have entered into an escrow agreement with PIIM whereby the Prime Sellers have agreed that any of the Prime Escrow Holdback Shares that are released from the escrow holdback with the Company and the third-party escrow agent will not be delivered to the Prime Sellers, but will instead be delivered into escrow with PIIM acting as escrow agent. Such escrowed shares will be held by PIIM as escrow agent and not delivered to the Prime Sellers until that date which is one year and ten days from the closing of the Prime Proposed Transaction. Prior to their release to the Prime Sellers, PIIM will be entitled to hold and disburse such escrowed shares to satisfy any claims made against the Prime Sellers by the Company prior to the prescribed release date with respect to the representations, warranties and covenants given to the Company by the Prime Sellers pursuant to the Prime Proposed Transaction.

         Distributions of Company Stock to certain of the Prime Sellers and distribution by them of that stock to their security holders (including other members of the Prime Group) will be subject to transfer limitations imposed by the Prime General Partner or, if distributed to its sole shareholder, then by the general partner of such shareholder and by agreement of the shareholders of the corporate limited partner (ACI) of Prime. The transfer limitations will be designed to preserve the "continuity of interest" requirement so that the Prime Purchase Agreement, as it applies to the owners of those corporate partners (ACI and Prime General Partner) of Prime, to be federal income tax-free reorganizations in the form of statutory mergers with GCI Cable. One of the requirements of that type of reorganization is that the reorganization plan does not include intent to transfer, distribute, or otherwise resell the securities acquired in the


                                                          REGISTRATION STATEMENT
transaction. All of the shareholders of ACI have entered into an agreement ("ACI Escrow Agreement") whereby they have agreed to deposit or cause to be deposited into escrow with an independent third-party escrow agent at the closing of the Prime Purchase Agreement, as a group, 50% of the aggregate number of shares of Prime Company Shares receivable by them in connection with the ACI Merger (less the number of shares deposited by them pursuant to the Prime Escrow Holdback. The ACI Escrow Agreement provides that the shares deposited into escrow pursuant to the ACI Escrow Agreement will be released to the shareholders of ACI on that date which is one year and five days from the date of the closing of the Prime Purchase Agreement. PGP intends to hold 50% of the shares of Prime Company Shares receivable by PCLP in connection with the merger of PCFI with and into a subsidiary of the Company and not distribute such shares, for a period of at least two years from the date of the closing of the Prime Purchase Agreement. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--Prime"; "PROPOSED TRANSACTIONS: Escrow and Holdback Agreements--Prime"; CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN: Certain Federal Income Tax Consequences."

         Alaskan Cable. Under the Alaskan Cable Purchase Agreement at final closing the parties are each to hold back and deposit in escrow 538,000 shares of Company Class A common stock, or a letter of credit in an amount equal to 5% of the purchase price under the Alaskan Cable Purchase Agreement to secure their respective indemnification for breaches of representations, warranties, and covenants. If no breach of the Alaskan Cable Purchase Agreement has occurred such escrowed assets are to be released following the respective indemnitee's written instructions effective as of 180 days after the final closing.

         Alaska Cablevision. Under the Alaska Cablevision Purchase Agreement, at final closing the parties are to each hold back and deposit in escrow notes, cash, letters of credit, or otherwise in the amount equivalent to $800,000 to secure their respective indemnification for breaches of representations, warranties, and covenants. If no breach of the Purchase Agreement has occurred, escrowed assets are to be released following the respective indemnitee's written instructions, effective as of 180 days after the final closing.

         McCaw/Rock Systems. Each of the McCaw/Rock Homer and Seward Purchase Agreements provides that at closing the Company and the Cable Company will each deposit in escrow $75,000 in cash to secure each party's indemnification for breaches of representations, warranties, and covenants. If no breach of the Purchase Agreements has occurred, such escrowed funds are to be released to the party which placed it in escrow effective as of 180 days after the closing.

         Expenses. The Acquisition Plan through the various Purchase Agreements provides that each party shall pay its own costs and expenses. The Prime Purchase Agreement also provides that Prime will pay the costs and expenses of the Prime Sellers. Any filing fees required by the Purchase Agreements, including without limitation, those in connection with the Hart-Scott-Rodino Act, are to be borne equally by the Company and the specific Cable Company which is the subject of the filing. However, the Company is to pay for the costs of registering the Company Stock.

         Termination, Amendment and Waiver. The Purchase Agreements generally provide for termination at the end of the term of the agreement, by mutual consent of the parties, and in the discretion of one party at the occurrence of an event of default caused by the other party. An event of default is a default in the performance of any material obligation under the agreement or if any representation or warranty of a party is materially false and the party fails to correct or satisfy the default within 10 days after written notice is given to that party. A party may waive an event of default by another party and require the transactions contemplated by the agreement to be consummated by closing. Each Purchase Agreement may be modified upon the mutual agreement of the parties to that transaction.


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                                                                         Page 73

Registration Rights Agreements

         Prime. Under the Prime Purchase Agreement, the initial distribution to and, to the extent required, subsequent resales or distributions by the Prime Sellers (and their distributees, including other members of the Prime Group) of their portion of the Company Stock received in the Prime Purchase Agreement will be registered under the Securities Act, in accordance with the terms of a Registration Rights Agreement ("Prime Registration Rights Agreement") to be entered into among the Company and the Prime Sellers at the closing of the Prime Purchase Agreement. To the extent that subsequent resales or distributions by the Prime Sellers (and their distributees, including other members of the Prime Group) are required to be registered, the Company will keep the prospectus that is a part of the Registration Statement for the Company Stock current for a period of two years or otherwise satisfy its responsibilities for registration through other registration formats. The Prime Sellers will, pursuant to the Prime Registration Rights Agreement, agree (1) not to sell any of the Prime Company Shares during the first 90-day period following the final closing, and
(2) not to sell more than 20% of their portion of that stock during the 59-day period following that first 90-day period. Subsequent to that 59-day period, the Prime Sellers (and their distributees, including other members of the Prime Group) may sell the remaining portion of the Prime Company Shares, subject, in the case of shares of the Prime Company Shares to be received under the PCFI Merger Agreement and the ACI Merger Agreement, to various agreements among the respective owners of Prime General Partner and ACI regarding transfer of such shares designed to preserve the "continuity of interest" requirement for special federal income tax treatment of such mergers. See, "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN: Certain Federal Income Tax Consequences." In addition, a portion of the Company Stock to be received by the Prime Sellers will be placed in escrow at the closing. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Escrow and Holdback Agreements-Prime." The Prime Sellers (and their distributees, including other members of the Prime Group) will have two demand registrations, if required, to permit resales by them. The Prime Sellers (and their distributees, including other members of the Prime Group) will also be entitled to participate pro rata in any other registration involving the Company (subject to limited exceptions). All expenses in connection with any registration (other than underwriting discounts, selling commissions, and fees and expenses of legal counsel of the sellers) and keeping any prospectus current will be paid by the Company.

         Alaskan Cable. Under the Alaskan Cable Purchase Agreement, Alaskan Cable has registration rights similar to that described previously for Prime, except that the holders of the shares subject to the Purchase Agreement will have two demand registrations if required to permit resales by the holder. Under this Proposed Transaction the Company is to keep the prospectus that is part of the Registration Statement current for a period of two years or otherwise satisfy its responsibilities for registration through other registration formats.

         Alaska Cablevision. Under the Alaska Cablevision Purchase Agreement, Alaska Cablevision has registration rights, should it exercise its rights to convert the Cablevision Company Notes to Company Class A common stock, similar to that described previously for Prime. However, should Alaska Cablevision exercise those registration rights during the period of 180 days subsequent to final closing on the Alaska Cablevision Purchase Agreement, it must not during that period sell any of that stock. The registration rights continue for a period of ten years thereafter. Under this agreement holders of the shares subject to the Alaska Cablevision Purchase Agreement are entitled to one demand registration per year to the extent required to permit resales by those holders for all or any portion of those shares.

ACI and PCFI Merger Agreements

         The Prime Proposed Transaction includes the following  reorganizations:
(1) the merger of ACI ("ACI Merger") with and into GCI Cable, pursuant to a plan of merger ("ACI Merger Agreement"), with GCI


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                                                                         Page 74

Cable being the surviving corporation; and (2) the merger of Prime General Partner ("PCFI Merger") with and into GCI Cable ("PCFI Merger Agreement"), with GCI Cable being the surviving corporation. The terms of the two Merger Agreements are similar and are briefly as follows.

         Both mergers are to take effect on the date that a certificate of merger is filed with the Secretary of State for the State of Delaware and the articles of merger are filed with the Commissioner of the Alaska Department of Commerce and Economic Development in accordance with the respective state corporation laws ("Effective Time"). The name of the surviving corporation in both cases is to be "GCI Cable, Inc." As of the Effective Time, GCI Cable will have a five-member board of directors identified as follows: (1) Ronald A. Duncan; (2) Donne F. Fisher; (3) Carter F. Page; (4) Larry E. Romrell; and (5) Robert M. Walp. The two officers of GCI Cable as of the Effective Time will be Mr. Duncan as President, and John M. Lowber as Secretary and Treasurer. These officers and directors are also officers and directors of the Company, and their backgrounds are described elsewhere in this Proxy Statement/Prospectus. See, "MANAGEMENT OF THE COMPANY."

         In the case of each merger, at the Effective Time GCI Cable will receive all of the property, rights, privileges, franchises, patents, trademarks, trade names, licenses, registrations, and other assets of ACI or PCFI, as the case may be, including goodwill. GCI Cable at the same time will assume all liabilities of every kind and description of ACI and PCFI under the respective Merger Agreements.

         In the case of ACI, each share of ACI Class A common stock issued and outstanding immediately prior to the Effective Time will be converted into 1,237.261739 shares of Company Class A common stock, and each share of ACI Class B common stock issued and outstanding immediately prior to the Effective Time, will be exchanged for cash in the amount of $1.00 per share at the Effective Time. In the case of PCFI, each share of PCFI common stock issued and outstanding immediately prior to the Effective Time will be converted into 2,227.071 shares of Company Class A common stock.

         The ACI Merger Agreement provides that unless otherwise agreed by GCI Cable, it will be a condition precedent to the obligation of GCI Cable to consummate the merger that all the shareholders of ACI will have given their consent to the merger such that no shareholder of ACI will have appraisal rights under the Delaware General Corporation Law as a result of or with respect to the merger. Such appraisal rights are prohibited to shareholders of ACI under the Delaware General Corporation Law as described elsewhere in this Proxy Statement/Prospectus. See, "APPRAISAL RIGHTS: Prime."

         Both the ACI and the PCFI Merger Agreements provide that ACI and PCFI, respectively, will immediately prior to the Effective Time, be entitled to declare and pay to their respective shareholders dividends consisting of all cash on hand and any tax refund receivables held by ACI and PCFI, respectively, immediately, prior to the Effective Time.

         The ACI Merger Agreement provides for termination and abandonment by decision of the boards of directors of ACI or GCI Cable, notwithstanding approval of the agreement by the shareholders of one or both of the corporations at any time prior to the Effective Time. In the event of such termination and abandonment of the agreement, the agreement provides that it will become void without liability on the part of the party electing so to terminate, or their respective directors, officers or shareholders, except for liability of the parties for their respective expenses. Similar provisions are included for termination and abandonment in the PCFI Merger Agreement.

         Both Merger Agreements provide for amendment or modification at any time prior to the Effective Time, provided that such amendment or modification, subsequent to the adoption of the respective agreement by the shareholders of either party to it and who are entitled to vote on the merger, may not alter or change (1) the amount or kind of shares, securities, cash, property, and rights to be received in


                                                          REGISTRATION STATEMENT
exchange for or on conversion of all or any shares of any class or series of a class of shares of that corporation, except as approved by the shareholders of each of those corporations that are parties to the Merger Agreement, (2) any term of the Articles of Incorporation of GCI Cable, except as approved by the shareholders of each of the corporations that are parties to the corresponding Merger Agreement, or (3) any of the terms or conditions of the corresponding Merger Agreement if such alteration or change would adversely affect the holders of any class or series of a class of shares of that corporation, except as approved by the holders of the class so affected.

         Both Merger Agreements provide that the agreements are subject to the terms and conditions of the Prime Purchase Agreement and that in any conflict between the terms of a Merger Agreement and the terms of the Prime Purchase Agreement, the terms and provisions of the Prime Purchase Agreement are to govern and control.

         Both  Merger  Agreements   provide  that  the   corresponding   parties
acknowledge that the corresponding merger is subject to obtaining applicable consents of the APUC and the FCC and that such consents have been obtained.

Prime Management Agreement

         At the closing of the Prime Proposed Transaction, the Company and PIIM will enter into a management agreement ("Prime Management Agreement") whereby PIIM, which currently manages the Prime Alaska Systems, will commence managing the Company Cable Systems, i.e., the Prime Alaska Systems and the cable television systems to be acquired from Alaskan Cable, Alaska Cablevision, McCaw/Rock-Homer, and McCaw/Rock-Seward. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relationships."

         Under the Prime Management Agreement, the Company will pay to PIIM a net annualized fee for managing the Company Cable Systems in the amount of $1,000,000 for the first year, $750,000 for the second year, and $500,000 for each year thereafter that the Prime Management Agreement is in effect. The amounts of such management fees were arrived at as a result of negotiations between the Company and PIIM. Such fees are fixed amounts and not based on a percentage of cable system revenues, as is often the case with respect to fees charged to manage cable systems. Management fees charged by management companies to manage cable systems typically range from 3% to 5% of cable revenues. The fees to be paid to PIIM as described above will be less than if the fee were 3% of cable revenues of the Company Cable Systems, based on their revenues for any twelve-month period ended on or since December 31, 1995, and are believed to be at least as favorable to the Company than could have been obtained from other qualified managers of cable systems.

         The Prime Management Agreement is to continue for a term of nine years unless earlier terminated under a number of circumstances including the following: (1) with respect to the Prime Alaska Systems, upon the termination or revocation of the Company's cable television certificate of public convenience and necessity or franchise for that system; (2) upon the sale of all or substantially all of the assets of the Company Cable Systems or the sale of all of the equity interests of the owner of the Company Cable Systems; (3) upon PIIM's material breach of the agreement and failure to cure within 30 days; (4) upon the Company's material breach of the agreement and failure to cure within 30 days; or (5) after the second anniversary of the date of the agreement, at the option of either PIIM or the Company. The Prime Management Agreement does not specifically deal with issues relating to advance notice requirements or cooperation with successor managers in the event of a termination of the agreement after the second anniversary of the date of the Prime Management Agreement by either PIIM or the Company. Under the Prime Management Agreement, PIIM would be entitled to be paid for all accrued management fees and reimbursable expenses which have accrued prior to the effective date of the termination.


                                                          REGISTRATION STATEMENT

New Voting Agreement

         As a part of the Prime Proposed Transaction, the parties to the Voting Agreement will agree to allow the Prime Sellers, through PIIM as their designated agent, to become a party to and participant in a new voting agreement ("New Voting Agreement"). The proposed New Voting Agreement will supersede and replace the Voting Agreement, provided the Prime Proposed Transaction is consummated. See, "OWNERSHIP OF THE COMPANY: Changes in Control--Voting Agreement."

         The New Voting Agreement contemplates the increase of the Company Board from seven to nine directors. The New Voting Agreement provides that all of the shares subject to the agreement will be voted as one block for so long as the full membership on the Company Board is at least eight, for the election to the Company Board of individuals recommended by a party to the agreement. The allocation of recommendations to positions on the Company Board made by parties to the agreement is to be as follows: (1) for recommendations from MCI, two nominees; (2) for recommendations from Messrs. Duncan and Walp, one nominee each; (3) for recommendations from TCI GCI, Inc., two nominees; and (4) for recommendations from Prime Sellers (and their distributees, including other members of the Prime Group, who elect in writing to be bound thereby), through PIIM as their designated agent, two nominees for so long as the Prime Sellers (and their distributees, including other members of the Prime Group, who agree in writing to be bound by the terms of the agreement) collectively own at least 10% of the then issued and outstanding shares of Company Class A common stock and the Prime Management Agreement is in full force and effect, provided that if either of these conditions are not satisfied, then the Prime Sellers (and their distributees, including other members of the Prime Group, who elect in writing to be bound thereby) are to be entitled to recommend only one nominee and if neither of these conditions are met, the Prime Sellers are not to be entitled to recommend any nominee pursuant to the terms of the New Voting Agreement. The shares subject to the New Voting Agreement are in addition to be voted as one block, to the extent possible, to cause the full membership of the Company Board to be maintained at not less than eight members, and are to be voted on other matters to which the parties unanimously agree. Initially the two nominees of the Prime Sellers (and their distributees) will be designated by the Prime Sellers.

         The stated term of the New Voting Agreement is through the completion of the annual shareholder meeting of the Company to take place in June, 2001 or until there is only one party to the agreement, whichever occurs first. However, the parties to the agreement may extend its term but only upon unanimous vote and written amendment of the Agreement. Parties to the agreement are to remain parties to it as to voting for nominees to the Company Board and to maintain at least eight members on that board only for so long as either the Prime Sellers (and their distributees who agree in writing to be bound by the terms of the agreement) collectively own at least 10% of the then issued and outstanding Company Class A common stock or the Prime Management Agreement is in effect. Except for the stated term and the conditions just outlined, a party to the agreement (other than the Prime Sellers and their distributees, including other members of the Prime Group, who elect in writing to be bound thereby) will be subject to the agreement until the party disposes of more than 25% of the votes represented by the party's holdings of Company common stock. That is, these conditions on the term of the New Voting Agreement control and not the stated term ending in 2001. A party to the agreement (other than the Prime Sellers and their distributees, including other members of the Prime Group, who elect in writing to be bound thereby) shall then be subject to the agreement regardless of whether the party disposes of more than 25% of its votes.

         The New Voting Agreement is to commence as of the Closing Date. Upon its execution, the Company Board will within 30 days thereafter adopt a resolution expanding the board from seven to nine members, and the Prime Sellers will thereafter present their nominees for two positions on the Company Board.


                                                          REGISTRATION STATEMENT

MCI Purchase Agreement

         General. The Company and MCI Telecommunications Corporation, a Delaware corporation ("MCI") entered into the MCI Stock Purchase Agreement effective as of September 13, 1996 ("MCI Purchase Agreement"). The MCI Purchase Agreement includes the following as separate agreements between the parties: (1) an agreement providing certain registration rights to MCI with respect to the MCI Company Stock ("MCI Registration Rights Agreement" as further described in this section (see, "-Registration Rights Agreement"); and (2) the New Voting Agreement. The MCI Company Stock when issued will become subject to the Voting
Agreement. Upon execution of the New Voting Agreement to replace the Voting Agreement, the MCI Company Stock will become subject to that new agreement. The New Voting Agreement is further described elsewhere in this Proxy Statement/Prospectus. See, "OWNERSHIP OF THE COMPANY: Changes in Control--Voting Agreement" and "PROPOSED TRANSACTIONS: New Voting Agreement."

         Consideration, Closing Date. The MCI Purchase Agreement provides for the issuance and sale of 2 million shares of Company Class A common stock ("MCI Company Stock") for $13 million payable in immediately available funds.

         The MCI Purchase Agreement sets the closing date on the agreement as being no later than the fifth business day following the later of the full consummation and Prime Purchase Agreement or the satisfaction or waiver of the last condition precedent set forth in the MCI Purchase Agreement ("MCI Closing Date").

         Conditions To the Agreement. The obligations of MCI and the Company to consummate the MCI Purchase Agreement are subject to the satisfaction at or before the MCI Closing Date of each of the following conditions: (1) the consummation of the transactions contemplated by the MCI Purchase Agreement shall not be precluded by any order, decree or preliminary or permanent injunction of a federal or state court of competent jurisdiction; and (2) the consummation of the Prime Purchase Agreement.

         The obligations of the Company to consummate the transactions contemplated by the MCI Purchase Agreement are specifically subject to the satisfaction at or before the MCI Closing Date of each of the following conditions: (1) the representations of MCI set forth in the agreement shall have been true and correct in all material respects; (2) MCI shall have performed in all material respects its agreements as contained in the MCI Purchase Agreement required to be performed at or prior to the MCI Closing Date; (3) the Company shall have received a certificate of an officer of MCI dated as of the MCI Closing Date certifying as to the fulfillment of items (1) and (2) above; and
(4) the Company shall have received from MCI the amount of $13 million by wire transfer of immediately available funds.

         The obligations of MCI to consummate the transactions contemplated by the MCI Purchase Agreement are specifically subject to the satisfaction at or before the MCI Closing Date of each of the following conditions: (1) the representations of the Company set forth in the agreement shall have been true and correct in all material respects; (2) the Company shall have performed in all material respects its agreements as contained in the MCI Purchase Agreement required to be performed at or prior to the MCI Closing Date; (3) all applicable consents and approvals (including those of the FCC and any applicable public utility commission or other regulatory body) which are necessary to consummate the transactions contemplated by the MCI Purchase Agreement shall have been obtained; (4) MCI shall have received from the Company certificates representing shares of the MCI Company Stock registered in the name of MCI; (5) MCI shall have received a certified copy of the Company Articles and Company Bylaws as of the MCI Closing Date and a certificate of good standing for the Company from the jurisdiction of its incorporation; (6) MCI shall have received (a) the MCI
Registration Rights Agreement executed by a duly authorized officer of the Company dated as of the MCI Closing Date and (b) the New Voting Agreement executed by


                                                          REGISTRATION STATEMENT
a duly authorized officer of all the parties to it, dated as of the MCI Closing Date; (7) MCI shall have received an opinion of legal counsel for the Company in a form as agreed by MCI and the Company dated as of the MCI Closing Date; (8) MCI shall have received a certificate of secretary from the Company dated as of the MCI Closing Date certifying that attached thereto is a copy of a resolution duly adopted by the Company Board authorizing and approving the execution of the MCI Purchase Agreement and the consummation of the transactions contemplated by the agreement; (9) MCI shall have received a certificate of an officer of the Company dated as of the MCI Closing Date certifying as to the fulfillment of the matter contained in items (1)-(3) above; (10) the Prime Purchase Agreement shall not have been amended, modified, or altered without the prior written consent of MCI; and (11) the Company shall not have issued in the aggregate more than 18 million shares of Class A common stock in connection with the acquisitions of the Cable Companies, and the price per share of any share of that stock in connection with those acquisitions shall have been at least $6.50.

         Covenants. Under the MCI Purchase Agreement and during the period from the effectiveness of the agreement to the MCI Closing Date, MCI and the Company have agreed as follows: (1) the Company will cause its subsidiaries to conduct their respective businesses only in the ordinary course and to maintain, keep and preserve their assets and properties in good condition and repair; (2) the Company will not permit any of its subsidiaries to make or propose any change or amendment in their respective certificates of incorporation or bylaws; (3) except in connection with the acquisition of the Cable Companies, the Company will not (and will not permit any of its subsidiaries to) issue, pledge or sell any shares of capital stock or any other securities of any of them or issue any securities convertible into or exchangeable for or representing the right to purchase or receive, or enter into any contract with respect to the issuance of any shares of capital stock or any other securities of any of them other than pursuant to the MCI Purchase Agreement or the exercise of stock options outstanding on the effective date of the MCI Purchase Agreement, or enter into any contract with respect to the purchase or voting of shares of their capital stock or otherwise reclassify any of their securities, or make any other material changes in their capital structure; (4) the Company will not declare or otherwise pay any dividend or other distribution (whether in cash, stock or property) with respect to or purchase or redeem any shares of capital stock; (5) the Company will not (and will not permit any of its subsidiaries to) encumber, sell or otherwise dispose of or acquire any material assets, or encumber, sell or otherwise dispose of assets having a value in excess of $3 million in the aggregate, or enter into any merger of other agreement providing for the acquisition of any material assets of the Company or any of its subsidiaries, or acquire any corporation or other business organization, or enter any contract or other agreement to do any of the foregoing, except the Proposed Transactions;
(6) the Company will (and will cause its subsidiaries to) afford MCI access at all reasonable times to their officers, employees and agents, properties, books, records and contracts and will furnish MCI all financial, operating and other data and information as MCI may reasonably request; (7) MCI and the Company will
(a) cooperate with one another in promptly (i) determining whether any filings or authorizations required to be made under any state or federal law or any consents or other action required to be obtained from other parties to loan agreements or contracts material to the business of the Company in connection with the transaction contemplated by the MCI Purchase Agreement, and (ii) making any such filings, furnishing information required in connection with them, and
(b) as promptly as practicable file with the FTC and the U.S. Department of Justice the notification and report forms, if required; and (8) the Company will not amend or otherwise alter the Prime Purchase Agreement without the prior written consent of MCI.

         Representations. Under the MCI Purchase Agreement, the Company represents and warrants to MCI as follows: (1) the Company and each of its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation with corporate power and authority to own, lease and operate their respective properties and to conduct their respective businesses, and each of these corporate entities is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held or the nature of its


                                                          REGISTRATION STATEMENT
activities makes such qualification necessary; (2) the Company has the requisite corporate power to enter into the MCI Purchase Agreement and to perform its obligations under it, and the execution, delivery, and performance by the Company of its obligations under the agreement have been duly authorized by all requisite corporate action and the agreement is valid and binding on the Company and not in conflict with the Company Articles or the Company Bylaws or other material agreement or instrument to which the Company is a party; (3)(a) as of the effective date of the MCI Purchase Agreement and after the issuance of the MCI Company Stock, the authorized, issued, and outstanding capital stock of the Company will be as represented by the Company, (b) with the exception of options held by officers of the Company or reserved to its Stock Option Plan, or as relating to the Acquisition Plan, there are outstanding no options, warrants, rights or convertible securities or other agreements providing for the issuance of capital stock of the Company, and except for the Voting Agreement there are no voting trusts or agreements to which the Company or a subsidiary of it is a party, and to the knowledge of the Company no other voting trusts exist with respect to the capital stock of the Company or any of its subsidiaries, and (c) except for the pledges of GCC stock to the Senior Lenders and of GCI Leasing Co., Inc. stock to National Bank of Alaska, the Company owns the entire equity interest in each of its subsidiaries, and all of the outstanding capital stock of each subsidiary of the Company are validly issued, fully paid and nonassessable and are owned by the Company free and clear of all liens and other encumbrances; (4) the MCI Company Stock when sold and delivered by the Company to MCI under the MCI Purchase Agreement will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights and free and clear of any security interest or other encumbrance; (5) the Company has timely filed all forms, reports and other statements with the Commission pursuant to the Exchange Act since June 30, 1993 and prepared such reports and such registrations as it has made under the Securities Act since that date in compliance with applicable requirements of the Exchange Act and the Securities Act, respectively; (6)(a) the audited financial statements of the Company included in the reports and registrations described in item (5) above and the unaudited interim monthly financial statements for periods subsequent to such audited financial statements are correct and complete, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, (b) no event has occurred since the preparation of those financial statements that would require a restatement of those financial statements, (c) those financial statements reflect and at the MCI Closing Date will reflect, the interests of the Company in the assets, liabilities and operations of all subsidiaries of the Company, and (d) from the date of the most recent balance sheet included in the financial statements to and including the effective date of the MCI Purchase Agreement, the Company's business has been operated only in the ordinary course, the Company has not sold or disposed of any assets other than in the ordinary course of business, there have not occurred any material adverse changes or events in the Company's business, operations, assets, liabilities, financial condition or results of operations compared to the corresponding disclosures in the financial statements described in item (6)(a) above and there has not occurred any theft, damage, destruction or loss which has had a material adverse effect on the Company; (7) since the date of the Company's 1995 Proxy Statement (April 28, 1995) to the effective date of the MCI Purchase Agreement, the Company has not entered into or otherwise become obligated with respect to any transaction which would require a disclosure pursuant to Item 404 of Regulation S-K in accordance with Items 7(b) or (c) of Schedule 14A under the Exchange Act were the Company to distribute a proxy statement as of the effective date of the MCI Purchase Agreement and the MCI Closing Date; (8) there is no claim, suit, action, or other proceeding pending or to the knowledge of the Company threatened against or affecting the Company or any of its subsidiaries which seek to restrain the consummation of the MCI Purchase Agreement; (9) no governmental consent or other action is necessary for the execution and delivery of the MCI Purchase Agreement, the issuance and sale of the MCI Company Stock or the consummation of the transactions contemplated by the agreement other than applicable consents or approvals by the FCC and applicable public utility commissions; (10) since December 31, 1995, (a) there has not occurred or arisen any event having a material adverse effect on the business, properties or financial condition of the Company and its subsidiaries taken as a whole, (b) the Company and its subsidiaries have conducted their businesses only in the ordinary course consistent with past practices, and (c) neither the Company nor


                                                          REGISTRATION STATEMENT
any of its  subsidiaries  has taken any prohibited  action as described in items
(1) through (5) of the Company's covenants (see within this section "-Covenants"); (11) neither the Company nor any of its subsidiaries has paid any fee or commission to any broker or funds in connections with the transactions contemplated by the MCI Purchase Agreement; (12) except for the acquisition of the Cable Companies, there are no contracts or other agreements with the Company or any of its subsidiaries that create or govern the right of another party to acquire the Company or an equity interest in the Company or any subsidiary of it or to increase any such equity interest; (13) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement, and none of these entities have since March 31, 1993 been subject to employee strikes, work stoppages, or requests for certification of bargaining unit or other requests for collective bargaining; (14) the Company and its subsidiaries have all permits, licenses and other certificates which are necessary for the Company and its subsidiaries to conduct their operations in the manner conducted prior to the effective date of the MCI Purchase Agreement, and no event has occurred or has been threatened with respect to those licenses which permits revocation or termination of them or would result in any material impairment of the rights of holders of those licenses; (15)(a) each employee benefit plan of the Company subject to the federal Employee Retirement Income Security Act of 1974, as amended ("ERISA") complies with the applicable provision of ERISA, the Code and other applicable law, and (b) neither the Company nor any subsidiary of the Company, nor any plan, nor any of their respective directors, officers, employees or agents has with respect to any such plan engaged in any "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA, which could result in any taxes or penalties or other liabilities under Section 4975 of the Code or Section 502(i) of ERISA; (16) except for the pledges of GCC stock held by the Company's Senior Lenders and pledges of GCI Leasing Co., Inc. stock held by National Bank of Alaska, the Company and its subsidiaries have good title to all of their material assets with limited exception of (i) liens for current taxes and assessments not yet past due, (ii) inchoate mechanics' and materialmens' liens for construction in progress, (iii) workers', repairmens', and other liens arising out of the ordinary course of business, and (iv) all matters of record, liens and imperfections of title and encumbrances which would not in the aggregate have a materially adverse effect on the business, properties or financial condition of the Company and its subsidiaries taken as a whole; (17) the Company has listed all material contracts and agreements as of the effective date of the MCI Purchase Agreement which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets are bound other than such agreements for services purchased under tariffs; (18) the Company is in material compliance with all applicable federal, state and local laws and regulations pertaining to its business and affairs; (19) the Company has duly and timely filed in proper form all federal, state, local and foreign income, franchise, sales, use, and other tax returns and other reports (whether or not relating to taxes) required to be filed by law with the appropriate governmental authority and has paid or made provision for payment of all such taxes, fees and assessments which are due with respect to any of the aspects of its business or any of its properties; (20) there are no sales, use, transfer or other charges applicable with respect to the transactions contemplated by the MCI Purchase Agreement; (21) no written statement in the MCI Purchase Agreement or any agreement or document delivered pursuant to it or on behalf of the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made in it in light of the circumstances under which they were made not misleading; (22) the Company is not an "investment company" or company controlled by such a company within the meaning of the Investment Company Act of 1940; and (23) as of the effect date of the MCI Purchase Agreement and as of the MCI Closing Date, the Company is not and will not be insolvent.

         Under the MCI Purchase Agreement, MCI represents and warrants to the Company as follows: (1) MCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (2) MCI has the requisite corporate power to enter into the MCI Purchase Agreement and to perform its obligations under it; and the execution and delivery by MCI of and the performance by MCI of its obligations under the agreement have been duly authorized by all requisite corporate action of MCI; (3) MCI is purchasing the MCI Company Stock for investment for its own account and not with a view to


                                                          REGISTRATION STATEMENT
or for sale in connection with any distribution if it, and MCI is an existing security holder of shares of issued and outstanding common stock of the Company, and no commission or other remuneration will be paid by MCI in connection with its purchase of the MCI Company Stock; (4) MCI understands that (a) the MCI Company Stock has not been registered under the Securities Act or under any state securities law and is being issued in reliance upon the exemptions from registration and prospectus delivery requirements of the Securities Act set forth at Sections 4(2) and 4(6) of that act, (b) the MCI Company Stock cannot be transferred without compliance with the registration requirements of the Securities Act and applicable state securities laws or under an exemption from such registration requirements is available, and (c) the reliance of the Company upon these exemptions is predicated upon MCI's representations and warranties;
(5) the jurisdiction in which MCI's principal executive officers are located is in the District of Columbia; (6) MCI is an "accredited investor" as defined in Rule 501 adopted under the Securities Act; (7) the Company has made available to MCI the opportunity to ask questions of, and to receive answers from, the Company's officers and directors and other persons acting on their behalf concerning the terms and conditions of the MCI Purchase Agreement and the transactions contemplated in it and to obtain any other information requested by MCI to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, and MCI has been afforded the opportunity to inspect the books and records of the Company; (8) no written statement in the MCI Purchase Agreement or in any other agreement or document delivered pursuant to the MCI Purchase Agreement by or on behalf of MCI contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in that agreement in light of the circumstances under which they were made not misleading; (9) MCI is not an "investment company" or a company controlled by such a company within the meaning of the Investment Company Act of 1940; and (10) as of the effective date of the MCI Purchase Agreement and the MCI Closing Date, MCI is not and will not be insolvent.

         Under the MCI Purchase Agreement, all representations, warranties and covenants contained in it are to survive the execution of the agreement and the consummation of the transactions contemplated by it.

         Termination, Amendment, Waiver. The MCI Purchase Agreement and the transactions contemplated in it may be terminated at any time prior to the MCI Closing Date (1) by mutual written consent of MCI and the Company, (2) by MCI and the Company if either is prohibited by an order or injunction of a court of competent jurisdiction from consummating the transaction contemplated by the agreement, or (3) by MCI or the Company if the MCI Closing Date does not occur on or before December 31, 1996, provided this third right to terminate will not be available to a party whose failure to fulfill any obligation under the agreement has been the cause of the failure of the closing to occur on or before the MCI Closing Date.

         The MCI Purchase Agreement may not be amended except by a writing duly signed by the parties. No party may waive any terms or conditions of the agreement except by a duly signed writing referring to the specific provision to be waived.

         Registration Rights Agreement. Under the MCI Purchase Agreement, MCI and the Company will on the MCI Closing Date enter into the MCI Registration Rights Agreement. Under the MCI Registration Rights Agreement and following the expiration of a 180-day "stand still period" after the effective date of the agreement and then only if required to permit resales of the MCI Company Stock by MCI and its successors and assigns who are holders of all or any portion of the MCI Company Stock (collectively with MCI, "Holders"), the Holders will at any time and from time to time have the right to require registration under the Securities Act of all or any portion of the MCI Company Stock on the terms and subject to the conditions set forth in the agreement.


                                                          REGISTRATION STATEMENT

         The MCI Registration Rights Agreement provides the Company will not be required to effect any registration under the agreement if one or more of the following have occurred: (1) the requests for registration cover an aggregate number of shares of the MCI Company Stock which the Holders request to have registered having an aggregate market value of less than $1.5 million as of the date of the last of such requests; (2) the Company has previously filed two registration statements under the Securities Act pursuant to the agreement (not including incidental registrations); (3) the Company, in order to comply with such a request, would be required to undergo a special interim audit or prepare and file with the Commission sooner than would otherwise be required pro forma or other financial statements relating to any proposed transaction; or (4) if in the opinion of counsel to the Company, the form of which opinion will be acceptable to the Holders, a registration is not required in order to permit resale by Holders. The first demand registration under the agreement may be requested only by Holders of a minimum of 30% of the MCI Company Stock. The Holders will also be entitled to participate pro rata in other registrations involving Company Class A common stock subject to limited exceptions. All expenses in connection with any registration (other than underwriting discounts, selling commissions, and fees and expenses of legal counsel and accountants of the Holders) and keeping any prospectus current will be paid by the Company.

Certain Personal Matters

         In the context of the Acquisition Plan and other than the Proposed Transactions there are no separate arrangements or agreements between the Company and any of the Cable Companies or between the Company and MCI or between the Company and any of the officers, directors, or controlling shareholders of the Cable Companies or MCI. See, "CERTAIN CONSEQUENCES OF THE ACQUISITION PLAN:
Company Cable Systems--Management and Personnel."

Certain Restrictions on Resale of Company Stock and MCI Company Stock

         All of the Company Stock issuable in the Acquisition Plan will be registered under the Securities Act and freely transferable, except that any such shares received by persons who are deemed "affiliates," as the term is defined under Rule 145 of the Securities Act, of the Cable Companies prior to the consummation of the Acquisition Plan may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or under Rule 144 in the case of such persons who become affiliates of the Company, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of the Cable Companies generally include individuals or entities that control, are controlled by, or are under common control with, one or more of the Cable Companies and may include certain officers and directors of the Cable Companies as well as principal shareholders or securities holders of those companies. In addition, the Company has agreed to file and keep effective a registration statement pursuant to Rule 145 under the Securities Act for a period of two years after the effective date of this Proxy Statement/Prospectus with respect to, at all times, the Company Stock that such persons will receive in exchange for their securities in Prime and assets of Alaskan Cable. Resales pursuant to such a registration statement would not be subject to the resale provisions of Rule 144 or Rule 145 under the Securities Act.

         Resales of the Company Stock are subject to holdback restrictions and transfer limitations set forth separately in the Prime and Alaskan Cable Purchase Agreements as described elsewhere in this Proxy Statement/Prospectus. See within this section "--Cable Company Purchase Agreements--Escrow and Holdback Agreements."

Incorporation by Reference, Excluded Schedules

         General. The Proposed Transactions and exhibits to them, including but not limited to the Prime Management Agreement, the ACI Merger Agreement, the PCFI Merger Agreement, the New Voting


                                                          REGISTRATION STATEMENT

Agreement, and the Registration Rights Agreements, are all included in the Registration Statement and are incorporated by reference into this Proxy Statement/Prospectus. Also included in this Registration Statement and incorporated by reference into this Proxy Statement/Prospectus are two schedules to the Prime Purchase Agreement: (1) Schedule 1A--listing the allocation of Prime Company Shares to the Prime Sellers; and (2) Schedule 14 and Attachment A to it--listing shareholders of and their holdings in ACI. These documents are otherwise available for review as provided elsewhere in this Proxy Statement/Prospectus. See, "AVAILABLE INFORMATION."

         With the exception of the previously identified two schedules, none of the schedules to the Prime Purchase Agreement, the Alaskan Cable Purchase Agreement, the Alaska Cablevision Purchase Agreement, the McCaw/Rock Homer Purchase Agreement, or the McCaw/Rock Seward Purchase Agreement are included in the Registration Statement, and none of them are incorporated by reference or otherwise available for review. These documents and materials have been excluded by the Company because they contain voluminous specific technical descriptions of the cable systems to be acquired by the Company, identification of specific channel offerings and rates, lists of correspondence and various agreements entered into by the Cable Companies, lists of licenses and permits, inventories of equipment and other personal property, inventories of real property, lists of employees and employee benefits, tariff filings with the FCC, and other specific operational information typical of the functions of cable television companies. The excluded schedules also contain reference to certain programming agreements.

         Portions of the excluded schedules, which the Company believes may be pertinent to the offering of the Company Stock and to seeking the consent and approval of the Acquisition Plan by the shareholders of the Company and which are not described elsewhere in this Proxy Statement/Prospectus are briefly described as follows.

         Prime. While the Prime Purchase Agreement is based upon an exchange of Prime Company Shares for security interests in Prime, the parties have agreed to exclude certain assets from the transaction: (1) the use of the names "Prime Cable," "Prime Media Services" and "Prime Mobile Radio"; and (2) Prime's limited partnership interest in Prime Video, L.P., which as of December 31, 1995 had an approximate value of $67,883 and is to be sold and the proceeds distributed to Prime's partners prior to closing on the Prime Purchase Agreement. Matters addressed in the schedules pertaining to pending litigation, regulation and environmental matters and tax matters are discussed elsewhere in the Proxy Statement/Prospectus. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES:
Background and Description of Business--Prime-Pending Litigation, -Regulations and Environmental Matters, -Tax Matters" and "--Regulatory Developments, Competition and Legislation/Regulation."

         Alaskan Cable. Matters addressed in the schedules pertaining to pending litigation of Alaskan Cable are discussed elsewhere in this Proxy Statement/Prospectus. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES:
Background and Description of Business--Alaskan Cable-Pending Litigation."

         Alaska Cablevision. Matters addressed in the schedules pertaining to pending litigation of Alaska Cablevision are discussed elsewhere in the Proxy Statement/Prospectus. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES:
Background and Description of Business--Alaska Cablevision-Pending Litigation."

         McCaw/Rock Systems. Matters addressed in the schedules pertaining to pending litigation of McCaw/Rock Homer and McCaw/Rock Seward are discussed elsewhere in the Proxy Statement/Prospectus. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Background and Description of Business--McCaw/Rock Homer-Pending Litigation; and --McCaw/Rock Seward-Pending Litigation."


                                                          REGISTRATION STATEMENT

                   CERTAIN INFORMATION CONCERNING THE COMPANY

Background and Description of Business

         General Communication, Inc., an Alaska corporation ("Company"), was incorporated in 1979 and began commercial operations in November, 1982. The Company supplies common-carrier long-distance and other telecommunication products and services to residential, commercial and government users. Telecommunication services that the Company provides are carried over facilities that are owned by the Company or are leased from other companies.

Products and Services

         The Company offers a broad spectrum of telecommunication services to residential, commercial and government customers primarily throughout Alaska. The Company operates in two industry segments and offers five primary product lines. The message and data transmission services industry segment offers message toll, private line and private network services, and the system sales and service industry segment offers data communication equipment sales and technical services.

         The Company's message and data transmission services industry segment is engaged in the transmission of interstate and intrastate switched message toll service and private line and private network communication service between the major communities in Alaska, and the remaining United States and foreign countries. The Company's message toll services include intrastate, interstate and international direct dial, 800, calling card, operator and enhanced conference calling, as well as termination of northbound toll service for MCI, U.S. Sprint and several large resellers without facilities in Alaska. The Company also provides origination of southbound calling card and 800 toll services. Private line and private network services utilize voice and data transmission circuits, dedicated to particular subscribers, which link a device in one location to another in a different location. Regulated telephone relay services for the deaf, hard-of-hearing and speech impaired are provided through the Company's operator service center. The Company offers its message services to commercial and residential subscribers. Subscribers may cancel service at any time. Toll related services account for approximately 93%, 90% and 90% of the Company's 1995, 1994 and 1993 total revenues, respectively.

         In addition to providing communication services, the Company through its subsidiaries sells, services and operates, on behalf of certain customers, dedicated communication and computer networking equipment and provides field/depot, third party, technical support, consulting and outsourcing services through its systems sales and service industry segment. The Company also supplies integrated voice and data communication systems incorporating interstate and intrastate digital private lines, point-to-point and multipoint private network and small earth station services operating at data rates up to
1.544 mbs. In addition, the Company designs, installs and maintains data communication systems for commercial and government customers throughout Alaska.

         Development of demand assigned multiple access ("DAMA") satellite communication technology was initiated in 1994. A four-module demonstration system was constructed in 1994 and was integrated into the Company's telecommunication network in 1995. Existing satellite technology relies on fixed channel assignments to a central hub. DAMA technology assigns satellite capacity on an as needed basis. The digital DAMA system allows calls to be made between remote villages using only one satellite hop thereby reducing satellite delay and capacity requirements while improving quality. Construction and deployment of facilities in 56 communities in rural Alaska are to occur in 1996, with services expected to be provided during the fourth quarter of 1996.


                                                          REGISTRATION STATEMENT

         Personal communication service ("PCS") systems are expected to make an individual carrying a pocket-sized phone available at the same number, whether at home, at work, or travelling. A caller using a PCS system will not need to know the location of the person the caller is trying to reach. The FCC concluded an auction of spectrum to be used for the provision of PCS in March, 1995. The Company was named by the FCC as the high bidder for one of the two 30-megaHertz blocks of spectrum, with Alaska statewide coverage. Acquisition of the license for a cost of $1.65 million is anticipated to allow the Company to introduce a new PCS system in Alaska.

         The Company began developing plans for PCS deployment in 1995 with technology service trials expected to take place in the fourth quarter of 1996 and the first quarter of 1997. Management expects to incur up to $2 million in equipment and installation costs associated with the technology service trial. Service is expected to be offered as early as late 1997 or 1998.

         The Company's efforts on PCS through the Record Date included business plan development, evaluation of alternative PCS technologies, network design and engineering. As of that date, the Company expected to utilize then existing technology in its product deployment and was not expending material amounts on research and product development efforts. Expenditures for PCS deployment could total $50 million to $100 million over the 10-year period commencing in 1997. The estimated cost for PCS system deployment is expected to be funded through income from operations and additional debt and, perhaps, equity financing. The Company's ability to deploy its PCS system will be dependent on its available resources.

         The recently passed 1996 Telecom Act allows telecommunication providers to expand their levels of service by entering into new, previously protected business areas. Among other efficiencies, the new federal legislation allows open competition among local telephone providers, long distance carriers and cable television companies.

         Management believes the once-distinct differences between telephone, wireless, and cable services are beginning to merge and that the Proposed Transactions allow the Company to integrate such services to bring more information not only to more customers, but in a manner that is quicker, more efficient and more cost effective than ever before.

         The Proposed Transactions will consolidate cable television operations across the state of Alaska and, together with the Company's state-wide PCS license, will offer a platform for developing new customer products and services over the next several years. Upon consolidation of cable operations under common management, the Company intends to upgrade facilities as required to allow for consistent cable television product offerings to the extent sufficient resources are available. The cable facilities are expected to provide bandwidth for the Company's existing telecommunications services and additional services allowed by the 1996 Telecom Act, including local service, a backbone for PCS and high-speed data services.

         The Company plans to add PCS to its product line to complement existing long distance, data and cellular resale services, and to provide enhanced wireless local services. The Company intends to develop the capabilities to provide common billing for all services including PCS. The Company's efforts are further discussed in its Form 10-Q for the quarter ended June 30, 1996. See, "ANNUAL REPORT" and "AVAILABLE INFORMATION."

Subsidiaries

         As of the Record Date, the Company had three wholly-owned subsidiaries:
(1) GCI Communication Corp., an Alaska corporation ("GCC"), serving as an operating company for many of the


                                                          REGISTRATION STATEMENT
telecommunication goods and services provided by the Company; (2) GCI Communication Services, Inc., an Alaska corporation, providing private network point-to-point data and voice transmission services between Alaska, Hawaii, and the western contiguous United States; and (3) GCI Cable, Inc., an Alaska corporation ("GCI Cable"), recently formed to participate in and be the surviving entity in the ACI Merger and the PCFI Merger.

Other Information

         Other background, historical, business, operational, facility, and customer information and financial data on the Company are contained in the Company's Annual Report and statements filed with the Commission. See, "AVAILABLE INFORMATION" and "ANNUAL REPORT."

                CERTAIN INFORMATION REGARDING THE CABLE COMPANIES

Background and Description of Business

         General. A brief description of the business done by each of the Cable Companies follows, giving the general nature and scope of the business.

         The tables of selected data and historical information within this section make use of certain terms to describe cable television systems as follows: (1) "homes passed" means dwellings and commercial establishments that are or can be connected to the distribution systems of a cable system without further extension of the transmission lines of that system; (2) "total basic subscribers" means all dwelling and commercial units, including but not limited to individual residences, commercial establishments, apartment units, and hotel rooms, in respect of which the cable system provides basic cable television services for a fee; (3) "equivalent basic subscribers" means a number representing the sum of (i) subscribers receiving the lowest level of television service that may be subscribed to by such subscribers, who are billed for such service at a rate equal to the standard residential rate, plus (ii) for subscribers receiving basic service under bulk billing arrangements which provide for pricing at a rate not equal to the standard residential rate, including but not limited to, multi-unit residential complexes, hotels, motels, and hospitals, the number derived by dividing (a) the monthly amount billed to such subscribers for basic cable television service by (b) the standard residential rate; (4) "average total basic subscribers" for a specified period of time means the result of the sum of the total basic subscribers on the first day of the period and the total basic subscribers on the last day of the period divided by two; (5) "CPS" means cable programming service; (6) "addressability" refers to computer controlled descrambler terminals used for control of cable television signals, where, if the number of services or separate channels to be controlled is large, as for example in an urban setting with many channels of diverse programming or pay per view channels, then addressability is the control method most often used, and where, for less urban areas with fewer selections, traps and filters are used for channel control; and (7) "NPT" means a new product tier.

         Prime.

         Organizational Structure. Prime Cable of Alaska, L.P., a Delaware limited partnership ("Prime"), was formed in January, 1989 for the purpose of acquiring, owning, and operating three cable communication systems serving several communities in Alaska ("Prime Alaska Systems"): (1) Anchorage (including Eagle River, Chugiak, Fort Richardson, and Elmendorf Air Force Base); (2) Kenai and Soldotna; and (3) Bethel. The executive offices of Prime General Partner are located at One American Center, 600 Congress Avenue, Suite 3000, Austin, Texas 78701, and its telephone number is (512) 476-7888.

         As of the Record Date, Prime operated under the Prime Cable of Alaska, L.P. Amended and Restated Agreement of Limited Partnership dated June 30, 1989, as amended on August 9, 1991 and May


                                                          REGISTRATION STATEMENT

20, 1994 ("Prime Partnership Agreement"). See, "COMPARISON OF SECURITY HOLDER RIGHTS IN THE COMPANY AND CERTAIN CABLE COMPANIES." The partnership structure is as follows: (1) general partner--Prime Cable Fund I, Inc., a Delaware corporation ("Prime General Partner" or "PCFI"), whose sole shareholder is Prime Cable Limited Partnership, a Delaware limited partnership ("PCLP"); (2) corporate limited partner--Alaska Cable, Inc., a Delaware corporation ("ACI"); and (3) two other limited partners--Prime Venture I Holdings, L.P. ("Prime Holdings"), and Prime Cable Growth Partners, L.P. ("Prime Growth"), both Delaware limited partnerships. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relationships."

         As of the Record Date, the holders, directly or indirectly, of all the limited and general partner interests and all of the equity participation interests in Prime ("Prime Sellers") were as follows: (1) ACI and its shareholders--(a) Austin Ventures, L.P., a Delaware limited partnership, (b) Centennial Business Development Fund III, L.P., a Colorado limited partnership,
(c) Centennial Fund II, L.P., a Delaware limited partnership, (d) Centennial Fund III, L.P., a Colorado limited partnership, (e) Prime Holdings, (f) Prime Venture II, L.P., a Delaware limited partnership, and (g) William Blair Venture Partners III Limited Partnership, an Illinois limited partnership; (2) Prime Growth; (3) Prime Holdings; (4) PCLP; and (5) as holders of equity participation interests--(a) BancBoston Capital, Inc., a Massachusetts corporation, (b) First Chicago Investment Corporation, a Delaware corporation, and (c) Madison Dearborn Partners V, an Illinois general partnership. As of the Record Date, Prime was in "good standing" under the Delaware Partnership Act, i.e., it had made all required filings, paid required taxes and fees and had not dissolved. The holders, directly or indirectly, of all of the limited and general partner and equity participation interests in Prime and the security holders of Prime Growth, Prime Holdings, PCLP, ACI and PVII are sometimes referred to in this Proxy Statement/Prospectus as the "Prime Group."


                                                          REGISTRATION STATEMENT

                        Organizational Structure of Prime

Prime: Limited partnership having one general partner and three limited partners

         -         General partner -- Prime General Partner (a corporation)

                   -       PCLP (a limited partnership) - Sole shareholder
                           -        General partner - PGP (a corporation)
                           - Limited partners - Institutional investors, venture capital firms and other investors

         -         Limited partners -

                   -       ACI (a corporation)
                           - Shareholders include Prime Growth, Prime Holdings, PVII and several institutional investors and venture capital firms

                  -        Prime Growth (a limited partnership) -
                           -        Managing general partner - Prime Holdings
                           -        Other general partner - PVI (a corporation)
                           - Limited partners - Several institutional investors, venture capital firms and other investors

                  -        Prime Holdings (a limited partnership)
                           -        Managing    general   partner   -   PVI   (a
                                    corporation)
                           -        Other general partner - PMG (a corporation)
                           -        Limited  partners  -  Several  institutional
                                    investors,   venture  capital  firms,  Prime
                                    affiliates, and other investors

         Business Structure. As of the Record Date, Prime was the largest cable communications operator in Alaska. The Prime Alaska Systems consist in aggregate of approximately 1,015 miles of cable plant passing approximately 106,000 homes. The Anchorage cable plant, which represents approximately 87% of the aggregate cable plant for the Prime Alaska Systems in terms of miles of plant, has a current channel load of 61 channels plus one institutional channel. The Bethel and Kenai/Soldotna systems have approximately 25 miles and 100 miles of cable plant, respectively.

         The Anchorage system, which is located in the urban center for Alaska, is fully addressable, with all optional services scrambled, aside from the broadcast basic. Kenai, Soldotna, and Bethel have fewer channels, less service options and less an urban orientation, and use traps for program control. As a result, these small systems do not have access to pay-per-view services.

         The following table sets forth selected data regarding the Prime Alaska Systems as of June 30, 1996.



                                                          REGISTRATION STATEMENT

                                  Selected Data
                           on Prime Alaska Systems (1)


Homes passed..........................................................106,820
Total basic subscribers................................................64,511
Equivalent basic subscribers...........................................57,506
Basic residential subscribers..........................................52,187
Percent of saturation (2)...............................................53.8%
Total pay TV subscriptions.............................................50,911
Residential pay TV subscriptions.......................................48,087
Percent of residential pay TV penetration (3).......................... 92.1%
Equivalent CPS subscribers.............................................52,042
Percent of CPS penetration to basic (4).................................90.5%
Average monthly revenue per basic subscriber (5).......................$41.60
------------

1        All statistics are approximate.
2        Equivalent basic subscribers divided by homes passed.
3        Residential  pay  TV   subscriptions   divided  by  residential   basic
         subscribers.
4        Equivalent CPS subscribers divided by equivalent basic subscribers.
5 Total subscriber revenue for the quarter ended June 30, 1996 divided by average total basic subscribers.

------------

         As of the Record Date the programming services offered to subscribers of the Prime Alaska Systems differ by system. Each system offers a basic service. In addition, Anchorage and Bethel offer a CPS. An NPT is only offered in the Anchorage cable system. The composition and rates of the levels of service vary between the systems. Anchorage cable system offers a basic service that includes the 18-channel basic service for $14.32 per month, including the wire maintenance charge of $.82 per month. The converter rental fee is $2.75 per month. The Anchorage cable system offers a CPS which includes 26 channels at an additional cost of $16.42 per month. For an additional $2.50 per month, subscribers may also receive the six channel NPT service which includes TNT, CNN, Discovery, America's Talking, Outdoor Life and the Sci-/Fi Channel. Individual pay TV service fees range from $8.50 to $10.50 per month, and pay TV packages range from $17.95 to $26.95 per month. The Bethel cable system offers a basic service for $35.50 per month and a CPS of 13 channels for an additional cost of $13.50 per month. Pay TV services are priced between $9.00 and $10.50 per month. The basic service for the Kenai/Soldotna cable system consists of 32 channels for $30.61 per month, including the wire maintenance fee of $.87 per month. The rental fee for converter boxes is $1.43 per month. Pay TV services are available either individually or as part of a value package. Individual TV channels start at $8.50 per month, and pay TV packages range from $17.97 to $26.95 per month.

         As of the Record Date, commercial subscribers such as hospitals, hotels and motels were charged negotiated monthly service fees. Apartment and other multi-unit dwelling complexes could receive basic services at a negotiated bulk rate.

         The franchise or governmental authorizations held by Prime to operate the Prime Systems in all areas except two military bases are granted by the APUC (see within this section "--Regulatory Developments, Competition and Legislation/Regulation - Legislation/Regulation - Regulation by the Alaska Public Utilities Commission"), and have no expiration date. The commanding officer acts as the regulatory authority for the corresponding franchises at Fort Richardson and Elmendorf Air Force Base, the two military bases served by Prime. The ten year franchise for these bases expires September 30, 2000.
None of the franchises require Prime or its customers to pay a franchise fee.

         As of the Record Date, Prime had approximately 120 employees.


                                                          REGISTRATION STATEMENT

         The table below sets forth a summary of homes passed and equivalent basic subscriber information for Prime's domestic cable communications systems as of December 31 of each of the following five years.

                                           Selected Historical Information
                                                      For Prime
                                                                             As of December 31,

                                               1995           1994          1993           1992           1991
                                           -------------------------------------------------------------------------
Homes passed..........................        106,300        106,200       104,500        103,100        102,000

Equivalent basic subscribers..........         58,169         56,266        52,555         49,846         46,797

         Pending Litigation. As of the Record Date, Prime was a defendant in one lawsuit alleging damages as a result of alleged violations of discrimination laws protecting individuals with disabilities and Prime's employment policies, and in another lawsuit alleging wrongful termination of employment by Prime. Prime believes that it has adequate reserves to cover any liability that might result from the above lawsuits or that any such liability is not material to Prime. Prime is a defendant in several lawsuits alleging personal injuries and property damage as a result of Prime's alleged negligence. Prime believes that it has adequate insurance coverage for any liabilities and costs that it may incur as a result of those lawsuits. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of Prime. Therefore, no provision for liability has been made in the financial statements. See, "INDEX TO FINANCIAL STATEMENTS: Historical Financial Statements--Prime."

         Regulations and Environmental Matters. Substantive regulatory matters involving Prime are discussed elsewhere in this Proxy Statement/Prospectus. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Regulatory Developments, Competition and Legislation/Regulation."

         As of the Record Date, Prime did not believe it would be exposed to any regulatory challenges or refund liability in any of its operations of the Prime Alaska Systems relating to rates. As of the Record Date, Prime believed it was clear that neither the local franchising authority nor the FCC had expressed significant interest in altering Prime's rates. Therefore, management of Prime has concluded exposure of Prime to any regulatory liability, as it relates to rate roll-backs and refunds, seems minimal. Moreover, management of Prime has concluded that as a result of recent FCC opinions, including adopting final cost of service rules, it is likely that the FCC will sustain Prime's cost of service justifications.

         In the course of operating the Prime Alaska Systems, Prime has used various materials defined as hazardous by applicable governmental regulations. These materials have been used for insect repellant, locate paint and pole treatment, and as heating fuel, transformer oil, cable cleaner, batteries, and in various other ways in the operation of those systems. As of the Record Date, management of Prime did not believe that these materials, when used in accordance with manufacturer instructions, posed an unreasonable hazard to those who used them or to the environment.

         Tax Matters. Prime has received a notice from the Internal Revenue Service that Prime's 1993 and 1994 federal income tax returns will be audited as part of a coordinated examination of all the Prime entities. The audit commenced on April 22, 1996, and Prime has been informed by the Internal Revenue Service that the audit is scheduled to last up to two years. There were no developments in connection with the audit as of the Record Date, inasmuch as the audit was in the preliminary stages. Management of Prime does not anticipate that any adjustments will result from this examination.


                                                          REGISTRATION STATEMENT

         Accounting Matters. Prime has retained Ernst & Young LLP, with offices in Austin, Texas, as its independent certified public accountants for the fiscal years ended December 31, 1995 and 1994. Prime previously had retained Coopers & Lybrand L.L.P., with offices in Austin, Texas, as the independent certified public accountants for the fiscal year ended December 31, 1993. The change of accountants was amicable, and there were no disagreements as to financial disclosure or accounting practices. It is anticipated that Prime General Partner will appoint Ernst & Young LLP as Prime's independent, certified public accountants for the fiscal year ending December 31, 1996.

         Alaskan Cable.

         Organizational Structure. Alaskan Cable is comprised of three Alaska corporations as follows: (1) Alaska Cable Network/Fairbanks, Inc. ("Alaska Cable/Fairbanks"), incorporated in April, 1979; (2) Alaskan Cable Network/Juneau, Inc. ("Alaska Cable/Juneau"), incorporated in July, 1965; and
(3) Alaskan Cable Network/Ketchikan-Sitka, Inc. ("Alaska Cable/Ketchikan"), incorporated in February, 1980. The executive offices for each of these corporations are located at Kent Farms, Middleburg, Virginia 20117 and their joint telephone number is (540) 687-4000. See, "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Alaskan Cable Security Ownership and Officer/Director Relationships."

         Alaskan Cable/Fairbanks was incorporated for the purpose of acquiring, owning, and operating a cable communication system serving Fairbanks, Alaska. As of the Record Date it served in addition Fort Wainwright and Eielson Air Force Base in the Fairbanks area. Alaskan Cable/Juneau was incorporated for the purpose of acquiring, owning, and operating a cable communication system serving Juneau, Alaska. Alaskan Cable/Ketchikan was incorporated for the purpose of acquiring, owning, and operating a cable communication system serving Ketchikan and Sitka, Alaska. All three corporations were as of the Record Date in good standing under the Alaska Corporations Code, meaning that they each were current on filings of biennial report and payment of corporation taxes under that code.

                            Organizational Structure
                                of Alaskan Cable

                  Alaskan Cable Companies:  Comprised of three corporations

                           * Alaskan Cable/Fairbanks
                                * Alaskan Cable Network, Inc. - Sole shareholder

                           * Alaskan Cable/Juneau
                                * Alaska Cable Network/Juneau Holdings, Inc. -
                                  Sole shareholder

                           * Alaskan Cable/Ketchikan
                                * Jack Kent Cooke Incorporated - Sole
                                  shareholder

         Business Structure. As of the Record Date, the three corporations comprising Alaskan Cable were each the only cable communication operator in its respective service area. As of the Record Date, the Alaskan Cable/Fairbanks system consisted of an aggregate of approximately 207 miles of cable plant passing approximately 21,456 homes, and provided a channel load of 35 channels and no institutional channels. As of that date, the Alaskan Cable/Juneau system consisted of an aggregate of approximately 146 miles of cable plant passing approximately 11,673 homes, and provided a channel load of 61 channels and no institutional channels. As of the Record Date, the Alaskan Cable/Ketchikan system consisted of an aggregate of approximately 111 miles of cable plant passing approximately 9,591 homes, and provided a channel load of 61 channels and no institutional channels.


                                                          REGISTRATION STATEMENT

         As of the Record Date, of the Alaskan Cable cable systems, the Alaska Cable/Fairbanks system was fully addressable and the Alaskan Cable/Juneau and Alaskan Cable/Ketchikan systems were partially addressable. An addressable system is one that is able to perform subscriber tasks on-line such as start-ups and disconnects and is able to offer movies and special events on-line that would otherwise require a manual change to the converter boxes provided to subscribers. The partially addressable systems are limited to computer controlled special events.

         The following table sets forth selected information regarding the cable systems for each of the corporations comprising Alaskan Cable as of June 30, 1996.

                                                    Selected Data
                                              on Alaskan Cable Systems (1)

                                            Alaskan Cable        Alaskan Cable/Juneau      Alaskan Cable/Ketchikan
                                              Fairbanks
Homes passed.........................           21,456                  11,673                      9,591

Total basic subscribers..............           11,811                  9,611                       7,641

Equivalent basic subscribers.........           2,787                   1,594                        963

Basic residential subscribers........           9,024                   8,017                       6,678

Percent of saturation (2)............            55%                     82%                         80%

Total pay TV subscriptions...........           6,746                   5,102                        199

Residential pay TV subscriptions.....           5,633                   4,513                       2,307

Percent of residential pay TV
                                                 62%                     56%                         35%
 penetration (3).....................

Equivalent CPS Subscribers...........           8,290                    ---                         ---

         Equivalent Tier 1...........            ---                    2,924                       6,047

         Equivalent Tier 2...........            ---                    6,166                         904 (5)

Percent of CPS penetration to basic (4)          70%                     ---                         ---

         Tier 1 penetration to basic.            ---                     30%                         79%

         Tier 2 penetration to basic.            ---                     64%                         12%

Average monthly revenue per basic
subscriber (6).......................          $ 41.82                  43.21                       39.22

------------

1        All statistics are approximate.
2        Equivalent basic subscribers divided by homes passed.
3        Residential  pay  TV   subscriptions   divided  by  Residential   basic
         subscribers.
4        Equivalent CPS subscribers divided by equivalent basic subscribers.
5        Ketchikan only.
6 Total subscriber revenue for the quarter ended June 30, 1996 divided by average total basic subscribers.
------------

         The programming services currently offered to subscribers to each of the three corporations comprising Alaskan Cable cable services are structured so that each cable system offers a basic service and a CPS. Each of the three cable systems has different basic service packages at different rates.

         As of the Record Date, Alaskan Cable/Fairbanks cable system offered a CPS that included 12 channels and no pay-per-view service for $10.64 per month (average monthly rate). The cable system "satellite service" included the limited service options plus 24 additional channels for a total cost of $39.81 per month. Individual pay TV service fees ranged from $8.95 to $12.00 per month, and pay TV packages ranged from $18.95 to $34.95 per month.


                                                          REGISTRATION STATEMENT

         As of the Record Date, the Alaskan Cable/Juneau cable system offered an 11-channel basic service package for $14.16 per month. The system offered a CPS Tier 1 that included the basic service plus an additional 4 channels for a total rate of $19.35 per month. The system also offered a CPS Tier 2 which consisted of the basic service plus an additional 34 channels for a total rate of $48.51 per month. Pay TV services were priced between $2.95 and $10.25 per month.

         As of the Record Date, the Alaskan Cable/Ketchikan cable system for Ketchikan offered an 8-channel basic service for $10.85 per month. The system offered a CPS Tier 1 which consisted of the basic service plus 33 additional channels for a total rate of $37.35 per month. The system also offered a CPS Tier 2 which consisted of the basic service, the CPS Tier 1 and an additional 4 channels for a total rate of $46.97 per month. The Alaskan Cable/Ketchikan cable system in Sitka offered an 8 channel basic service for $8.23 per month. The system's expanded basic service included the basic service plus 38 additional channels for a total rate of $40.73 per month. Both systems offer pay TV that range form $10.00 to $12.00 per month.

         The franchises or governmental authorizations held by each of the three corporations comprising Alaskan Cable to operate their perspective cable systems in all areas except the two military bases are granted by the APUC (see within this section "--Regulatory Developments, Competition, and Legislation/Regulation
- Legislation/Regulation - Regulation by the Alaska Public Utilities Commission") and have no expiration date. The commanding officer acts as the regulatory authority for the corresponding franchises at Fort Wainwright and Eielson Air Force Base, the two military bases served by Alaskan Cable/Fairbanks. The separate 10 year franchises for these two bases expire on June 30, 2001, and November 30, 1999, respectively. None of the franchises require Alaskan Cable or its customers to pay a franchise fee.

         As of the Record Date, the three corporations had the following number of employees: (1) Alaskan Cable/Fairbanks -- approximately 28; (2) Alaskan Cable/Juneau -- approximately 19; and (3) Alaskan Cable/Ketchikan -- approximately 12.

         The following table sets forth a summary of homes passed and equivalent basic subscriber information for each of the three corporations comprising Alaskan Cable domestic cable communication systems as of December 31 of each of the following four years.


                                                          REGISTRATION STATEMENT

                                           Selected Historical Information
                                                  For Alaskan Cable

                                                                  As of December 31,

                                            1995         1994         1993        1992         1991 (1)
                                         ----------------------------------------------------------------
Alaskan Cable/Fairbanks:

  Homes passed......................       21,192       21,244       20,880      20,268         ---

  Equivalent basic subscribers......       11,264       11,690       11,575      11,043         ---

Alaskan Cable/Juneau:

  Homes passed......................       11,517       11,243       11,008      10,829         ---

  Equivalent basic subscribers......        9,262        8,978        8,571       8,450         ---

Alaskan Cable/Ketchikan:

  Home passed.......................        9,617        7,975        8,020       7,996         ---

  Equivalent basic subscribers......        7,668        7,652        7,489       7,850         ---

-----------------

1        Information not available.
-----------------

         Pending Litigation. As of the Record Date, Alaskan Cable was involved in a lawsuit involving Alaskan Cable/Juneau over injuries sustained by an individual as a result of being struck by one of the corporation's vehicles on June 9, 1992. Alaskan Cable believes that liability,if any, for the incident is covered by its insurance carrier. The case has not been to court, however, as of the Record Date, depositions were underway. On or about August 12, 1996, a complaint was served on Alaskan Cable where the plaintiff is a former customer and is the debtor in a Chapter 7 bankruptcy case. The plaintiff alleges that after notification of the filing of the Chapter 7 bankruptcy, Alaskan Cable continued to demand payment of sums owed by plaintiff to Alaskan Cable and discontinued service to the plaintiff, all in violation of the automatic stay imposed under the federal bankruptcy laws. The plaintiff seeks damages in the amount of $5,000.00, plus costs and attorneys' fees. While as of the Record Date the lawsuit was in the early stages of litigation, Alaskan Cable believed the case was without merit and did not present a material risk of loss to it. The State of Alaska has assessed additional taxes against Alaskan Cable for its operations in Alaska for the year ended December 31, 1990 in the amount of $102,000 plus penalties and interest through June 30, 1994 of $161,173, for a total of $263,173. The state's claim is based upon the federal alternative minimum tax paid Jack Kent Cooke Incorporated Consolidated Group for the 1990 tax year even though none of the federal alternative minimum tax was attributable to the Alaskan operations of Alaskan Cable. Alaskan Cable through its accountants and tax counsel believes the state's position is entirely without merit. Therefore, Alaskan Cable believes it is unlikely that the state will prevail. Alaskan Cable has not paid nor does it anticipate paying the assessment, and, as of the Record Date, the case was on appeal.

         Accounting Matters. Each of the three corporations comprising Alaskan Cable retained Ernst & Young LLP, with offices in Woodland Hills, California as its independent certified public accountants for them during the fiscal year ended December 31, 1995.


                                                          REGISTRATION STATEMENT

         Alaska Cablevision.

         Organizational Structure. Alaska Cablevision, Inc. is a Delaware corporation ("Alaska Cablevision"), was formed in February, 1980. Its executive offices are located at 135 Lake Street South, Suite 265, Kirkland, Washington 98033, and its telephone number is (206) 822-0252.

         Alaska Cablevision, McCaw/Rock Homer, and McCaw/Rock Seward were, as of the Record Date, all managed by Rock Associates, Inc., a Nevada corporation, pursuant to separate management agreements with each of the companies. There are a number of common owners of the three companies, but no one has a controlling interest in two or more of these entities. The stock of Rock Associates, Inc. is owned by four individuals, three of whom are also shareholders in Alaska Cablevision, and the fourth has a beneficial interest in Alaska Cablevision. No one person has controlling interest in Rock Associates, Inc.

         As of the Record Date, Alaska Cablevision owned and operated the cable television systems in Kodiak, Valdez, Cordova, Petersburg, Wrangell, Kotzebue, and Nome, Alaska.

         Business Structure. As of the Record Date, each of the seven Alaska Cablevision cable systems was operated as a separate system, and a separate customer office was maintained in each of the seven communities served by those systems. The signal for all cable channels, with the exception of local origination programming and a local Public Broadcasting Station in Kodiak, were received via satellite. Broadcast network stations (ABC, NBC, CBS and PBS) were either imported from West Coast cities or were Alaska stations delivered via satellite. The following table sets forth selected information regarding the Alaska Cablevision cable systems as of June 30, 1996.

                  Selected Data on Alaska Cablevision Systems (1)

Homes passed........................................................... 11,010
Total basic subscribers................................................  9,075
Equivalent basic subscribers...........................................  7,991
Basic residential subscribers..........................................  7,537
Percent of saturation (2)..............................................  72.6%
Total pay TV subscriptions.............................................  8,478
Residential pay TV subscriptions.......................................  7,655
Percent of residential pay TV penetration (3).......................... 101.6%
Equivalent CPS Tier 1 subscribers......................................  7,455
Percent of CPS Tier 1 penetration to basic (4).........................  93.3%
Equivalent CPS Tier 2 subscribers......................................  4,936
Percent of CPS Tier 2 penetration to basic (4).........................  61.8%
Average monthly revenue per basic subscriber (5)....................... $51.93
------------

1        All statistics are approximate.
2        Equivalent basic subscribers divided by homes passed.
3        Residential  pay  TV   subscriptions   divided  by  Residential   basic
         subscribers.
4        Equivalent CPS subscribers divided by equivalent basic subscribers.
5 Total subscriber revenue for the quarter ended June 30, 1996 divided by average total basic subscribers.
------------

         As of the Record Date, the Alaska Cablevision cable systems offered up to 30 channels of the most popular basic cable channels, as well as the major broadcast networks, packaged into three levels of service. The basic service consisted of three channels, one of which was a PBS channel, and was priced between $6.00 and $7.00 per month. The CPS Tier 1 (which included the basic service) had either 24 or 25 channels and was priced between $39.56 and $43.06 per month. The CPS Tier 2 had between


                                                          REGISTRATION STATEMENT

8 and 14 cable channels and was priced between $12.40 and $16.03 per month in addition to the CPS Tier 1. In addition, each system offered 4 or 5 channels of premium pay services, except for Kodiak which offered 8 channels of premium pay services and 3 channels of pay-per-view programming. In 1994, the Kodiak cable system was rebuilt to allow added channel capacity. At that time, addressability was added to the system in order to add the 3 channels of pay-per-view movies.

         As of the Record Date Alaska Cablevision employed approximately 50 persons, and each cable system operated by it had at least one technical and one customer service person.

         The table below sets forth a summary of homes passed and equivalent basic subscriber information for Alaska Cablevision's domestic cable systems as of December 31 for each year in the five-year period ended December 31, 1995:

                                           Selected Historical Information
                                               For Alaska Cablevision
                                                              As of December 31,
                                         1995          1994           1993            1992           1991
                                         ---------------------------------------------------------------------------
  Homes passed......................     10,860        10,616         10,237          10,208         10,077

  Equivalent basic subscribers......      8,139         8,037          7,590           7,194          7,243

         Pending Litigation. As of the Record Date, there were no material or significant proceedings against Alaska Cablevision or the assets which are the subject of the Alaska Cablevision Purchase Agreement.

         Accounting Matters. Alaska Cablevision retained Carl & Carlsen, with offices in Seattle, Washington as its independent certified public accountants during the fiscal year ended December 31, 1995.

         McCaw/Rock Homer.

         Organizational Structure. The McCaw/Rock Homer Cable System, J.V., an Alaska joint venture ("McCaw/Rock Homer") is a corporate joint venture owned 51% by Rock Associates, Inc. and 49% by McCaw Communications of Homer, Inc., a wholly-owned subsidiary of AT&T Corporation. Its executive offices are located at 135 Lake Street South, Suite 235, Kirkland, Washington 98033, and its telephone number is (206) 822-0252. The relationship between McCaw/Rock Homer, Alaska Cablevision and McCaw/Rock Seward is discussed elsewhere in this Proxy Statement/Prospectus. See, within this section "--Background and Description of Business - Alaska Cablevision-Business Structure."

         On July 1, 1988 the joint venture was granted a certificate by the APUC to build and operate a cable system in Homer, Alaska.

         Business Structure. The following table sets forth selected information regarding the McCaw/Rock Homer cable systems as of June 30, 1996:


                                                          REGISTRATION STATEMENT

                                  Selected Data
                         on McCaw/Rock Homer Systems (1)

Homes passed............................................................ 1,635
Total basic subscribers.................................................   958
Equivalent basic subscribers............................................   876
Basic residential subscribers...........................................   801
Percent of saturation (2)............................................... 53.6%
Total pay TV subscriptions..............................................   247
Residential pay TV subscriptions........................................   237
Percent of residential pay TV penetration (3)........................... 29.6%
Equivalent CPS (cable programming service) subscribers..................   815
Percent of CPS penetration to basic (4)................................. 93.1%
Average monthly revenue per basic subscriber (5)........................$42.82
------------

1        All statistics are approximate.
2        Equivalent basic subscribers divided by homes passed.
3        Residential  pay  TV   subscriptions   divided  by  Residential   basic
         subscribers.
4        Equivalent CPS subscribers divided by equivalent basic subscribers.
5 Total subscriber revenue for the quarter ended June 30, 1996 divided by average total basic subscribers.
------------

         As of the Record Date, the McCaw/Rock Homer cable system offered 36 cable channels packaged into two levels of service. The basic service consisted of 7 channels, including the local translator channels and was priced at $11.50 per month. The CPS had 36 channels (including the basic service channels) and was priced at $39.01 per month. All of the channels, with the exception of three local translator channels and local origination programming were received via satellite. In addition there were five channels of premium pay services. The system was fully addressable using Jerrold addressable technology.

         As of the Record Date, McCaw/Rock Homer employed three persons.

         The table below sets forth a summary of homes passed and equivalent basic subscriber information for McCaw/Rock Homer's domestic cable systems as of December 31 for each year in the five-year period ended December 31, 1995:

                                           Selected Historical Information
                                                 On McCaw/Rock Homer

                                                                      As of December 31,
                                            ------------------------------------------------------------------------
                                                    1995           1994           1993          1992           1991
                                                    ----           ----           ----          ----           ----
Homes passed...........................            1,625          1,610          1,600         1,575          1,550

Equivalent basic subscribers...........              812            655            631           569            534

         Pending Litigation. As of the Record Date, there were no material or significant proceedings against McCaw/Rock Homer or the assets which are the subject of the McCaw/Rock Homer Purchase Agreement.


                                                          REGISTRATION STATEMENT

         McCaw/Rock Seward.

         Organizational Structure. McCaw/Rock Seward Cable System, J.V., an Alaska joint venture ("McCaw/Rock Seward") is a corporate joint venture owned 49% by Rock Associates, Inc. and 51% by McCaw Communications of Seward, Inc., a wholly-owned subsidiary of AT&T Corporation. Its executive offices are located at 135 Lake Street South, Suite 265, Kirkland, Washington 98033, and its telephone number is (206) 822-0252. The relationship between McCaw/Rock Seward, Alaska Cablevision and McCaw/Rock Homer is discussed elsewhere in this Proxy Statement/Prospectus. See within this section "--Background and Description of Business-Alaska Cablevision - Business Structure."

         On November 26, 1986 the joint venture was granted a certificate by the APUC to build and operate a cable system in Seward, Alaska.

         Business Structure. The following table sets forth selected information regarding the McCaw/Rock Seward cable systems as of June 30, 1996:

                       Selected Data on McCaw/Rock Seward (1)

Homes passed............................................................ 1,643
Total basic subscribers................................................. 1,713
Equivalent basic subscribers............................................ 1,273
Basic residential subscribers........................................... 1,021
Percent of saturation (2)............................................... 77.5%
Total pay TV subscriptions..............................................   535
Residential pay TV subscriptions........................................   448
Percent of residential pay TV penetration (3)........................... 43.9%
Equivalent CPS subscribers.............................................. 1,210
Percent of CPS penetration to basic (4)................................. 95.1%
Average monthly revenue per basic subscriber (5)........................$32.33
------------

1        All statistics are approximate.
2        Equivalent basic subscribers divided by homes passed.
3        Residential  pay  TV   subscriptions   divided  by  Residential   basic
         subscribers.
4        Equivalent CPS subscribers divided by equivalent basic subscribers.
5 Total subscriber revenue for the quarter ended June 30, 1996 divided by average total basic subscribers.
------------

         As of the Record Date the cable systems offered 39 channels packaged into two levels of service. The basic service consisted of 3 channels, one of which was a PBS channel, and was priced at $4.50 per month. The CPS had 30 channels (including the basic service) and was priced at $38.26 per month. All of the channels, with the exception of local origination programming, were received via satellite. In addition there were five channels of premium pay services. The system is fully addressable using Jerrold addressable technology.

         In addition, the system provides 12 channels to 300 outlets in a State of Alaska correction facility through a separate receive and headend site.

         As of the Record Date, McCaw/Rock Seward employed three persons.

         The table below sets forth a summary of homes passed and cable subscriber information for McCaw/Rock Seward's domestic cable systems as of December 31 for each year in the five-year period ended December 31, 1995.


                                                          REGISTRATION STATEMENT
                                                                         Page 99

                                           Selected Historical Information
                                                On McCaw/Rock Seward
                                                                       December 31,
                                         ------------------------------------------------------------------------
                                         1995            1994          1993          1992          1991
                                         ----            ----          ----          ----          ----
  Homes passed......................     1,636           1,630         1,629         1,551         1,529

  Equivalent basic subscribers......     1,214           1,157         1,126         1,087         1,069

         Pending Litigation. As of the Record Date, there were no material or significant proceedings against McCaw/Rock Seward or the assets which are the subject of the McCaw/Rock Seward Purchase Agreement.

Market Price of and Dividends of Cable Companies

         Market Information. All of the Cable Companies are privately held. There is no established public trading market for their securities. See, "SUMMARY: Comparative Market Price Data."

         Holders. As of the Record Date, the approximate number of holders of each class of common equity for Prime and Alaskan Cable was as set forth elsewhere in this Proxy Statement/Prospectus. See, "SUMMARY: Holders."

         Dividends. For the years ended December 31, 1995, 1994 and 1993, the three corporations comprising Alaskan Cable paid cash dividends aggregating $18.2 Million, $0.1 Million and $0.1 Million, respectively. For 1994 and 1993, these cash dividends represent the payment by the corporations comprising Alaskan Cable of certain expenses on behalf of its respective shareholder. These payments were treated as cash dividends. No cash dividends were paid by the three corporations comprising Alaskan Cable during the six months ended June 30, 1996. During those periods Prime had no net profits and made no cash distributions to its security holders. Furthermore, under Prime's bank loan agreement, it was precluded from making cash distributions to its security holders. Alaska Cablevision, as an S-corporation under the Code, has paid cash dividends to its shareholders to compensate for income taxes owed. It also has paid cash dividends based upon a fixed charge coverage ratio test, i.e., dividends were paid when operating income exceeded fixed charges (including debt service and capital expenditures) by 5% of the operating income. Alaska Cablevision paid such dividends in each of the years 1995, 1994, and 1993 and during each of the quarters ended March 31 and June 30, 1996. See, "INDEX TO FINANCIAL STATEMENTS: Historical Financial Statements."

Selected and Supplementary Financial Data for Certain Cable Companies

         Tables setting forth selected and supplementary financial data for each of Prime, Alaskan Cable and Alaska Cablevision (1) as of June 30, 1996 and as of December 31 for each of the years in the five-year period ended December 31, 1995, and (2) for the six-month periods ended June 30, 1996 and 1995 and for each of the years in the five-year period ended December 31, 1995 are set forth elsewhere in this Proxy Statement/Prospectus. See, "SUMMARY: Selected Historical Financial and Pro Forma Data and Certain Per Share Data--Prime, Alaskan Cable, and Alaska Cablevision." These data, insofar as they relate to each of the years 1993 through 1995, have been derived from the annual audited financial statements for each of the Cable Companies and notes to them appearing elsewhere in this Proxy Statement/Prospectus. The data as of and for the years ended December 31, 1991, 1992, and 1993 and for the years ended December 31, 1991 and 1992 have been derived from the unaudited financial statements for these Cable Companies. The data for the six-month periods ended June 30, 1996 and 1995 have been derived from the unaudited financial statements also appearing elsewhere in this Proxy Sta-


                                                          REGISTRATION STATEMENT
tement/Prospectus and, which, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the unaudited period. The information contained in those tables is qualified in its entirety by, and should be read in conjunction with, the accompanying financial statements and notes to them for the Cable Companies and the Company. See, "INDEX TO FINANCIAL STATEMENTS."

Management's Discussion and Analysis of Financial Condition and Results of Operation for Certain Cable Companies

         General. A discussion and analysis of financial condition and results of operations is set forth below for each year in the three-year period ended December 31, 1995 and for the three- and six-month periods ended June 30, 1996 and 1995 for each of Prime, Alaskan Cable and Alaska Cablevision and is prepared by the respective management of each of those Cable Companies.

         This Proxy Statement/Prospectus, including this section (Management's Discussion and Analysis of Financial Condition and Results of Operation for Cable Companies) and documents incorporated by reference into the Proxy
Statement/Prospectus, contains forward looking statements regarding the Company's and the Cable Companies' future performance that involve certain risks including those discussed in this Proxy Statement/Prospectus. See, "RISK
FACTORS: Risks of the Businesses in Which the Company Will Be Engaged." Future results of the Company with or without the consummation of the Acquisition Plan may differ materially from any forward looking statement due to such risks.

         Prime-Introduction. Prime management's discussion of the financial condition of Prime must be addressed in the context of regulatory changes in the form of the 1996 Telecom Act, the 1992 Cable Act, and the Communications Act discussed elsewhere in this Proxy Statement/Prospectus. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Regulatory Developments, Competition and Legislation/Regulation."

         The 1996 Telecom Act substantially changed the competitive and regulatory environment for telecommunications providers by significantly amending the Communications Act including certain of the rate regulation provisions previously imposed by the 1992 Cable Act. Compliance with the rate regulation provisions of the 1992 Cable Act has had a negative impact on Prime's revenues and cash flow. Prime implemented various subscriber service and rate changes effective September 1, 1993. These changes resulted in a reduction of total monthly revenue of approximately 6%.

         Prime believes that recent policy decisions by the FCC will permit it to increase regulated service rates in the future in response to specified historical and anticipated future cost increases, although certain costs may continue to rise at a rate in excess of that which Prime will be permitted to pass on to its customers. The 1996 Telecom Act provides that rate regulation of the cable programming service tier will be phased out altogether in 1999. Further, the regulatory environment will continue to change pending, among other things, the outcome of legal challenges and FCC rulemaking and enforcement activity in respect of the 1992 Cable Act and the completion of a significant number of FCC rulemakings under the 1996 Telecom Act. There can be no assurance as to what, if any, future action may be taken by the FCC, Congress or any other regulatory authority or court, or the effect thereof on Prime's business. Accordingly, Prime's historic financial results as described below are not necessarily indicative of future performance.

         In May 1996, the partners of Prime executed the Prime Proposed Transaction. Under the terms of the transaction, the non-corporate partners will sell their partnership interests and the shareholders of the corporate partners will exchange their corporate shares, all for a total consideration of the Prime


                                                          REGISTRATION STATEMENT

Company Shares. The transaction is expected to close in the fourth quarter of 1996 following required regulatory approvals.

         Prime-For Each Year in the Three-Year Period Ended December 31, 1995.

         Overview. As of December 31, 1995, the Prime Alaska Systems passed more than 106,000 homes and served more than 53,000 residential subscribers and 12,000 non-standard residential and business connections, including individual dwelling units in apartment complexes and hotels which are billed under bulk billing arrangements. Prime had approximately 63,000 subscriptions to premium service units.

         Liquidity and Capital Resources. Cash provided by operating activities decreased $913,000 to $7.54 million for the year ended December 31, 1995 compared to the corresponding period of 1994 resulting primarily from increases in interest expense. Cash provided by operating activities increased $395,000 to $8.45 million for the year ended December 31, 1994 compared to the corresponding period of 1993. The increases resulted primarily from increases in sales of premium services, pay-per-view, equipment rentals and advertising, as well as an increase in trade payables and accruals.

         Cash used in investing activities increased $920,000 to $4,930,000 for the year ended December 31, 1995 compared to the corresponding period of 1994, primarily due to expenditures related to plant upgrades in 1995. Cash used in investing activities increased $1.21 million to $4.01 million for the year ended December 31, 1994 compared to the corresponding period of 1993, primarily from increased capital expenditures related to purchases of addressable converters.

         Cash used in financing activities decreased from $4.98 million to $1.5 million for the year ended December 31, 1995 compared to the corresponding period of 1994 related primarily to reduced debt repayment in 1995 as compared to 1994. Cash used in financing activities increased from $3.79 million to $4.98 million for the year ended December 31, 1994 compared to the corresponding period of 1993 related primarily to increased debt repayment in 1994 as compared to 1993.

         Except for its working capital requirements, Prime's cash needs will depend on management's investment decisions. Investment considerations include
(1) whether further capital contributions will be made, (2) whether Prime can obtain debt financing, (3) whether Prime is able to generate positive operating cash flow, and (4) the timing of the build-out or upgrades of Prime's systems. Historically, Prime has financed its ongoing cash requirements through borrowings under existing credit facilities and agreements.

         Prime's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Prime spent $4,990,000 during 1995 on capital expenditures and currently intends to spend approximately $4,620,000 in 1996 for capital expenditures, including $820,000 to extend its service areas. Prime's ability to fund these capital expenditures will continue to be dependent on its ability to remain in compliance with the financial covenants contained in its new bank credit agreement ("Bank Credit Agreement") of which there can be no assurance.

         On March 7, 1996, Prime consummated the Bank Credit Agreement using the proceeds to pay off all amounts outstanding under the previous bank credit agreement and subordinated notes. Prime has up to $125 million available under the commitment in the new loan agreement, with available borrowing levels based on debt to operating cash flow ratios as specified in the loan agreement. Borrowings bear interest at the bank's prime rate plus 2%. At Prime's option, all or a specified portion of the indebtedness may be fixed for periods ranging from one month to one year based on Eurodollar rates plus 3%. The interest rates under the Bank Credit Agreement are subject to reductions of up to 1.75% per annum if


                                                          REGISTRATION STATEMENT
certain financial tests are met. While Prime may elect to reduce amounts due and available under the Bank Credit Agreement through prepayments of not less than $1 million, a mandatory prepayment is required each May, beginning May, 1999, if, for the prior year ended December 31, Prime's operating cash flow (as defined in Note 6 of the 1995 audited financial statements for Prime, see, "INDEX TO FINANCIAL STATEMENTS") exceeds payments made for cash interest expense and capital expenditures among other items. Mandatory principal payments may be required in the event of other defined occurrences.

         Prime's ability to meet its long-term liquidity and capital requirements is contingent upon its ability to obtain external financing and generate positive operating cash flow. There can be no assurance that any such financing will be available on acceptable terms and conditions.

         Results of Operations. Revenues totaled $32.6 million, $30.6 million and $29.1 million during the years ended December 31, 1995, 1994 and 1993, respectively. The 6.5% growth in 1995 as compared to 1994 and the 5.2% growth in 1994 as compared to 1993 resulted primarily from increases in the number of subscribers, primarily as a result of additional homes passed and increases in the number of subscriptions for services. Approximately $356,000 of the growth in 1995 revenues was due to increases in regulated service rates implemented in January, 1995. No rate increases were implemented during 1994. Average revenue per account was approximately $482, $479 and $489 in 1995, 1994 and 1993, respectively, representing an increase (decrease) of approximately 0.6%, (2.0%) and (1.4%), respectively. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

         Cable television system expenses, representing costs directly attributable to providing cable services to customers, increased 9.1% in 1995 as compared to 1994 and increased 8.0% in 1994 as compared to 1993. The increases result from increased business activity resulting from the growth in the number of subscribers and increased programming costs.

         Prime pays management fees plus associated reimbursable expenses under the present Prime management agreement with its manager, PIIM. The management fee is based on a percentage of gross revenues (presently 5%). Management fees and reimbursable expenses for the years ended December 31, 1995, 1994 and 1993 were $1.7 million, $1.7 million, and $1.5 million, respectively. Payment of management fees will be deferred during most of 1996 as required by the Bank Credit Agreement.

         Operating income before depreciation and amortization ("EBITDA") as a percentage of revenues decreased from 45.7% to 45.0% during the year ended December 31, 1995 compared to the corresponding period of 1994. The decrease was primarily caused by an increase in cable television system expenses that on a percentage basis exceeded the corresponding increase in revenues. EBITDA as a percentage of revenues decreased from 47.2% to 45.7% during the year ended December 31, 1994 compared to the corresponding period of 1993. The decrease was primarily caused by an increase in cable television system expenses that on a percentage basis exceeded the corresponding increase in revenues as affected by the approximate 6% rate reduction previously described. EBIDTA is an acronym representing earnings before interest, taxes, depreciation and amortization. EBITDA, a measure of a company's ability to generate cash flows, should be considered in addition to, but not as a substitute for, or superior to, other measures of financial performance reported in accordance with generally accepted accounting principles. EBIDTA, also known as operating cash flow, is often used by analysts when evaluating companies in the cable television industry.

         Depreciation and amortization expense was $16.5 million, $16.9 million and $17.3 million for the years ended December 31, 1995, 1994 and 1993, respectively. The 1995 decrease as compared to 1994


                                                          REGISTRATION STATEMENT
and the 1994 decrease as compared to 1993 resulted from certain tangible and intangible assets becoming fully amortized.

         Loss from  operations  decreased  to $1.8  million from $3.0 million in
1995 as compared to 1994, and decreased to $3.0 million from $3.5 million in 1994 as compared to 1993. The 1995 decrease was due primarily to increased revenues of $1,995,000 and a decrease of $457,000 in depreciation and amortization expense, offset by an increase in cable television system expenses of $1,353,000. The 1994 decrease was due primarily to increased revenues of $1,498,000 and a decrease of $317,000 in depreciation and amortization expense, offset by an increase in cable television system expenses of $1,099,000.

         Interest expense was $15.0 million, $9.0 million and $8.0 million for the years ended December 31, 1995, 1994 and 1993, respectively. The increases, except for that described below, were primarily attributable to increases in interest rates throughout most of the three-year period and amortization of additional deferred loan costs related to amendments of Prime's prior agreement. Approximately $4.4 million of the 1995 increase results from accrual of the December 31, 1995 profit participation amount (equity participation interest) as further described in Note 7 to Prime's accompanying December 31, 1995 financial statements. See, "INDEX TO FINANCIAL STATEMENTS."

         Prime, as a partnership entity, pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flows through" to the individual partners in the manner specified in the Prime Partnership Agreement.

         In October 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS No. 119"). SFAS No. 119 requires disclosures regarding amount, nature and terms of derivative financial instruments, e.g., futures, forwards, swap and option contracts and other instruments with similar characteristics. Prime had no derivative financial instruments as of December 31, 1995. Management does not expect to obtain derivative financial instruments in 1996. Accordingly, management does not expect that implementing SFAS 119 in 1996 will have an effect on Prime's financial statements.

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). This statement sets forth new standards for determining when long-lived assets are impaired and requires such impaired assets to be written down to fair value. Prime anticipates that the adoption of SFAS No. 121 in 1996 will not have a material effect on its financial statements.

         Certain of Prime's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation. However, Prime does not believe that its financial results have been, or will be, adversely affected by inflation in a material way, provided that it is able to increase its service rates periodically, of which there can be no assurance.

         Prime--For Three- and Six-Month Periods Ended June 30, 1996 and 1995.

         Overview. As of June 30, 1996, the Prime Alaska Systems passed more than 107,000 homes and served more than 52,000 residential subscribers and 12,000 non-standard residential and business connections, including individual dwellings units in apartment complexes and hotels which are billed under bulk billing arrangements. Prime had approximately 51,000 subscriptions to premium service units.


                                                          REGISTRATION STATEMENT

         Liquidity and Capital Resources. Cash provided by operating activities increased $1,804,000 for the six months ended June 30, 1996, compared to the corresponding period of 1995. The increase results primarily from a timing difference in the payment of interest expense, the deferral of payment of management fees and from increased revenues attributable to increased subscriber counts and a December 15, 1995 rate increase.

         Cash used in investing activities decreased $578,000 to $2,189,000 for the six months ended June 30, 1996, compared to the corresponding period of 1995. The decrease results primarily from decreased capital expenditures related to improvements to the cable television system and decreases in the purchase of addressable converters.

         Cash used in financing activities totaled $11,941,000 for the six months ended June 30, 1996 resulting from the repayment of current debt and previously outstanding debts and payments of deferred debt issuance costs in excess of the initial draw on the Bank Credit Agreement. The Bank Credit Agreement is described below.

         Except for its working capital requirements, Prime's cash needs will depend on management's investment decisions. Investment considerations include
(1) whether further capital contributions will be made, (2) whether Prime can obtain debt financing, (3) whether Prime is able to generate positive operating cash flow, and (4) the timing of the upgrade of Prime's systems. Historically, Prime has financed its ongoing requirements through borrowings under existing credit facilities and agreements.

         Prime's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Prime spent $2,201,000 during the first six months of 1996 on capital expenditures and currently intends to spend approximately $4,620,000 in 1996 for capital expenditures, including $820,000 to extend its plant to new service areas. Prime's ability to fund these capital expenditures will continue to be dependent on its ability to remain in compliance with the financial covenants contained in the Bank Credit Agreement of which there can be no assurance.

         The Bank Credit Agreement was consummated in March, 1996. Prime has up to $125 million available under the commitment in the new loan agreement, with available borrowing levels based on debt to operating cash flow ratios as specified in the loan agreement. Based on Prime's operating cash flow for the quarter ending June 30, 1996, Prime could have borrowed up to approximately $112.3 million without being in default at June 30, 1996. Borrowings bear interest at the bank's prime rate plus 2%.

         Prime's ability to meet its long-term liquidity and capital requirements remained contingent upon its ability to obtain external financing and generate positive operating cash flow. There can be no assurance that any such financing will be available on acceptable terms and conditions.

         Results of Operations. Revenues totaled $8.53 million and $17.28 million for the quarter and six months ended June 30, 1996, respectively and $8.05 million and $16.1 million for the quarter and six months ended June 30, 1995, respectively. The 6.0% growth in the quarter and the 7.3% growth for the six months result primarily from increases in the number of subscribers as a result of additional homes passed and increases in the number of subscriptions for services as well as a rate increase implemented effective December 15, 1995. Average revenue per account was approximately $125 and $253 for the quarter and six months ended June 30, 1996, respectively. Average revenue per account was approximately $121 and $244 for the quarter and six months ended June 30, 1995, respectively. This represents an increase of approximately 3.3% and 3.7% for quarter and six months ended June 30, 1996 compared to the corresponding periods of 1995. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.


                                                          REGISTRATION STATEMENT

         Cable television system expenses, representing costs directly attributable to providing cable services to customers, increased 3.4% and 6.4% respectively for the quarter and six months ended June 30, 1996 compared to the corresponding periods of 1995. This resulted from increased business activity attributed to growth in the number of subscribers and increased programming costs.

         Prime pays management fees plus associated reimbursable expenses under the present Prime management agreement with its manager, PIIM, as described in the previous section. Management fees and reimbursable expenses were $460,000 and $924,000 for the quarter and six months ended June 30, 1996, respectively. The management fees and reimbursable expenses were $410,000 and $817,000 for the quarter and six months ended June 30, 1995, respectively.

         EBITDA, i.e., operating income before depreciation and amortization, as a percentage of revenues increased to 45.0% from 44.1% during the quarter ended June 30, 1996 compared to the corresponding period of 1995. EBITDA increased to 44.5% from 44.3% for the 6 months ended June 30, 1996 compared to the corresponding period of 1995. The increases were primarily caused by an increase in cable television system gross margin resulting from the December 15, 1995 rate increase to subscribers. EBIDTA is an acronym representing earnings before interest, taxes, depreciation and amortization. EBITDA, a measure of a company's ability to generate cash flows, should be considered in addition to, but not as a substitute for, or superior to, other measures of financial performance reported in accordance with generally accepted accounting principles. EBIDTA, also known as operating cash flow, is often used by analysts when evaluating companies in the cable television industry.

         Depreciation and amortization expense was $4,298,000 and $8,410,000 for the quarter and six months ended June 30, 1996, respectively. Expense was $4,066,000 and $8,208,000 for the quarter and six months ended June 30, 1995, respectively. The increase results from additional purchases of property, plant and equipment.

         Loss from operations decreased to $472,000 and $726,000 from $520,000 and $1,075,000 for the quarter and six months ended June 30, 1996 compared to the same period of 1995. The 1996 decrease was due primarily to increased gross margin due to the increase in revenues.

         Interest expense totaled $2.26 million and $4.74 million for the quarter and six months ended June 30, 1996, respectively. Interest expense totaled $2.64 million and $5.35 million for the quarter and six months ended June 30, 1995, respectively. The 1996 decrease was primarily attributable to lower total borrowings and lower effective interest rates in 1996 compared to 1995.

         Prime, as a partnership entity, pays no income taxes although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flow through" to the individual partners in the manner specified in the partnership agreement.

         Prime anticipates that the adoption of SFAS No. 119 (described in the previous section on Prime) will not have a material effect on its financial statements. Prime anticipated that the adoption of SFAS No. 121 (described in the previous section) will not have a material effect on its financial statements.

         Certain of Prime's expenses, such as those for wages and benefits, equipment repair and replacement and billing and marketing generally increase with inflation. However, Prime does not believe that is financial results have been, or will be adversely affected by inflation in a material way, provided that is able to increase its service rates periodically, of which there can be no assurance.

         Alaskan Cable-Introduction. Alaskan Cable management's discussion of the financial condition of Alaskan Cable must be addressed in the context of regulatory changes in the form of the 1996 Telecom


                                                          REGISTRATION STATEMENT

Act, the 1992 Cable Act, and the Communications Act discussed elsewhere in this Proxy Statement/Prospectus. See, within this section "--Prime-Introduction" and "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES: Regulatory Developments, Competition and Legislation/Regulation." The 1996 Telecom Act substantially changed the competitive and regulatory environment for telecommunication providers by significantly amending the Communications Act, including certain of the rate regulation provisions previously imposed by the 1992 Cable Act. Compliance with the rate regulation provisions of the 1992 Cable Act has had a negative impact on Alaskan Cable's revenues and cash flow. Alaskan Cable implemented various subscriber service and rate changes effective September 1, 1993 which resulted in decreased monthly revenue. These rates were then readjusted on August 1, 1994. The 1994 rate changes resulted in an increase of total monthly revenue of approximately 5.9%.

         Alaskan Cable believes that recent policy decisions by the FCC will permit it to increase regulated service rates in the future in response to specified historical and anticipated future cost increases, although certain costs may continue to rise at a rate in excess of that which Alaskan Cable will be permitted to pass on to its customers. The 1996 Telecom Act provides that rate regulation of the cable programming service tier will be phased out altogether in 1999. Further, the regulatory environment will continue to change pending, among other things, the outcome of legal challenges and FCC rulemaking and enforcement activity in respect of the 1992 Cable Act and the completion of a significant number of FCC rulemakings under the 1996 Telecom Act. There can be no assurance as to what, if any, future action may be taken by the FCC, Congress or any other regulatory authority or court, or the effect thereof on Alaskan Cable's business. Accordingly, Alaskan Cable's historic financial results as described below are not necessarily indicative of future performance.

         In April, 1996 Alaskan Cable executed the Alaskan Cable Proposed Transaction. The selling price ($70 million) is in excess of the net book value of Alaskan Cable's assets at December 31, 1995. The transaction is expected to close in the fourth quarter of 1996 following required regulatory approvals.

         Alaskan Cable--For Each Year in the Three-Year Period Ended December 31, 1995.

         Overview. As of December 31, 1995, Alaskan Cable's cable systems (combined for all three corporations comprising Alaskan Cable throughout this discussion) passed more than 42,300 homes and served more than 25,900 residential subscribers. Alaskan Cable had approximately 15,780 subscriptions to premium service units.

         Liquidity and Capital Resources. Cash provided by operating activities increased $845,000 to $7,124,000 for the year ended December 31, 1995 compared to the corresponding period of 1994 resulting primarily from increased net income of $178,000 and $444,000 resulting from a $225,000 increase in accounts payable in 1995 compared to a $219,000 decrease in 1994. Cash provided by operating activities decreased $1,048,000 to $6,279,000 for the year ended December 31, 1994 compared to the corresponding period of 1993. The decrease resulted primarily from cash used for the acquisition of other assets and payments of accounts payable.

         Cash used in investing activities decreased $256,000 to $914,000 for the year ended December 31, 1995 compared to the corresponding period of 1994. Cash used in investing activities decreased $4,835,000 to $1,170,000 for the year ended December 31, 1994 compared to the corresponding period of 1993. Both decreases result primarily from reduced capital expenditures related to purchases of property, plant and equipment.

         Cash  used  in  financing   activities  increased  from  $1,786,000  to
$8,458,000 for the year ended December 31, 1995 compared to the corresponding period of 1994 related primarily to the excess of


                                                          REGISTRATION STATEMENT
dividends paid over borrowings in 1995 as compared to 1994. Cash used in financing activities increased from $112,000 to $1,786,000 for the year ended December 31, 1994 compared to the corresponding period of 1993 primarily due to increased loans to affiliates.

         Except for its working capital requirements, Alaskan Cable's cash needs will depend on management's investment decisions. Investment considerations include (1) whether further capital contributions will be made, (2) whether Alaskan Cable can obtain debt financing, (3) whether Alaskan Cable is able to generate positive operating cash flow, and (4) the timing of the upgrade and build-out of Alaskan Cable's systems. Historically, Alaskan Cable has funded its cash requirements through operations and borrowings and capital contributions from affiliates.

         Alaskan Cable's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Alaskan Cable spent $914,000 during 1995 on capital expenditures, and currently intends to spend approximately $400,000 in 1996 for capital expenditures, including $70,000 to extend its plant to new service areas. Alaskan Cable's ability to fund these capital expenditures will continue to depend on its ability to remain in compliance with financial covenants contained in its line of credit agreement described below, of which there can be no assurance.

         Results of Operations. Revenues totaled $14,515,000, $13,883,000 and $14,142,000 during the years ended December 31, 1995, 1994 and 1993, respectively. The 4.6% growth in 1995 as compared to 1994 resulted primarily from increases in the number of subscribers, primarily as a result of additional homes passed and increases in the number of subscriptions for services.
Substantially all of the growth in 1995 revenues was due to increases in regulated service rates implemented January 1, 1995. The 1.8% decrease in 1994 as compared to 1993 resulted primarily from the subscriber rate reductions implemented September 1, 1993. Average revenue per account was approximately $576, $549 and $573 in 1995, 1994 and 1993, respectively, representing an increase (decrease) of approximately 4.9%, (4.2%) and (1.3%), respectively. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

         Cost of revenues representing costs directly attributable to providing cable services to customers, increased 5.3% in 1995 as compared to 1994 and increased 2.7% in 1994 as compared to 1993. The increases result from increased business activity resulting from the growth in the number of subscribers and increased programming costs.

         EBIDTA is an acronym representing earnings before interest, taxes, depreciation and amortization. EBITDA, a measure of a company's ability to generate cash flows, should be considered in addition to, but not as a substitute for, or superior to, other measures of financial performance reported in accordance with generally accepted accounting principles. EBIDTA, also known as operating cash flow, is often used by analysts when evaluating companies in the cable television industry. EBITDA as a percentage of revenues decreased from 47.6% to 46.9% during the year ended December 31, 1995 compared to the corresponding period of 1994. The decrease was primarily caused by an increase in cost of revenues and selling, general and administrative expenses that on a percentage basis exceeded the corresponding increase in revenues. EBITDA as a percentage of revenues increased from 28.6% to 47.6% during the year ended December 31, 1994 compared to the corresponding period of 1993. The increase was primarily caused by a loss on disposal of assets in 1993 offset by a net decrease in cost of revenues, selling, general and administrative expenses, depreciation and amortization expenses that on a percentage basis exceeded the corresponding decrease in revenues as affected by the approximate 10.5% rate reduction described above.


                                                          REGISTRATION STATEMENT

         Depreciation and amortization expense was $6,176,000, $6,092,000 and $6,362,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The 1995 increase as compared to 1994 results from continued cable television build-out expenditures, and the amortization of line of credit deferred loan expenses. The 1994 decrease as compared to 1993 results from disposal of old cable television systems in 1993 whose original construction costs were higher than the expenditures made to rebuild the system.

         Income (loss) from operations before net interest income, loss on disposal of assets, income taxes and cumulative effect of change in accounting principle totaled $632,000, $516,000 and $367,000 in 1995, 1994 and 1993,
respectively. The 1995 increase over 1994 was due primarily to increased revenues of $632,000, offset by increases in cost of revenues and selling, general and administrative expenses of $432,000 and an increase of $84,000 in depreciation and amortization expense. The 1994 net increase over 1993 resulted from the following: (1) reduced revenues in 1994 of $259,000 resulting primarily from the rate reduction previously described; and (2) increased cost of revenues totalling $117,000 in 1994 as compared to 1993. The changes from 1993 to 1994 were offset by the following: (1) decreased selling, general and administrative costs totalling $255,000 in 1994 as compared to 1993; and (2) decreased depreciation and amortization costs totalling $270,000 in 1994 as compared to 1993.

         Income tax (provision) benefit totaled $208,000, ($9,000) and $622,000 in 1995, 1994 and 1993, respectively, resulting from the application of statutory income tax rates to net earnings or loss before income taxes. Alaskan Cable experienced income (loss) before income taxes and cumulative effect of change in accounting principle of $712,000, $751,000 and ($2,274,000) for the years ended December 31, 1995, 1994, and 1993, respectively. Although Alaskan Cable has experienced pretax profits in the past two years, Alaskan Cable had a loss in 1993 as well as in the past. These losses have resulted, as of December 31, 1995, in unused net operating loss carryforwards for federal and state income tax purposes of approximately $4,500,000 and $5,900,000, respectively.

         In light of Alaskan Cable's history of losses prior to 1994, the potential negative impact of recent deregulation in the cable television industry, and the ability of other Jack Kent Cooke Incorporated entities to utilize Alaskan Cable's net operating loss carryforwards, management currently believes it is more likely than not that Alaskan Cable will be unable to realize its deferred tax assets in the amount of $2,661,000 as of December 31, 1995 prior to the expiration of the net operating loss carryforwards. Accordingly, a valuation allowance for $2,661,000 was reflected in Alaskan Cable's December 31, 1995 financial statements. Alaskan Cable will continue to assess the need for a valuation allowance based upon future operating results and facts and circumstances at the time.

         In February, 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes. SFAS No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable earnings in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

         Alaskan Cable adopted SFAS 109 on January 1, 1993. The cumulative effect adjustment recorded in 1993 due to adoption of SFAS 109 totaled $622,000.

         Certain of Alaskan Cable's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation. However, Alaskan Cable does


                                                          REGISTRATION STATEMENT
not believe that its financial results have been, or will be, adversely affected by inflation in a material way, provided that it is able to increase its service rates periodically, of which there can be no assurance.

         Alaskan Cable--For Three- and Six-Month Periods Ended June 30, 1996 and 1995.

         Overview. As of June 30, 1996, Alaskan Cable's systems passed more than 42,720 homes and served more than 25,426 residential subscribers. Alaskan Cable had approximately 20,310 subscriptions to tier service units.

         Liquidity and Capital Resources. Cash provided by operating activities decreased $594,000 to $304,900 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995 resulting from decreased net income of $471,000 and a net use of cash resulting from changes in operating assets and liabilities in 1996 as compared to 1995.

         Cash used in investing activities decreased from $275,000 to $216,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995 resulting from reduced capital expenditures for property, plant and equipment in 1996 as compared to 1995.

         Cash used in financing activities decreased from $8,072,000 to $5,723,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. For 1996, increases in cash from line of credit borrowings in 1996 totaling $6,000,000 were offset by repayments of line of credit borrowings totaling $11,000,000. For 1995, dividends paid of $9,700,000 were offset by reduced loan repayments from affiliates of $2,331,000.

         Except for its working capital requirements, Alaskan Cable's cash needs will depend on management's investment decisions. Investment considerations include (i) whether further capital contributions will be made and (ii) whether Alaskan Cable is able to generate positive operating cash flow. Historically, Alaskan Cable has funded its cash requirements through operations, outside borrowings and capital contributions from affiliates.

         Alaskan Cable's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Alaskan Cable currently intends to spend approximately $400,000 in 1996 for capital expenditures, including $70,000 to extend its plant to new service areas.

         Alaskan Cable's ability to fund capital expenditures and its long-term liquidity requirements will continue to depend on it's ability to generate positive operating cash flow.

         Results of Operations. Revenues totaled $3,650,000 and $3,647,000 for the quarters ended June 30, 1996 and 1995, respectively, and totaled $7,442,000 and $7,224,000 during the six-month periods ended June 30, 1996 and 1995, respectively. The revenue growth in 1996 as compared to 1995 resulted primarily from rate increases for services. Average revenue per account for the second quarters ended June 30, 1996 and 1995, was approximately $144 and $140, respectively, representing an increase of approximately 2.9% and 4.5%, respectively. Average revenue per account for the six months ended June 30, 1996 and 1995, was approximately $293 and $277, respectively, representing increases of 5.8% and 1.8%, respectively. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

         Cost of revenues, representing costs directly attributable to providing cable services to customers, increased 2.1% for the quarter ended June 30, 1996 compared to the corresponding period of 1995 and increased 4.7% for the six-month period ended June 30, 1996 compared to the corresponding period of


                                                          REGISTRATION STATEMENT

1995. 1996 increases resulted from increased business activity from increased services and increased programming costs.

         Selling, general and administrative operating expenses increased 3.3% for the quarter ended June 30, 1996 compared to the corresponding period of 1995 and increased 4.5% for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. 1996 increases resulted from increased business activity from increased services.

         Depreciation and amortization expense totaled $1,556,000 and $1,517,000 for the quarters ended June 30, 1996 and 1995, respectively and totaled $3,113,000 and $3,034,000 for the six-month periods ended June 30, 1996 and 1995, respectively. The 1996 increases as compared to 1995 is primarily the result of the amortization of deferred loan expenses pertaining to the line of credit reflected in the first six months of 1996.

         Income before interest, income taxes, depreciation and amortization ("EBITDA") as a percentage of revenues decreased from 46.9% to 45.6% during the quarter ended June 30, 1996 compared to the corresponding period of 1995 and decreased from 47.1% to 46.2% during the six-month period ended June 30, 1996 compared to the corresponding period of 1995. The 1996 decreases were primarily caused by a increases in cost of revenues and selling, general and administrative expenses that on a percentage basis exceeded the corresponding increase in revenues. EBIDTA is an acronym representing earnings before interest, taxes, depreciation and amortization. EBITDA, a measure of a company's ability to generate cash flows, should be considered in addition to, but not as a substitute for, or superior to, other measures of financial performance reported in accordance with generally accepted accounting principles. EBIDTA, also known as operating cash flow, is often used by analysts when evaluating companies in the cable television industry.

         Income from operations before net interest income (expense) and income taxes totaled $109,000 and $194,000 for the quarters ended June 30, 1996 and 1995, respectively and totaled $329,000 and $366,000 for the six-month periods ended June 30, 1996 and 1995, respectively. The 1996 decreases as compared to 1995 were due primarily to increased operating expenses that on a percentage basis exceeded the corresponding increase in revenues.

         Income tax benefit totaled $15,000 for the six-month period ended June 30, 1996. Income tax benefit totaled $16,000 for the quarter and six-month periods ended June 30, 1995. The 1996 benefit resulted from the reversal of the tax provision reported in the December 31, 1995 financial statements. This amount was reversed due to the application of net operating loss carryforwards applied in 1995. The 1995 benefit resulted from the application of net operating loss carryforwards.

         In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 establishes financial accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires the recognition of financial assets and servicing assets, if any, that are controlled by Alaskan Cable, the derecognition of financial assets, if any, when control is surrendered, and the derecognition of liabilities, if any, when control has been surrendered in the transfer of financial assets. Alaskan Cable anticipates that the adoption of SFAS No. 125 in 1997 will not have a material effect on its consolidated financial statements.

         Certain of Alaskan Cable's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation. However, Alaskan Cable does


                                                          REGISTRATION STATEMENT
not believe that its financial results have been, or will be, adversely affected by inflation in a material way, provided that it is able to increase its service rates periodically, of which there can be no assurance.

         Alaska Cablevision - Introduction. Alaska Cablevision management's discussion of the financial condition of Alaska Cablevision must be addressed in the context of regulatory changes in the form of the 1996 Telecom Act, the 1992 Cable Act, and the Communications Act discussed elsewhere in this Proxy Statement/Prospectus. See, "CERTAIN INFORMATION REGARDING THE CABLE COMPANIES:
Regulatory Development, Competition and Legislation/Regulation."

         Compliance with the rate regulation provisions of the 1992 Cable Act has had a negative impact on the Company's revenues and cash flow. The Company implemented various subscriber service and rate changes effective September, 1993 for the two systems serving more than 1,000 subscribers each (Kodiak and Valdez, Alaska) and July, 1994 for the five systems serving less than 1,000 subscribers each (Nome, Petersburg, Wrangell, Kotzebue and Cordova, Alaska). These changes resulted in a reduction of total monthly revenue of approximately 5%.

         The Company believes that recent policy decisions by the FCC will permit it to increase regulated service rates in the future in response to specified historical and anticipated future cost increases, although certain costs may continue to rise at a rate in excess of that which the Company will be permitted to pass on to its customers. The 1996 Telecom Act provides that rate regulation of the cable programming service tier will be phased-out altogether in 1999. Further, the regulatory environment will continue to change pending, among other things, the outcome of legal challenges and FCC rulemaking and enforcement activity in respect of the 1992 Cable Act and the completion of a significant number of FCC rulemakings under the 1996 Telecom Act.

         The 1996 Telecom Act includes provisions for small cable operators, whereby the Company's cable programming service is now rate-deregulated. Only the entry level, basic service tier is subject to rate regulation by the local franchising authority. Cable television systems in Alaska, while subject to rate regulation, can only be regulated at the state level, i.e., the APUC, and only after a qualifying petition and majority vote among cable subscribers has occurred. There can be no assurance as to what, if any, future action may be taken by the FCC, Congress or any other regulatory authority or court, or the effect thereof on Alaska Cablevision's business. Accordingly, Alaska Cablevision's historic financial results as described below are not necessarily indicative of future performance.

         Alaska Cablevision signed definitive agreements in May, 1996 to sell all of its assets to the Company. The Company is a telecommunications company providing long distance services in Alaska. The aggregate selling price totals $26,650,000, consisting of $16,650,000 in cash and subordinated Cablevision Company Notes totaling $10,000,000 which are convertible into as many as 1,538,462 shares of Company Class A common stock. The selling price is in excess of the net book value of Alaska Cablevision's assets at December 31, 1995. The transaction is expected to close in the fourth quarter of 1996 following required regulatory approvals.

         Alaska Cablevision - For Each Year in the Three-Year Period Ended December 31, 1995.

         Overview. As of December 31, 1995, Alaska Cablevision's cable systems passed more than 10,860 homes and served more than 7,735 residential subscribers and over 100 business subscribers. Alaska Cablevision had approximately 7,875 residential subscriptions to premium service units.

         Liquidity and Capital Resources. Cash provided by operating activities decreased approximately $200,000 to $1,780,000 for the year ended December 31, 1995 compared to the corresponding period of 1994 resulting primarily from the net effect of the following: (1) the decrease (receipt) of advances to


                                                          REGISTRATION STATEMENT
affiliates in 1994; (2) the decrease (receipt) of other receivables in 1995; and
(3) the increase in operating income in 1995. Cash provided by operating activities increased $481,000 to $1,960,000 for the year ended December 31, 1994 compared to the corresponding period of 1993. The increase resulted primarily from the net effect of the following: (1) a decrease in advances to affiliates in 1994 as compared to an increase in 1993; (2) an increase in accounts payable and accrued expenses in 1994 compared to 1993; and (3) a decrease in operating income from 1993 to 1994.

         Cash used in investing activities decreased $367,000 to $742,000 for the year ended December 31, 1995 compared to the corresponding period of 1994. The 1995 decrease results primarily from reduced capital expenditures related to purchases of property, plant and equipment. Cash used in investing activities increased $775,000 to $1,110,000 for the year ended December 31, 1994 compared to the corresponding period of 1993. The 1994 increase results primarily from increased capital expenditures related to purchases of property, plant and equipment.

         Cash used in financing activities decreased from $797,000 to $627,000 for the year ended December 31, 1995 compared to the corresponding period of 1994. The 1995 decrease resulted from $3,700,000 of borrowings from Alaska Cablevision's new senior revolving credit loan agreement which was used to payoff $3,600,000 in loans from affiliates and notes due to former stockholders, offset by a $43,000 increase in distributions to stockholders. Cash used in financing activities decreased from $1,200,000 to $797,000 for the year ended December 31, 1994 compared to the corresponding period of 1993 related primarily to a net decrease in the pay-down of loans from affiliates of $303,000 and reduced stockholder distributions of $85,000.

         Except for its working capital requirements, Alaska Cablevision's cash needs will depend on management's investment decisions. Investment considerations include the following: (1) whether the Company can obtain debt financing; (2) whether the Company is able to generate positive operating cash flow; and (3) the timing of the upgrade and build-out of Alaska Cablevision's systems. Historically, Alaska Cablevision has financed its cash requirements through operations and from borrowings from affiliates and banks.

         Alaska Cablevision's primary need for capital has been to finance plant rebuilds and upgrades, channel additions and service vehicles. Alaska Cablevision spent $757,000 during 1995 on capital expenditures and currently intends to spend approximately $525,000 in 1996 for capital expenditures, including $75,000 to extend its plant to new service areas. Alaska Cablevision's ability to fund these capital expenditures will continue to depend on its ability to remain in compliance with financial covenants contained in its senior reducing revolving credit loan agreement described below. The recorded cost of assets disposed of totaled approximately $234,000, $583,000 and $501,000 in 1995, 1994 and 1993, respectively. 1995 disposals resulted from the replacement of vehicles and upgraded plant and headend equipment. 1994 and 1993 disposals resulted primarily from the write-off of converters and inside the home cable wiring resulting from certain provisions of the 1992 Cable Act affecting the pricing of converter rentals and ownership of inside the home cable wiring.

         On February 28, 1995, Alaska Cablevision and Rock Associates, Inc., as co-borrowers, entered into a new $6.4 million senior reducing revolving credit loan agreement with a bank. Borrowings under the agreement are collateralized by all of Alaska Cablevision's common stock and assets and bear interest, at Alaska Cablevision's option, at (1) the higher of the bank's prime rate or the federal funds rate plus 1/2%, or (2) the LIBOR rate plus 1-1/2%. The agreement expires December 31, 1997. The line of credit agreement places certain restrictions on Alaska Cablevision, including limitations on liens, disposition of assets, loans, investments, capital expenditures, and requires compliance with certain financial covenants.


                                                          REGISTRATION STATEMENT

         Alaska Cablevision's ability to meet its long-term liquidity and capital requirements is contingent upon its ability to obtain external financing and generate positive operating cash flow.

         Results of Operations. Revenues totaled $5,920,000, $5,710,000 and $5,660,000 during the years ended December 31, 1995, 1994 and 1993, respectively. The 3.7% growth in 1995 as compared to 1994 resulted primarily from modest incremental growth in the number of subscribers and increases in regulated service rates. Approximately $171,000 of the growth in 1995 revenues was due to increases in regulated service rates implemented November 1, 1994 and November 1, 1995. The 0.88% increase in 1994 as compared to 1993 resulted primarily from additional revenues resulting from a 4.6% increase in the number of subscribers offset by the subscriber rate reductions implemented in September 1993 and July 1994. Average annual revenue per account was approximately $730, $734 and $777 in 1995, 1994 and 1993, respectively, representing a decrease of approximately 0.5%, 5.5% and 1.3%, respectively. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals and advertising revenues.

         Programming and copyright costs directly attributable to providing cable services to customers increased 4.6% in 1995 as compared to 1994 and increased 11.5% in 1994 as compared to 1993. The increases result from increased business activity from growth in the number of subscribers, increased program offerings and increased programming rates.

         Depreciation and amortization expense was $420,000, $314,000 and $435,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The 1995 increase as compared to 1994 results from additional depreciation resulting from increased capital expenditures in 1995 and 1994. The 1994 decrease as compared to 1993 result from certain tangible and intangible assets becoming fully amortized.

         Income from operations totaled $2,160,000, $2,220,000 and $2,380,000 in 1995, 1994 and 1993, respectively. The 1995 increase over 1994 was due primarily to increased revenues of $211,000 and reduced management fees of $171,000, offset by net increases in operating expenses of $264,000. The 1994 net decrease of $166,000 as compared to 1993 resulted from net increases in operating expenses totaling $215,000 and increased programming and copyright costs totaling $98,000 in 1994, offset by increased revenues of $49,000 in 1994 resulting primarily growth in customers served.

         EBITDA is an acronym representing earnings before interest, taxes, depreciation and amortization. EBITDA, a measure of a company's ability to generate cash flows, should be considered in addition to, but not as a substitute for, or superior to, other measures of financial performance reported in accordance with generally accepted accounting principles. EBITDA, also known as operating cash flow, is often used by analysts when evaluating companies in the cable television industry. EBITDA as a percentage of revenues increased from 33.5% to 35.7% during the year ended December 31, 1995 compared to the corresponding period of 1994. The increase is primarily a result of a reduction in management fees charged by Rock Associates, Inc. from $571,000 to $400,000. EBITDA as a percentage of revenues decreased from 39.1% to 33.5% during the year ended December 31, 1994 compared to the corresponding period of 1993. The decrease was primarily caused by an increase in programming costs and operating expenses that on a percentage basis exceeded the corresponding increase in revenues.

         The Company, with the consent of its shareholders, has elected to have its income reported directly by the shareholders under provisions of Sub-chapter S of the Code and pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flows through" to the individual shareholders.

         In October 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of

                                                          REGISTRATION STATEMENT

Financial Instrument" ("SFAS No. 119"). SFAS No. 119 requires disclosures regarding amount, nature and terms of derivative financial instruments, for instance futures, forward, swap and option contracts and other instruments with similar characteristics. Alaska Cablevision anticipates that the adoption of SFAS No. 119 in 1996 will not have a material effect on its financial statements.

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of long-lived Assets and for long-lived Assets to be Disposed of" ("SFAS No. 121"). This statement sets forth new standards for determining when long-lived assets are impaired and requires such impaired assets to be written down to fair value. Alaska Cablevision anticipates that the adoption of SFAS No. 121 in 1996 will not have a material effect on its financial statements.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Alaska Cablevision anticipates that the adoption of SFAS No. 123 in 1996 will not have a material effect on its financial statements.

         Certain of Alaska Cablevision's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation. However, Alaska Cablevision does not believe that its financial results have been, or will be, adversely affected by inflation in a material way, provided that it is able to increase its service rates periodically, of which there can be no assurance.

         Alaska Cablevision--For Three- and Six-Month Periods Ended June 30, 1996 and 1995.

         Overview. As of June 30, 1996, Alaska Cablevision's cable systems passed more than 11,000 homes and served more than 7,500 residential subscribers and over 1,500 business subscribers. Alaska Cablevision had approximately 7,650 residential subscriptions to premium service units.

         Liquidity and Capital Resources. Sources of cash during the first six months of 1996 included Alaska Cablevision's operating activities which generated positive cash flow of $802,000 net of changes in the components of working capital. Cash provided by operating activities decreased $162,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995 resulting primarily from the net effect of the decrease (receipt) of subscriber receivables, other receivables and prepaid assets in 1995 and the decrease (payment) of payables, accrued expenses and deferred revenues in 1996.

         Cash used in investing activities decreased $214,000 to $227,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. The 1995 decrease results primarily from reduced capital expenditures related to purchases of property, plant and equipment.

         Cash used in financing activities totaled $486,000 and $177,000 during the six-month periods ended June 30, 1996 and 1995, respectively. Uses of cash in 1996 resulted primarily from repayment on notes due to former stockholders of $109,000 and distributions to stockholders of $374,000. Uses of cash in 1995 resulted primarily from repayment on notes due to former stockholders of $101,000 and distributions to stockholders of $348,000. Proceeds from a new senior revolving credit loan agreement totaling $3.7 million were used in 1995 to payoff $3.4 million in loans from affiliates.


                                                          REGISTRATION STATEMENT

         Except for its working capital requirements, Alaska Cablevision's cash needs will depend on management's investment decisions. Investment considerations include (1) whether Alaska Cablevision can obtain debt financing;
(2) whether Alaska Cablevision is able to generate positive operating cash flow; and (3) the timing of the upgrade and build-out of Alaska Cablevision's cable systems. Historically, Alaska Cablevision has financed its cash requirements through operations and from borrowings from affiliates and banks.

         Alaska Cablevision's primary need for capital has been to finance plant rebuilds and upgrades, channel additions and service vehicles. Alaska Cablevision spent $227,000 during for the six-month period ended June 30, 1996 on capital expenditures and currently intends to spend approximately $525,000 in 1996 for capital expenditures, including $75,000 to extend its plan to new service areas. Alaska Cablevision's ability to fund these capital expenditures will continue to depend on it's ability to remain in compliance with financial covenants contained in its senior reducing revolving credit loan agreement described below. The recorded cost of assets disposed of totaled approximately $54,000 for the six-month period ended June 30, 1996 resulting from the replacement of vehicles and corporate office equipment.

         On February 28, 1995, Alaska Cablevision and Rock Associates, Inc., as co-borrowers, entered into a new $6.4 million senior reducing revolving credit loan agreement with a bank. Borrowings under the agreement are collateralized by all of Alaska Cablevision's common stock and assets and bear interest, at Alaska Cablevision's option, at (1) the higher of the bank's prime rate or the federal funds rate plus 1/2%, or (2) the LIBOR rate plus 1-1/2%. The agreement expires December 31, 1997. The line of credit agreement places certain restrictions on Alaska Cablevision, including limitations on liens, disposition of assets, loans, investments, capital expenditures, and requires compliance with certain financial covenants.

         Alaska Cablevision's ability to meet its long-term liquidity and capital requirements is contingent upon its ability to obtain external financing and generate positive operating cash flow.

         On April 15, 1996, Alaska Cablevision entered into the Alaska Cablevision Purchase Agreement with the Company. The Company is a telecommunications company providing long distance services in Alaska. Under the Alaska Cablevision Purchase Agreement, Alaska Cablevision will sell substantially all of its assets to the Company for a total consideration of $26,650,000, consisting of Cablevision Company Notes for $10 million, convertible to as many as 1,538,462 shares of Company Class A common stock and $16,650,000 cash. It is anticipated that the transaction will close in the fourth quarter of 1996.

         Results of Operations. Revenues totaled approximately $1.5 million during the quarters ended June 30, 1996 and 1995, respectively. Revenues totaled $3.0 million during the six-month periods ended June 30, 1996 and 1995, respectively. Average revenue per account was approximately $186 and $184 during the quarters ended June 30, 1996 and 1995, respectively, representing an increase (decrease) of approximately 1.1% and (1.1)%, respectively. Average revenue per account was approximately $372 and $367 during the six-month periods ended June 30, 1996 and 1995, respectively, representing an increase (decrease) of approximately 1.4% and (1.6)%, respectively. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals and advertising revenues.

         Programming and copyright costs and certain wages and benefits directly attributable to providing cable services to customers decreased 0.68% during the quarter ended June 30, 1996 compared to the corresponding period of 1995 due to a decrease in copyright costs, partially offset by an increase in programming costs. Programming and copyright costs increased 2.5% during the six-month period ended June 30, 1996 compared to the corresponding period of 1995 due to increased business activity from growth in the number of subscribers, increased program offerings and increased programming rates.


                                                          REGISTRATION STATEMENT

         Depreciation and amortization expense was approximately $106,000 for the quarters ended June 30, 1996 and 1995 and $237,000 and $210,000 for the six-month periods ended June 30, 1996 and 1995, respectively. The increase in the six-month period ended June 30, 1996 as compared to the same period of 1995 results from additional depreciation resulting from capital expenditures during 1996 and a full year of depreciation in 1996 on 1995 capital expenditures as compared to a partial year of depreciation in 1995.

         Income from operations totaled $564,000 and $557,000 during the quarters ended June 30, 1996 and 1995, respectively. The 1996 increase over 1995 was due primarily to decreased revenues of $5,000 offset by a net decrease in operating expenses of $12,000. Income from operations totaled $1.07 million and $1.15 million during the six-month periods ended June 30, 1996 and 1995, respectively. The 1996 decrease from 1995 was due primarily to increased revenues of $38,000 offset by a net increase in operating expenses of $115,000.

         EBITDA is an acronym representing earnings before interest, taxes, depreciation and amortization. EBITDA, a measure of a company's ability to generate cash flows, should be considered in addition to, but not as a substitute for, or superior to, other measures of financial performance reported in accordance with generally accepted accounting principles. EBITDA, also known as operating cash flow, is often used by analysts when evaluating companies in the cable television industry. EBITDA as a percentage of revenues decreased from 38.1% to 35.9% during the quarter ended June 30, 1996 compared to the corresponding period of 1995. The decrease is primarily a result of expenses associated with the sale of Alaska Cablevision's assets as described below. EBITDA as a percentage of revenues decreased from 38.5% to 36.0% during the six-month period ended June 30, 1996 compared to the corresponding period of 1995. The decrease is primarily a result of expenses associated with the sale of Alaska Cablevision's assets as described below and an increase in programming costs and operating expenses that on a percentage basis exceeded the corresponding increase in revenues.

         Alaska Cablevision, with the consent of its shareholders, has elected to have its income reported directly by the shareholders under provisions of Sub-chapter S of the Code and pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flows through" to the individual shareholders.

         In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 establishes financial accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires the recognition of financial assets and servicing assets, if any, that are controlled by Alaska Cablevision, the derecognition of financial assets, if any, when control is surrendered, and the derecognition of liabilities, if any, when control has been surrendered in the transfer of financial assets. Alaska Cablevision anticipates that the adoption of SFAS No. 125 in 1997 will not have a material effect on its financial statements.

         Certain of Alaska Cablevision's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation. However, Alaska Cablevision does not believe that its financial results have been, or will be, adversely affected by inflation in a material way, provided that it is able to increase its service rates periodically, of which there can be no assurance.

Recent Developments Involving Cable Companies

         There had been no material changes in the respective businesses or financial positions for Prime, Alaskan Cable or Alaska Cablevision as set forth in this Proxy Statement/Prospectus for the period from June 30, 1996 to and including the Record Date.


                                                          REGISTRATION STATEMENT

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         Each of Prime, Alaskan Cable, and Alaska Cablevision was as of the Record Date unaware of any disagreements with their respective independent public accountants as to disclosure or financial accounting of their respective business, and each of those Cable Companies considered its relationship with its respective accountant as excellent.

Regulatory Developments, Competition and Legislation/Regulation

         The following summary of regulatory developments, competition, and legislation and regulation does not purport to describe all present and proposed federal, state, and local regulation and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry or the Cable Companies or the Company in acquiring the securities or assets of the Cable Companies can be predicted at this time.

         Regulatory Developments. The federal Telecommunications Act of 1996 ("1996 Telecom Act"), the most comprehensive reform of the nation's telecommunications laws since the federal Communications Act of 1934 ("Communications Act"), became effective in February, 1996. The 1996 Telecom Act will result in changes in the marketplace for cable television, telephone and other telecommunications services.

         Cable franchisees are subject to the federal Cable Communications Policy Act of 1984 ("1984 Cable Act"), the federal Cable Television Consumer Protection and Competition Act of 1992 ("1992 Cable Act," and together with the 1984 Cable Act, "Cable Acts") and the 1996 Telecom Act (see within this section, "-Legislation/Regulation"), as well as FCC, state and local regulations.

         The Cable Companies franchises are nontransferable without the consent of governmental authority. Although franchises historically have been renewed and, under the Cable Acts, should continue to be renewed for companies that have provided adequate service and have complied generally with franchise terms, renewal may be more difficult as a result of the 1992 Cable Act and may include less favorable terms and conditions. Furthermore, the governmental authority may choose to award additional franchises to competing companies at any time (see within this section, "-Competition" and "-Legislation/Regulation"). In addition, under the 1996 Telecom Act certain providers of programming services may be exempt from local franchising requirements.

         Competition. Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive computer services and home video products, including videotape cassette and video records. The extent to which a cable television system is competitive depends, in part, upon the cable system's ability to provide, at a reasonable price to consumers, a greater variety of programming and other communication services than are available off-air or through other alternative delivery sources (see within this section, "-Legislation/Regulation") and upon superior technical performance and customer service.

         The 1996 Telecom Act will make it easier for local exchange telephone companies ("LECs") and others to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to subscribers (see within this section, "-Legislation/Regulation"). Various LECs currently are seeking to provide video services within their telephone service areas through a variety


                                                          REGISTRATION STATEMENT
of distribution methods. Cable systems could be placed at a competitive disadvantage if the delivery of video services by LECs becomes widespread since LECs may not be required, under certain circumstances, to obtain local franchises to deliver such video services or to comply with the variety of obligations imposed upon cable systems under such franchises (see within this section, "-Legislation/Regulation"). Issues of cross-subsidization by LECs of video and telephony services also pose strategic disadvantages for cable operators seeking to compete with LECs who provide video services. The Company cannot predict at this time the likelihood of success of video service ventures by LECs or the impact on its proposed operations in the cable area or on the Cable Companies should the Proposed Transactions not close.

         Cable television systems generally operate pursuant to franchises granted on a non-exclusive basis. The 1992 Cable Act gives local franchising authorities jurisdiction over basic cable service rates and equipment in the absence of "effective competition," prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable systems (see within this section, "-Legislation/Regulation"). Well financed businesses from outside the cable industry (such as the public utilities that own certain of the poles on which cable is attached) may become competitors for franchises or providers of competing services (see within this section "-Legislation/Regulation - The 1996 Telecom Act"). The costs of operating a cable system where a competing service exists may be substantially greater than if there were no competition present. As of the Record Date, competition existed in the areas serviced by Prime's systems. However, as of that date there were no competing services in the areas served by Alaska Cablevision, McCaw/Rock Homer, and McCaw/Rock Seward. In addition, LECs in Alaska have announced plans to compete with Prime's Bethel cable television system.

         Cable operators face additional competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. The operators of these SMATV systems often enter into exclusive agreements with building owners or homeowners' associations. While the 1984 Cable Act gives a franchised cable operator the right to use existing compatible easements within its franchise area on nondiscriminatory terms and conditions, there have been conflicting judicial decisions interpreting the scope of the access right granted to serve such private property. Various states have enacted laws to provide franchised cable systems access to such private complexes. These laws have been challenged in the courts with varying results. Due to the widespread availability of reasonably priced earth stations, SMATV systems now can offer both improved reception of local television stations and many of the same satellite-delivered program services offered by franchised cable systems. The ability of the Cable Companies to compete for subscribers in residential and commercial developments served by SMATV operators is uncertain. The 1996 Telecom Act gives cable operators greater flexibility with respect to pricing of cable television services provided to subscribers in multi-dwelling unit residential and commercial developments. It also broadens the definition of SMATV systems not subject to regulation as a franchised cable television service.

         The availability of reasonably-priced home satellite dish earth stations ("HSDs") enables individual households to receive many of the satellite-delivered program services formerly available only to cable subscribers. Furthermore, the 1992 Cable Act contains provisions, which the FCC has implemented with regulations, to enhance the ability of cable competitors to purchase and make available to HSD owners certain satellite-delivered cable programming at competitive costs.

         In  recent  years,  the FCC  and the  Congress  have  adopted  policies
providing  a  more  favorable   operating   environment  for  new  and  existing
technologies that provide, or have the potential to provide, substantial competition to cable systems. These technologies include, among others, the direct broadcast satellite ("DBS") service whereby signals are transmitted by satellite to receiving facilities located on the premises of subscribers. Programming is currently available to the owners of HSDs through conventional,


                                                          REGISTRATION STATEMENT
medium and high-powered satellites. Primestar Partners L.P. ("Primestar"), a consortium comprised of cable operators and a satellite company, commenced operation in 1990 of a medium-power DBS satellite system using the Ku portion of the frequency spectrum and, as of the Record Date, provided service consisting of approximately 95 channels of programming, including broadcast signals and pay-per-view services. Direct TV, which recently added AT&T Corp. as an investor, began offering nationwide high-power DBS service in 1994 accompanied by extensive marketing efforts. Several other major companies are preparing to develop and operate high-power DBS systems, including MCI Communications Corp. and News Corp. DBS systems are expected to use video compression technology to increase the channel capacity of their systems to provide movies, broadcast stations and other program services competitive with those of cable systems. The extent to which DBS systems are competitive with the service provided by cable systems depends, among other things, on the availability of reception equipment at reasonable prices and on the ability of DBS operators to provide competitive programming.

         Cable television systems also compete with wireless program distribution services such as multichannel, multipoint distribution service ("MMDS") which use low-power microwave frequencies to transmit video programming over-the-air to subscribers. There are MMDS operators who are authorized to provide or are providing broadcast and satellite programming to subscribers in areas served by Prime's cable systems. Additionally, the FCC has pending a rulemaking proceeding in which it proposed to allocate frequencies in the 28 GHz band for a new multichannel wireless video service similar to MMDS. There are no MMDS operators who are authorized to provide or who are providing broadcast and satellite programming to subscribers in the areas served by Alaska Cablevision, McCaw/Rock Homer, or McCaw/Rock Seward. A license has been granted by the FCC for a multi-channel UHF provider in Kodiak, Alaska, but as of the Record Date there had been no construction activity. Fairbanks has a lowpower UHF 25 channel plus L/P microwave service. Anchorage has also encountered some competition from MMDS operators. The Company is unable to predict whether wireless video services will have a material impact on its operations.

         Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. LECs and other common carriers also provide facilities for the transmission and distribution to homes and businesses of interactive computer-based services, including the Internet, as well as data and other non-video services. The FCC has conducted spectrum auctions for licenses to provide PCS. PCS will enable license holders, including cable operators, to provide voice and data services. The Company is the licensee of an A block 33mHz PCS license for the Alaska major trading area. See, "CERTAIN INFORMATION CONCERNING THE COMPANY: Products and Services."

         Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable television industry.

         Legislation/Regulation. The Cable Acts and the 1996 Telecom Act amended the Communications Act and established a national policy to guide the development and regulation of cable systems. Principal responsibility for implementing the policies of the Cable Acts is allocated between the FCC and state or local franchising authorities. In addition, legislative and regulatory proposals by the Congress and federal agencies, particularly the approximately 80 rulemakings at the FCC resulting from the 1996 Telecom Act and the many state regulatory proceedings necessary to implement the 1996 Telecom Act, may materially affect the cable television industry. The following is a summary of federal laws and


                                                          REGISTRATION STATEMENT
regulations   materially  affecting  the  growth  and  operation  of  the  cable television industry and a description of certain applicable laws of Alaska.

         The 1996 Telecom Act. The 1996 Telecom Act, the most comprehensive reform of the nation's telecommunications laws since the Communications Act, became effective in February, 1996. The 1996 Telecom Act will result in changes in the marketplace for cable television, telephone and other telecommunications services. Although the long-term goal of this act is to promote competition and decrease regulation of these industries, in the short-term the law delegates to the FCC (and in some cases the states) broad new rulemaking authority. The new law requires many of these rulemakings to be complete in a limited period of time. The following is a brief summary of the important features of the 1996 Telecom Act that will affect the cable television, telephone and other telecommunications industries.

         The 1996 Telecom Act deregulates rates for CPS tiers by March, 1999. Deregulation will occur sooner for certain small operators or where "effective competition" is established under the 1992 Cable Act, as amended by the 1996 Telecom Act. Alaska Cablevision has never been subject to FCC rate regulation, and, even if it were so subject, it believes it is a small operator for the purpose of FCC rate regulation.

         The 1996 Telecom Act also modifies the uniform rate provisions of the 1992 Cable Act by limiting regulation of bulk discount rates offered to subscribers in multi-dwelling unit commercial and residential developments. Regulated equipment rates are permitted to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. The 1996 Telecom Act eliminates the right of individual subscribers to file rate complaints with the FCC concerning certain CPS tiers and requires the FCC to issue a final order within 90 days after the receipt of CPS tier rate complaints filed by any franchising authority after the date of enactment of the 1996 Telecom Act. The 1996 Telecom Act modifies the existing statutory provisions governing cable system technical standards, equipment compatibility, subscriber notice requirements and program access. It also permits certain operators to include losses incurred prior to September, 1992 in setting regulated rates and repeals the three-year antitrafficking prohibition adopted in the 1992 Cable Act.

         The 1996 Telecom Act eliminates the requirement that LECs obtain FCC approval under Section 214 of the Communications Act before providing video services in their telephone service areas and removes the telephone company/cable television cross-ownership prohibition that had been codified by the 1984 Cable Act, thereby facilitating the ability of the LECs to offer video services in their telephone service areas. LECs may provide service as traditional cable operators with local franchises or they may opt to provide their programming over unfranchised "open video systems," in which case they must set aside a portion of their channel capacity for use by unaffiliated program distributors and satisfy certain other requirements. Under certain circumstances, cable operators also may elect to offer services through open video systems. The 1996 Telecom Act also prohibits a LEC from acquiring a cable operator in its telephone service area except in limited circumstances.

         Rate Regulation. The FCC's initial "going forward" regulations limited rate increases for Regulated Services after the establishment of an initial regulated rate to an inflation-indexed amount plus increases for channel additions and certain external costs beyond the cable operator's control, such as franchise fees, taxes and increased programming costs. Under these regulations, cable operators are entitled to take a 7.5% mark-up on certain programming costs increases. In November, 1994, the FCC modified these regulations and instituted an alternative three-year flat fee mark-up plan for charges relating to new channels added to the CPS tier. As of January, 1995, cable operators were permitted to charge subscribers for channels added to the CPS tier after May, 1994, at a monthly rate of up to 20 cents per added channel, up to a total of $1.20 plus an additional 30 cents for programming license fees per subscriber over the first two years of the three-year period; and cable operators may charge an additional


                                                          REGISTRATION STATEMENT

20 cents plus the cost of the programming in the third year (1997) for one additional channel added in that year. Alternatively, operators may increase rates by the amount of any programming license fees in connection with such added channels, provided that the total monthly rate increase per subscriber for the added channels, including license fees, does not exceed $1.50 over the first two years, and $1.70, plus any increase in the license fees for the added channels, in the third year. Operators must make a one-time election to use either the 20 cent per channel adjustment or the 7.5% mark-up on programming cost increases for all channels added after December 31, 1994. The FCC is currently considering whether to modify or eliminate the regulation allowing operators to receive the 7.5% mark-up on increases in existing programming license fees. In September, 1995, the FCC authorized a new, alternative method of implementing rate adjustments which will allow cable operators to increase rates for Regulated Services annually on the basis of projected increases in external costs (inflation, costs of programming, franchise-related obligations, and changes in the number of regulated channels) rather than on the basis of cost increases incurred in the preceding calendar quarter. Operators that elect not to recover all of their accrued external costs and inflation pass-throughs each year may recover them (with interest) in subsequent years.

         In response to complaints from subscribers about Prime's CPS tier rates, Prime submitted an appropriate responsive filing and a cost of service justification to the FCC. Prime's responsive filing was approved by the FCC. The FCC has yet to rule on the reasonableness of Prime's current and requested CPS tier rates. Prime's cost of service justification was filed with the FCC August 15, 1994. The complaints giving rise to the FCC filings were made by subscribers residing in Anchorage and a nearby community (Eagle River), where the franchising authority has not been certified to regulate the basic service tier rates. In addition Prime has requested approval of its external cost increases and inflation adjustment which would result in the maximum permitted rate increase on the CPS tier service. The FCC has not ruled on this filing, and it is not expected to do so before ruling on the cost of service justification filing referred to above. Prime had rate increases on its CPS tier service in January, 1995 and December, 1995.

         Alaskan Cable had rate increases in December, 1995 for services provided by each of the three corporations.

         In response to a complaint in January, 1995 from one subscriber about a CPS tier rate in Kodiak, Alaska, Alaska Cablevision submitted the appropriate forms to the FCC to justify its rates. As of the Record Date the FCC has not ruled on the reasonableness of the rate involved in the complaint. In November, 1995, the CPS tier rate in Kodiak was increased, and the appropriate rate justification forms were filed with the FCC. As of the Record Date the FCC has not ruled on the reasonableness of the new rates. In May, 1996, Alaska Cablevision filed a certification with the FCC that it qualified as a small system operator under the new definition established by the 1996 Telecom Act and requested that the FCC dismiss the pending CPS tier complaint on the grounds that the FCC no longer had jurisdiction over the CPS tier rates in Kodiak. As of the Record Date the FCC had not ruled on the request to dismiss the rate complaint.

         In November, 1994, the FCC adopted regulations permitting cable operators to create NPTs, i.e., new product tiers, that will not be subject to rate regulation if certain conditions are met. The FCC also revised its previously adopted policy and concluded that packages of a la carte services are subject to rate regulation by the FCC as CPS tiers. Because of the uncertainty created by the FCC's prior a la carte package guidelines, the FCC has allowed cable operators, including Prime under certain circumstances, to treat previously offered a la carte packages as NPTs.

         Franchising authorities are empowered to regulate the rates charged for additional outlets and for the installation, lease and sale of equipment used by subscribers to receive the basic cable service tier,


                                                          REGISTRATION STATEMENT
such as converter boxes and remote control units. The FCC's rules require franchising authorities to regulate these rates on the basis of actual cost plus a reasonable profit, as defined by the FCC. The 1996 Telecom Act requires the FCC to revise its regulations to permit operators to compute regulated equipment rates by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. In November, 1995, the FCC initiated a general rulemaking proposal that permits cable operators to price services uniformly across multiple franchise areas, as well as regional areas. If the FCC adopts the proposals, cable operators that provide service to clusters of systems would be permitted to charge uniform rates across large geographic areas. Because the proposal is designed to be revenue neutral, it would not affect the overall revenue that operators receive, but administrative and marketing costs could be reduced.

         Cable operators required to reduce rates may also be required to refund overcharges with interest. Rate reductions will not be required where a cable operator can demonstrate that existing rates for Regulated Services are justified and reasonable using cost-of-service guidelines. In November 1993, the FCC ruled that operators choosing to justify rates through a cost-of-service submission must do so for all Regulated Services. In February 1994, the FCC adopted interim cost-of-service regulations establishing, among other things, the rebuttable presumptions of an industry-wide 11.25% after tax rate of return on an operator's allowable rate base and that acquisition costs above original historic book value of tangible assets should be excluded from the allowable rate base. In December, 1995, the FCC adopted final cost-of-service rate regulations requiring, among other things, cable operators to exclude 34% of system acquisition costs related to intangible and tangible assets used to provide Regulated Services. The FCC also reaffirmed the industry-wide 11.25% after tax rate of return on an operator's allowable rate base, but initiated a further rulemaking in which it proposes to use an operator's actual debt cost and capital structure to determine an operator's cost of capital or rate of return.

         In June, 1995, the US Court of Appeals for the District of Columbia Circuit substantially upheld the cable rate regulations adopted by the FCC pursuant to the 1992 Cable Act. In February, 1996, the US Supreme Court declined to review the circuit court decision.

         "Anti-Buy Through" Provisions. The 1992 Cable Act requires cable systems to permit subscribers to purchase video programming offered by the operator on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic cable service tier, unless the system's lack of addressable converter boxes or other technological limitations does not permit it to do so. The statutory exemption for cable systems that do not have the technological capability to offer programming in the manner required by the statute is available until a system obtains such capability, but not later than December, 2002. The FCC may waive such time periods, if deemed necessary. Prime's Anchorage system is fully addressable and does comply with these provisions. The Kenai, Soldotna and Bethel systems use traps to provide Pay TV services to basic service tier customers, however, such traps do not provide the technological capability to offer pay-per-view services. As of the Record Date the system provided by Alaskan Cable/Fairbanks complies but the systems provided by Alaskan Cable/Juneau and Alaskan Cable/Ketchikan did not comply. In all systems served by Alaskan Cable, Alaska Cablevision, McCaw/Rock Homer, and McCaw/Rock Seward, traps are used to secure the lowest level of service (limited), and such traps do not provide the technological capability to offer a la carte services.

         Must Carry/Retransmission Consent. The 1992 Cable Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station, subject to certain exceptions, or to negotiate for "retransmission consent" to carry the station. A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to the mandatory carriage or retransmission consent requirements of the 1992 Cable Act. Local non-commercial television stations are also given mandatory carriage
rights.   However,   such  stations  are  not  given  the


                                                          REGISTRATION STATEMENT
option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems are required to obtain retransmission consent for all "distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low power television stations carried by such systems after October, 1993.

         In April, 1993, a special three-judge federal district court issued a decision upholding the constitutional validity of the mandatory signal carriage requirements as necessary to preserve the economic viability of the broadcast industry. In June 1994, the U.S. Supreme Court vacated this decision and remanded it to the district court to determine, among other matters, whether the statutory carriage requirements are necessary to preserve the economic viability of the broadcast industry. In December, 1995, the district court upheld the mandatory carriage requirements of the 1992 Cable Act. In February, 1996, the Supreme Court agreed to review this decision of the district court. The Company cannot predict the ultimate outcome of this litigation. Pending action by the Supreme Court, the mandatory broadcast signal carriage requirements remain in effect.

         Commercial Leased Access Channels. The 1984 Cable Act permits franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act also requires a cable system with 36 or more channels to designate a portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator. The FCC has adopted rules regulating: (1) the maximum reasonable rate a cable operator may charge for commercial use of the designated channel capacity; (2) the terms and conditions for commercial use of such channels; and (3) the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity. As of the Record Date, the FCC was reviewing comments received pursuant to a recent Notice of Proposed Rulemaking proposing to change the rate calculation methodology used by cable operators to determine pricing of commercial leased access channels. Neither Prime nor Alaskan Cable nor the Company can predict the impact of this proposed change on future operations of the Cable Companies.

         Franchise Procedures. The 1996 Telecom Act reaffirms the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions and prohibits non-grandfathered cable systems from operating without a franchise in such jurisdictions. The 1996 Telecom Act encourages competition with existing cable systems by the following: (1) allowing municipalities to operate their own cable systems without franchises; (2) preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area; and (3) prohibiting (with limited exceptions) the common ownership of cable systems and co-located MMDS or SMATV systems. In January, 1995, the FCC relaxed its restrictions on ownership of SMATV systems to permit a cable operator to acquire SMATV systems in the operator's existing franchise area so long as the programming services provided through the SMATV system are offered according to the terms and conditions of the cable operator's local franchise agreement. The 1996 Telecom Act eliminates cross-ownership restrictions in their entirety for cable operators subject to effective competition.

         The 1996 Telecom Act also provides that in granting or renewing franchises, local authorities may establish requirements for cable-related facilities and equipment, but not for video programming or information services other than in broad categories, provided that local franchising authorities may not prohibit, condition, or restrict a cable system's use of any type of subscriber equipment or any transmission technology. Among the more significant changes in the 1996 Telecom Act is a limitation on the payment of franchise fees to 5% of cable system revenues received from providing cable services. In addition, the 1996 Telecom Act expressly prohibits a local franchising authority from collecting fees under the cable television franchise on telecommunication revenues when provided by a cable operator or its affiliate.


                                                          REGISTRATION STATEMENT

         The 1984 Cable Act contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. The 1992 Cable Act makes several changes to the renewal process which could make it easier for a franchising authority to deny renewal. A franchising authority's consent is required for the purchase or sale of a cable system or franchise. Such authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for such consent. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises.

         Various courts have considered whether franchising authorities have the legal right to limit franchise awards to a single cable operator and to impose certain substantive franchise requirements, e.g., access channels, universal service and other technical requirements. These decisions have been somewhat inconsistent and, until the US Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various franchise requirements specifically are likely to be in a state of flux. Notwithstanding the ongoing legal battles in this area, Congress has continued to provide legislation making such requirements lawful.

         Ownership Limitations. Pursuant to the 1992 Cable Act, the FCC adopted rules prescribing national subscriber limits and limits on the number of channels that can be occupied on a cable system by a video programmer in which the operator has an attributable interest. The effectiveness of these FCC horizontal ownership limits has been stayed because a federal district court found a statutory limitation to be unconstitutional. An appeal of that decision is pending. The 1996 Telecom Act eliminates the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area and directs the FCC to eliminate its regulatory restrictions on cross-ownership of cable systems and national broadcasting networks and to review its broadcast-cable ownership restrictions to determine if they are necessary in the public interest.

         LEC Ownership of Cable System. The 1984 Cable Act, FCC regulations, and the 1982 federal court consent decree that settled the antitrust suit against AT&T regulated the provision of video programming and other information services by LECs. The statutory provision and corresponding FCC regulations are of particular competitive importance because LECs already own much of the plant necessary for cable television operations, such as poles, underground conduit and associated rights-of-way. The 1996 Telecom Act makes far-reaching changes in the regulation of LECs that provide cable services. The new law eliminates current legal barriers to competition in the local telephone and cable television businesses, preempts legal barriers to competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers (see within this section, "-The 1996 Telecom Act"). The FCC and, in some cases, states are required to conduct numerous rulemaking proceedings to implement the 1996 Telecom Act. The ultimate outcome of these rulemakings, and the ultimate impact of the 1996 Telecom Act or any final regulations adopted pursuant to the new law on the Company or the Cable Companies or their businesses cannot be determined at this time.

         Pole Attachment. The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates. The State of Alaska has exercised regulatory authority over pole attachments in the past. However, this issue had not as of the Record Date been addressed in Alaska under the 1996 Telecom Act. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. In some cases, utility companies have increased pole attachment fees for cable systems that have installed fiber optic cables and that are using such cables for the distribution of non-video services. The FCC concluded that, in the absence of state regulation, it has jurisdiction to determine whether utility companies have justified their demand for additional rental fees and that the Communications Act does not permit disparate rates based on the type

                                                          REGISTRATION STATEMENT
of service provided over the equipment attached to the utility's pole. The 1996 Telecom Act modifies the current pole attachment provisions of the Communications Act by immediately permitting certain providers of telecommunications services to rely upon the protections of the current law and by requiring that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. Additionally, within two years of enactment of the 1996 Telecom Act, the FCC is required to adopt new regulations to govern the charges for pole attachments used by companies providing telecommunications services, including cable operators. These new pole attachment regulations will become effective five years after enactment of the 1996 Telecom Act, and any increase in attachment rates resulting from the FCC's new regulations will be phased-in in equal annual increments over a period of five years beginning on the effective date of the new FCC regulations.

         Other Statutory Provisions. The 1992 Cable Act and the 1996 Telecom Act preclude video programmers affiliated with cable companies or common carriers providing video programming directly to subscribers from favoring the affiliated company over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of cable program suppliers affiliated with cable companies or common carriers providing video programming to offer exclusive programming arrangements to their affiliates. The Cable Acts also include provisions, among others, concerning horizontal and vertical ownership of cable systems, customer service, subscriber privacy, commercial leased access channels, marketing practices, equal employment opportunity, franchise renewal and transfer, award of franchises, obscene or indecent programming, regulation of technical standards and equipment compatibility. The FCC has adopted regulations implementing many of these statutory provisions and it has received numerous petitions requesting reconsideration of various aspects of its rulemaking proceedings.

         Other FCC Regulations. In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as equal employment opportunity, syndicated program exclusivity, network program non-duplication, registration of cable systems, maintenance of various records and public inspection files, microwave frequency usage, lockbox availability, origination cablecasting and sponsorship identification, antenna structure notification, marking and lighting, carriage of local sports programming, application of rules governing political broadcasts, limitation on advertising contained in non-broadcast children's programming, consumer protection and customer service, leased commercial access, ownership of home wiring, indecent programming, programmer access to cable systems, programming agreements, technical standards, consumer electronics equipment compatibility and DBS implementation. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations.

         Other bills and administrative proposals pertaining to cable television have previously been introduced in Congress or considered by other governmental bodies over the past several years on matters such as rate regulation, customer service standards, sports programming, franchising and copyright. It is probable that further attempts will be made by Congress and other governmental bodies relating to the regulation of communications services.

         Copyright. Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool, cable operators can obtain blanket permission to retransmit copyrighted material on broadcast signals. The nature and amount of future payments for broadcast signal carriage cannot be predicted at this time. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect


                                                          REGISTRATION STATEMENT
the Cable Companies' (and subsequent to consummation of the Acquisition Plan, the Company's) ability to obtain suitable programming and could substantially increase the cost of programming that remained available for distribution to its subscribers. The Company cannot predict the outcome of this legislative activity.

         Regulation by the Alaska Public Utilities Commission. The State of Alaska has the authority to regulate telecommunications that originate and terminate within the state. In 1990 the Alaska legislature introduced intrastate competition in Alaska. Subsequently, the APUC developed regulations that allow for the certification of additional carriers for such intrastate telecommunications and, to varying degrees, require filing of tariffs and regulation of the rates for such services. Under the APUC's current policy and regulations, all certified carriers are required to file tariffs for the provision of intrastate services. When filing for a rate increase, the dominant carrier is required to file an accompanying rate case. Non-dominant carriers are not rate regulated. Tariff revisions filed by non-dominant carriers routinely become effective without intervention by the APUC or third parties. Tariffs can be filed or revised on 30 days notice.

         On March 15, 1996 the Company filed a tariff with the APUC requesting approval for provision of local services based on the terms of the 1996 Telecom Act which, in part, requires local exchange carriers to open up their networks and allow resale of their services. Once APUC approval is obtained, the Company intends to offer local services through its facilities or resale of local exchange carrier facilities.

         In July 1990, the APUC instituted rate regulation over the Juneau operations of Alaskan Cable pertaining to basic cable service and installation. At December 31, 1995, the State of Alaska did not have rate regulation authority over the other locations comprising Alaskan Cable or over their basic service rates. Therefore, as of the Record Date, there was no refund liability for basic service. Since the rate regulation over the Juneau operations began in 1990 and through December 31, 1995, no refund liability has existed for this location. Refund liability for cable programming service rates may be calculated from the date a complaint alleging an unreasonable rate for cable programming service is filed with the FCC until the rate reduction is implemented. As of the Record Date, there had been no complaints filed with the FCC for these certain franchise areas.

                               RECENT DEVELOPMENTS

         As of the Record Date, there had been no material changes in the Company's affairs which had occurred since December 31, 1995 and that were not described in the Company's Form 10-Q for the three- and six-month periods ended June 30, 1996 and which are not otherwise disclosed in this Proxy Statement/Prospectus.


                                                          REGISTRATION STATEMENT

                      DESCRIPTION OF COMPANY CAPITAL STOCK

         The Restated Articles of Incorporation for the Company ("Company Articles") authorize the issuance of Class A common stock, Class B common stock, and preferred stock. The revised Bylaws of the Company ("Company Bylaws"), among other things, set forth certain guidelines by which the Company and its board of directors are governed in dealing with the shareholders of the Company.

Common Stock

         The Class A and Class B common stock are essentially identical. However, on each matter submitted to a vote of shareholders, each holder of Class A common stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders, while each holder of Class B common stock is entitled to ten votes for each share held of record. The shares of both classes are counted equally for purposes of establishing a quorum for a shareholder meeting. In general and subject to any voting rights applicable to any shares of preferred stock then outstanding, the approval of proposals submitted to a vote of shareholders requires a favorable vote of either the majority of the voting power of the holders of the common stock or the majority of the voting power of the shares represented and voting at a duly held meeting at which a quorum is present. Additionally, under Alaska law, certain fundamental matters affecting the Company may require a favorable vote of a greater percentage.

         Except as may be determined by the Company Board in the context of the issuance of preferred stock or as required under Alaska law, the holders of Class A and the holders of Class B common stock must vote with the holders of voting shares, if any, of the preferred stock as one class with respect to the election of directors and with respect to all other matters to be voted upon by shareholders. The Company Articles expressly prohibit cumulative voting for directors.

         The shares of common stock have no conversion rights (other than that each share of Class B common stock outstanding is convertible into one share of Class A common stock), and include no preemptive rights or other rights to subscribe for additional shares. The Company Articles provide that the Company may redeem and otherwise buy back a portion or all of any or all classes or series of shares of its stock as allowed by law and as the Company Board in its sole discretion, will deem advisable. Subject to preferences that may be applicable to any shares of preferred stock then outstanding, the holder of the shares of common stock will be entitled to receive such dividends, if any, as may be declared by the Company Board out of legally available funds and to share pro rata in any distribution to the shareholders, including any distribution upon the liquidation of the Company. However, the current policy of the Company Board is to retain earnings for the operation of the Company's business. Furthermore, the Company's existing Credit Agreement with its Senior Lenders contains provisions that prohibit payment of dividends, other than stock dividends.

         All outstanding shares of Class A common stock are, and the shares of common stock to be issued as Company Stock will be, upon payment for it, validly issued, fully paid and non-assessable. Each share of Class B common stock is under the Articles convertible, at the option of its holder, into one share of Class A common stock. However, under the Company Articles, Class A common stock is not convertible into Class B common stock.

Preferred Stock

         The Company Board may under the Company Articles and subject to Alaska law, and without further action of the shareholders of the Company, issue shares of preferred stock in one or more series with such distinctive serial designations, rights, preferences, and limitations of the shares of each series as the Company Board will establish, including the number of shares to be issued, dividend rights, dividend


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                                                                        Page 128
rates, conversion rights, voting rights, terms of redemption (including sinking fund provision), redemption prices, and liquidation, dissolution, or windup of business preferences. The Company Articles further provide that upon the occurrence and during the continuation of an event of non-compliance by the Company with the terms of the issuance of preferred stock, the then holders of the issued and outstanding preferred stock will have the exclusive right to elect up to two additional directors to the Company Board. The Company Articles also provide the Company may agree with the holders of the preferred stock issued, that without the consent of the holders of at least two-thirds of those shares the Company will not (1) effect any changes in the rights, privileges or preferences of that preferred stock, (2) create, designate or issue any class or series of securities ranking senior to that preferred stock or parity securities entitled to receive payment of dividends on a parity with the preferred stock or entitled to receive assets upon liquidation, dissolution, or winding up of the affairs of the Company; or (3) approve any other action with respect to which, under applicable law, the vote of the holders of that preferred stock as a separate series or class is required. The rights of the holders of common stock will be subject to and may be adversely affected by, the rights of any preferred stock that may be issued in the future. Issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. While the Company has issued preferred stock in the past, none was outstanding as of the date of this Proxy Statement/Prospectus. The Company has no present plans to issue any shares of preferred stock.

Limitation of Liability and Indemnification

         The present Company Articles and Company Bylaws provide for the indemnification of a person, who is made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or at the request of the Company, served any other enterprise as an officer, director, employee or agent. The Company Bylaws further provide for indemnification of a person who was, is, or is threatened to be made a party to a completed, pending, or threatened action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another enterprise. The Company Articles further provide that these requirements are deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while those requirements of the Company Articles are in effect. The Company had not as of the date of this Proxy Statement/Prospectus entered into any express agreement with its officers and directors setting forth these terms of indemnification.

         The Company Bylaws provide, in accordance with Alaska law, that such indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the Company, with limited exception. The Company Bylaws also provide to the extent that a director, officer, employee, or agent of the Company has been successful in a defense of such an action or proceeding, that person will be indemnified against expenses and attorney fees actually and reasonably incurred in connection with the defense. The Company Bylaws provide at the discretion of the Company Board, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that status, whether or not the Company would have the power to indemnify that person against such liability under provisions of the Company Bylaws. However, under Alaska law, no indemnification applies if the officer, director, employee, or agent is adjudged to be liable for negligence or misconduct in the performance of the person's duty to the Company unless the court in which the action or suit was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case, the


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                                                                        Page 129
person is fairly and reasonably entitled to indemnification for such expenses that the court considers proper. See, "SECURITIES ACT INDEMNIFICATION."

Certain Charter Provisions

         The Company Bylaws provide that annual meetings of shareholders will be held for the purpose of the election of directors and the conduct of such other business as properly may be brought before the meeting. The Company Bylaws further provide that special meetings of shareholders may be called at any time by specified officers, the directors, or by at least one-tenth of all the shares entitled to vote at such meeting. For such a meeting the notice must be given in the same manner as notices of the annual meeting and must in addition set forth the agenda for the special meeting. The Company has followed the policy of considering shareholder proposals for the agenda of a shareholder meeting only if received by a date (typically six months before the meeting) as identified in the previous year's management proxy statement. Under the Company Bylaws only holders of shares as of the record date established for a shareholder meeting may nominate and vote upon proposals at the meeting including the nomination and election of directors.

         The Company Articles and Company Bylaws provide for a Company Board divided into three classes of approximately equal size, with one class elected for a three-year term at each annual meeting of shareholders. The Company Bylaws provide that any action that may be taken at a meeting of the Company Board or a committee of the Company Board may be taken without a meeting if identical consents in writing describing the action so taken are signed by all of the directors or members of such committee entitled to vote with respect to the subject matter of that meeting.

         The Company Bylaws incorporate a number of provisions of Alaska law pertaining to Company transactions with officers, directors, and shareholders. For example, a contract or other transaction between the Company and one or more of the directors of the Company and their affiliates is neither void nor voidable because that person is a party or because the director or directors are present at the meeting of the Company Board that authorizes, approves, or ratifies the contract or transaction, if certain procedures are followed. Those procedures include that the material facts as to the transaction and as to that person's interest are fully disclosed or known to the Company Board, and the Company Board authorizes, approves, or ratifies the contract or transaction in good faith by a sufficient vote without counting the vote of that interested person, and the person asserting the validity of the contract or transaction sustains the burden of proving that the transaction was just and reasonable as to the Company at the time it was authorized, approved, or ratified.

               COMPARISON OF SECURITY HOLDER RIGHTS IN THE COMPANY
                           AND CERTAIN CABLE COMPANIES

         The following summary is qualified in its entirety by reference to (1) the Alaska Corporations Code and the complete set of the Company Articles and Company Bylaws, and the articles of incorporation and bylaws of Alaskan Cable (for each of the three corporations comprising Alaskan Cable), (2) the Delaware Partnership Act, the Prime Partnership Agreement, and the limited partnership agreements of the other two limited partners of Prime (Prime Growth and Prime Holdings), and (3) the Delaware General Corporation Law, and the articles of incorporation and bylaws of Prime General Partner and ACI. See, "AVAILABLE INFORMATION."

General

         Upon the consummation of the Acquisition Plan, the direct or (in the case of ACI and Prime General Partner) indirect holders of securities of Prime (a Delaware partnership) will exchange direct or


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                                                                        Page 130

(in the case of ACI and Prime General Partner) indirect ownership of Prime for shares of Company Stock for later distribution by those security holders to the other Prime Group members, as described more fully elsewhere in this Proxy
Statement/Prospectus (see, "PROPOSED TRANSACTIONS") and the shareholders of Alaskan Cable (all three corporations of which are Alaska corporations) will acquire shares of Company Stock. That is, these security holders will become holders of Class A common stock of the Company, an Alaska corporation. The rights of these securities holders will then be governed by the laws of the State of Alaska and the Company Articles and Company Bylaws. The following is a summary of certain provisions affecting the rights of securities holders of the Company and a comparison of those provisions to comparable provisions of the organizing documents of Prime and Alaskan Cable.

Authorized Capitalization

         Company. Under the Company Articles, the authorized capitalization of the Company consists of 61 million shares divided into the following classes:
(1) 50 million shares of Class A common stock; (2) 10 million shares of Class B common stock; and (3) 1 million shares of preferred stock.

         Prime. The Prime Partnership Agreement does not set a specific authorized capitalization. The partnership was formed with a specific group of limited partners who were to make specific capital contributions as set forth in the agreement. The agreement expressly provides that a partner that has made its specified capital contribution shall not be obligated to make additional capital contributions to the partnership. The agreement expressly provides that, except upon transfer of a limited partner's interests, the general partner may not admit any additional limited partner interests in the partnership without the consent of all of the seven members of an advisory committee, the membership of which is controlled by the holders of common stock in ACI.
The initial partner capital contributions totalled $45 million.

         Alaskan Cable. The Articles of Incorporation for Alaskan Cable/Fairbanks authorize a total of 1,000 shares of capital stock and further provide that the shares are not to be divided up into classes and are not to be issued in series. The Articles of Incorporation for Alaskan Cable/Juneau authorize a total of 2,000 shares of common stock. The Articles of Incorporation for Alaska Cable/Ketchikan authorize a total of 10,000 shares of one class.

Voting

         Company. The Company Articles provide that all of the Company common stock is voting stock. Each share of Class A common stock is identical in all respects with the Class B common stock, except that each holder of Class A common stock is entitled to one vote for each share of such stock held, and each holder of Class B common stock is entitled to ten votes for each share of such stock held. The preferred stock may be issued by series with all shares in a series having the same rights and conditions. The preferred stock in a given series may or may not have voting rights at the discretion of the Company Board in establishing the terms and conditions of that series. The Company Articles expressly prohibit cumulative voting for election of directors.

         Prime. The Prime Partnership Agreement provides that the general partner, acting on behalf of the partnership under the terms of the agreement, shall have the full and exclusive power to manage and conduct the business of the partnership, subject only to the general partner's obligation to seek consent or ratification of Prime's advisory committee with respect to certain specified matters. The agreement confers limited voting rights upon the limited partners based upon their limited partner interests in the following areas only:
(1) at any time, by consent or approval of limited partners holding not less than a majority of the outstanding limited partner interests (a) to remove any or all of the general partners with or without cause, and (b) to replace any general partner so removed; and (2) upon the occurrence of an event of withdrawal of a general partner, as defined in the Delaware Revised Uniform Limited Partnership


                                                          REGISTRATION STATEMENT

Act, as amended ("Delaware Partnership Act"), from the partnership where at the time of such event of withdrawal only one general partner exists, the limited partners, should they choose to continue the partnership, must by unanimous vote within 90 days of that event appoint another general partner in order to prevent the dissolution of the partnership and the liquidation or distribution of its assets. The agreement provides that any matter requiring the consent, ratification or approval of all or any portion of the limited partners may be considered at a meeting of the partners. At such a meeting, a quorum shall consist of limited partners owning at least a majority of the outstanding limited partner interests in the partnership. Limited partners are entitled under the agreement to give a consent at such meeting or may do so by proxy. The agreement provides for its immediate dissolution and the liquidation or distribution of assets upon the expiration of the partnership term, i.e., 30 years after the effective date. The Prime Partnership Agreement expressly provides that limited partners shall not be allowed to take part in the management or control of the partnership business or to sign for or bind the partnership, such power being vested solely and exclusively in the general partner.

         The Prime Partnership Agreement provides that any consent, ratification or approval required or permitted to be given by the limited partners pursuant to the agreement may be given without a meeting of the partners if a writing (including the use of counterparts) setting forth the matters as to which such action is requested is signed by the limited partners that would be entitled to consent, ratify, or approve such matter at a meeting of partners called for that purpose representing the necessary percentage of outstanding limited partner interests. The agreement further provides that the general partner is obligated to give prompt notice of any action to be taken pursuant to the written consent of less than all the partners to each partner that did not give such consent or approval. The other Prime limited partnership entities associated with the Prime Sellers may also take action without a meeting or otherwise provide for amendment of the corresponding partnership agreement.

         Alaskan Cable. The Bylaws of Alaskan Cable/Fairbanks provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Those Bylaws also provide that action may be taken by shareholders without a meeting if a consent in lieu of meeting in writing setting forth the action so taken is signed by all of the shareholders entitled to vote with respect to that subject matter. Such consent is to have the same force and effect as a unanimous vote of shareholders. The Articles of Incorporation for both Alaskan Cable/Fairbanks and Alaskan Cable/Juneau are silent on cumulative voting, and so under the Alaska Corporations Code cumulative voting is allowed for both corporations for the election of directors. The Bylaws of Alaskan Cable/Juneau provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Those Bylaws also provide that action may be taken by shareholders without a meeting if a consent in lieu of meeting in writing setting forth the action so taken is signed by all of the shareholders entitled to vote with respect to that subject matter. Such consent is to have the same force and effect as a unanimous vote of shareholders. The Bylaws of Alaska Cable/Ketchikan provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Those Bylaws also provide that action may be taken by shareholders without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to that subject matter. Such consents are to have the same force and effect as a unanimous vote of shareholders. The Bylaws but not the Articles of Incorporation for Alaskan Cable/Ketchikan expressly prohibit cumulative voting for the election of directors. However, to be effective under the Alaska Corporation Code, such prohibition must be contained in the corporation's articles of incorporation.

         The Bylaws of each of the three corporations comprising Alaskan Cable provide that each share is to have one vote on matters addressed to the shareholders at a meeting. Those Bylaws also provide that any action required by law to be taken at a shareholder meeting or which may be taken at such a meeting may be taken without a meeting if a consent in lieu of meeting in writing setting forth the action


                                                          REGISTRATION STATEMENT
so taken is signed by all of the shareholders entitled to vote with respect to the subject matters in question. Such consent is to have the same force and effect as a unanimous vote of shareholders.

Annual and Special Meetings of Securities Holders

         Company. The Company Bylaws provide that the Company shall hold an annual meeting of shareholders at a place designated by the Company Board. The date of the annual meeting is to be May 15 of each year or at such other date as is designated by the Company Board. Under the Company Bylaws a special meeting of shareholders of the Company may be called at any time by the president, the chairman of the board, the Company Board, or the holders of not less than one-tenth of all of the outstanding shares entitled to vote at such meeting. A request for such a special meeting and the notice of it must specify the purpose of the proposed meeting.

         Prime. The Prime Partnership Agreement does not provide for established annual meetings of the partners. However, any matter requiring the consent, ratification or approval of all or a portion of the limited partners may be considered at a meeting of the partners upon not less than 10 days nor more than 60 days' notice from the general partner. A meeting of limited partners may also be requested by submitting a request to a general partner signed by limited partners owning at least 10% of the outstanding limited partnership interests in the partnership. A request for such a special meeting and the notice of it must give the purpose of the proposed meeting.

         Alaskan Cable. The Bylaws of Alaskan Cable/Fairbanks provide that the corporation shall hold an annual meting of shareholders on March 1 at a place designated in the Bylaws or as otherwise fixed by the chairman of the board, the president, or the board of directors. Those Bylaws further provide that a special meeting of the shareholders may be called by the chairman or the holders of not less than one-tenth of all the shares entitled to vote at the meeting, with the place, day, and hour of the meeting to be fixed by the caller of the meeting. The Bylaws of Alaskan Cable/Juneau provide that the corporation shall hold an annual meeting of shareholders on December 1 or as otherwise fixed by the chairman of the board, president, or the board of directors. Those Bylaws further provide that a special meeting of the shareholders may be called by the chairman of the board, president, or the board of directors or the holders of the not less than one-tenth of all the shares entitled to vote at the meeting, with the place, day, and time of the meeting to be fixed by the caller of the meeting. The Bylaws of Alaskan Cable/Ketchikan provide that the corporation shall hold an annual meeting of shareholders on November 1 at a place designated in the Bylaws or as otherwise fixed by the chairman of the board, the president, or the board of directors. Those Bylaws further provide that a special meeting of the shareholders may be called by the chairman, the president, the board, or the holders of not less than one-tenth of all of the shares entitled to vote at the meeting, with the place, day, and time of the meeting to be fixed by the caller of the meeting.

Board of Directors or Governing Body

         Company. The Company Articles provide that the Company is to be governed by the Company Board. The Company Articles state that the number of directors on the Company Board is to be determined in a manner as provided in the Company Bylaws, but it is not to be less than three. The Company Bylaws state that the number is not to be less than three nor more than twelve and is to be fixed by vote of at least a simple majority of the board.

         Prime.   Prime  is  governed  by  Prime  General  Partner,  a  Delaware corporation with a three member board of directors.

         Alaskan   Cable.   The   Articles   of   Incorporation    for   Alaskan
Cable/Fairbanks provide for an initial board of directors to consist of five members. The Bylaws of the corporation provide that the number of


                                                          REGISTRATION STATEMENT
directors is to be not less than three nor more than nine, with the exception that should all the shares of stock of the corporation be owned beneficially and of record by one or two shareholders, the number of directors may be less than three but not less than the number of shareholders. The Articles of Incorporation for Alaskan Cable/Juneau provide for an initial board of directors to consist of three members. The Bylaws of the corporation provide that the number of directors is to be not less than three directors nor more than nine directors, with the exception that should all the shares of stock of the corporation be owned beneficially and of record by one or two shareholders, the number of directors may be less than three but not less than the number of shareholders. The Articles of Incorporation for Alaskan Cable/Ketchikan provide for an initial board of directors to consist of four members. The Bylaws of the corporation provide that the number of directors is to be four.

Removal of Directors or Governing Body

         Company. Under the Company Bylaws, a director may be removed only as follows: (1) the entire Company Board or any individual director may be removed from office, at the annual meeting or a special meeting of the shareholders called for that purpose, by at least, a majority vote of a quorum of shareholders for that meeting; (2) if, after the filling of a vacancy by the Company Board, the directors who have been elected by the shareholders constitute less than a majority of the directors, a holder or holders of an aggregate of 10% or more of the shares outstanding at the time may call a special meeting of shareholders to elect the entire board; (3) the Company Board may declare vacant the office of a director who has been declared of unsound mind by a court order; or (4) the superior court may, at the suit of the Company Board or of shareholders holding at least 10% of the number of outstanding shares of any class, remove from office a director for fraudulent or dishonest acts, gross neglect of duty, or gross abuse of authority or discretion with reference to the Company and may bar from reelection a director removed in that manner for a period prescribed by the court.

         Prime. The Prime Partnership Agreement provides that the limited partners are entitled, at any time, by consent or approval of limited partners holding not less than a majority of the outstanding limited partnership interests to do the following: (1) remove any or all of the general partners with or without cause; and (2) replace any general partner so removed.

         Alaskan Cable. In the case of each of the three corporations comprising Alaskan Cable, the corporation in being incorporated under and subject to the Alaska Corporations Code is limited in the manner in which a director may be removed from its board. The allowable means by which such a director may be removed are as described elsewhere in this section. See, "--Removal of Directors or Governing Body-Company."

Vacancies on the Board of Directors or Other Governing Body

         Company. Vacancies may be filled by action of the Company Board or by action of the shareholders at an annual or special meeting. Should there be a vacancy on the Company Board, the board may by motion reduce the number of director positions on the Company Board and eliminate the vacancy. However, the Company Board is prohibited from reducing the number of director positions where a sitting director's position on the board is terminated.

         Prime. The Prime Partnership Agreement provides upon the occurrence of an event of withdrawal of the last remaining general partner of the partnership, the limited partners may appoint a successor general partner but such vote must be unanimously in favor of that successor general partner as further described elsewhere in this section. See, "--Voting-Prime." The agreement further provides that the general partner may not admit additional general partners to the partnership without the consent of the


                                                          REGISTRATION STATEMENT
advisory committee as further described elsewhere in this section. See, "--Authorized Capitalization-Prime."

         Alaskan Cable. In the case of each of the three corporations comprising Alaskan Cable, the corresponding bylaws provide that vacancies on the board of directors may be filled by action of the corporation's board or by action of the shareholders at an annual or special meeting. Under the Alaska Corporations Code, should there be a vacancy on that board, the board may by motion reduce the number of director positions and eliminate the vacancy. However, under the Alaska Corporations Code the board is prohibited from reducing the number of director positions where a sitting director's position on the board is thereby terminated.

Mergers, Consolidations and Sale of Assets

         Company. Under the Alaska Corporations Code, any merger or consolidation of an Alaska corporation, e.g., the Company, with or into another corporation, any statutory exchange of the corporation shares for shares of another corporation, or any sale of all or substantially all of the assets of the corporation not in the ordinary course of business requires the following:
(1) the adoption and recommendation of the proposed transaction by the board of directors of the corporation; and (2) the approval of such transaction by each voting group entitled to vote on the issue by at least a two-thirds majority vote of the outstanding shares.

         Prime. The Prime Partnership Agreement does not expressly provide for the reorganization of the partnership through merger, consolidation, or sale of assets but does provide for amendment of the agreement by the partners. The agreement provides for the dissolution and termination of the partnership as described elsewhere in this section. See, "--Voting-Prime."

         Alaskan Cable. The case of each of the three corporations comprising Alaskan Cable, the corporation in being incorporated under and subject to the Alaska Corporations Code is limited in the manner in which the corporation may be merged or consolidated, or the manner in which all of its assets may be sold. The provisions of that code in this regard are as described elsewhere in this section. See, "--Mergers, Consolidations, and Sale of Assets-Company."

Amendment to Articles of Incorporation or Other Organizing Documents

         Company. Under the Alaska Corporations Code, the articles of incorporation of a corporation may be amended only by approval of at least a simple majority of the shares outstanding, but only if that majority vote is specified in the corporation's articles of incorporation should the corporation have been incorporated prior to the enactment of the Alaska Corporations Code. The Company was incorporated prior to the enactment of the Alaska Corporations Code, and the Company Articles do provide for the simple majority vote in this instance.

         Prime. The Prime Partnership Agreement provides that all amendments to the agreement must be proposed by a general partner or by limited partners owning the right to not less than 25% of the outstanding limited partner interests in the partnership. An amendment proposed by the general partner shall be effective if approved in writing by limited partners owning in the aggregate interests of at least 50% of the outstanding limited partner interests in the partnership. An amendment proposed by a limited partner shall be effective if approved in writing by the general partner and by limited partners owning an aggregate interest of at least 50% of the outstanding limited partner interests in the partnership, within 90 days of its proposal. The agreement provides that no amendment to it that would adversely affect the interest of any limited partner in partnership profits or capital or remove any voting rights granted to the limited partner under the agreement may be adopted without the written consent of each limited partner


                                                          REGISTRATION STATEMENT
affected by that amendment. However, the general partner may amend the agreement to remove or correct any inconsistency, ambiguity or error contained in the agreement, provided such amendment does not adversely affect the limited partners in any manner. Notwithstanding these provisions, Prime has chosen to require an affirmative consent of at least 66-2/3% of the interests held by its limited partners to approve the Prime Proposed Transaction.

         Alaskan Cable. In the case of each of the three corporations comprising Alaskan Cable, the corporation in being incorporated under the precursor corporate code and as of the Record Date subject to the Alaska Corporations Code is limited in the manner in which the corporation may amend its articles of incorporation. The corporation's articles of incorporation may be amended only by approval of at least a two-thirds majority of the outstanding shares.

Amendment to Bylaws

         Company. Under the Company Articles, the Company Board is expressly authorized and empowered to adopt, alter, amend, or repeal any provision or all of the Company Bylaws, to the exclusion of the outstanding shares of the Company.

         Prime. Prime has no bylaws. The Prime Partnership Agreement and applicable Delaware law govern the internal affairs of Prime.

         Alaskan Cable. Under the Alaska Corporations Code, the bylaws of a corporation may be amended by the board of directors or by a majority of the outstanding shares, unless in the corporation's articles of incorporation the power is expressly given to one to the exclusion of the other. The Articles of Incorporation for Alaskan Cable/Fairbanks provide that the initial Bylaws of the corporation are to be adopted by the board of directors. These articles are silent as to who is to have the power, exclusive or otherwise, to alter, amend, or repeal any provision of the Bylaws. The Articles of Incorporation for Alaskan Cable/Juneau provide that the board of directors of the corporation is to have the power to adopt, amend, alter and repeal bylaws not inconsistent with its articles or Alaska law. However, those articles also provide that the shareholders may at a regular or special meeting called for that purpose, amend, alter, or repeal the corporation's bylaws by an affirmative vote of at least 51% of the common stock of the corporation then issued and outstanding. Thereafter that Bylaw so altered, amended, or repealed by shareholder action is not to be subject to any subsequent amendment, alteration, or repeal by the board. The Articles of Incorporation of Alaskan Cable/Ketchikan provide that the board of directors of the corporation is to have the power to adopt, alter, amend, or repeal the bylaws of the corporation. Those articles further provide that such bylaws and amendments of them are to be in full force and effect as the bylaws of the corporation unless the shareholders should at a regular or special meeting amend, alter, or repeal those bylaws. Once the shareholders alter, amend, or repeal a portion of those bylaws, that portion is not to be subject to subsequent alteration, amendment, or repeal by the board.

Limitation on Liability of Directors and Officers

         Company. Under the Company Bylaws, the Company shall indemnify any person who was or is made a party to an action, suit or proceeding by reason of or arising from the fact that the person is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or entity. Amounts paid in settlement actually and reasonably incurred by that person in connection with that action, suit, or proceeding may include reimbursement of expenses, attorney fees, judgment, fines, and amounts paid in settlement actually and reasonably incurred by that person if that person acted in good faith and in a manner that that person reasonably believed to be in or not opposed to the best interests of the Company. Under the Company Bylaws, the Company shall also indemnify any person who was or is a party to any


                                                          REGISTRATION STATEMENT
action or suit by or in the right of the Company to procure a judgment in its favor by reason or arising from the fact that that person is or was a director, officer, employer, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another entity. This indemnification is to cover reimbursement for expenses including attorney fees actually and reasonably incurred by the person in connection with the defense or settlement of that action or suit if that person acted in good faith and in a manner that that person reasonably believed to be in or not opposed to the best interests of the Company.

         Under the Alaska Corporations Code, an officer shall perform the duties of the office in good faith and with that degree of care, including reasonable inquiry, that an ordinarily prudent person in a like position would use under similar circumstances. An officer is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data in each case prepared or presented by legal counsel or public accountants, except that an officer is not acting in good faith if the officer has knowledge concerning the matter in question that makes reliance otherwise permitted unwarranted.

         Under the Alaska Corporations Code a director shall perform his or her duties as a director, including duties to serve as a member of a committee of the board, in good faith, in a manner the director reasonably believes to be in the best interests of the corporation, and with the care, including reasonable inquiry, that an ordinarily prudent person in a like position would use under similar circumstances. A director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (1) officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters, (2) counsel, public accountants, or other persons as to matters that the director reasonably believes to be within the person's professional or expert competence, or (3) a committee of the board upon which the director does not serve, designated in accordance with a provision of the articles or the bylaws, as to matters within the authority of the committee if the director reasonably believes the committee to merit confidence; provided that a director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted unwarranted.

         Prime. The Prime Partnership Agreement provides for indemnification by the partnership of the general partner and its officers, employees, directors, and affiliates from and against any and all claims, demands, liabilities, costs, losses, judgments, fines, penalties, settlements, damages, and other amounts arising out of or resulting from any claims, demands, actions, suits, or proceedings (whether civil, criminal, administrative or investigative) or causes of action of any nature arising out of or incidental to the partnership's affairs and the execution of certain documents related to it, including without limitation, reasonable attorneys' fees, accountants' fees, and experts' fees incurred in connection with the agreement. However, to the extent that the claim at issue is based upon a matter unrelated to the general partner's management of the partnership affairs or the involvement of such officer, employee, director or affiliate in it, or proven gross negligence or willful misconduct of the general partner or such other persons, or the proven material breach of that general partner of any material provision of the agreement, then the general partner or such other persons as the case may be shall not be entitled to such indemnification. The agreement does not indemnify limited partners.

         Alaskan Cable. Under the Alaska Corporations Code, provision for indemnification of officers and directors is limited as set forth in the code and as generally described for the Company elsewhere in this section. See, "--Limitations on Liability of Directors and Officers-Company." In the case of each of the three corporations comprising Alaskan Cable, the corresponding bylaws provide for indemnification of officers and directors similar to that set forth for the Company.


                                                          REGISTRATION STATEMENT

Preferred Stock

         Company. As of the Record Date, the Company had no outstanding preferred stock issued.

         Prime. The Prime Partnership Agreement does not provide for a preferred return or any preferred equity.

         Alaskan Cable. In the case of each of the three corporations comprising Alaskan Cable, the corresponding articles of incorporation are silent on authorizing preferred stock or any other stock other than common stock.

                            MANAGEMENT OF THE COMPANY

General

         The Company Board is classified into three classes: Class I, Class II, and Class III. As of the Record Date, the Company Bylaws provided that the number of directors was to be not less than three nor more than twelve and could be changed from time to time by action of the Board. As of the Record Date the number of directors constituting the Board was seven.

         At the Annual Meeting, three individuals will be elected to positions in Class I of the Company Board for three-year terms. The individuals so elected will serve subject to the provisions of the Company Bylaws and until the election and qualification of their respective successors.

         Management believes that its proposed nominees for election as directors are willing to serve as directors, and it is intended that the proxy holders named in the accompanying form of Company Proxy or their substitutes will vote for the election of these nominees unless specifically instructed to the contrary. However, if any nominee at the time of the election is unable, unavailable or, for good cause, unwilling to serve and, as a consequence other nominees are designated, the proxy holders named in the Company Proxy or their substitutes will have discretion and authority to vote or refrain from voting in accordance with their judgment with respect to other nominees.

Business  Background  of  Directors,  Nominees,  and  Executive  Officers of the
Company

         The following table provides business background information on the directors, nominees and executive officers of the Company. All executive officers are elected for annual terms, subject to their earlier death, resignation or removal in accordance with the Company Articles and Company Bylaws, until their successors are chosen and qualify. There are no family relations of first cousin or closer, among the persons named in the table, by blood, marriage, or adoption. The Company Board is unaware of any legal proceedings which may have occurred during the past five years and which would be material to an evaluation of the integrity or ability of any director or executive officer of the Company to serve. Furthermore, the Company Board is unaware of any legal proceedings which may have occurred in which any director or executive officer of the Company was or is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.


                                                          REGISTRATION STATEMENT

====================================================================================================================

                           DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS OF THE COMPANY

Name                                          Age            Positions, Business Experience
--------------------------------------------------------------------------------------------------------------------
Ronald A. Duncan (1)                          44             Director, President and Chief Executive Officer of
                                                             the Company since January 1, 1989.  Prior to that,
                                                             Mr. Duncan was the Executive Vice President and a
                                                             director of the Company from 1979 through December,
                                                             1988.

Donne F. Fisher (1)                           58             Nominee.  Director of the Company since 1980.  Mr.
                                                             Fisher has been a consultant to Tele-Communications,
                                                             Inc. ("TCI") since January, 1996 and has been a
                                                             director of TCI since 1980.  Prior to becoming a
                                                             consultant to TCI, he was Executive Vice President of
                                                             TCI from December, 1991 to December, 1995 and had
                                                             been a Senior Vice President of TCI from 1982 to
                                                             December, 1995.  He has served as Vice President,
                                                             Treasurer and Chief Financial Officer of most of
                                                             TCI's subsidiaries.  TCI is a cable television
                                                             company which owns and operates cable television
                                                             systems primarily located in the United States.


John W. Gerdelman (1)                         43             Nominee. Director of the Company since July, 1994.
                                                             Mr. Gerdelman has been President, Network Services
                                                             for MCI Telecommunications Corporation, a wholly
                                                             owned subsidiary of MCI Communications Corporation in
                                                             Washington, D.C., since September, 1994.  Prior to
                                                             that, he was Senior Vice President for MCI
                                                             Telecommunications Corporation from July, 1992 to
                                                             September, 1994.  Prior to that, he was President of
                                                             MCI Services, Inc. in Sergeant Bluff, Iowa from July,
                                                             1989 to July, 1992.  MCI through its subsidiaries
                                                             provides telecommunication and related services
                                                             throughout the country and internationally.

Carter F. Page (1)                            64             Director and Chairman of the Board of the Company
                                                             since 1980.  From December, 1987 to December, 1989,
                                                             Mr. Page served as a consultant to WestMarc
                                                             Communications, Inc., a wholly owned subsidiary of
                                                             TCI ("WSMC"), in matters related to the Company.  He
                                                             served as President and director of WSMC from 1972 to
                                                             December, 1987. Since then and to the present, he has
                                                             been managing general partner of Semaphore Partners,
                                                             a general partnership and investment vehicle in the
                                                             communications industry.

Larry E. Romrell(1)                           56             Director of the Company since 1980.  Mr. Romrell has
                                                             been an Executive Vice President of TCI since 1994,
                                                             President and director of TCI Technology Ventures,
                                                             Inc. since 1994, and Senior Vice President of TCI
                                                             since 1991, is the President of WSMC, and has been
                                                             employed by WSMC in various capacities from 1961.



                                                          REGISTRATION STATEMENT
                                                                        Page 139

James M. Schneider (1)                        43             Nominee.  Director of the Company since July, 1994.
                                                             Mr. Schneider has been Senior Vice President Finance
                                                             for MCI Communications Corporation in Washington,
                                                             D.C. since August, 1995.  Prior to that, he was
                                                             Senior Vice President Finance Consumer Markets for
                                                             MCI Telecommunications Corporation since November,
                                                             1993.  Prior to that, he was Corporate Controller for
                                                             MCI from September, 1993.  Prior to that, Mr.
                                                             Schneider was with the accounting firm of Price
                                                             Waterhouse from 1973 to September, 1993 and was a
                                                             partner in that firm from October, 1983 to September,
                                                             1993.

Robert M. Walp (1)                            68             Director, Vice Chairman of the Company since January
                                                             1, 1989.  Prior to that, Mr. Walp served as President
                                                             and Chief Executive Officer and a Director of the
                                                             Company from 1979.

William C. Behnke                             38             Senior Vice President Marketing and Sales for the
                                                             Company since January, 1994.  Prior to that Mr.
                                                             Behnke was Vice President of the Company and
                                                             President of GCI Network Systems, Inc. from February,
                                                             1992 to January, 1994 when that corporation, a
                                                             subsidiary of GCC (a wholly-owned subsidiary of the
                                                             Company), was merged into GCC.  Prior to that, he was
                                                             Vice President of the Company and General Manager of
                                                             GCI Network Systems, Inc. from June, 1989 to
                                                             February, 1992.  Prior to that, he was Senior Vice
                                                             President for TransAlaska Data Systems, Inc. from
                                                             August, 1984 to June, 1989.


Richard P. Dowling                            52             Senior Vice President - Corporate Development for the
                                                             Company since December, 1990.  Prior to that, Mr.
                                                             Dowling was Senior Vice President-Operations and
                                                             Engineering for the Company from December, 1989 to
                                                             December, 1990.  Prior to that he was Vice
                                                             President-Operations and Engineering for the Company
                                                             from 1981 to December, 1989.


G. Wilson Hughes                              50             Executive Vice President and General Manager of the
                                                             Company since June, 1991.  Prior to that, Mr. Hughes
                                                             was President and a member of the board of directors
                                                             of Northern Air Cargo, Inc. from March, 1989 to June,
                                                             1991.  Prior to that, he was President and a member
                                                             of the board of directors of Enserch Alaska Services,
                                                             Inc. from June, 1984 to December, 1988.

John M. Lowber                                46             Senior Vice President and Chief Financial Officer for
                                                             the Company since December, 1989.  Prior to that, Mr.
                                                             Lowber was Vice President-Administration for the
                                                             Company from 1985 to December, 1989.  He has been
                                                             Chief Financial Officer for the Company since
                                                             January, 1987 and Secretary/Treasurer of the Company
                                                             since July, 1988.  Prior to joining the Company, Mr.
                                                             Lowber was a senior manager at KPMG Peat Marwick.


                                                          REGISTRATION STATEMENT
                                                                        Page 140

Dana L. Tindall                               34             Senior Vice President-Regulatory Affairs since
                                                             January, 1994.  Prior to that Ms. Tindall was Vice
                                                             President-Regulatory Affairs for the Company from
                                                             January, 1991 to January, 1994.  Prior to that, she
                                                             was Director Regulatory Affairs for the Company from
                                                             October, 1989 through December, 1990, and prior to
                                                             that she was Manager Regulatory Affairs for the
                                                             Company from 1985 to October, 1989.

====================================================================================================================

----------------

1 Messrs. Gerdelman, Page, and Walp were, as of the Record Date, Class I directors whose terms will expire at the time of the 1996 annual shareholder meeting. Messrs. Duncan and Romrell were, as of the Record Date, Class II directors whose terms will expire at the time of the 1997 annual shareholder meeting. Messrs. Fisher and Schneider were, as of the Record Date, Class III directors whose terms will expire at the time of the 1998 annual shareholder meeting.

----------------

         In addition, one of the directors, Mr. Fisher, serves on the boards of directors of most of TCI's subsidiaries, and the boards of directors of DMX and United Video Satellite Group, Inc.

Compliance with Section 16(a) of the Exchange Act

         Based upon a review of Exchange Act Forms 3, 4, and 5 completed and furnished to the Company by shareholders, the Company is unaware of any director, officer, or beneficial owner of more than 10% of any class of common stock of the Company who failed to file on a timely basis, as provided in those forms, reports required under Section 16(a) of that act during the year ended December 31, 1995.

Remuneration of Directors and Executive Officers

         Summary Compensation. The following table sets forth a summary of the compensation paid by the Company to its chief executive officer for services in all capacities for each of the years ended December 31, 1993, 1994, and 1995, respectively. It also sets forth similar information for the four most highly compensated executive officers of the Company aside from the chief executive officer rendering services to the Company and its subsidiaries, whose aggregate salary and bonuses exceeded $100,000 for the year ended December 31, 1995 (Mr. Duncan and these four executive officers, collectively, "Named Executive Officers").


                                                          REGISTRATION STATEMENT

==============================================================================================================================
                           SUMMARY COMPENSATION TABLE
                                                                                      Long-Term Compensation
                                                                             -------------------------------------
                                    Annual Compensation                              Awards               Payouts
                                 -------------------------                         ----------             -------
            (a)                  (b)        (c)        (d)         (e)           (f)          (g)          (h)          (i)
                                                               Other Annual  Restricted   Securities                All Other
           Name &                                               Compensa-       Stock      Underlying      LTIP      Compen-
         Principal                        Salary (1) Bonus (1)   tion (2),(3)  Awards     Options/SARs  Payouts (4)   sation (5)
          Position              Year        ($)        ($)         ($)           ($)          (#)            ($)          ($)
----------------------------- ---------- ---------- ---------- ------------- ------------ ------------ ---------- ------------
Ronald A. Duncan President      1995        89,550        -0-        14,736          -0-          -0-        -0-      144,470
and Chief Exec. Officer (6)     1994        89,550     99,960        41,322          -0-          -0-        -0-      110,400
                                1993        89,550     27,830       536,970          -0-          -0-        -0-      103,500



William C. Behnke               1995       110,002        -0-        41,931          -0-       50,000        -0-       20,000
Senior Vice President,          1994       109,168    136,194        90,049          -0-          -0-        -0-          -0-
Marketing and Sales (7)         1993        90,000     41,900        64,569          -0-          -0-        -0-          -0-


G. Wilson Hughes                1995       150,002        -0-        16,305          -0-      260,000        -0-       76,586
Executive Vice President        1994       150,003     89,698        15,843          -0-          -0-        -0-       61,059
and General Manager (8)         1993       149,547     31,666         9,342          -0-          -0-        -0-       58,074


John M. Lowber                  1995       125,000        -0-        15,321          -0-      100,000        -0-       65,000
Senior Vice President,          1994       125,514    117,757        12,814          -0-          -0-        -0-       65,000
Administration, Chief           1993       125,000     32,746       177,792          -0-          -0-        -0-       65,000
Financial Officer,
Secretary/Treasurer (9)

Dana L. Tindall                 1995       103,699     24,000        14,949          -0-          -0-        -0-          -0-
Senior Vice President,          1994        93,555     97,467        30,208          -0-          -0-        -0-          -0-
Regulatory Affairs (10)         1993        90,220     38,349        42,299          -0-       50,000        -0-          -0-

==============================================================================================================================

-------------

1 Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers, including employee base salary and contributions to the Stock Purchase Plan (included in column (c) of this table) and bonuses (included in column (d) of this table). Does not include Company contributions to the Stock Purchase Plan for the account of the participating employee (included in column (e) of this table). Does not include value of options granted as shown in column
         (g) of this table in that they were not in-the-money at the time of grant. Mr. Lowber was as of December 31, 1995, the only employee of the Company. The other individuals named in this table were as of that date employees of GCC. Management of the Company anticipated that this arrangement would continue. See, "OWNERSHIP OF THE COMPANY: Changes in Control -- Pledges of Stock of Subsidiaries."

2 Perquisites and other personal benefits, securities and property for each Named Executive Officer did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for that individual.

3 During the years ended December 31, 1993 through 1995, Messrs. Duncan, Lowber, and Hughes and Ms. Tindall participated in the Company's Stock Purchase Plan through which those persons contributed funds under a payroll deduction arrangement, and the Company matched those contributions on a dollar-for-dollar basis. The contributions by the Company were made to all employees of the Company and its subsidiaries who participated in the plan, including the


                                                          REGISTRATION STATEMENT
                                                                        Page 142

         identified persons. Contributions identified in this column (e) are those of the Company to the plan only. Prior to July 1, 1995 employee and Company contributions were invested in Company common stock, and employee contributions received up to 100% matching, as determined by the Company each year, in Company common stock. On and after that date, employees could direct their contributions to be invested by the plan in Company common stock, MCI common stock, TCI common stock or various identified mutual funds. Also on and after that date, employee contributions directed into investments other than Company common stock are to receive Company matching contributions of up to 50 cents on the dollar as determined by the Company Board. The contributions are invested in the name of the plan and for the benefit of the respective participants in the plan. All securities were purchased or otherwise acquired at fair market value on the date of purchase or acquisition. See, "MANAGEMENT OF THE COMPANY: Remuneration of Directors and Executive Officers -- Stock Purchase Plan."

4 The Company had no long-term incentive plan during the three-year period ended December 31, 1995.

5 All incidental compensation to each Named Executive Officer did not for the years ended December 31, 1993 through 1995, exceed the lesser of $50,000 or 10% of total annual salary and bonus reported for the officer.

6 For 1995, column (e) includes $10,756 of Company matching contributions to the Stock Purchase Plan.

         For 1994, column (e) includes prepaid portion of salary for 1995 of $30,000 and $9,240 of Company matching contributions to the Stock Purchase Plan. For 1993, column (e) includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the options at $1.25 per share for 247,947 shares of Class A common stock granted in April, 1988, in the amount of $495,894 and includes prepaid portion of salary for 1994 of $30,000 and $8,994 of Company matching contributions to the Stock Purchase Plan.

         For 1993, 1994, and 1995 column (i), includes the deferred compensation agreement entered into between Mr. Duncan and the Company dated August 13, 1993 ("Second Duncan Deferred Compensation Agreement"). Under the Second Duncan Deferred Compensation Agreement, the Company is to pay to Mr. Duncan deferred compensation in an amount not to exceed $625,000 plus interest in addition to the regular compensation he now earns or may in the future earn. This deferred compensation is to be credited to Mr. Duncan each July 1 that he is employed by the Company in amounts as follows:


                                 Year                                   Amount
                                 ----                                   ------
                                 1993                                 $100,000
                                 1994                                  100,000
                                 1995                                  125,000
                                 1996                                  150,000
                                 1997                                  150,000
                                                                       -------
                                 Total                                $625,000
                                                                       =======

         The full amount of deferred compensation plus accrued interest will be due and payable to Mr. Duncan upon the termination of his employment with the Company, provided that, should he voluntarily terminate his employment or his employment is terminated for cause, only that portion of the deferred compensation credited as of the December 31 immediately preceding that termination plus interest will be due and payable and the remainder of the deferred compensation will be canceled. No compensation was received by Mr. Duncan under this agreement during the years ended December 31, 1993, 1994, or 1995. See, "MANAGEMENT OF THE
         COMPANY: Employment Contracts and Termination of Employment and Change of Control Arrangements."

7 For 1995, column (e) includes the value of options exercised (income derived) calculated as the fair market value less the exercise price of the options at $0.001 per share for 10,000 shares of Class A common stock granted in June, 1989 in the amount of $41,865.

         For 1994, column (e) includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the options at $.001 per share for 17,500 shares of Class A common stock granted in June, 1989 in the amount of $89,983. For 1993, column
         (e) includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the options at $.001 per share for 15,000 shares of Class A common stock granted in June, 1989 in the amount of $64,516.

         For 1995, column (i) include an allocation pursuant to a deferred compensation plan with Mr. Behnke of $20,000 of deferred compensation vesting over the five year period beginning in 1995.


                                                          REGISTRATION STATEMENT
                                                                        Page 143

8 For 1995, column (e) includes the Company's contributions to the Stock Purchase Plan for the benefit of Mr. Hughes in the amount of $12,750.

         For 1994, column (e) includes the Company's contributions to the Stock Purchase Plan for the benefit of Mr. Hughes in the amount of $15,000.

         For 1993, column (e) includes the Company's contributions to the Stock Purchase Plan for the benefit of Mr. Hughes in the amount of $8,994.

         For 1993 through 1995, column (i), represents the amount accrued through a deferred compensation agreement entered into between Mr. Hughes and the Company dated April 30, 1991 ("Hughes Deferred Compensation Agreement") during and for the years ended December 31, 1993, 1994, and 1995. The Company entered into the Hughes Deferred Compensation Agreement, a five year deferred bonus agreement, with Mr. Hughes dated April 30, 1991. Under the Hughes Deferred Compensation Agreement, Mr. Hughes will receive deferred compensation of $50,000 per year accrued annually on December 31 of each year of the agreement. The agreement further provides that accumulated balances on Mr. Hughes deferred compensation will accrue interest at 10% per year, compounded annually. The plan was amended to provide for deferred compensation of $65,000 in 1995 and $75,000 per year in 1996 and in subsequent years. Each contribution vests over the following three years after the corresponding contribution. The agreement provides that after five years, or upon termination of his employment with the Company, Mr. Hughes may elect to have the full balance of the deferred compensation paid in cash, in a lump sum or in monthly installments for up to ten years. The agreement provides that in the event of a deferred payment, the residual balance will continue to accrue interest. Interest accrued under the agreement in the amounts of $8,074, $11,059, and $11,585 during the years ended December 31, 1993, 1994, and 1995, respectively. The agreement is part of an employment agreement described further elsewhere in this section. See, "MANAGEMENT OF THE COMPANY: Employment Contracts and Termination of Employment and Change of Control Arrangements."

9 For 1995, column (e) includes $12,852 of Company matching contributions to the Stock Purchase Plan.

         For 1994, column (e) includes $11,844 of Company matching contributions pursuant to the Company's Stock Purchase Plan.

         For 1993, column (e), includes the value of options exercised (income derived), calculated as the fair market value less the exercise price of the option at $1.00 per share for 75,000 shares granted in April, 1988, in the amount of $168,750 and $8,500 of Company matching contributions to the Stock Purchase Plan.

         For 1993, 1994, and 1995, column (i), the amount accrued through the Lowber Deferred Compensation Agreement ("Lowber Deferred Compensation Agreement") during and for the years ended December 31, 1993 through
         1995, respectively. The Company entered into the Lowber Deferred Compensation Agreement providing for deferred compensation of $65,000 per year in each year of a seven year term and accruing annually on
         July 1 of each year of the term, the proceeds of which were used to purchase a life insurance policy which has been collaterally assigned to the Company to the extent of premiums paid by the Company. At the earlier of termination of employment or upon election by Mr. Lowber subsequent to the end of the seven year term of the agreement, the collateral assignment will be terminated with the Company. The agreement provides that if Mr. Lowber leaves the employment of the Company voluntarily, he will lose the unvested portion of the compensation. The Lowber Deferred Compensation Agreement is a part of Mr. Lowber's employment agreement with the Company described further elsewhere in this section. See, "MANAGEMENT OF THE COMPANY:
         Compensation Committee Report on Executive Compensation."

10 For 1995, column (e) includes $12,802 of Company matching contributions pursuant to the Stock Purchase
         Plan.

         For 1994, column (e) includes $13,190 of Company matching contributions pursuant to the Stock Purchase Plan and the value of options exercised (income derived), calculated as the fair market value less the exercise price of $2.25 per share for 5,000 shares of Class A common stock granted December, 1989, in the amount of $15,312.

         For 1993, column (e) includes $6,145 of Company matching contributions pursuant to the Stock Purchase Plan and the value of options exercised (income derived), calculated as the fair market value less the exercise price of $.75 per share for 9,917 shares and $2.25 for 83 shares of
         Class A common stock granted in March, 1987 and December, 1989, respectively, in the total amount of $36,125.
--------------

                                                          REGISTRATION STATEMENT

         Option/SAR Grants. The following table sets forth information on the individual grants of stock options (whether or not in tandem with stock appreciation rights ("SARs")), and freestanding SARs made during the Company's fiscal year ended December 31, 1995 to the Named Executive Officers. There were no tandem SARs or freestanding SARs associated with the Company during this period.

====================================================================================================================

                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               Potential Realizable
                                                                                                 Value of Assumed
                                                                                                    Annual Rates
                                                                                                  of Stock Price
                                                                                                 Appreciation for
                                  Individual Grants                                                 Option Term
----------------------------------------------------------------------------------------      ----------------------

         (a)                 (b)              (c)             (d)             (e)                (f)          (g)
                          Number of
                         Securities       % of Total
                         Underlying      Options/SARs
                         Option/SARs      Granted to      Exercise or     Expiration
                          Granted (1)      Employees      Base Price (2)     Date
        Name                 (#)        in Fiscal Year      ($/Sh)                             5% ($) (3)  10% ($) (3)
--------------------------------------------------------------------------------------------------------------------
Ronald A. Duncan              -0-              -0-             ---            ---                 ---          ---

William C. Behnke           50,000 (4)         8.2            4.00          3/1/05              126,000       319,000

G. Wilson Hughes           260,000 (5)        42.6            4.00          3/1/05              654,000     1,657,000

John M. Lowber             100,000 (6)        16.4            4.00          3/1/05              252,000       638,000

Dana L. Tindall               -0-              -0-             ---            ---                 ---          ---

====================================================================================================================

---------------

1        Options in Class A common stock.

2 The exercise price of the options was equal to the market price of the Class A common stock at the time of grant.

3 The potential realizable dollar value of a grant is calculated as the product of the following: (1) the difference between (i) the product of the per-share market price at the time of grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per-share exercise price of the option; and (2) the number of securities underlying the grant at fiscal year end.

4 The option is for 50,000 shares at $4.00 per share vesting in the following amounts on the indicated dates: (1) 5,000 shares on March 1, 1998; (2) 15,000 shares on March 1, 1999; (3) 15,000 shares on March 1,
         2000; and (4) 15,000 shares on March 1, 2001. The options were granted pursuant to the Stock Option Plan and will expire if not exercised before March 1, 2005.

5 The option is for 260,000 shares at $4.00 per share vesting in the following amounts on the indicated dates: (1) 60,000 shares on June 1, 1997; (2) 60,000 shares on June 1, 1998; (3) 60,000 shares on June 1,
         1999; and (4) 80,000 shares on June 1, 2000. The options were granted pursuant to the Stock Option Plan and will expire if not exercised before March 1, 2005.

6 The option is for 100,000 shares at $4.00 per share vesting in the following amounts on the indicated dates: (1) 10,000 shares on March 1, 1998; (2) 30,000 shares on March 1, 1999; (3) 30,000 shares on March 1,
         2000;  and (4) 30,000 shares

                                                          REGISTRATION STATEMENT
                                                                        Page 145

         on March 1, 2001. The options were granted pursuant to the Stock Option Plan and will expire if not exercised before March 1, 2005.
----------------

         Aggregated Option/SAR Exercises and Year-End Option/SAR Value. The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1995, by each of the Named Executive Officers and the fiscal year-end value of unexercised options. There were no tandem SARs or freestanding SARs associated with the Company during this period.

=====================================================================================================================

                                           AGGREGATED OPTION/SAR EXERCISES
                                       IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                               OPTION/SAR VALUE TABLE

             (a)                        (b)                (c)                           (d)                     (e)
                                                                                   Number of
                                                                                  Securities                Value of
                                                                                  Underlying             Unexercised
                                                                                 Unexercised            In-the-Money
                                                                                Options/SARs         Options/SARs at
                                                                               at FY-End (#)          FY-End ($) (1),(2)
                                  Shares Acquired         Value
                                     on Exercise         Realized (1)           Exercisable/            Exercisable/
             Name                        (#)               ($)                 Unexercisable           Unexercisable
---------------------------------------------------------------------------------------------------------------------
Ronald A. Duncan                        -0-                -0-                90,000/110,000         180,000/220,000

William C. Behnke                      10,000             41,865              160,190/75,000         575,865/100,000

G. Wilson Hughes                        -0-                -0-               200,000/310,000         650,000/422,500

John M. Lowber                          -0-                -0-               167,500/182,500         560,000/265,000

Dana L. Tindall                         -0-                -0-                 71,400/85,000         155,600/170,000

=====================================================================================================================

-------------

1 The dollar values in columns (c) and (e) of the table are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or fiscal year-end, respectively.

2 An option is "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the option.
-------------


         Long-Term Incentive Plan Awards. The Company had no long-term incentive plan in operation during the year ended December 31, 1995.

         Stock Purchase Plan. The Company adopted the Qualified Employee Stock Purchase Plan in December, 1986, and the plan has subsequently been amended several times by shareholder and board of director actions ("Stock Purchase Plan"). The Stock Purchase Plan is qualified under Section 401 of the Code. The plan has been allocated 2.4 million shares of Class A and 240,000 shares of Class B common stock of the Company for issuance to or acquisition by the plan. Of those amounts, as of the Record Date, 553,644 shares of Class A and 67,037 shares of Class B common stock remain available for issuance or acquisition by the plan.


                                                          REGISTRATION STATEMENT

         The Stock Purchase Plan permits each employee of the Company, each employee of a subsidiary of the Company, and each employee of a subsidiary of a subsidiary of the Company, who has completed one year of service and is at least 21 years of age to elect to participate in it. Eligible employees may elect to reduce their compensation in any even dollar amount up to 10% of such compensation through contributions to the plan up to a maximum of $9,500 for 1996. This limit is adjusted annually based upon inflation, at the direction of the Internal Revenue Service. An eligible employee may contribute up to 10% of the employee's compensation with after-tax dollars, or the employee may elect a combination of salary reductions and after-tax contributions.

         The Company may under the plan match employee salary reductions and after tax contributions in any amount up to 100% as elected by the Company each year. However, no more than 10% of any one employee's compensation will be matched in any year. The combination of salary reductions, after tax contributions, and Company matching contributions cannot exceed 25% of any employee's compensation (determined after salary reduction) for any year. The Company's contributions will vest over six years. Prior to July 1, 1995, employee and Company contributions were invested in Company common stock and employee contributions received up to 100% matching, as determined by the Company each year, in Company common stock. On and after that date, employees could direct their contributions to be invested by the plan in Company common stock, MCI common stock, TCI common stock or various identified mutual funds. Also on and after that date, employee contributions directed into investments other than Company common stock are to receive Company matching contributions of up to 50 cents on the dollar as determined by the Company Board. The contributions are invested in the name of the plan for the benefit of the respective participants in the plan.

         The Stock Purchase Plan is administered through a plan committee whose chair is the plan administrator. The assets of the plan are invested from time to time by the plan administrator under the direction of the trustee which as of the Record Date was National Bank of Alaska. As of the Record Date, the plan administrator was Alfred J. Walker. The plan administrator and members of the committee were all employees of the Company or its subsidiaries. The plan administrator and committee members are appointed by the Company Board. The committee has broad administrative discretion under the terms of the plan.

         The purpose of the Stock Purchase Plan is to provide employees of the Company, its subsidiaries, and their subsidiaries a convenient means of investing in the Company. The plan provides an incentive to employees as shareholders of the Company to redouble their efforts to make the Company successful and thereby increase the value of their investments. Through discretionary contributions by the Company to the plan which in turn increase the stock ownership in the Company by participants in the plan, the plan provides further incentive to employees of the Company.

         Stock Option Plan. The Company adopted its 1986 Stock Option Plan in December, 1986, and the plan has subsequently been amended several times by shareholder and Company Board action ("Stock Option Plan"). The Stock Option Plan is a non-qualified plan under the Code.

         The Stock Option Plan has been allocated 3,200,000 shares of Class A common stock of the Company to be subject to options granted under the plan and further subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations, or certain other changes in corporate structure or capitalization. Of that amount, as of the Record Date, 2,193,617 shares were subject to outstanding options, 639,539 shares had been issued upon the exercise of options under the plan, and 366,844 shares of that stock remained available for subsequent granting of options under the plan.

         Through the Stock Option Plan, the Company acting through its board may provide special incentives to officers, non-employee directors, and other key employees by offering them an opportunity


                                                          REGISTRATION STATEMENT
to acquire an equity interest in the Company. An option granted under the Stock Option Plan may have an option exercise price less than, equal to, or greater than the fair market value on the date of grant of the option. Options granted pursuant to the Stock Option Plan are only exercisable if at the time of exercise the option holder is an employee, or non-employee director, of the Company.

         The Stock Option Plan provides that all options granted under the plan must expire not later than ten years after the date of grant. If an option expires or terminates, the shares subject to the option will be available for future grants of options under the Stock Option Plan. The plan provides that it shall continue until such time as the Company Board's adoption, by a simple majority vote, of a resolution suspending or terminating the plan or discontinuing granting options under the plan. However, any such suspension, termination, or discontinuance will not affect options then outstanding under the plan. No options may be granted after termination of the plan.

         The Stock Option Plan is administered by a committee composed of the Company Board. Key employees (including officers and directors who are employees) and non-employee directors of the Company, are eligible to participate in the plan. The committee selects the eligible employees to whom options are granted and, subject to the terms of the Stock Option Plan, the number of shares subject to each option. Subject to the provisions of the Stock Option Plan, the committee has broad discretion in administering the plan, and is authorized to determine the times at which options will be granted and exercisable and the fair market value of the shares covered by each option at the time of grant, to prescribe the form evidencing options, to interpret the plan, and to prescribe, amend, and rescind rules and regulations relating to the plan.

         Unfunded Deferred Compensation Plan. In February, 1995 the Company established a non-qualified, unfunded deferred compensation plan to provide a means by which certain employees of the Company and its subsidiaries may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. Employees eligible to participate in the plan are determined by the Company Board.

         The Company may, at its discretion, contribute matching deferrals in amounts selected by the Company. Participants immediately vest in all elective deferrals and all income and gain attributable to that participation. Matching contributions and all income and gain attributable to them vest over a six-year period. Participants may elect to be paid in either a single lump sum payment or annual installments over a period not to exceed 10 years. Vested balances are payable upon termination of employment, unforeseen emergencies, death and total disability. Participants are general creditors of the Company with respect to deferred compensation benefits of the plan.

         Compensation To Directors. In July, 1995, each director of the Company (with the exceptions of Messrs. Schneider and Gerdelman) received $2,000 in director fees for the 12 month period July, 1995 -June, 1996. Messrs. Schneider and Gerdelman, as a matter of MCI Communications Corporation policy, declined to accept such remuneration for serving on a board outside of MCI and its subsidiaries. During the year ended December 31, 1995, the directors on the Company Board received no other direct compensation for serving in those capacities but were reimbursed for travel and out-of-pocket expenses incurred in connection with attendance at meetings of the board. The same policy was followed during calendar year 1996 up through the Record Date, and management anticipated that such policy would continue through the balance of 1996. It is anticipated that the directors will receive similar director fees in the fourth quarter of 1996 for the 12-month period July, 1996 - June, 1997.


                                                          REGISTRATION STATEMENT

Employment Contracts and Termination of Employment and Change of Control Arrangements

         The Company entered into employment agreements with Mr. Hughes in April, 1991 and with Mr. Lowber in July, 1992 and has deferred compensation agreements with Messrs. Duncan, Hughes, Behnke and Lowber, the terms of which are described elsewhere in this Proxy Statement. See footnotes 6 through 9 to the Summary Compensation Table in "MANAGEMENT OF THE COMPANY: Remuneration of Directors and Executive Officers -- Summary Compensation." The Company has no employment agreements with Ms. Tindall, the other Named Executive Officer.

         The Company entered into a deferred compensation agreement with Mr. Duncan in June, 1989 ("First Duncan Deferred Compensation Agreement"). Under the First Duncan Deferred Compensation Agreement as of June 12, 1989, the Company credited an account on its books with $325,000 for the benefit of Mr. Duncan as a deferred bonus for Mr. Duncan's past service to the Company. Amounts in the account were to accrue interest at 10% per annum unless there was an investment election by Mr. Duncan to have the balance in the account treated as though it was invested in the common stock of the Company. In July, 1989, Mr. Duncan made the investment election, and the Company purchased a total of 105,111 shares of Class A common stock in its name for the benefit of Mr. Duncan. The stock is not voted. The full amount of the deferred compensation will be due and payable to Mr. Duncan upon the termination of his employment with the Company.

         The Company entered into a Second Duncan Deferred Compensation Agreement with Mr. Duncan as further described in footnote 6 to the Summary Compensation Table found elsewhere in this Proxy Statement. See, "MANAGEMENT OF THE COMPANY: Remuneration of Directors and Executive Officers -- Summary Compensation." In September, 1995, the Company agreed to buy back 100,000 shares of its Class A common stock to fund the vested portion subject to that second agreement. However, with the concurrence of Mr. Duncan, the Company subsequently during September-October, 1995 bought a total of only 13,750 shares under that second agreement for a total of $47,880, i.e., at a weighted average of $3.48 per share. Effective July 8, 1996, and at the prior request of Mr. Duncan, the Company purchased from Mr. Duncan 76,470 shares of Company Class A common stock at the then market price of $8.125 per share. The Company used funds that would have accrued pursuant to the Second Duncan Deferred Compensation Agreement through July 1, 1997 and that would otherwise have been payable to Mr. Duncan following termination of his employment with the Company. Accordingly, the balance owed Mr. Duncan pursuant to the Second Duncan Deferred Compensation Agreement is now denominated in 90,220 shares of Company Class A common stock. The Company is holding the shares in its name in treasury until such time as the shares are distributed to Mr. Duncan whereupon the accrued obligation will be extinguished.

         Mr. Hughes' employment agreement provides for base compensation and in addition deferred compensation of $50,000 per year for five years accruing interest at 10% per annum, compounded annually. The plan was amended to provide for deferred compensation of $65,000 in 1995 and $75,000 per year in 1996 and in subsequent years. Each contribution vests over the following three years after the corresponding contributions. In September, 1995, the Company agreed to buy back 3,750 shares of its Class A common stock to fund certain of the vested portions subject to the Hughes Deferred Compensation Agreement. The total purchase price was $12,658, i.e., at $3.375 per share. Mr. Hughes' compensation is tied to achievement of the Company's cash flow objectives with the opportunity for significant increases in the level of compensation if the Company exceeds those objectives. Mr. Hughes has also been granted stock options for 250,000 shares of Class A common stock at $1.75 per share which vested over a period of five years.

         Mr. Lowber's employment agreement provides for base compensation and in addition deferred compensation of $450,000 to vest over seven years at the rate of $65,000 per year, with full vesting to


                                                          REGISTRATION STATEMENT
occur should he die, his position in the Company be terminated, or the Company terminate his employment. In addition, Mr. Lowber is to receive an annual cash bonus of $30,000 based upon Company and individual performance.

         The Company entered into a deferred compensation agreement with Mr. Behnke in February, 1995 ("Behnke Deferred Compensation Agreement'). Under the Behnke Deferred Compensation Agreement Mr. Behnke is to receive $20,000 per year, to vest over a five year period including the year of the allocation, and accruing interest at 10% per annum. The first allocation under the plan was made in December, 1995.

         Except as disclosed in this Proxy Statement, as of December 31, 1995 and the Record Date, there were no compensatory plans or arrangements including payments to be received from the Company with respect to the Named Executive Officers for the year ended December 31, 1995 where such a plan or arrangement resulted in or will result from the resignation, retirement, or any other termination of such individual's employment with the Company or its subsidiaries or from a change of control of the Company or a change in the individual's responsibilities following a change in control and where the amount involved, including all periodic payments or installments, exceeded $100,000.

Report on Repricing of Options/SARs

         During the year ended December 31, 1995, the Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is composed of the members of the Company Board, and the identity and relationships of the members of the committee to the Company are described elsewhere in this Proxy Statement. See, "MANAGEMENT OF THE
COMPANY: Business Background of Directors, Nominees, and Executive Officers of the Company," "OWNERSHIP OF THE COMPANY" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." During the year ended December 31, 1995, both Messrs. Walp and Duncan, executive officers of the Company, participated in deliberations of the Compensation Committee concerning executive officer compensation but not including their respective compensations.

Compensation Committee Report on Executive Compensation

         In January, 1994, the Company Board established a compensation committee composed of all of the members of the board ("Compensation
Committee"). The Company Board established the duties of the Compensation Committee as follows:

                  (1) Preparing, on an annual basis for the review of and action by the Company Board, a statement of policies, goals, and plans for executive officer and Company Board member compensation, if any, and, specifically a statement of expected performance and compensation of and the criteria on which compensation is based for the chief executive officer and such other executive officers of the Company as the board may designate for this purpose;

                  (2) Monitoring the effect of ongoing events on and the effectiveness of existing compensation policies, goals, and plans, including but not limited to the status of the premise that all pay systems correlate with the compensation goals and policies of the Company, and, at its own direction or at the direction of the Company Board;


                                                          REGISTRATION STATEMENT

                  (3) Monitoring compensation-related publicity and public and private sector developments on executive compensation;

                  (4) Familiarizing itself with and monitoring the tax, accounting, corporate, and securities law ramifications of the compensation policies of the Company, including but not limited to comprehending a senior executive officer's total compensation package, its total cost to the Company and its total value to the recipient, paying close attention to salary, bonuses, individual insurance and health benefits, perquisites, loans made or guaranteed by the Company, special benefits to specific executive officers, individual pensions, and other retirement benefits;

                  (5)  Establishing  the overall cap on executive  compensation,
         the  measure  of  performance   for  executive   officers,   either  by
         predetermined measurements or by a subjective evaluation; and

                  (6) Striving to make the compensation plans of the Company simple, fair, and structured so as to maximize shareholder value.

         For the year ended December 31, 1995, the duties of the Compensation Committee in the area of executive compensation specifically included addressing the reasonableness of compensation paid to executive officers. In doing so, the committee took into account how compensation compared to compensation paid by competing companies as well as the Company's performance and available resources.

         The compensation policy of the Company as established by the Compensation Committee is that a portion of the annual compensation of senior executive officers relates to and is contingent upon the performance of the Company. In addition, executive officers participating in deferred compensation agreements established by the Company are under those agreements unsecured creditors of the Company.

         In February, 1995 the Compensation Committee established compensation levels for all corporate officers including the Named Executive Officers. Also at that time the Compensation Committee established structured annual incentive bonus agreements with Mr. Duncan and with each of several of its executive officers, including Messrs. Behnke, Hughes and Lowber, and Ms. Tindall. The agreements included the premise that the Company's performance, or that of a division or subsidiary, as the case may be, for purposes of compensation would be measured by the Compensation Committee against goals established at that time and were reviewed and approved by the Company Board. The goals included targets for revenues and cash flow standards for the Company or the relevant division or subsidiary. Targeted objectives were set and measured from time to time by the Compensation Committee. Other business achievements of the Company obtained through the efforts of an executive officer were also taken into consideration in the evaluation of performance. See, "MANAGEMENT OF THE COMPANY: Remuneration of Directors and Executive Officers -- Summary Compensation."

         During the year ended December 31, 1995 the Compensation Committee monitored and provided direction for the Company's Stock Purchase Plan and Stock Option Plan. Because the incentive bonus standards set by the committee for the Company for that year were not met, no incentive bonuses tied to Company performance were awarded to the Named Executive Officers and other executive officers of the Company or to the officers of the subsidiaries of the Company. In addition, the Compensation Committee reviewed compensation levels of members of management, evaluated the performance of management, and considered management succession and related matters. The Compensation Committee reviewed in detail all aspects of compensation for the Named Executive Officers and other executive officers of the Company. Corresponding duties were carried out by the boards of directors of the subsidiaries of the


                                                          REGISTRATION STATEMENT

Company with respect to employees of those entities, and the same individuals served as directors of each of these boards.

         The practice of the Compensation Committee in future years will likely be to review directly the compensation and performance of Mr. Duncan as chief executive officer and to review recommendations by Mr. Duncan for the compensation of other senior executive officers.

Performance Graph

         The following graph includes a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return on its Class A common stock during the five year period from December 31, 1990 through December 31, 1995. This return is measured by dividing (1) the sum of (a) the cumulative amount of dividends for the measurement period (assuming dividend reinvestment, if any) and (b) the difference between the Company's share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of that measurement period. This line graph is compared in the following graph with two other line graphs during that five year period: (1) a market index and (2) a peer index. The market index is the Center for Research in Securities Prices Index for the Nasdaq Stock Market for United States companies. It presents cumulative total returns for a broad based equity market assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The peer index is the Center for Research in Securities Prices Index for Nasdaq Telecommunications Stock. It presents cumulative total returns for the equity market in the telecommunications industry segment assuming reinvestment of dividends and is based on companies whose equity securities are traded on the Nasdaq Stock Market. The line graphs represent monthly index levels derived from compounding daily returns.

         In constructing each of the line graphs in the following graph, the closing price at the beginning point of the five year measurement period has been converted into a fixed investment, stated in dollars, in the Company's Class A common stock (or in the stocks represented by a given index in the cases of the two comparison indexes), with cumulative returns for each subsequent fiscal year measured as a change from that investment. Data for each succeeding fiscal year during the five-year measurement period are plotted with points showing the cumulative total return as of that point. The value of a shareholder's investment as of each point plotted on a given line graph is the number of shares held at that point multiplied by the then prevailing share price.

         The Company's Class B common stock is traded over-the-counter on a more limited basis, and therefore comparisons similar to those previously described for the Class A common stock are not directly available. However, the performance of Class B common stock may be analogized to that of the Class A common stock in that the Class B common stock is readily convertible to Class A common stock by request to the Company.


                                                          REGISTRATION STATEMENT

=============================================================================================================
                         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS PERFORMANCE GRAPH
                           FOR GENERAL COMMUNICATION, INC., NASDAQ STOCK MARKET INDEX FOR
                            UNITED STATES COMPANIES, AND NASDAQ TELECOMMUNICATIONS STOCK
-------------------------------------------------------------------------------------------------------------
                                                    Nasdaq Stock Market Index              Nasdaq
 Measurement Period                                      Index for U.S.               Telecommunication
(Fiscal Year Covered)                  Company             Companies                       Stock

Measurement Point -
FYE 12/31/90                           $    100.0             100.0                        100.0
FYE 12/31/91                                 90.5             160.6                        137.9
FYE 12/31/92                                123.8             186.9                        169.4
FYE 12/31/93                                241.3             214.5                        261.2
FYE 12/31/94                                196.8             209.7                        216.0
FYE 12/31/95                                260.3             296.3                        259.9
=============================================================================================================



                            OWNERSHIP OF THE COMPANY

Principal Shareholders

         So far as is known to management of the Company, as of the Record Date, the following persons each owned beneficially more than 5% of the outstanding shares of Class A common stock or Class B common stock of the Company. A beneficial owner includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the following powers within 60 days of the Record Date: (1) voting power, which includes the power to vote or to direct the voting of shares of common stock of the Company; or (2) investment power, which includes the power to dispose of or to direct the disposition of, such shares of common stock of the Company. So far as is known to the Company, the persons named in the table had sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the footnotes to the table. Shares issuable upon exercise of outstanding options and warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of persons owning such options or warrants but have not been deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

                                                          REGISTRATION STATEMENT

====================================================================================================================
                                      SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS

                                                                               Amount and Nature
Title of                                Name and Address                         of Beneficial              Percent
Class                                   of Beneficial Owner                        Ownership               of Class
--------------------------------------------------------------------------------------------------------------------
Class A                                 Ronald A. Duncan                          1,281,971 (1)                 6.4
Class B                                 2550 Denali St., Suite 1000                 248,062 (1)                 6.1
                                        Anchorage, Alaska 99503

Class A                                 General Communication, Inc.               1,680,971                     8.4
Class B                                 Employee Stock Purchase Plan                142,828                     3.5
                                        2550 Denali Street, Suite 1000
                                        Anchorage, Alaska  99503

Class A                                 Bufka & Rodgers, Inc.                     1,099,800                     5.5
Class B                                 425 North Martingale Road,                    -0-                       ---
                                        Suite 750
                                        Schaumburg, Illinois  60173

Class A                                 Kearns-Tribune Corporation                  300,200                     1.5
Class B                                 400 Tribune Building                        225,000                     5.5
                                        Salt Lake City, Utah 84111

Class A                                 Bob Magness                                 273,992 (2)                 1.4
Class B                                 Chairman of the Board                       815,048 (2)                20.0
                                        Tele-Communications, Inc.
                                        5619 DTC Parkway
                                        Englewood, Colorado 80111

Class A                                 MCI Telecommunications                    6,251,509 (3)                31.5
Class B                                    Corporation                            1,275,791 (3)                31.2
                                        1801 Pennsylvania Avenue, N.W.
                                        Washington, D.C. 20006

Class A                                 Robert M. Walp                              572,845 (4)                 2.9
Class B                                 804 P Street, No. 4                         303,457 (4)                 7.4
                                        Anchorage, Alaska 99501

Class A                                 Voting Agreement                          7,562,430 (5)                38.1
Class B                                 c/o General Communication, Inc.           2,400,591 (5)                58.8
                                        2550 Denali Street, Suite 1000
                                        Anchorage, Alaska  99503
                                        Attn: Ronald A. Duncan

Class A                                 Wellington Management Co.                 1,347,500 (6)                 6.8
Class B                                 75 State Street                               -0-                       ---
                                        Boston, Massachusetts 02109

Class A                                 TCI GCI, Inc.                                 -0-                       ---
Class B                                 5619 DTC Parkway                            590,043 (7)                14.4
                                        Englewood, Colorado 80111

====================================================================================================================

-------------

1 Includes 18,560 shares of Class A and 8,242 shares of Class B common stock gifted by Mr. Duncan to the Amanda Miller Trust, where Ms. Miller is the daughter of Mr. Duncan's spouse, Dani Bowman, and Mr. Duncan has a reversionary interest in those shares. Includes 105,111 shares of Class A common stock of the Company held by the Company in its name but for the benefit of Mr. Duncan pursuant to the terms of the First Duncan Deferred Compensation Agreement and 90,220 shares of Class A common stock of the Company held by the Company in its name but for the benefit of Mr. Duncan pursuant to the terms of the Second Duncan Deferred Compensation Agreement. See "MANAGEMENT OF THE


                                                          REGISTRATION STATEMENT
                                                                        Page 154

         COMPANY: Remuneration of Directors and Executive Officers - Summary Compensation." Includes 776,305 shares of Class A and 233,708 shares of Class B common stock of the Company owned by Mr. Duncan but subject to a Voting Agreement. See, "OWNERSHIP OF THE COMPANY: Changes in Control -- Voting Agreement." Does not include 5,760 shares of Class A or 27,020 shares of Class B common stock held by Ms. Bowman, to which Mr. Duncan disavows any interest.

         Mr. Duncan had as of the Record Date the following interests in the shares beneficially owned by him: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote -776,305 shares of Class A and 233,708 shares of Class B common stock; (3) sole power to dispose or to direct the disposition - 103,341 shares of Class A and no shares of Class B common stock; and (4) shared power to dispose or to direct the disposition - 764,739 shares of Class A and 239,820 shares of Class B common stock.

2 Includes 177,324 shares of Class A common stock of the Company and 194,440 shares of Class B common stock of the Company from the Estate of Betsy Magness, in which Mr. Magness is beneficial owner and executor.

         Mr. Magness owns 25 percent, beneficially and of record, and another 25 percent, beneficially as executor of the Estate of Betsy Magness, of the stock of KGBB, Inc., a Colorado corporation which holds 40,000 shares of Class A common stock of the Company, and as a result may be deemed to have shared voting and investment power over those 40,000 shares. The number of shares in the table includes 20,000 shares of Class A common stock of the Company directly and beneficially owned by Mr. Magness due to his shareholdings in KGBB, Inc.

3 All of these shares are subject to a Voting Agreement. See, "OWNERSHIP OF THE COMPANY: Changes in Control -- Voting Agreement."

         MCI Telecommunications Corporation had as of the Record Date the following interests in the shares beneficially owned by it: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote - 6,251,509 shares of Class A common stock and 1,275,791 shares of Class B common stock; (3) sole power to dispose or to direct the disposition
         - 6,251,509 shares of Class A and 1,275,791 shares of Class B common stock; (4) shared power to dispose or to direct the disposition - no shares of Class A or Class B common stock.

4 Includes 534,616 shares of Class A and 301,049 shares of Class B common stock of the Company owned by Mr. Walp but subject to a Voting Agreement. See, "OWNERSHIP OF THE COMPANY: Changes in Control -- Voting Agreement."

         Mr. Walp had as of the Record Date the following interests in the shares beneficially owned by him: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote - 534,616 shares of Class A and 301,049 shares of Class B common stock; (3) sole power to dispose or to direct the disposition- 534,616 shares of Class A and 301,049 shares of Class B common stock; and (4) shared power to dispose or to direct the disposition - 38,229 shares of Class A and 2,408 shares of Class B common stock.

5 The Voting Agreement is described elsewhere in this Proxy Statement/Prospectus. Does not include shares to be issued to the Prime Sellers. See "OWNERSHIP OF THE COMPANY: Changes in Control -- Voting Agreement."

6 Number of shares beneficially owned by the reporting person with shared dispositive power. Number of shares beneficially owned by the reporting person with shared voting power was 720,800 shares.

7 All of these shares are subject to the Voting Agreement. See, "OWNERSHIP OF THE COMPANY: Changes in Control --Voting Agreement."

         TCI GCI, Inc. had as of the Record Date the following interests in the shares beneficially owned by it: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote - no shares of Class A common stock and 590,043 shares of Class B common stock; (3) sole power to dispose or to direct the disposition - no shares of Class A common stock and 590,043 shares of Class B common stock; (4) shared power to dispose or to direct disposition - no shares of Class A or Class B common stock.
----------------

Management

         The following table sets forth information with respect to the beneficial ownership of shares of the Company's Class A and Class B common stock as of the Record Date by each director and nominee of the Company, by the Named
Executive Officers and by all directors and executive officers of the Company


                                                          REGISTRATION STATEMENT
                                                                        Page 155

as a group. Shares issuable upon exercise of outstanding options and warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of the individual owning such options or warrants but have not been deemed to be outstanding for the purpose of computing the percentage of ownership of any other individual. So far as is known to the Company, the individuals identified in the table had sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the footnotes to the table.

====================================================================================================================
                                    SHAREHOLDINGS OF MANAGEMENT OF THE COMPANY
                                                                     Amount and Nature
Title of                                                                    Beneficial                      Percent
 Class                         Name of Beneficial Owner                  Ownership (1),(2)                of Class (3)
--------------------------------------------------------------------------------------------------------------------
Class A                        William C. Behnke                            235,274                             1.2
Class B                                                                         -0-                             ---

Class A                        Ronald A. Duncan                           1,281,971  (4)                        6.4
Class B                                                                     248,062  (4)                        6.1

Class A                        Donne F. Fisher                              211,307  (5)                        1.1
Class B                                                                      27,688  (5)                          *

Class A                        John W. Gerdelman                                -0-  (6)                        ---
Class B                                                                         -0-  (6)                        ---

Class A                        G. Wilson Hughes                             545,726  (7)                        2.7
Class B                                                                       2,642                               *

Class A                        John M. Lowber                               413,488                             2.1
Class B                                                                       6,140                               *

Class A                        Carter F. Page                               207,327                             1.0
Class B                                                                      25,246                               *

Class A                        Larry E. Romrell                                 -0-  (5)                          *
Class B                                                                         328  (5)                          *

Class A                        James M. Schneider                               -0-  (6)                        ---
Class B                                                                         -0-  (6)                        ---

Class A                        Dana L. Tindall                              190,760                             1.0
Class B                                                                       3,697                               *

Class A                        Robert M. Walp                               572,845  (8)                        2.9
Class B                                                                     303,457  (8)                        7.4

Class A                        All Directors and                          4,113,175 (5),(6)                    19.3
Class B                        Executive Officers as a                      699,378 (5),(6)                    17.1
                               Group
                               (13 Persons)
====================================================================================================================

-------------

1 Includes interests of executive officers and directors in shares of common stock of the Company held as of December 31, 1995 by the trustees the Company's Stock Purchase Plan in that allocations under the plan are made quarterly on March 31, June 30, September 30, and December 31. These shares are not immediately accessible to participants in that plan. See, "MANAGEMENT OF THE COMPANY:
         Remuneration of Directors and Executive Officers -- Summary Compensation and Stock Purchase Plan."

2 Includes options and warrants granted to individual directors and executive officers as of the Record Date.

3 An asterisk (*) means the person is the beneficial owner of less than 1% of the corresponding class of common stock.


                                                          REGISTRATION STATEMENT
                                                                        Page 156

4 Includes 18,560 shares of Class A and 8,242 shares of Class B common stock gifted by Mr. Duncan to the Amanda Miller Trust, where Ms. Miller is the daughter of Mr. Duncan's spouse Dani Bowman, and Mr. Duncan has a reversionary interest in those shares. Includes 105,111 shares of Class A common stock of the Company held by the Company in its name but for the benefit of Mr. Duncan pursuant to the terms of the First Duncan Deferred Compensation Agreement and 90,220 shares of Class A common stock of the Company held by the Company in its name but for the benefit of Mr. Duncan pursuant to the terms of the Second Duncan Deferred Compensation Agreement. See, "MANAGEMENT OF THE COMPANY:
         Remuneration of Directors and Executive Officers -- Summary Compensation." Includes 776,305 shares of Class A and 233,708 shares of Class B common stock of the Company owned by Mr. Duncan but subject to a Voting Agreement. See, "OWNERSHIP OF THE COMPANY: Changes in Control -- Voting Agreement." Does not include 5,760 shares of Class A or 27,020 shares of Class B common stock held by Ms. Bowman, to which Mr. Duncan disavows any interest.

         Mr. Duncan had as of the Record Date the following interest in the shares beneficially owned by him: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote -776,305 shares of Class A and 233,708 shares of Class B common stock; (3) sole power to dispose or to direct the disposition - 103,341 shares of Class A and no shares of Class B common stock; and (4) shared power to dispose or to direct the disposition - 764,739 shares of Class A and 239,780 shares of Class B common stock.

5 Does not include holdings of TCI GCI, Inc. in the Company, where TCI GCI, Inc. is a subsidiary of TCI and Mr. Fisher is a consultant for and Mr. Romrell is an officer of TCI.

6        Does  not  include  holdings  of  MCI  in the  Company,  where  Messrs.
         Gerdelman and Schneider are officers of that corporation.

7 Includes 3,750 shares of Class A common stock of the Company held by the Company in its name but for the benefit of Mr. Hughes pursuant to the terms of the Hughes Deferred Compensation Agreement. See, "MANAGEMENT OF THE COMPANY: Remuneration of Directors and Executive Officers -- Summary Compensation."

8 Includes 534,616 shares of Class A and 301,049 shares of Class B common stock of the Company owned by Mr. Walp but subject to a Voting Agreement. See, "OWNERSHIP OF THE COMPANY: Changes in Control -- Voting Agreement."

         Mr. Walp had as of the Record Date the following interests in the shares beneficially owned by him: (1) sole power to vote or to direct the vote - no shares of Class A or Class B common stock; (2) shared power to vote or to direct the vote - 534,616 shares of Class A and 301,049 shares of Class B common stock; (3) sole power to dispose or to direct the disposition - 534,616 shares of Class A and 301,049 shares of Class B common stock; and (4) shared power to dispose or to direct the disposition - 38,229 shares of Class A and 2,408 shares of Class B common stock.
-------------

Changes in Control

         Acquisition Plan. Under the Acquisition Plan, the Company will issue Company Stock to the Prime Sellers, Alaskan Cable, and MCI Company Stock to MCI. In addition, should Alaska Cablevision exercise its right to convert all of the Cablevision Company Notes to Class A common stock, a total of as much as 1,538,461 shares would be issued to it. Should the Acquisition Plan be consummated and all of those notes converted as of the Record Date, there would be a material change in control of the Company. The percentage shareholdings in the Company Class A and Class B common stock just before and just after the consummation of the Acquisition Plan, should it have occurred on the Record Date, would be as follows: (1) Prime Sellers (prior to any distributions to their securities holders, including other members of the Prime Group) - from 0% to 29%; (2) MCI -- from 31% to 23%; (3) the Company's employees and management combined -- from 17% to 10%; (4) Alaskan Cable -- from 0% to 7%; (5) others -- from 52% to 31%. The shareholdings of MCI, the Cable Companies, and certain other persons are subject to the Voting Agreement described elsewhere in this Proxy Statement. See, "OWNERSHIP OF THE COMPANY:
Changes in Control -- Voting Agreement."

         Voting Agreement. As a part of the agreement for the issuance of 6,251,509 shares of Class A and 1,275,791 shares of Class B common stock of the Company to MCI in 1993 ("MCI Stock"), the Company agreed to assure the corporation that it may appoint a minimum of two members to the Company's expanded seven member Company Board. On May 28, 1993, three principal shareholders,


                                                          REGISTRATION STATEMENT
including two officers and directors of the Company (Messrs. Duncan and Walp and WSMC), entered into a voting agreement ("Voting Agreement") with MCI which provides in part, that the voting stock of these persons will be voted at shareholder meetings as a block in favor of no more than two nominees by the corporation for no more than two positions on the Company Board at any one time. The Voting Agreement similarly commits MCI and the other three parties to vote their shares for four board nominees proposed by and allocated between the other parties. Upon consummation of the Acquisition Plan, the Voting Agreement will be replaced by the New Voting Agreement described elsewhere in this Proxy Statement/Prospectus. See, "THE PROPOSED TRANSACTIONS: New Voting Agreement."

         As of the Record Date, Mr. Gerdelman remained as one of the recommended MCI Telecommunications Corporation selections for the Company Board. It is anticipated that the parties to the Voting Agreement will cast all of their votes for Messrs. Gerdelman, Page, and Walp at the Annual Meeting. As of the Record Date, the voting stock of the parties to the Voting Agreement (in April, 1995 WSMC transferred its shareholdings in the Company to TCI GCI, Inc., and TCI GCI, Inc. became subject to the Voting Agreement) constituted in excess of a simple majority of the outstanding voting power of the Company.

         Pledges of Stock of Subsidiaries. Should the Company default on its obligations under the Credit Agreement with its present Senior Lender, that lender may exercise the pledge of stock provisions of that agreement pertaining to the subsidiaries of the Company and thereby gain direct control of the essential operating assets through which the Company and its subsidiaries provide telecommunication services. See, "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS: Certain Transactions with Management and Others -- Credit Agreement."

                          DISTRIBUTION OF COMPANY STOCK

Principal Security Holders

         General. The Proposed Transactions provide for a distribution of the Company Stock to certain of the Cable Companies. Those companies will, in turn, pursuant to resolutions or other appropriate action distribute their pro rata portions of the Company Stock to their security holders according to their interests under the applicable limited partnership agreements or then ownership of shares of the applicable corporation, as the case may be. The table below set forth the names and addresses of certain parties who will receive shares of Company Stock, the nature of beneficial ownership, the number of shares of Company Stock to be received by each and the percent of Company Class A common stock outstanding, assuming the Company Stock and the MCI Company Stock were issued and outstanding on the Record Date. The definition of a beneficial owner is as defined elsewhere in this Proxy Statement/Prospectus. See, "OWNERSHIP OF THE COMPANY: Principal Shareholders." So far as is known to the Company, the persons named in the table are to have sole voting and investment power with respect to the securities indicated as owned by them except as otherwise stated in the footnotes to the table.

         Prime. The allocation of the shares of Company Stock constituting the Prime Company Shares is based on the assumption that all such Prime Company Shares will be distributed to the partners and equity participation interest holders of Prime in liquidation of Prime pursuant to the allocation provisions of the Prime Partnership Agreement. Some of the Prime Company Shares will ultimately be distributed to the Prime Group. The allocation of the Prime Company Shares to be distributed to the Prime Group is also based on the assumption that all such Prime Company Shares were distributed to them by the Prime Sellers in accordance with the distribution provisions of the respective limited partnership agreements of the Prime Sellers. There was no need to separately value each Prime Sellers entity, since the Prime Company Shares will be distributed in accordance with the allocation provisions of the respective limited partnership agreements, and such separate values were not considered in connection with


                                                          REGISTRATION STATEMENT
determining the number of Prime Company Shares that would be issued and delivered pursuant to the Prime Proposed Transaction.

=======================================================================================================================
                                            DISTRIBUTION OF COMPANY STOCK
                                             AMONG SECURITY HOLDERS OF
                                               CERTAIN CABLE COMPANIES
                                                                          Amount and Nature
                                                                          of Beneficial
                            Name and Address                              Ownership of
                            of Recipient of Company Stock (Relation to    Company Stock to
Name of Cable Company       Cable Company)                                Be Received         Percent of Class (1),(2)
-----------------------------------------------------------------------------------------------------------------------
Prime: (7)
                            Shareholders of
                            Alaska Cable, Inc. (3)                               5,691,404 (3)            15.6%
                            (limited partner of Prime)


                            Prime Cable Limited Partnership (4)                  2,227,071 (4)             6.1%
                            (sole shareholder of Prime General Partner)
                            3000 One American Center
                            600 Congress Avenue
                            Austin, Texas 78701

                            Prime Cable Growth Partners, L.P. (5)                2,725,649 (5)             7.5%
                            (limited partner of Prime)
                            3000 One American Center
                            600 Congress Avenue
                            Austin, Texas 78701

                            Prime Venture I Holdings, L.P. (6)                   2,290,510 (6)             6.3%
                            (limited partner of Prime)
                            3000 One American Center
                            600 Congress Avenue
                            Austin, Texas 78701

                            Banc Boston Capital, Inc.                              332,323                   *
                            (equity participation interest holder of
                            Prime)
                            100 Federal Street
                            Boston, Massachusetts 02110

                            First Chicago Investment Corporation                   301,407                   *
                            (equity participation interest holder of
                            Prime)
                            Three First National Plaza, Suite 1330
                            Chicago, Illinois 60670

                            Madison Dearborn Partners V                             30,916                   *
                            (equity participation interest holder of
                            Prime)
                            Three First National Plaza, Suite 1330
                            Chicago, Illinois 60670

Alaskan Cable: (8)                                                               2,923,077                 8.0%

Alaskan Cable/Fairbanks     Alaskan Cable Network, Inc.                                ---                 ---
                            Kent Farms
                            Middleburg, Virginia 20117
                            (sole shareholder)


                                                          REGISTRATION STATEMENT
                                                                        Page 159

Alaskan Cable/Juneau        Alaskan Cable Network/Juneau                               ---                 ---
                            Holdings, Inc.
                            Kent Farms
                            Middleburg, Virginia  20117
                            (sole shareholder)

Alaskan Cable/Ketchikan     Jack Kent Cooke Incorporated                               ---                  ---
                            Kent Farms
                            Middleburg, Virginia  20117
                            (sole shareholder)
=========================================================================================================================

----------------

1        Asterisk (*) means less than 1% of class.

2 After giving effect to the issuance of all of the Company Stock and the MCI Company Stock.

3 To be distributed to seven shareholders of ACI as shown below, pursuant to the ACI Merger. These shareholders will either hold the Company Stock acquired by them in that merger or distribute such stock to their investors, consistent with the escrow holdback provisions of the Prime Proposed Transaction and with the restrictions on transfer in the Prime Proposed Transaction. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Escrow and Holdback Agreements-Prime." The seven shareholders of ACI, their addresses and the number of shares of Company Stock to be acquired by them in connection with the merger, are as follows: (1) PVII, 3000 One American Center, 600 Congress Avenue, Austin, Texas 78701 - 1,237,262 shares; (2) William Blair Venture Partners III Limited Partnership, 222 West Adams, Chicago, Illinois 60606 - 1,237,262 shares; (3) Austin Ventures, L.P., 114 West Seventh Street, #1300, Austin, Texas 78701 - 989,809 shares; (4) Prime Holdings, 3000 One American Center, 600 Congress Avenue, Austin, Texas 78701 - 742,357 shares; (5) Centennial Fund III, L.P., 1999 Broadway, #2100, Denver, Colorado 80202 - 742,357 shares; (6) Centennial Business Development Fund, Ltd., 1999 Broadway, #2100, Denver, Colorado 80202 - 494,905 shares; and (7) Centennial Fund II, L.P., 1999 Broadway, #2100, Denver, Colorado 80202 - 247,452 shares. Based on Company Class A common stock outstanding as of the Record Date, and assuming the Prime Company Shares, the Alaskan Cable Company Shares and the MCI Company Stock had been issued on that date, none of the ACI shareholders will acquire 5% or more of the Company Class A common stock.

4 To be distributed to the approximately 300 partners of PCLP, consistent with the escrow holdback provisions of the Prime Proposed Transaction and with the restrictions on transfer. See, "PROPOSED TRANSACTIONS:
         Cable Company Purchase Agreements--Escrow and Holdback Agreements-Prime." Based on Company Class A common stock outstanding as of the Record Date, and assuming the Prime Company Shares, the Alaskan Cable Company Shares and the MCI Company Stock had been issued on that date, none of the partners of PCLP will acquire 5% or more of the Company Class A common stock.

5 Includes 2,721,974 shares to be received by Prime Growth as a limited partner of Prime, to be distributed among the partners of Prime Growth, consistent with the escrow holdback provisions of the Prime Proposed Transaction with the restrictions on transfer. See, "PROPOSED
         TRANSACTIONS: Cable Company Purchase Agreements--Escrow and Holdback Agreements-Prime." Based on Class A common stock outstanding as of the Record Date, and assuming the Prime Company Shares, the Alaskan Cable Company Shares and the MCI Company Stock had been issued on that date, none of the partners of Prime Growth will acquire 5% or more of the Company Class A common stock. In addition to the 2,721,974 shares described above, Prime Growth will ultimately receive 3,675 shares as a limited partner of the general partner of PVII (also a shareholder of
         ACI). As a result, Prime Growth will acquire a total of 2,725,649 shares of Company Stock in the Prime Proposed Transaction.

6 Includes 494,905 shares to be received by Prime Holdings as a limited partner of Prime, to be distributed among the partners of Prime Holdings, consistent with the escrow holdback provisions of the Prime Proposed Transaction and with the restrictions on transfer. See, "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Escrow and Holdback Agreements-Prime." Based on Company Class A common stock outstanding as of the Record Date, and assuming the Prime Company Shares, the Alaskan Cable Company Shares and the MCI Company Stock had been issued on that date, none of the partners of Prime Holdings will acquire 5% or more of the Company Class A common stock. In addition to the 494,905 shares of Company Stock shown above to be acquired by Prime Holdings as limited partner of Prime, Prime Holdings will also receive 742,357 shares of Prime Company Shares as a shareholder of ACI (see footnote 3 above) and will ultimately receive 3,675 shares as a limited partner of the general partner of PVII (also a shareholder of ACI) and approximately 1,049,573 shares of Company Stock as general partner of Prime Growth. As a result, Prime Holdings will acquire a total of approximately 2,290,510 shares of Company Stock in the Prime Proposed Transaction.


                                                          REGISTRATION STATEMENT
                                                                        Page 160

7 A total of 11,800,000 shares of Company Stock are being issued in the Prime Proposed Transaction. The total number of shares to be distributed to the various entities shown in this table with respect to Prime is greater than 11,800,000 shares for the reason that some of the shares to be received by the shareholders of ACI will be received by (and are included in the number of shares shown opposite) the following other entities shown in this table with respect to Prime: Prime Growth and Prime Holdings.

8 Includes all of the Alaskan Cable Company Shares to be issued in the Alaskan Cable Proposed Transaction. The three corporations comprising Alaskan Cable have been treated as a combined group for purposes of the sale of their assets to the Company under the Alaskan Cable Purchase Agreement. As of the Record Date, Alaskan Cable had not determined the allocation of the purchase price, including the Alaskan Cable Company Shares, among those three corporations. The allocation between the three corporations will be done in amounts acceptable to those corporations and to the Company. All three corporations comprising Alaskan Cable are ultimately controlled by Jack Kent Cooke Incorporated, of which Jack Kent Cooke is a controlling shareholder.
----------------

Management

         Prime. The following table sets forth information with respect to the beneficial ownership of shares of the Prime Company Shares and Alaskan Cable
Company  Shares as of the Record Date  (assuming the Prime Company  Shares,  the
Alaskan Cable Company Shares, and the MCI Company Stock had been issued as of that date) by each director and by each of the four most highly compensated executive officers and by the chief executive officer of the general partner of PIIM (PMI) and by all directors and executive officers of that general partner as a group, assuming that all shares distributable to them upon liquidation of each corporation and partnership in which they have a direct or indirect interest, were so distributed. No shares of such stock were subject to options or warrants held by these individuals. So far as is known to the Company, the individuals identified in the table would as of the Record Date have sole voting and investment power with respect to the shares indicated owned by them except as otherwise stated in the footnotes to the table, assuming the distributions were made as described in the preceding sentence.


                                                          REGISTRATION STATEMENT
                                                                        Page 161



====================================================================================================================
                                            SHAREHOLDINGS OF MANAGEMENT
                OF PMI TO BE HELD IN PRIME COMPANY SHARES AS A RESULT OF PRIME PROPOSED TRANSACTION
                                                           Amount and Nature of
                                                         Beneficial Ownership (1), (2)        Percent of
       Name of Beneficial Owner and Office Held                                                 Class (3)
--------------------------------------------------------------------------------------------------------------------
Robert W. Hughes, Chairman of the Board and Director             203,362 (4)                       *
William P. Glasgow, President                                     51,071                           *
Paul-Henri Denuit, Director                                          -0- (5)                      -0-
Brian Greenspun, Director                                            -0-                          -0-
Gregory S. Marchbanks, Chief Executive Officer and
Director                                                         164,990                           *
Michael Sherwin, Director                                         18,673 (6)                       *
Jerry D. Lindauer, Senior Vice President                         106,047 (7)                       *
Allan Barnes, Senior Vice President and Chief                                                      *
Operating Officer                                                 13,924 (8)
Daniel Pike, Senior Vice President-Science & Technology
                                                                  59,083                           *
====================================================================================================================

------------

1 As of the Record Date, none of the individuals identified in the table owned any shares of Company Class B common stock, none had rights to acquire any shares of that class pursuant to the Prime Proposed Transaction, and, to the knowledge of the Company, none had other rights to acquire any shares of that class.

2 Assumes an ultimate distribution of the Prime Company Shares to be received by the Prime Sellers in the Prime Proposed Transaction by each Prime Seller to its partners and by such partners (and any other intervening entities) to the above-named individuals, and that any such shares held in escrow pursuant to the Prime Escrow Holdback as
         described  elsewhere  in  this  Proxy   Statement/Prospectus   will  be
         released. Certain of the individuals named in the table are also directors, officers and owners of various entities related to Prime and its partners. See "ACQUISITION PLAN: Interests of Certain Persons in the Acquisition Plan--Prime Security Ownership and Officer/Director Relations" and "PROPOSED TRANSACTIONS: Cable Company Purchase Agreements--Escrow and Holdback Agreements-Prime."

3 An asterisk (*) means the person is the beneficial owner of less than 1% of the corresponding class of common stock.

4 Mr. Hughes may also be deemed to be the beneficial owner of an aggregate of 595,936 shares of Company Stock upon the acquisition of such shares by several family trusts that are direct or indirect investors in one or more of the Prime Seller entities. Mr. Hughes or his spouse is either trustee or co-trustee or income beneficiary, as the case may be, of such trusts. Mr. Hughes disclaims beneficial ownership of such 595,936 shares, and such shares are excluded from the number of shares of Company Stock shown in the above table as being beneficially owned by him.

5 Mr. Denuit is president of Coditel, US, Inc. and is director of Coditel Invest B.V. which will ultimately acquire 230,085 and 405,137 shares of Company Stock as direct or indirect investors in various of the Prime Sellers entities. Such shares are excluded from the number shown above as being beneficially owned by Mr. Denuit, and he disclaims beneficial ownership of such shares.

6 Mr. Sherwin is the general partner of Mid-West Holdings, L.P., which will ultimately acquire 14,159 shares of Company Stock as a direct or indirect investor in one or more of the Prime Sellers entities. Such shares are excluded in the number shown above as being beneficially owned by Mr. Sherwin. Mr. Sherwin disclaims beneficial ownership of such shares.


                                                          REGISTRATION STATEMENT
                                                                        Page 162

7 Mr. Lindauer is trustee of a trust which will ultimately acquire 40,553 shares of Company Stock as a direct or indirect investor in one or more of the Prime Sellers entities. Such shares are excluded in the number shown above as being beneficially owned by Mr. Lindauer. Mr. Lindauer disclaims beneficial ownership of such 40,553 shares.

8 Excludes 12,817 shares to be acquired by Mr. Barnes' spouse as a direct or indirect investor in one or more of the Prime Sellers entities, as to which shares Mr. Barnes disclaims beneficial ownership.
----------------

         Alaskan Cable. Jack Kent Cooke, the president of each of the three corporations comprising Alaskan Cable, controls, directly or indirectly, all of the shareholders of these corporations. Under the terms of the Alaskan Cable Proposed Transaction, all of the Alaskan Cable Company Shares will be issued to the sole shareholder in the case of each of those three corporations and not to the officers or directors of them. The shares of the Alaskan Cable Company Shares allocated to Alaskan Cable/Fairbanks and Alaskan Cable/Juneau may be distributed to Jack Kent Cooke, Inc., the sole shareholder of Alaskan Cable/Ketchikan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions with Management and Others

         Acquisition Plan. The Acquisition Plan includes Proposed Transactions providing that the Prime Sellers will have the right to select individuals for nominees to two positions on the Company Board. The Acquisition Plan also provides registration rights to owners of certain of the Cable Companies who acquire the Company Stock. The Acquisition Plan requires the Company to enter into the Prime Management Agreement with an affiliate of the Prime Sellers. These transactions are further described elsewhere in this Proxy Statement. See, "OWNERSHIP OF THE COMPANY: Changes in Control -- Acquisition Plan; Changes in Control -- Voting Agreement"; "ACQUISITION PLAN"; and "PROPOSED TRANSACTIONS."

         MCI Agreements. In December, 1992, MCI and the Company entered into a letter of intent outlining the general terms and conditions of several proposed arrangements between them to be subsequently reduced to separate agreements ("MCI Agreements"). Under the MCI Agreements, in addition to MCI acquiring a substantial portion of the outstanding common stock of the Company and entering into the Voting Agreement to ensure that it would be able to appoint or otherwise elect at least two members to the Company Board, MCI and the Company have established or will establish various business arrangements between them. These arrangements include the following: (1) providing telecommunications services by each party to the other; (2) licensing of certain MCI service marks to the Company for use in Alaska; (3) leasing by MCI from the Company and the subleasing back by the Company of one-ninth of the undersea fiber optic cable linking Seward, Alaska with Pacific City, Oregon; (4) purchasing by MCI of certain service marks of the Company; (5) other communication network sharing; and (6) sharing of various marketing, engineering, and operating resources. As of the Record Date, the Company had executed access service, carrier, 1-800 collect service mark and product, and undersea fiber optic cable agreements with MCI pertaining to items (1)-(3) and was in the process of negotiating agreements pertaining to items (4)-(6). These arrangements have during the year ended December 31, 1995 resulted in revenues to MCI and its subsidiaries of approximately $8.4 million and revenues to the Company of approximately $24 million.

         In March, 1996, the Company and MCI amended the Contract for Alaska Access Services and the MCI Carrier Agreement, both of which agreements the parties had initially entered into effective January 1, 1993. The access agreement addresses transmission services provided by the Company to MCI for its traffic and the charges for such services. The carrier agreement addresses transmission services provided by MCI to the Company for its traffic and the charges for such services. The carrier agreement amendment is the fifth effective amendment to the agreement and extends the term of the agreement by


                                                          REGISTRATION STATEMENT
three years. The prior amendments provided for new, expanded, or revised services by MCI to the Company and adjustments of charges for those services. The access agreement amendment is the first effective amendment to the agreement. It extends the term of the agreement by three years and reduces the rate in dollars to be charged by the Company for certain MCI traffic for the time period April 1, 1996 through July 1, 1999 and thereafter. The rate reduction, if applied to the number of minutes to be carried by the Company in 1996 and 1997, based upon minutes carried by the Company during 1995, would reduce the Company's 1996 and 1997 revenue by approximately $322,000 and $399,000, respectively. Those recent amendments to the two agreements do not otherwise change the agreements. The Company considered the amendments of both agreements together as in its best interest. With these amendments, the Company is assured that MCI, the Company's largest customer, will continue to make use of the Company's services during the extended term.

         As a part of the Acquisition Plan, MCI has agreed to purchase the MCI Company Stock, subject to the preparation of a formal Purchase Agreement for review and approval by the board of directors of MCI. See, "PROPOSED
TRANSACTIONS: MCI Purchase Agreement" and "OWNERSHIP OF THE COMPANY: Changes in Control-- Acquisition Plan."

         Credit Agreement. In April, 1996, the Company entered into a new $62.5 million senior credit facility ("Credit Agreement") with NationsBank of Texas, N.A. in Dallas, Texas, Toronto-Dominion Bank in New York, New York, National Bank of Alaska in Anchorage, Alaska, and Credit Lyonnais in New York, New York ("Senior Lenders") to replace the previous facility. The Credit Agreement continues a number of conditions imposed under previous credit agreements entered into by the Company. In compliance with one of those conditions, the Company previously formed GCC, i.e., GCI Communication Corp., an Alaska corporation and wholly owned subsidiary of the Company. On November 30, 1990 all of the Company's operating assets were transferred to GCC and the outstanding capital stock of GCC was pledged to the then senior lenders of the Company. This reorganization proposal was approved by the shareholders of the Company at the June 7, 1990 annual shareholders meeting. That pledge is now made to the Senior Lenders and will remain in place for so long as the Credit Agreement remains in effect. As of the Record Date, the outstanding common stock of GCC remained pledged to the Senior Lenders. Throughout the year ended December 31, 1995 and from that date through the Record Date, the Company was in full compliance with all terms of the Credit Agreement and its precursor agreement, the terms of which are further described elsewhere in this Proxy Statement/Prospectus. See, "RISK FACTORS: Company Common Stock Inherent Factors--Pledge of Securities" and "ANNUAL REPORT."

         WSMC Agreements. The Company purchased services and used certain facilities of WSMC to allow the Company to provide its telecommunication services in other states in the country. The total of such purchases from WSMC by the Company during the year ended December 31, 1995 was approximately $245,000.

         Duncan Lease. The Company entered into a long-term capital lease agreement in 1991 with a partnership of which Mr. Duncan, the Company's president, was a 50% owner. Mr. Duncan sold his interest in the partnership in 1992 but remained a guarantor on the note used to finance acquisition of the property. During 1993, Mr. Duncan married Dani Bowman, the individual to whom he sold his interest in the partnership, and as of the Record Date, the property was owned in its entirety by the president's spouse. The property under lease consists of a building presently occupied by the Company. The lease term is 15 years with monthly payments of $14,400, increasing in $800 increments at each two year anniversary of the lease. The first incremental increase occurred in 1993. If the owner sells the premises prior to the end of the tenth year of the lease, the owner will rebate to the Company one-half of the net sales price received in excess of $900,000. If the property is not sold prior to the tenth year of the lease, the owner will pay the Company the greater of one-half of the appreciated value of the property over $900,000, or $500,000. The leased asset was capitalized in 1991 at the owner's cost of $900,000 and

                                                          REGISTRATION STATEMENT
the related obligation was recorded in the financial statements of the Company as reflected in the Annual Report. See, "ANNUAL REPORT."

Indebtedness of Management

         On August 13, 1993 Mr. Duncan obtained a loan of $500,000 from the Company ("Duncan Loan") and executed a non-recourse promissory note to the Company which bears an interest rate equal to the variable rate paid by the Company on its Credit Agreement with its Senior Lender. Mr. Duncan is to pay off the Duncan Loan in one payment of principal and accrued interest 90 days after the termination of his employment with the Company or July 30, 1998, whichever is earlier. The money was used to pay down a portion of the indebtedness of Mr. Duncan on certain loans that he assumed and is obligated to pay to WSMC, allowing for the release to Mr. Duncan of 223,000 shares of Class A common stock used as collateral on that loan. Those shares were then pledged as collateral to secure the Duncan Loan. The largest outstanding balance of principal and interest on the Duncan Loan during the year ended December 31, 1995 was $585,966 on that date. As of the Record Date the outstanding balance of principal and interest on the Duncan Loan was $610,091.

         During 1995, the Company made payments to others on behalf of Mr. Duncan in the amount of $592. These payments, when added to advances made to Mr. Duncan in prior years totalled $15,594. Mr. Duncan reimbursed the Company $14,144 during 1995, which left a total of $1,450 outstanding at December 31, 1995. During 1996 through the Record Date, the Company made payments to others on behalf of Mr. Duncan in the amount of $86. Mr. Duncan reimbursed the Company $1,511 during 1996, which left a total of $25 outstanding as of the Record Date.

         In May, 1994, Mr. Duncan received additional loans totalling $55,000 from the Company and executed two promissory notes totalling that amount. The terms were for interest to accrue at 7% per annum with principal to be paid in August, 1994. The notes were extended, and the full principal and interest in the amount of $55,686 was paid on March 6, 1995.

         In September, 1995, Mr. Duncan received an additional loan in the amount of $70,000. The terms were for interest to accrue at the variable rate paid by the Company on its Credit Agreement with its then senior lender. The full principal and interest owed in the amount of $71,486 were paid in full on December 29, 1995.

         In June and July, 1996, Mr. Duncan received additional loans in the amount of $100,000, $60,000 and $50,000 from the Company. The terms were for interest to accrue at the variable interest rate paid by the Company on its Credit Agreement with its Senior Lender, and the loans were secured by Company Class A common stock. The notes and accrued interest were repaid on September 9, 1996. Accrued interest on the notes totaled $2,474 on the Record Date.

         In April, 1993, Mr. Behnke obtained a loan from the Company in the amount of $48,000 and executed a promissory note. The note bears interest at 9% per annum, is secured by options to purchase 85,190 shares of Class A common stock of the Company, and was due on December 31, 1995. The Company extended the due date on the note to June 30, 1997. Accrued interest on the note totalled $11,540 at December 31, 1995 and $14,274 on the Record Date. In September, 1995, Mr. Behnke obtained another loan from the Company in the amount of $50,000 and executed a promissory note. The note bears interest at a rate equal to that paid by the Company to its then Senior Lender pursuant to the Credit Agreement. The note is secured by the same options to purchase those 85,190 shares of Class A common stock and is due on June 30, 1997. Accrued interest on the note totalled $1,150 at December 31, 1995 and $3,563 on the Record Date.


                                                          REGISTRATION STATEMENT

         In August, 1994 and April, 1995, Mr. Dowling received loans from the Company of $224,359 and $86,000 respectively, and executed promissory notes secured by 160,297 shares of Company Class A and 74,028 shares of Class B common stock. The notes bear interest at 10% per annum and are payable in ten equal installments of principal and interest. Payment has not been made on the notes. The Company has extended the term of the notes with ten equal installments of principal and interest payable over a period of ten years due in August of each year with the first payment on each note due in August, 1996. Accrued interest totalled $36,476 at December 31, 1995 and $56,119 on the Record Date.

         In January, 1996, Ms. Tindall received a loan in the amount of $70,000 from the Company and executed a promissory note. The terms were for interest to accrue at the variable interest rate paid by the Company on its Credit Agreement with its Senior Lender and is secured by options to purchase 165,917 shares of Company Class A common stock and the deferred compensation agreement dated August 15, 1994 between the Company and Ms. Tindall. The note and accrued interest are due on or before January 16, 1999. Accrued interest on the note totaled $3,099 on the Record Date.

         Except as disclosed in this Proxy Statement/Prospectus, neither as a group nor individually did any director, executive officer, nominee for election as a director, any member of the immediate family of these persons, or any corporation or organization of which such director, executive officer, or nominee is an executive officer or partner and is directly or indirectly the beneficial owner of 10% or more of any class of equity securities of that corporation, or any trust or other estate in which such director, executive officer, or nominee of the Company has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity have during the year ended December 31, 1995 nor during the portion of calendar year 1996 ended on the Record Date, any indebtedness to the Company in an amount in excess of $60,000.

                         SECURITIES ACT INDEMNIFICATION

         The Company Articles and Company Bylaws provide for the indemnification of a person, who is made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she is or was a director, employee or agent at the request of the Company. The Company Bylaws further provide for indemnification of a person who was, is, or is threatened to be made a party to a completed, pending, or threatened action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another enterprise. These indemnifications, apply to liabilities arising under the Securities Act. However, no indemnification applies if the officer, director, employee, or agent is adjudged to be liable for negligence or misconduct in the performance of the person's duty to the Company unless the court in which the action or suit was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses that the court considers proper.

         The Company has been informed insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the aforementioned provisions, that in the opinion of the SEC such indemnification is against public policy as expressed in that act and is therefore unenforceable.

                        LITIGATION AND REGULATORY MATTERS

         The Company was, as of the Record Date, involved in several administrative matters primarily related to its long distance markets in Alaska and the remaining 49 states and other regulatory matters. These actions are discussed in the Company's Annual Report. See, "ANNUAL REPORT."


                                                          REGISTRATION STATEMENT

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Company Board retained KPMG Peat Marwick LLP as the independent certified public accountants for the Company during the fiscal year ended December 31, 1995. It is anticipated that the Board will appoint KPMG Peat Marwick LLP as the Company's independent, certified public accountants for the fiscal year ending December 31, 1996. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement, if so desired, and will be able to respond to appropriate questions.

                                  ANNUAL REPORT

         The Annual Report to shareholders of the Company in the form of Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1995 is enclosed with this Proxy Statement/Prospectus. Also enclosed with this Proxy Statement/Prospectus is the Company's unaudited quarterly report on Form 10-Q for the quarter ended June 30, 1996.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

         Certain matters are required to be considered at an annual meeting of shareholders of the Company, e.g., the election of directors. From time to time, the board of directors of the Company may wish to submit to those shareholders other matters for consideration. Additionally, those shareholders may be asked to consider and take action on proposals submitted by shareholders who are not members of management that cover matters deemed proper under regulations of the Securities and Exchange Commission and applicable state laws.

         Shareholder eligibility to submit proposals, proper subjects and the form of shareholder proposals are regulated by Rule 14a-8 under Section 14(a) of the Exchange Act. Each proposal submitted should be sent to the Secretary of the Company at the corporate offices of the Company. Such proposals should include the full and correct registered name and address of the shareholders making the proposal, the number of shares owned and their date of acquisition. If beneficial ownership is claimed, proof of it should be submitted with the proposal. Such shareholders or their representatives must appear in person at the annual meeting and must present the proposal, unless they can show good cause for not doing so.

         Shareholder proposals must be received by the Secretary of the Company not later than December 27, 1996 for such proposals to be included in proxy materials for the 1997 annual meeting of shareholders of the Company.

         Management carefully considers all proposals and suggestions from shareholders. When adoption of a suggestion or proposal is clearly in the best interest of the Company and the shareholders generally, and does not require shareholder approval, it is usually adopted by the Company Board, if appropriate, rather than being included in the proxy statement.

                                     EXPERTS

         The financial statements and schedules of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference in this Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in this Registration Statement, and upon the authority of that firm as experts in accounting and auditing.


                                                          REGISTRATION STATEMENT

         The audited combined financial statements of Alaskan Cable at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The audited financial statements of Alaska Cablevision at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Carl & Carlsen, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Prime at December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The statements of operations, changes in partners' capital deficiency and cash flows of Prime for the year ended December 31, 1993, included in this Registration Statement and Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


     The audited combined financial statements of Alaskan Cable at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The audited financial statements of Alaska Cablevision at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Carl & Carlsen, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Prime at December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995, appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements of operations, changes in partners' capital deficiency and cash flows of Prime for the year ended December 31, 1993, included in this Registration Statement and Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.



                                                          REGISTRATION STATEMENT
                                                                        Page 168
                                OTHER INFORMATION

         The following information has been extracted from the Company's Forms 10-K, as amended, for the year ended December 31, 1995. See, "ANNUAL REPORT" and "AVAILABLE INFORMATION."

Business

         Products. The Company offers a broad spectrum of telecommunication services to residential, commercial and government customers primarily throughout Alaska. The Company operates in two industry segments and offers five primary product lines. The message and data transmission services industry segment offers message toll, private line and private network services, and the system sales and service industry segment offers data communication equipment sales and technical services.

         The Company's message and data transmission services industry segment is engaged in the transmission of interstate and intrastate switched message toll service ("MTS") and private line and private network communication service between the major communities in Alaska, and the remaining United States and foreign countries. The Company's message toll services include intrastate, interstate and international direct dial, 800, calling card, operator and enhanced conference calling, as well as termination of northbound toll service for MCI, U.S. Sprint ("Sprint") and several large resellers without facilities in Alaska. The Company also provides origination of southbound calling card and 800 toll services. Private line and private network services utilize voice and data transmission circuits, dedicated to particular subscribers, which link a device in one location to another in a different location. Regulated telephone relay services for the deaf, hard-of-hearing and speech impaired are provided through the Company's operator service center. The Company offers its message services to commercial and residential subscribers. Subscribers may cancel service at any time. Toll related services account for approximately 93%, 90% and 90% of the Company's 1995, 1994 and 1993 total revenues, respectively.

         The Company has positioned itself as the price leader in the Alaska telecommunication market and, as such, rates charged for the Company's telecommunication services are designed to be equal to or below those for comparable services provided by the only other significant competitor in the Alaska telecommunications market, AT&T Alascom.

         In addition to providing communication services, the Company sells, services and operates, on behalf of certain customers, dedicated communication and computer networking equipment and provides field/depot, third party, technical support, consulting and outsourcing services through its systems sales and service industry segment.

         The Company also supplies integrated voice and data communication systems incorporating interstate and intrastate digital private lines, point-to-point and multipoint private network and small earth station services operating at data rates up to 1.544 mbs. In addition, the Company designs, installs and maintains data communication systems for commercial and government customers throughout Alaska. Presently, there are five companies in Alaska that actively sell and maintain data and voice communication systems. The Company's unique ability to integrate telecommunication networks and data communication equipment has allowed it to maintain its dominant market position on the basis of "value added" support rather than price competition.

         The Company has expanded its technical services business to include outsourcing, onsite technical contract services and telecommunication consulting. The Company was awarded a five year contract, effective April 1, 1992, to assume management responsibility for all of BP Exploration (Alaska) ("BP") telecommunication and computer networking assets in Alaska. BP is the largest oil company presently operating in Alaska. The Company was awarded a
five  year  contract,   effective   October  31,  1995,  to


                                                          REGISTRATION STATEMENT
assume   management   responsibility   for  all  of  National   Bank  of  Alaska
telecommunication and computer networking assets in Alaska.

         Expenditures of approximately $2.5 million were made in 1994 developing new demand assigned multiple access ("DAMA") satellite communication technology. A four-module demonstration system was constructed in 1994 and was integrated into the Company's telecommunication network in 1995. Existing satellite technology relies on fixed channel assignments to a central hub. DAMA technology assigns satellite capacity on an as needed basis. The digital DAMA system allows calls to be made between remote villages using only one satellite hop thereby reducing satellite delay and capacity requirements while improving quality.

         The Company obtained the necessary APUC and FCC approvals waiving current prohibitions against construction of competitive facilities in rural Alaska, allowing for deployment of DAMA technology in 56 sites in rural Alaska on a demonstration basis. Construction and deployment will occur in 1996, with services expected to be provided during the fourth quarter of 1996. Total construction and deployment costs are expected to total $18 to $20 million.

         The FCC concluded an auction of spectrum to be used for the provision of PCS in March, 1995. The Company was named by the FCC as the high bidder for one of the two 30 megahertz blocks of spectrum, with Alaska statewide coverage. Acquisition of the license for a cost of $1.65 million will allow the Company to introduce new PCS services in Alaska. The Company began developing plans for PCS deployment in 1995 with technology service trials expected to take place in 1996 and service to be offered as early as 1997 or 1998.

         Neither the Company or any of its subsidiaries has revenues that are materially affected by seasonality. The Company has not expended material amounts during the last three fiscal years on customer-sponsored research activities.

         Markets. The dominant carrier and the Company 's primary competition in the Alaska market for interstate and intrastate MTS, private line and private network telecommunication services continues to be AT&T Alascom. Other carriers, such as MCI and Sprint can enter the market by constructing their own facilities in Alaska. At the present time, however, MCI, Sprint and several other carriers interconnect with the Company in Seattle and Dallas for delivery of their Alaska bound interstate traffic. Sprint and MCI also originate 800 services in Alaska on the Company 's facilities.

         Five companies in Alaska actively sell and service data and voice communication systems. Other companies can enter the market at any time.

         Foreign and Domestic Operations and Export Sales. Although the Company has several agreements to facilitate the origination and termination of international toll traffic, it has neither foreign operations nor export sales. The Company conducts operations throughout the western contiguous United States, Alaska and Hawaii and believes that any subdivision of its operations into distinct geographic areas would not be meaningful. Revenues associated with international toll traffic were $5,643,000, $4,427,000 and $3,734,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Financial Information About Industry Segments. The Company is engaged in the design, development, sale and service of telecommunication services and products in two principal industries: (1) message and data transmission services and (2) telecommunication systems sales and service.


                                                          REGISTRATION STATEMENT

                                                                               1995             1994              1993
                                                                               ----             ----              ----
                                                                                      (Amounts in thousands)
     Net sales
                        Message and data transmission svcs.                 $122,086          107,843            93,914
                        Systems sales and service                              7,193            9,138             8,299
                                                                            --------          -------           -------
                                 Total net sales                            $129,279          116,981           102,213
                                                                            ========          =======           =======

     Operating income
                        Message and data transmission svcs.                 $ 25,183           24,952            18,707
                        System sales and service                               1,847            2,112               428
                        Corporate                                            (13,526)         (14,067)          (10,331)
                                                                            --------         --------           -------
                                 Total operating income                     $ 13,504           12,997             8,804
                                                                            ========         ========           =======

     Identifiable assets
                        Message and data transmission svcs.                 $ 69,715           60,335            59,277
                        Systems sales and service                              2,554            2,838             4,306
                        Corporate                                             12,496           11,076             8,027
                                                                            --------         --------           -------
                                 Total identifiable assets                  $ 84,765           74,249            71,610
                                                                            ========         ========           =======

     Capital expenditures
                        Message and data transmission svcs.                $   5,946           10,003             4,457
                        Systems sales and service                                ---              ---               369
                        Corporate                                              2,992              601               918
                                                                           ---------         --------           -------
                                 Total capital expenditures                $   8,938           10,604             5,744
                                                                           =========         ========           =======

     Depreciation and amortization expense
                        Message and data transmission svcs.                $   5,385            6,194             6,572
                        Systems sales and service                                 84              103               132
                        Corporate                                                754              442               274
                                                                          ----------         --------           -------
                                 Total depreciation and
                                   amortization expense                    $   6,223            6,739             6,978
                                                                           =========         ========           =======

     Intersegment sales approximate market and are not significant. Identifiable assets are assets associated with a specific industry segment. General corporate assets consist primarily of cash, temporary cash investments and other assets and investments which are not specific to an industry segment. Goodwill and the related amortization associated with the acquisition of GCI Network Systems, Inc. is allocated to the message and data telephone services segment. Goodwill and the related amortization related to the acquisition of the Transalaska Data Systems, Inc. assets is allocated to the systems sales and service segment. Revenues derived from leasing operations are allocated to the message and data transmission services segment.

     The Company provides message telephone service to MCI and Sprint, major customers. Pursuant to the terms of a contract with MCI, the Company earned revenues of approximately $23,939,000, $19,512,000 and $16,068,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Amounts receivable from MCI totaled $4,256,000 and $3,257,000 at December 31, 1995 and 1994,
respectively. The Company earned revenues pursuant to a contract with Sprint totaling approximately $14,885,000, $12,412,000 and $10,123,000 for the years ended December 31, 1995, 1994 and 1993 respectively. Amounts receivable from Sprint totaled $2,362,000 and $981,000 at December 31, 1995 and 1994,
respectively.

Market Price of and Dividends on the Company's Common Equity and Related Stockholder Matters

         Market Information for Common Stock. Shares of Company Class A common stock are traded on the Nasdaq national narket system of the Nasdaq Stock Market under the symbol GNCMA. Shares


                                                          REGISTRATION STATEMENT
of Company Class B common stock are traded on the over-the-counter market. Company Class B common stock is convertible into Company Class A common stock. The following table sets forth the high and low sales price for the above-mentioned common stock for the periods indicated. The prices, rounded up to the nearest eighth, represent prices between dealers, do not include retail markups, markdowns, or commissions, and do not necessarily represent actual transactions.

                                                            Class A                                Class B
                                               -----------------------------------    -----------------------------------
                                                     High              Low                  High              Low
       1994:
            First Quarter                             5 7/8           4 1/8                5 7/8            4 1/8
            Second Quarter                            4 5/8           3 1/8                4 5/8            3 1/8
            Third Quarter                             5               3 1/2                5                3 1/2
            Fourth Quarter                            5               4 1/8                5                4 1/8

       1995:
            First Quarter                             4 5/8           3 3/4                4 5/8            3 3/4
            Second Quarter                            4 1/4           3 7/8                4 1/4            3 7/8
            Third Quarter                             4 1/8           3 1/4                4 1/8            3 1/4
            Fourth Quarter                            5 1/8           3 3/4                5 1/8            3 3/4

     Holders. As of March 5, 1996 there were approximately 1,830 holders of record of Company Class A common stock and approximately 750 holders of record of Company Class B common stock (amounts do not include the number of shareholders whose shares are held of record by brokers, but do include the brokerage house as one shareholder).

     Dividends. The Company has never paid cash dividends on its Class A or Class B common stock and has no present intention of doing so. Payment of cash dividends in the future, if any, will be determined by the Company's Board of Directors in light of the Company's earnings, financial condition and other relevant considerations. The Company's existing bank loan agreements contain provisions that prohibit payment of dividends, other than stock dividends.

Selected Financial Data

     The following table presents selected historical information relating to financial condition and results of operations over the past five years.


                                                          REGISTRATION STATEMENT
                                                                        Page 172

                                                                                 Years Ended December 31,
                                                                  -------------------------------------------------------
                                                                        1995       1994       1993       1992       1991
                                                                        ----       ----       ----       ----       ----
                                                                     (Amounts in thousands except per share amounts)
Revenues                                                            $129,279    116,981    102,213     96,499     75,522
Net earnings (loss) before income taxes                              $12,601     11,681      6,715      1,524    (1,422)
Net earnings (loss)                                                   $7,502      7,134      3,951        890    (1,092)
Earnings (loss) per share                                              $0.31       0.30       0.17       0.02     (0.12)
Total assets                                                         $84,765     74,249     71,610     72,351     70,167
Long-term debt, including current portion (1)                         $9,980     12,554     20,823     37,235     24,850
Obligations under capital leases, including current portion (2)       $1,047      1,297      1,522      1,720     10,975
Preferred stock (3)                                                       $0          0          0      3,282      3,282
Total stockholders' equity (4)                                       $43,016     35,093     27,210     14,870     13,554
Dividends declared per Common share (5)                                $0.00       0.00       0.00       0.00       0.00
Dividends declared per Preferred share (6)                             $0.00       0.00       0.44       1.78       1.69

------------

1 The Company exercised the purchase option described in footnote (2) below in December 1992 to acquire capacity on a fiber optic undersea cable from Seward, Alaska to Pacific City, Oregon. Long-term debt associated with this purchase is recorded in long-term debt and current portion of long-term debt in the Consolidated Financial Statements. See
         Part II of the  Company's  Form 10-K for the year  ended  December  31,
         1995.

2 The Company entered into a capital lease agreement in May 1991 for access to capacity on an undersea fiber optic cable from Seward, Alaska to Pacific City, Oregon. The lease term was ten years with monthly payments including maintenance of approximately $230,000 per month commencing August 22, 1991, the date the fiber optic cable become operational. The Company had an option expiring December 31, 1992 to purchase the leased capacity for $10.12 million, less the prior six months' lease payments, excluding maintenance. The lease was capitalized in 1991 at the underlying asset's fair market value and the related obligation was recorded in the Company's Consolidated Financial Statements.

3 In January, 1991, the Company sold 347,047 shares of non-voting Series A 15% Convertible Cumulative Preferred Stock to WestMarc Communications, Inc. for $9.5088 per share. The preferred stock accrued dividends on each share in cash or stock at the Company's discretion. The accrued dividends were payable semi-annually at the rate of 15% per annum if paid in cash or at the rate of 18.75% if paid in Class B Common Stock. Pursuant to an agreement with WestMarc Communications, Inc. the Company acquired and retired the preferred stock in 1993.

4 The 1993 increase in stockholders' equity is primarily attributed to the Company's issuance of common stock to MCI.

5 The Company has never paid a cash dividend on its common stock and does not anticipate paying any dividends in the foreseeable future. The Company intends to retain its earnings, if any, for the development of its business. Payment of cash dividends in the future, if any, will be determined by the board of directors of the Company in light of the Company's earnings, financial condition, credit agreements and other relevant considerations. The Company's existing bank loan agreements contain provisions that prohibit payment of dividends, other than stock dividends, as further described in Note (5)(a) to the financial statements included in Part II of the Company's Form 10-K for the year ended December 31, 1995.

6 The Company declared and issued stock dividends of approximately 304,000 and 286,000 shares of Class B common stock in 1992 and 1991, respectively, and paid dividends totaling $153,000 in 1993 on its non-voting Series A 15% Convertible Cumulative Preferred Stock.

Supplementary Financial Data
                                                                     Three months ended
                                    Dec. 31, 1995      Sept. 30, 1995      June 30, 1995      Mar. 31, 1995
                                    -------------      --------------      -------------      -------------
                                                   (Amounts in thousands, except per share amounts)
      Total revenues                         $34,363              33,363             31,860             29,693
      Contribution                           $15,808              15,548             14,026             13,676
      Net earnings                            $1,807               2,252              1,836              1,607
      Net earnings per share                    $.07                 .09                .08                .07

                                                          REGISTRATION STATEMENT

                                                                          Three months ended
                                    Dec. 31, 1994      Sept. 30, 1994      June 30, 1994      Mar. 31, 1994
                                    -------------      --------------      -------------      -------------
                                                  (Amounts in thousands, except per share amounts)
      Total revenues                         $29,143              30,685             28,962             28,191
      Contribution                           $14,061              14,740             14,387             12,897
      Net earnings                            $1,320               1,994              2,122              1,698
      Net earnings per share                    $.06                 .08                .09                .07

Management's Discussion and Analysis of Financial Condition and Result of Operations

         Liquidity and Capital Resources. Year ended December 31, 1995 ("1995"), compared with year ended December 31, 1994 ("1994"), compared with year ended December 31, 1993 ("1993").

         The Company's liquidity (ability to generate adequate amounts of cash to meet the Company's need for cash) was affected by a net increase in the Company's cash and cash equivalents of $2.4 million from 1994 to 1995. Sources of cash in 1995 included the Company's operating activities which generated positive cash flow of $14.3 million net of changes in the components of working capital, proceeds from the sale of investment securities held for sale totaling $832,000, repayments of notes receivable totaling $184,000, and proceeds from the issuance of common stock of $82,000. Uses of cash during 1995 included repayment of $2.8 million of long-term borrowings and capital lease obligations, investment of $8.9 million in distribution and support equipment, and payment of the final installment for a PCS spectrum license totaling approximately $521,000.

         Net receivables increased $4.8 million from 1994 to 1995 resulting from increased sales and receipt of a payment from a major customer in January 1996, beyond the cutoff date for recording in the current year.

         Payments of approximately $1.9 million of accrued payroll and payroll related obligations resulted in reduced balances at 1995 as compared to 1994.

         Working capital totaled $5.1 million and $1.8 million at December 31, 1995 and 1994, respectively. Working capital generated by operations exceeded expenditures for property, equipment and other assets, repayment of long-term borrowings and capital lease obligations, and the additional investment in the PCS license resulting in the $3.3 million increase at December 31, 1995 as compared to 1994.

         Cash flow from operating activities, as depicted in the Consolidated Statements of Cash Flows, decreased $4.2 million in 1995 as compared 1994. Cash flow generated from operating activities was reduced by payment of current obligations. Cash flow from operating activities increased $6.8 million during 1994 as compared to 1993 primarily as a result of revenue growth and decreased distribution costs as a percentage of revenues as further described below.

         The Company's expenditures and other additions to property and equipment totaled $8.9 million, $10.6 million, and $5.7 million during 1995, 1994 and 1993, respectively. Management's capital expenditures plan for 1996 includes approximately $30 to $50 million in capital necessary to pursue strategic initiatives, to maintain the network and to enhance transmission capacity to meet projected traffic demands.

         The two wideband transponders the Company owned reached the end of their expected useful life in August, 1994, at which time the Company leased replacement capacity. The cost of the leased capacity contributed to an increase in distribution costs during 1995 as compared to 1994. The existing leased


                                                          REGISTRATION STATEMENT
capacity is expected to meet the Company's requirements until such time that capacity is available pursuant to the terms of a new long-term agreement described below.

         The Company entered into a purchase and lease-purchase option agreement in August, 1995 for the acquisition of satellite transponders to meet its long-term satellite capacity requirements. The amount of the down payment required in 1996 and the balance payable upon delivery of the transponders as early as the fourth quarter of 1997 are dependent upon a number of factors including the number of transponders required and the timing of their delivery and acquisition. The Company does not expect the down payment to exceed $10.1 million and the remaining balance payable coinciding with a staged delivery to exceed $46 million. The Company amended its existing senior credit facility to provide a letter of credit to accommodate the required down payment in 1996 and expects to further amend or refinance its credit agreement to fund its remaining commitment.

         The Company continues to evaluate the most effective means to integrate its telecommunications network with that of MCI. Such integration will require capital expenditures by the Company in an amount yet to be determined. Any investment in such capital expenditures is expected to be recovered by increased revenues from expanded service offerings and reductions in costs resulting from integration of the networks.

         The FCC concluded an auction of spectrum to be used for the provision of PCS in March, 1995. The Company was named by the FCC as the high bidder for one of the two 30 megahertz blocks of spectrum, with Alaska statewide coverage. Acquisition of the license for a cost of $1.65 million will allow the Company to introduce new PCS services in Alaska. The Company began developing plans for PCS deployment in 1995 with limited technology service trials planned for 1996 and service to be offered as early as 1997 or 1998. Expenditures for PCS deployment could total $50 to $100 million over the next 10 year period. The estimated cost for PCS deployment is expected to be funded through income from operations and additional debt and perhaps, equity financing. The Company expects to arrange additional debt financing capacity in 1996. The Company's ability to deploy PCS services will be dependent on its available resources.

         Expenditures of approximately $2.5 million were made in 1994 developing new DAMA satellite communication technology. A four-module demonstration system was constructed in 1994 and was integrated into the Company's telecommunication network in 1995. Existing satellite technology relies on fixed channel assignments to a central hub. DAMA technology assigns satellite capacity on an as needed basis. The digital DAMA system allows calls to be made between remote villages using only one satellite hop thereby reducing satellite delay and capacity requirements while improving quality.

         The Company obtained the necessary APUC and FCC approvals waiving current prohibitions against construction of competitive facilities in rural Alaska, allowing for deployment of DAMA technology in 56 sites in rural Alaska on a demonstration basis. Construction and deployment will occur in 1996, with services expected to be provided during the fourth quarter of 1996. Construction and deployment costs are expected to total $18 to $20 million, and are expected to be funded through a combination of cash generated from operations and bank financing.

         The Company announced March 15, 1996 that it has signed letters of intent to acquire three Alaska cable companies that offer cable television service to more than 101,000 subscribers serving 74% of households throughout the state of Alaska. The Company intends to acquire Prime Cable of Alaska, Alaska Cablevision, Inc. of Kirkland, Washington and Alaskan Cable Network. Prime Cable operates the state's largest cable television system including stations in Anchorage, Bethel, Kenai and Soldotna, Alaska. Alaska Cablevision owns and operates cable stations in Petersburg, Wrangell, Cordova, Valdez, Kodiak, Homer, Seward, Nome and Kotzebue, Alaska. Alaskan Cable Network operates stations in Fairbanks,


                                                          REGISTRATION STATEMENT

Juneau, Ketchikan and Sitka, Alaska. This acquisition will allow the Company to integrate cable services to bring more information not only to more customers, but in a manner that is quicker, more efficient and more cost effective than ever before. The purchase will facilitate consolidation of the cable operations and will provide a platform for developing new customer products and services over the next several years.

         The total purchase price is $280.7 million. According to terms of the agreements, the Company will issue 16.3 million shares of Class A Common stock to the owners of the three cable companies valued at $105.7 million. The balance of the purchase will be provided by approximately $175 million of bank financing. Additional capital will be provided from the sale of 2 million shares of the Company 's Class A Common Stock to MCI Telecommunications Corporation for $6.50 per share.

         Definitive agreements are expected to be executed in April 1996 at which time the Company will apply to the APUC to transfer the licenses of the cable companies. Once all regulatory approvals are granted, the cable companies will be consolidated into a single organization owned by the Company.

         Management expects that cash flow generated by the Company will be sufficient to meet no less than the minimum required for maintenance level capital expenditures and scheduled debt repayment. The Company's ability to invest in discretionary capital and other projects will depend upon its future cash flows and access to additional debt and/or equity financing.

         Results of Operations. Year ended December 31, 1995 ("1995"), compared with year ended December 31, 1994 ("1994"), compared with year ended December 31, 1993 ("1993").

         The Company's message data and transmission services industry segment provides interstate and intrastate long distance telephone service to all communities within the state of Alaska through use of its facilities and interconnect agreements with other carriers. The Company's average rate per minute for message transmission during 1995, 1994, and 1993 was 19.1(cent), 18.6(cent), and 18.2(cent), respectively. Total revenues for 1995 were $129.3 million, an approximate 10.5% increase over 1994 revenues of $117.0 million, which revenues increased 14.4% over 1993 revenues of $102.2 million. Revenue growth is attributed to the increase in the average rate per minute and to four fundamental factors, as follows:

         (1) Growth in interstate telecommunication services which resulted in billable minutes of traffic carried totaling 465, 415 and 365 million minutes in 1995, 1994 and 1993, respectively, or 83.2, 83.9 and 83.9% of total 1995, 1994 and 1993 minutes, respectively.

         (2) Provision of intrastate telecommunication services which resulted in billable minutes of traffic carried totaling 93.4, 79.6 and 70.1 million minutes in 1995, 1994 and 1993, respectively, or 16.8, 16.1, and 16.1% of total 1995, 1994 and 1993 minutes, respectively.

         (3) Increases in revenues derived from other common carriers ("OCC") including MCI and Sprint. OCC traffic accounted for $38.8 million or 30.0%, $31.9 million or 27.3%, $26.2 million or 25.6% of total revenues in 1995, 1994 and 1993, respectively. Both MCI and Sprint are major customers of the Company. Loss of one or both of these customers would have a significant detrimental effect on revenues and on contribution. There are no other individual customers, the loss of which would have a material impact on the Company's revenues or gross profit.

         (4) Increased revenues associated with private line and private network transmission services, which increased 8% in 1995 as compared to 1994, increased 6% in 1994 as compared to 1993, and increased 8% in 1993 as compared to 1992.



                                                          REGISTRATION STATEMENT

         System sales and service revenues totaled $7.2 million, $9.1 million and $8.3 million in 1995, 1994 and 1993, respectively. The decrease in system sales and service revenues is attributed to fewer larger dollar equipment sales orders received during 1995 as compared to 1994 as well as a reduction of the company's outsourcing services provided to the oil field services industry.

         Transmission access and distribution costs, which represent cost of sales for transmission services, amounted to approximately 56.5%, 55.4%, 58.9% of transmission revenues during 1995, 1994 and 1993, respectively. The increase in distribution costs as a percentage of transmission revenues for 1995 as compared to 1994 results primarily from increases in costs associated with the Company's lease of transponder capacity as previously described. The decrease in distribution costs as a percentage of transmission revenues during 1994 as compared to 1993 results from proportionate increases in revenues as compared to costs and decreases in access tariff charges commencing July 1993, offset by increases in costs associated with the Company's lease of replacement transponder capacity as previously described. Changes in distribution costs as a percentage of revenues will occur as the Company's traffic mix changes. The Company is unable to predict if or when access charge rates will change in the future and the impact of such changes on the Company's distribution costs.

         Sales and service cost of sales as a percentage of sales and service revenues amounted to approximately 73.3%, 70.4% and 65.7% during 1995, 1994 and 1993, respectively. Increases in cost of sales as a percentage of sales and service revenues result from reduced margins associated with equipment sales and service contracts.

         Contribution increased 5.3% during 1995 as compared to 1994, and increased 22.5% during 1994 as compared to 1993. Increases in distribution costs associated with the Company's lease of transponder capacity as previously described reduced the rate of growth in 1995 contribution as compared to 1994. Proportionate decreases in distribution costs during 1994 as compared to 1993 coupled with proportionate increases in revenues during the same period resulted in the 1994 increase.

         Total operating costs and expenses increased 5.7% during 1995 as compared to the same period in 1994, and increased 16.5% during 1994 as compared to the same period in 1993. 1995 and 1994 increases in operating and engineering, service, sales and communications, and general and administrative costs were necessary to support the Company's expansion efforts and the increase in minutes of traffic carried. During 1995 the Company incurred approximately $450,000 for what is expected to be nonrecurring costs related to breaks in the undersea fiber optic cable and promotion of its new DAMA technology. Additional costs were incurred during the fourth quarter of 1995 attributed to the promotion of the Company's calling plans. Significant marketing, telemarketing, and promotional expenditures were incurred in 1994 to promote the Company's introduction of new services and programs resulting from its strategic alliance with MCI, including MCI's Friend's and Family calling plan, 1-800-COLLECT, PhoneCash prepaid calling cards, and an Amway distributor resale program. Additional general and administrative costs were incurred in 1994 resulting from the Company's performance based bonus and incentive compensation plans which are funded from incremental operating cash flow. Increases in 1994 expenses were offset in part by reductions in bad debt and depreciation and amortization costs. In general, the Company has dedicated additional resources in certain areas to pursue longer term opportunities. It must balance the desire to pursue such opportunities with the need to continue to improve current performance.

         Continuing legal and regulatory costs are, in large part, associated with regulatory matters involving the FCC, the APUC, and the Alaska Legislature.

         Interest expense decreased 25.5% during 1995 as compared to 1994 and decreased 31.7% during 1994 as compared to 1993. The decreases in interest
expense  result   primarily   from   reduction  in  the  Company's   outstanding
indebtedness.


                                                          REGISTRATION STATEMENT

         Income tax expense  totaled  $5,099,000,  $4,547,000  and $2,764,000 in
1995, 1994 and 1993, respectively, resulting from the application of statutory income tax rates to net earnings before income taxes

         The Company has capital loss carryovers totaling approximately $56,000 which expire in 1997. Tax benefits associated with recorded deferred tax assets, net of valuation allowances, are considered to be more likely than not realizable through taxable income earned in carryback years, future reversals of existing taxable temporary differences, and future taxable income exclusive of reversing temporary differences and carryforwards.

         The Alaska economy is supported in large part by the oil and gas industry. ARCO announced a 715 person downsizing in July 1994. Similar downsizing was announced in 1994 by other companies operating in the oil and gas industry in Alaska for 1995.

         The Alaska economy is also supported by the United States armed services and the United States Coast Guard which maintain bases in Anchorage, Fairbanks, Adak, Kodiak, and other communities in Alaska. The military presence in the state of Alaska provides a significant source of revenues to the economy of the state. The Company provides message telephone services in a variety of ways to the United States government and its armed forces personnel. The Company provides private lines for secured point-to-point data and voice transmission services and long distance services individually to military personnel.

         A reduction in federal military spending or closure of a major facility in Alaska would have a substantial adverse impact on the state and would both directly and indirectly affect the Company. A reduction in the number of military personnel served by the Company and a reduction in the number of private lines required by the armed forces would have a direct effect on revenues. Indirect effects would include a reduction of services provided across the state in support of the military community and as a result, a reduction in the number of customers served by the Company and volume of traffic carried.

         On July 13, 1995, the president approved and Congress subsequently accepted the independent Defense Base Closure and Realignment Commission report to close 79 military bases and downsize 26 others. The commission estimates its list would save $19.3 billion over 20 years, at a cost nationwide of 43,742 military and civilian jobs and 49,823 indirect jobs. Since its first round of action in 1991, the Defense Base Closure and Realignment Commission has claimed more than $5 billion in savings by closing or realigning military bases.

         The following military installations located in Alaska were recommended for closure or realignment in the 1995 report: Fort Greely (realign, estimated loss of 438 military and 286 civilian jobs), Fort Wainwright (realign, estimated gain of 205 military and 56 civilian jobs), NAF Adak (closure, estimated loss of 540 military and 138 civilian jobs).

         The loss of jobs and associated revenues attributed to oil and gas industry and military workforce reductions is not expected to have a material effect on the Company's operations. No assurance can be given that funding for existing military installations in Alaska will not be adversely affected by reprioritization of needs for military installations or federal budget cuts in the future.

         In October 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instrument" ("SFAS No. 119"). SFAS No. 119 requires disclosures regarding amount, nature and terms of derivative financial instruments, for instance futures, forward, swap and option contracts and other


                                                          REGISTRATION STATEMENT
instruments with similar characteristics. The Company anticipates that the adoption of SFAS No. 119 in 1996 will not have a material effect on its consolidated financial statements.

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). This statement sets forth new standards for determining when long-lived assets are impaired and requires such impaired assets to be written down to fair value. The Company anticipates that the adoption of SFAS No. 121 in 1996 will not have a material effect on its consolidated financial statements.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. The Company anticipates that the adoption of SFAS No. 123 in 1996 will not have a material effect on its consolidated financial statements.

         The Company generally has experienced increased costs in recent years due to the effect of inflation on the cost of labor, material and supplies, and plant and equipment. A portion of the increased labor and material and supplies costs directly affects income through increased maintenance and operating costs. The cumulative impact of inflation over a number of years has resulted in higher depreciation expense and increased costs for current replacement of productive facilities. However, operating efficiencies have partially offset this impact, as have price increases, although the latter have generally not been adequate to cover increased costs due to inflation. Competition and other market factors limit the Company's ability to price services and products based upon inflation's effect on costs.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         There were no changes in or disagreements between the Company and its accountants on accounting and financial disclosure during the year ended December 31, 1995 nor during the period 1996 up through the Record Date.


                                                          REGISTRATION STATEMENT


                          INDEX TO FINANCIAL STATEMENTS

Historical Financial Statements
Prime                                                                                                          Page
     Three and six months ended June 30, 1996:
         Balance Sheets, June 30, 1996
                  (unaudited) and
                  December 31, 1995.............................................................................F-5
         Statements of Operations, Three and six months
                  ended June 30, 1996 and 1995
                  (unaudited)...................................................................................F-6
         Statements of Changes in Partners'
                  Capital Deficiency, Six months
                  ended June 30, 1996 and 1995 (unaudited)......................................................F-7
         Statements of Cash Flows, Six months
                  ended June 30, 1996 and 1995
                  (unaudited)...................................................................................F-8
         Notes to Financial Statements
                  (unaudited)...................................................................................F-9

     Years ended December 31, 1995, 1994 and 1993:
         Report of Independent Auditors (1994 and 1995)........................................................F-11
         Report of Independent Accountants (1993)..............................................................F-12
         Balance Sheets, December 31, 1995 and 1994............................................................F-13
         Statements of Operations, Years ended
                  December 31, 1995, 1994, and 1993............................................................F-14
         Statements of Changes in Partners' Capital
                  Deficiency, Years ended December 31,
                  1995, 1994, and 1993.........................................................................F-15
         Statements of Cash Flows, Years ended
                  December 31, 1995, 1994, and 1993............................................................F-16
         Notes to Financial Statements.........................................................................F-17

Alaskan Cable (Combined for Alaskan Cable/Fairbanks,
Alaskan Cable/Juneau, and Alaskan Cable/Ketchikan)

     Three and six months ended June 30, 1996:
         Combined Balance Sheets, June 30, 1996 (unaudited)
                  and December 31, 1995........................................................................F-26
         Combined Statements of Income, Three and six months
                  ended June 30, 1996 and 1995
                  (unaudited)..................................................................................F-27
         Combined Statements of Cash Flows, Six
                  months ended June 30, 1996 and
                  1995 (unaudited).............................................................................F-28
         Notes to Combined Financial Statements
                  (unaudited)..................................................................................F-29


                                                          REGISTRATION STATEMENT
                                                                             F-1

     Years ended December 31, 1995, 1994 and 1993:
         Report of Independent Auditors........................................................................F-30
         Combined Balance Sheets, December 31,
                  1995 and 1994................................................................................F-31
         Combined Statements of Income, Years
                  ended December 31, 1995, 1994
                  and 1993.....................................................................................F-32
         Combined Statements of Shareholders'
                  Equity, Years Ended
                  December 31, 1995, 1994 and 1993.............................................................F-33
         Combined Statements of Cash Flows,
                  Years ended December 31,
                  1995, 1994, and 1993.........................................................................F-34
         Notes to Combined Financial Statements................................................................F-35

Alaska Cablevision

     Three and six months ended June 30, 1996:
         Balance Sheets, June 30, 1996 (unaudited) and
                  December 31, 1995............................................................................F-42
         Statements of Income, Three and six months ended
                  June 30, 1996 and 1995
                  (unaudited)..................................................................................F-43
         Statements of Stockholders' Equity,
                  Six months ended June 30, 1996
                  and 1995 (unaudited).........................................................................F-44
         Statements of Cash Flows, Six months
                  ended June 30, 1996 and 1995
                  (unaudited)..................................................................................F-45
         Notes to Financial Statements
                  (unaudited)..................................................................................F-46

     Years ended December 31, 1995, 1994 and 1993:
         Report of Independent Auditors........................................................................F-47
         Balance Sheets, December 31, 1995 and 1994............................................................F-48
         Statements of Income, Years ended
                  December 31, 1995, 1994, and 1993............................................................F-49
         Statements of Stockholders' Equity, Years ended
                  December 31, 1995, 1994, and 1993............................................................F-50
         Statements of Cash Flows, Years ended
                  December 31, 1995, 1994, and 1993............................................................F-51
         Notes to Financial Statements.........................................................................F-52


Pro Forma Combined Condensed Financial Statements (Unaudited)

Company (Pursuant to the Proposed Transactions)

         Pro Forma Combined Condensed Balance
                  Sheet As of June 30,
                  1996 (unaudited).............................................................................F-57

                                                          REGISTRATION STATEMENT
                                                                             F-3

         Pro Forma Combined Condensed Statement of
                  Operations for the Six Months Ended
                  June 30, 1996 (unaudited)....................................................................F-59
         Pro Forma Combined Condensed Statement of Operations,
                  for the Year Ended December
                  31, 1995 (unaudited).........................................................................F-61
         Notes to Pro Forma Combined
                  Financial Statements, June 30,
                  1996 and December 31, 1995 (unaudited).......................................................F-63


                                                          REGISTRATION STATEMENT

                        HISTORICAL FINANCIAL INFORMATION






                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                                 BALANCE SHEETS
                       June 30, 1996 and December 31, 1995
                             (thousands of dollars)


                                                                June 30,   December 31,
                                                             --------------------------
                                                                 1996         1995
                                                             -----------  -------------
                                 ASSETS                      (Unaudited)
Cash and cash equivalents ................................   $     803    $   9,477
Accounts receivable, net .................................         956        1,221
Prepaid expenses .........................................         196          166
Inventories ..............................................         854          833

Property, plant and equipment, at cost:
   Cable television distribution systems .................      69,695       68,090
   Transportation equipment ..............................         910          848
   Furniture and fixtures ................................       2,306        1,864
   Land and buildings ....................................         487          487
                                                             ---------    ---------
                                                                73,398       71,289
Less accumulated depreciation ............................     (45,770)     (42,114)
                                                             ---------    ---------
   Net property, plant and equipment .....................      27,628       29,175

Intangible assets, net ...................................      28,397       33,080
Deferred debt issuance costs, net ........................       2,209          125
Other assets .............................................         181           64
                                                             ---------    ---------
     Total assets ........................................   $  61,224    $  74,141
                                                             =========    =========

              LIABILITIES AND PARTNERS' CAPITAL DEFICIENCY

Accounts payable .........................................   $     583    $     773
Accounts payable, affiliates .............................         907          186
Accrued interest .........................................       2,061        1,368
Other accrued expenses ...................................       2,086        1,639
Subscriber deposits and unearned income ..................       2,060        2,043
Term debt ................................................     103,000       82,565
Subordinated debt ........................................       4,320       34,041
                                                             ---------    ---------
      Total liabilities ..................................     115,017      122,615
                                                             ---------    ---------

Commitments and Contingencies

Partners' capital deficiency:
  General partners .......................................       9,000        9,000
  Limited partners .......................................      36,000       36,000
Accumulated deficit ......................................     (98,793)     (93,474)
                                                             ---------    ---------
     Total partners' capital deficiency ..................     (53,793)     (48,474)
                                                             ---------    ---------
     Total liabilities and partners' capital deficiency ..   $  61,224    $  74,141
                                                             =========    =========

                    The accompanying notes are an integral
                        part of the financial statements.

                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                            STATEMENTS OF OPERATIONS
            for the three and six months ended June 30, 1996 and 1995
                             (thousands of dollars)



                                       For the Three Months     For the Six Months
                                           Ended June 30,         Ended June 30,
                                         1996        1995        1996        1995
                                      --------    --------    --------   --------
                                          (Unaudited)             (Unaudited)
 Revenues .........................   $  8,525    $  8,054    $ 17,276    $ 16,100

 Operating expenses:
   Cable television system expenses      4,239       4,098       8,668       8,150
   Management fees and expenses ...        460         410         924         817
   Depreciation and amortization ..      4,298       4,066       8,410       8,208
                                      --------    --------    --------    --------

 Loss from operations .............       (472)       (520)       (726)     (1,075)

 Interest income ..................          1          99         131         207
 Interest expense .................     (2,260)     (2,635)     (4,736)     (5,349)
 Gain on disposal of assets .......         12           4          12           4
                                      --------    --------    --------    --------

 Net loss .........................   $ (2,719)   $ (3,052)   $ (5,319)   $ (6,213)
                                      ========    ========    ========    ========


                    The accompanying notes are an integral
                        part of the financial statements.

                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL DEFICIENCY
                 for the six months ended June 30, 1996 and 1995
                             (thousands of dollars)


                                         General    Limited
                                        Partners   Partners      Total
                                       ---------   --------    --------
Balances, December 31, 1994 ........   $(32,147)   $      --   $(32,147)

   Net loss for the six months ended
   June 30, 1995 (unaudited) .......     (6,213)          --     (6,213)
                                       --------    ---------   --------
Balances, June 30, 1995 (unaudited)    $(38,360)   $      --   $(38,360)
                                       ========    =========   ========
Balances, December 31, 1995 ........    (48,474)          --    (48,474)

   Net loss for the six months ended
   June 30, 1996 (unaudited) .......     (5,319)          --     (5,319)
                                       --------    ---------   --------
Balances, June 30, 1996 (unaudited)    $(53,793)   $      --   $(53,793)
                                       ========    =========   ========


                    The accompanying notes are an integral
                        part of the financial statements.

                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                            STATEMENTS OF CASH FLOWS
                 for the six months ended June 30, 1996 and 1995

                                                             Six Months
                                                           Ended June 30,
                                                         1996         1995
                                                     ---------    ---------
                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ......................................   $  (5,319)   $  (6,213)
    Adjustments to reconcile net loss to net
      cash provided by operating activities:
      Depreciation and amortization ..............       8,410        8,208
      Amortization of deferred debt issuance
        costs ....................................         170          352
      Deferred interest on subordinated debt .....         401          985
      Gain on disposal of assets .................         (12)          (4)
                                                     ---------    ---------
                                                         3,650        3,328

   Net decrease in accounts receivable ...........         265          262
   Net (increase) decrease in prepaid expenses
      and other assets ...........................        (147)          76
   Net increase (decrease) in accounts payable and
      accounts payable-affiliates ................         531         (298)
   Net increase in accrued interest, other
      accrued expenses, unearned income and
      subscriber deposits ........................       1,157          284
                                                     ---------    ---------

   Net cash provided by operating activities .....       5,456        3,652
                                                     ---------    ---------

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property, plant and equipment
      and inventories ............................      (2,201)      (2,821)
    Proceeds from sale of assets .................          12           54
                                                     ---------    ---------

   Net cash used in investing activities .........      (2,189)      (2,767)
                                                     ---------    ---------

 CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from bank debt borrowings ............     105,000           --
   Repayment of term debt ........................     (84,565)          --
   Prepayment of subordinated debt ...............     (30,122)          --
   Increase in deferred debt issuance cost .......      (2,254)          --
                                                     ---------    ---------

   Net cash used in financing activities .........     (11,941)          --
                                                     ---------    ---------

   NET INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS: ..........................      (8,674)         885

      Cash and cash equivalents,
        beginning of period ......................       9,477        8,375
                                                     ---------    ---------
      Cash and cash equivalents,
        end of period ............................   $     803    $   9,260
                                                     =========    =========

   SUPPLEMENTAL CASH FLOW INFORMATION:
      Cash interest paid .........................   $   3,472    $   3,912
                                                     =========    =========


                    The accompanying notes are an integral
                        part of the financial statements.

                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                          NOTES TO FINANCIAL STATEMENTS



1.     General

       Prime Cable of Alaska, L.P. (the "Partnership"), a Delaware limited partnership, was formed on January 30, 1989 to acquire and operate cable television systems serving the municipality of Anchorage and its environs, Fort Richardson, Elmendorf Air Force Base, the city of Bethel and its environs, and the city of Kenai and the Kenai Peninsula Borough, all in the state of Alaska (the "Alaska Systems"). The Partnership was capitalized with contributions totaling $9,000,000 from the general partners, Prime Cable Fund I, Inc., Prime Cable Fund II, Inc. and Prime Cable Fund III, Inc., and contributions from the limited partners, Alaska Cable Inc. ("Alaska Cable"), Prime Cable Growth Partners, L.P. and Prime Venture I Holdings, L.P. in the amounts of $23,000,000, $11,000,000 and $2,000,000, respectively.

       The partnership agreement calls for losses to be allocated 97% to the general partners and 3% to the limited partners until the general partners' capital accounts have been reduced to zero. Thereafter, losses are allocated entirely to the limited partners until sufficient losses have been allocated to reduce limited partner capital accounts to zero. Finally, remaining losses are allocated to the general partners.

       Profits will be allocated first to those partners with capital account deficits, in proportion to their respective deficit balances. Second, profits will be allocated to all partners based on respective capital contributions until the capital accounts have been restored to the amount of each partner's capital contribution less any distributions. Profits in excess of capital contributions less distributions remaining from the sale of all, or substantially all, of the assets of the Partnership will be allocated to the partners in proportion to their respective capital contributions after first being reduced by amounts paid to the corporate limited partner and to the subordinate debt holders.

       As of June 30, 1995, certain shareholders of Alaska Cable had the right to require the sale of the Partnership for any reason.

       The Partnership has a $10 investment, representing a 0.165% limited partnership capital interest in Prime Video, L.P. ("PVLP"). PVLP was organized to acquire, develop and operate Blockbuster Video Superstores, and has 21 stores in operation at June 30, 1996. The Partnership's investment is accounted for using the cost method, the results of which do not differ significantly from the equity method.

       The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Partnership, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the financial statements and footnotes thereto included in the Partnerships' audited financial statements for the year ended December 31, 1995.


                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                          NOTES TO FINANCIAL STATEMENTS



2.    Subsequent Event

       On May 2, 1996, the non-corporate partners of the Partnership, the holders of profit participation rights and the shareholders of the corporate partners of the Partnership entered into a Securities Purchase and Sale Agreement (the "Agreement") with General Communication, Inc.
       (GCI). GCI is a telecommunications company providing long distance services in Alaska. Under the Agreement, the non-corporate partners and the profits participation rights holders will sell their Partnership interests to GCI, the shareholders of the corporate partners will exchange their corporate shares for GCI shares, and the holders of the profit participation rights will receive GCI shares in settlement of the Profit Participation Amount, all for a total consideration of 11.8 million shares of GCI common stock. Upon closing of the transaction, the Partnership will be 100% owned by GCI and subsidiaries of GCI. It is anticipated the transaction will close in the last quarter of 1996.


                                                          REGISTRATION STATEMENT

                         Report of Independent Auditors



To the Partners
Prime Cable of Alaska, L.P.

We have audited the balance sheets of Prime Cable of Alaska, L.P. (the Partnership) as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1995 and 1994 financial statements referred to above present fairly, in all material respects, the financial position of Prime Cable of Alaska, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                                             /s/ Ernst & Young LLP


  Austin,  Texas
  March 18, 1996,  except for the
  last paragraph of Note 7, as to
  which the date is September 9, 1996

                                                          REGISTRATION STATEMENT

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Partners
Prime Cable of Alaska, L.P.

We have audited the accompanying statements of operations, changes in partners' capital deficiency, and cash flows for the year ended December 31, 1993 of Prime Cable of Alaska, L.P. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Prime Cable of Alaska, L.P. for the year then ended December 31, 1993, in conformity with generally accepted accounting principles.




/s/ Coopers & Lybrand L.L.P.

Austin, Texas
March 15, 1994

                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                                 BALANCE SHEETS
                           December 31, 1995 and 1994
                             (thousands of dollars)

                                                               1995         1994
                                                            ---------    ---------
 ASSETS (Note 6)
 Cash and cash equivalents ..............................   $   9,477    $   8,375
 Accounts receivable, net (Note 4) ......................       1,221        1,204
 Prepaid expenses .......................................         166          227
 Inventories ............................................         833          324

 Property, plant and equipment, at cost:
   Cable television distribution systems ................      68,090       63,819
   Transportation equipment .............................         848          775
   Furniture and fixtures ...............................       1,864        1,760
   Land and buildings ...................................         487          487
                                                            ---------    ---------
                                                               71,289       66,841
   Less accumulated depreciation ........................     (42,114)     (34,975)
                                                            ---------    ---------
    Net property, plant and equipment ...................      29,175       31,866

 Intangible assets, net (Note 5) ........................      33,080       42,447
 Deferred debt issuance costs, net ......................         125          832
 Other assets ...........................................          64           28
                                                            ---------    ---------
      Total assets ......................................   $  74,141    $  85,303
                                                            =========    =========


LIABILITIES AND PARTNERS' CAPITAL DEFICIENCY
 Accounts payable .......................................   $     773    $     809
 Accounts payable, affiliates ...........................         186          124
 Accrued interest .......................................       1,368        1,311
 Other accrued expenses .................................       1,639        1,656
 Subscriber deposits and unearned income ................       2,043        1,796
 Term debt (Note 6) .....................................      82,565       84,065
 Subordinated debt (Note 7) .............................      34,041       27,689
                                                            ---------    ---------
       Total liabilities ................................     122,615      117,450
                                                            ---------    ---------

 Commitments and Contingencies (Notes 7 and 9)

 Partners' capital deficiency (Note 7):
   General partners .....................................       9,000        9,000
   Limited partners .....................................      36,000       36,000
 Accumulated deficit ....................................     (93,474)     (77,147)
                                                            ---------    ---------
       Total partners' capital deficiency ...............     (48,474)     (32,147)
                                                            ---------    ---------
       Total liabilities and partners' capital deficiency   $  74,141    $  85,303
                                                            =========    =========

The  accompanying  notes  are an  integral part of the financial statements.

                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                            STATEMENTS OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993
                             (thousands of dollars)

                                             1995        1994        1993
                                           -------     -------     -------
Revenues ..............................   $ 32,594    $ 30,599    $ 29,101

Operating expenses:
  Cable television system expenses ....     16,264      14,911      13,812
  Management fees and expenses (Note 9)      1,674       1,671       1,542
  Depreciation and amortization .......     16,487      16,944      17,261
  Provision for inventory obsolescence                      35
                                           --------    --------    --------

Loss from operations ..................     (1,831)     (2,962)     (3,514)

Interest income .......................        460         285         249
Interest expense ......................    (14,960)     (9,035)     (7,996)
Gain (loss) on disposal of assets .....          4         (15)         10
                                           --------    --------    --------

Net loss ..............................   $(16,327)   $(11,727)   $(11,251)
                                           ========    ========    ========

The  accompanying  notes  are an  integral part of the financial statements.

                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL DEFICIENCY for the years ended December 31, 1995, 1994 and 1993
                             (thousands of dollars)


                                General     Limited
                               Partners    Partners     Total
                              --------    ---------  --------
Balances, January 1, 1993     $ (9,169)   $          $ (9,169)

Net loss for the year ended
   December 31, 1993 ......    (11,251)               (11,251)
                              --------    --------   ---------

Balances, December 31, 1993    (20,420)               (20,420)

Net loss for the year ended
   December 31, 1994 ......    (11,727)               (11,727)
                              --------    --------   ---------

Balances, December 31, 1994    (32,147)               (32,147)

Net loss for the year ended
   December 31, 1995 ......    (16,327)               (16,327)
                              --------    --------   ---------

Balances, December 31, 1995   $(48,474)   $          $(48,474)
                              ========    ========   =========

The  accompanying  notes  are an  integral part of the financial statements.

                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA L.P.
                            STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993
                             (thousands of dollars)
                                                                          1995        1994         1993
                                                                       --------    ---------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss .........................................................   $(16,327)    (11,727)  $ (11,251)
  Adjustments to reconcile net loss to net
   cash  provided  by  operating activities:
     Depreciation and amortization .................................     16,487      16,944      17,261
     Amortization of deferred debt issuance
       costs .......................................................        708         500         233
     Deferred interest on subordinated debt ........................      6,352       1,802       1,597
     Provision for inventory obsolescence ..........................         35
     (Gain) loss on disposal of assets .............................         (4)         15         (10)
                                                                       --------    --------   ---------
                                                                          7,216       7,569       7,830
  Net decrease (increase) in accounts receivable,
    prepaid expenses and other assets ..............................          8        (355)        (69)
  Net increase in accounts payable,
    accounts payable-affiliates, accrued interest,
    other accrued expenses, and subscriber deposits
    and unearned income                                                     313      1,236         294
                                                                       --------    --------   ---------

  Net cash provided by operating activities ........................      7,537       8,450       8,055
                                                                       --------    --------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment
    and inventories ................................................     (4,988)     (4,021)     (2,814)
  Proceeds from sale of assets .....................................         54          10          13
                                                                       --------    --------   ---------
  Net cash used in investing activities ............................     (4,934)     (4,011)     (2,801)
                                                                       --------    --------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of term debt ...........................................     (1,500)     (4,330)     (3,405)
  Increase in deferred debt issuance cost ..........................         (1)       (646)       (383)
                                                                       --------    --------   ---------

  Net cash used in financing activities ............................     (1,501)     (4,976)     (3,788)
                                                                       --------    --------   ---------

NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS
 Cash and cash equivalents,                                               1,102       (537)      1,466
  beginning of year                                                       8,375      8,912       7,446
                                                                       --------    --------   ---------

Cash and cash equivalents,
  end of year                                                          $  9,477      8,375    $  8,912
                                                                       ========   ========    ========

SUPPLEMENTAL CASH FLOW INFORMATION:

  Cash interest paid                                                   $ 7,843       6,330    $  6,163
                                                                       =======    ========    ========

The  accompanying  notes  are an  integral part of the financial statements.

                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                              --------------------


 1.    Organization

       Prime Cable of Alaska, L.P. (the "Partnership"), a Delaware limited partnership, was formed on January 30, 1989 to acquire and operate cable television systems serving the municipality of Anchorage and its environs, Fort Richardson, Elmendorf Air Force Base, the city of Bethel and its environs, and the city of Kenai and the Kenai Peninsula Borough, all in the state of Alaska (the "Alaska Systems"). The Partnership was capitalized with contributions totaling $9,000,000 from the general partners, Prime Cable Fund I, Inc., Prime Cable Fund II, Inc. and Prime Cable Fund III, Inc., and contributions from the limited partners, Alaska Cable Inc. ("Alaska Cable"), Prime Cable Growth Partners, L.P. and Prime Venture I Holdings, L.P. in the amounts of $23,000,000, $11,000,000 and $2,000,000, respectively.

       The partnership agreement calls for losses to be allocated 97% to the general partners and 3% to the limited partners until the general partners' capital accounts have been reduced to zero. Thereafter, losses are allocated entirely to the limited partners until sufficient losses have been allocated to reduce limited partner capital accounts to zero. Finally, remaining losses are allocated to the general partners.

       Profits will be allocated first to those partners with capital account deficits, in proportion to their respective deficit balances. Second, profits will be allocated to all partners based on respective capital contributions until the capital accounts have been restored to the amount of each partner's capital contribution less any distributions. Profits in excess of capital contributions less distributions remaining from the sale of all, or substantially all, of the assets of the Partnership will be allocated to the partners in proportion to their respective capital contributions after first being reduced by amounts paid to the corporate limited partner and to the subordinate debt holders as described in Note 7.

       As of June 30, 1995, certain shareholders of Alaska Cable can require the sale of the Partnership for any reason.

       The Partnership has a $10 investment, representing a .165% limited partnership capital interest in Prime Video, L.P. ("PVLP"). PVLP was organized to acquire, develop and operate Blockbuster Video Superstores, and has 19 stores in operation at December 31, 1995. The Partnership's investment is accounted for using the cost method, the results of which do not differ significantly from the equity method. Through December 1995, the Partnership has received distributions totaling $7,000 from PVLP.

 2.    Summary of Significant Accounting Policies

       Inventories

       Inventories are carried at the lower of cost (weighted average unit cost) or market.


                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                    NOTES TO FINANCIAL STATEMENTS (continued)
                              --------------------


 2.    Summary of Significant Accounting Policies, continued

       Property, Plant and Equipment

       Depreciation is computed by the straight-line method over the estimated useful lives of the assets. The composite method and a ten year life are used for cable television distribution systems. Under the composite method, proceeds from the retirement of cable television distribution system assets are credited to the allowance for depreciation. Gains or losses on disposition of property, plant and equipment (other than cable television distribution systems) are credited or charged to income. Maintenance and repairs are charged to expense as incurred.
       Expenditures for major renewals and betterments are capitalized.

       Intangible Assets

       Excess cost over net assets acquired arising from the acquisition of cable television systems is being amortized by the straight line method over ten years. Other intangible assets, including subscriber lists and a Certificate of Operating Rights, are being amortized by the straight line method over their useful lives ranging from ten to eleven years.

       It is the Partnership's policy to value intangible assets at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value.

       Deferred Debt Issuance Costs

       Debt issuance costs are deferred and amortized by the straight-line method, which approximates the interest method, over the term of the related debt.

       Revenue Recognition

       Revenues are generally billed in advance and are recognized as the cable service is provided.

       Advertising Expense

       The Partnership expenses advertising costs as incurred. Advertising expenses, net of reimbursements, were approximately $660,000 and $674,000 for 1995 and 1994, respectively.

       Income Taxes

       The Partnership as an entity pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flows through" to the individual partners in the manner specified in the partnership agreement.


                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                    NOTES TO FINANCIAL STATEMENTS (continued)
                              --------------------


 2.    Summary of Significant Accounting Policies, continued

       Concentrations of Credit Risk

       Financial instruments which potentially subject the Partnership to concentrations of credit risk are primarily cash, temporary investments, and accounts receivable. Excess cash is invested in high quality short-term liquid money instruments issued by highly-rated financial institutions. At December 31, 1995, substantially all of the Partnership's cash balances were invested in short-term liquid money instruments. Though limited to one geographical area, the concentration of credit risk with respect to the Partnership's receivables is minimized due to the large number of customers, individually small balances, short payment terms and required deposits.

       Statements of Cash Flows

       For purposes of the Statements of Cash Flows, the Partnership considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 3.    Acquisition of Cable Television Systems

       On June 30, 1989, the Partnership acquired the Alaska Systems for an aggregate purchase price including acquisition expenses of $143,843,000. For financial statement purposes, the acquisition was accounted for using the purchase method with the acquisition cost allocated to the tangible and identifiable intangible assets based upon current fair market values. The allocation resulted in an excess of cost over net assets acquired of $24,204,000.

       On October 1, 1989, the cable television system in the Eaglewood subdivision of Anchorage was acquired by the Partnership for $541,000, including acquisition expenses. The acquisition was accounted for as a purchase transaction with the acquisition cost allocated to the tangible and identifiable intangible assets of the system based upon current fair market values. This allocation resulted in an excess of cost over net assets acquired of $217,000.


                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                    NOTES TO FINANCIAL STATEMENTS (continued)
                              --------------------


 4.    Accounts Receivable

       Accounts receivable consisted of the following (thousands of dollars):

                                                              December 31,
                                                          -------------------
                                                            1995       1994
                                                          -------     -------
          Accounts receivable, trade                      $ 1,333     $ 1,402
          Accounts receivable, other                          117          69
          Less allowance for doubtful accounts               (229)       (267)
                                                          -------     --------
          Accounts receivable, net of allowance           $ 1,221     $ 1,204
                                                          =======     ========

 5.    Intangible Assets

       Intangible assets consisted of the following (thousands of dollars):

                                                              December 31,
                                                          --------------------
                                                            1995       1994
                                                          --------    --------
          Subscriber list                                 $ 34,821    $ 34,821
          Certificate of Operating Rights                   29,019      29,019
          Excess of acquisition costs
             over net assets acquired                       24,421      24,421
          Other intangibles                                  5,775       5,775
                                                          --------    --------
                                                            94,036      94,036
          Less accumulated amortization                    (60,956)    (51,589)
                                                          --------    --------
          Intangible assets, net                          $ 33,080    $ 42,447
                                                          ========    ========

 6.    Bank Debt

       Bank debt consisted of the following (thousands of dollars):

                                                              December 31,
                                                          --------------------
                                                            1995        1994
                                                          --------    --------
          Bank credit agreement:
             Tranche A Note                               $ 65,065    $ 66,565
             Tranche B Note                                 17,500      17,500
                                                          --------    --------
                                                          $ 82,565    $ 84,065
                                                          ========    ========

       The rates of interest on amounts outstanding under the bank loan agreement at December 31, 1995 were fixed under three-month Eurodollar contracts at 7.2% and 7.9% for the Tranche A Note and the Tranche B Note, respectively.


                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                    NOTES TO FINANCIAL STATEMENTS (continued)
                              --------------------


 6.    Bank Debt, continued

       On March 7, 1996, the Partnership consummated a new bank loan agreement using the proceeds to pay off all amounts outstanding under the previous bank credit agreement and subordinated notes (Note 7). The Partnership has $125,000,000 available under the new loan agreement, with borrowings bearing interest at the bank's prime rate plus 2%. At the Partnership's option, all or a specified portion of the indebtedness may be fixed for periods ranging from one month to one year based on Eurodollar rates plus 3%. The interest rates under the new agreement are subject to reductions of up to 1.75% per annum if certain financial tests are met. The Partnership is required to pay a commitment fee equal to .5% per annum on the unused portion of the commitment, and an agency fee of $50,000 per year. Interest and fees are payable quarterly.

       Beginning June 30, 1998, the loan commitment is reduced at the end of each calendar quarter through March 31, 2005 as follows:

                                              Quarterly Reduction
                                               of Loan Commitment
                                         -------------------------------
                             1998                  $ 4,166,667
                             1999                  $ 3,125,000
                             2000                  $ 3,125,000
                             2001                  $ 3,125,000
                             2002                  $ 4,687,500
                             2003                  $ 4,687,500
                             2004                  $ 6,250,000
                             2005                  $12,500,000

       While the Partnership may elect to reduce amounts due and available under the loan agreement through prepayments of not less than $1,000,000, a mandatory prepayment is required each May, beginning in May 1999, if, for the prior year ended December 31, the Partnership's Operating Cash Flow (defined as net income before extraordinary items and gains and losses on asset sales, plus interest expense, depreciation, amortization, bank fees, deferred management fees, expenses and other amounts deferred under the management agreement (Note 8), income tax expense, partnership expenses not to exceed $75,000 per annum, and other non-cash expenses) exceeds payments made for cash interest expense, permanent prepayments of principal amounts outstanding under the loan agreement, bank fees, cash income tax payments, capital expenditures, amounts previously deferred under the management agreement, and capital lease obligations. The Partnership is required to make a prepayment in the amount of 50% of such excess. Additionally, a mandatory prepayment may be required in the event of asset sales (other than dispositions of obsolete inventory and equipment in the ordinary course of business), the issuance of partnership interests or other debt or equity securities, or in the event of certain changes in ownership of the Partnership. All such mandatory prepayments permanently reduce the amounts due and available under the loan commitment.


                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                    NOTES TO FINANCIAL STATEMENTS (continued)
                              --------------------


 6.    Bank Debt, continued

       The loan agreement is collateralized by essentially all of the Partnership's assets, the general partners' interests in the Partnership, and a pledge by PMLP of its rights under the management agreement. The loan agreement imposes numerous requirements and restrictions, including limitations on indebtedness, payments, purchases and capital expenditures. In addition, certain financial ratios must be maintained.

       In connection with the initial funding under the March 7, 1996 loan agreement, the Partnership paid bank fees of approximately $2,144,000, which will be amortized to interest expense over the life of the agreement. Additional bank fees equal to .5% of the commitment are due upon the occurrence of certain changes in ownership of the Partnership, but in no event later than September 7, 1997.

 7.    Subordinated Debt

       Subordinated debt consisted of the following (thousands of dollars):

                                                              December 31,
                                                          --------------------
                                                            1995        1994
                                                          --------    --------
         Subordinated notes:
         Original principal amount outstanding            $ 20,000    $ 20,000
         Deferred interest                                  14,041       7,689
                                                          --------    --------
                                                          $ 34,041    $ 27,689
                                                          ========    ========

       On June 30, 1989, the Partnership entered into an investment agreement to issue subordinated notes with an original principal amount of $20,000,000. The notes bear interest at 12.25%, with 7.25% payable quarterly and the remainder deferred. Interest deferred each quarter bears interest at 12.25% and is payable at maturity.

       On March 7, 1996, the Partnership used $30,387,000 in proceeds from the bank loan agreement (Note 6) to prepay in full the amounts outstanding under the subordinated notes. The investment agreement remained in force.

       Under the investment agreement, the subordinated debt holders also were issued profit participation rights entitling them to receive the Profit Participation Amount (defined as 13.6284% multiplied by the excess of the fair market value of the Partnership over the sum of (1) the $45,000,000 original equity contributed to the Partnership, reduced by distributions, plus (2) the amount of the tax allocation to the corporate limited partner which provides the corporate limited partner an after-tax return equivalent to the other limited partners). The holders of profit participation rights have right of first refusal on a portion of the issuance of additional partnership interests by the Partnership.


                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                    NOTES TO FINANCIAL STATEMENTS (continued)
                              --------------------


 7.    Subordinated Debt, continued

       The holders of the profit participation rights may elect at any time to put all or any portion of their rights to the Partnership. In the event that the Partnership is unable to purchase their rights, the holders can require the liquidation of the Partnership. At any time after June 30, 1996, but prior to June 30, 1998, the Partnership may, by notice to the holders, require them to sell all or any portion of their profit participation rights to the Partnership. Under the put and call agreements, the purchase price of the rights shall be based on the Profit Participation Amount multiplied by the percentage of rights sold. Any payments to the holders of the profit participation rights are subordinate to payment of amounts due under the new March 7, 1996 bank loan agreement (Note 6).

       At each balance sheet date, management of the Partnership estimates fair market value of the Partnership to determine the Profit Participation Amount. Based upon such estimates, the Partnership recorded a liability of $4,320,000 to the holders of the profit participation rights in 1995. This amount was charged to interest expense and recorded as additional deferred interest on the subordinated debt in the financial statements for 1995, which have been restated to include this expense and liability. Such amount will be paid upon the sale of the partnership interests (see
       Note 9).

 8.    Commitments and Contingencies

       Lease Arrangements

       The Partnership, as an integral part of its operations, has entered into operating lease contracts for microwave service, pole use and office space. The approximate minimum aggregate rentals under such leases (exclusive of minimum pole rentals of approximately $142,000 per year) at December 31, 1995, are as follows: 1996, $462,000; 1997, $454,000; 1998,
       $451,000;  1999, $471,000;  2000, $486,000 and $332,000 thereafter.  Rent expense was $571,000, $556,000, and $460,000, for the years ended December 31, 1995, 1994 and 1993, respectively.

       Management Agreement

       The Partnership is a party to a management agreement with PMLP, an affiliate of the general partners. Under the terms of the management agreement, PMLP manages all aspects of the daily operations of the cable television systems. In consideration for its services to the Partnership, PMLP receives annual fees equal to 5% of the gross revenues of the Partnership and is reimbursed for certain expenses incurred in connection with the services provided. Under the terms of the March 7, 1996 bank loan agreement (Note 6), the Partnership will defer payment of the 5% fees until October 1, 1996. The deferred fees bear interest at a rate of 17.5% per annum, and may be paid to PMLP upon the achievement of certain financial ratios. In addition, the terms of the bank loan agreement restrict payments to PMLP in the event of a default under the credit agreement.

       In connection with the agreement, the Partnership incurred $1,674,000, $1,671,000, and $1,542,000, in management fees and reimbursable expenses for the years ended December 31, 1995, 1994 and 1993, respectively.


                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                    NOTES TO FINANCIAL STATEMENTS (continued)
                              --------------------


 8.    Commitments and Contingencies, continued

       Employee Benefit Plan

       The Partnership participates with other affiliated entities in a defined contribution pension plan covering substantially all full-time employees who have completed one year of service. The plan is subject to the provisions of Internal Revenue Code Sec. 401(k). Contributions by the Partnership are determined as a percent of each participating employee's contributions and are at the discretion of the plan's sponsor, PMLP. Partnership contributions totaled $33,000, $29,000, and $21,000, for fiscal years 1995, 1994 and 1993, respectively.

       Litigation

       The Partnership is involved in various lawsuits and legal proceedings which have arisen in the normal course of business, including the following: Two former employees filed separate lawsuits related to the Partnership's employment practices, with claims for damages aggregating approximately $650,000, with one action including an unspecified claim for punitive damages. Two suits have been filed against the Partnership related to automobile accidents, one making damage claims aggregating approximately  $550,000,  the other  claiming  damages in an  unspecified amount. However, any damages ultimately assessed or settlements negotiated under these two automobile accident claims will be paid by the Partnership's insurance carrier. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Partnership, and therefore no provision for liability has been made in the financial statements.

       Cable Service Rate Reregulation

       On April 1, 1993, the Federal Communications Commission ("FCC") adopted rules governing rates charged by cable operators for the basic service tier of channels, the installation, lease and maintenance of equipment (such as converter boxes and remote control units) used by subscribers to receive this tier, and for cable programming services other than programming offered on a per-channel or per-program basis (the "regulated services"). To comply with the regulations, the Partnership implemented various subscriber service and rate changes effective September 1, 1993. These changes resulted in a reduction of total monthly revenue of approximately 6%.

       On March 30, 1994, the FCC released revisions to its April 1, 1993 rate regulations. The revisions required cable operators to implement additional rate rollbacks using complex benchmark calculations, or alternatively, to justify higher rates based on a cost-of-service showing. The Partnership elected to file cost-of-service showings with the FCC where required. Management of the Partnership believes that rates in effect at March 1994 were supportable under the cost-of-service rules, and therefore, no rate rollbacks were implemented in connection with the 1994 FCC revisions. Subsequent rate adjustments have been made utilizing cost-of-service methodology with adjustments as provided by FCC rules.


                                                          REGISTRATION STATEMENT

                           PRIME CABLE OF ALASKA, L.P.
                    NOTES TO FINANCIAL STATEMENTS (continued)
                              --------------------


 8.    Commitments and Contingencies, continued

       Cable Service Rate Reregulation, continued

       The regulated services rates charged by the Partnership may be reviewed by the State of Alaska under certain conditions (for basic service) or the FCC (for cable programming service). Refund liability for basic service rates is limited to a one-year period. In order for the State of Alaska to exercise rate regulation authority over the Partnership's basic service rates, 25% of the Alaska Systems' subscribers must request such regulation by filing a petition with the State of Alaska. At December 31, 1995, the State of Alaska does not have rate regulation authority over the Partnership's basic service rates, and therefore there is no refund liability for basic service at this time. Refund liability for cable programming service rates may be calculated from the date a complaint alleging an unreasonable rate for cable programming service is filed with the FCC until the rate reduction is implemented. Complaints by subscribers have been filed with, and accepted by, the FCC for certain franchise areas. However, the Partnership's filings made in response to those complaints related to the period prior to July 15, 1994 have been approved by the FCC; therefore, the potential liability for cable programming service refunds would be limited to the period subsequent to July 15, 1994 for these areas. Management of the Partnership believes that the potential for any refund liability for cable programming service is remote, and therefore no provision has been made in the financial statements for such refunds.

       Management of the Partnership believes that it has complied in all material respects with the provisions of the FCC rules and regulations and that the Partnership is, therefore, not liable for any refunds. Accordingly, no provision has been made in the financial statements for any potential refunds. The FCC rules and regulations are, however, subject to judgmental interpretations, and the impact of potential rate changes or refunds ordered by the FCC could cause the Partnership to make refunds and/or to be in default on certain debt covenants.

       In February 1996, a telecommunications bill was signed into federal law which significantly impacts the cable industry. Most notably, the bill allows cable system operators to provide telephony services, allows telephone companies to offer video services, and provides for deregulation of cable programming service rates by 1999. The impact of the new bill cannot be determined at this time, but it is not expected to have a significant adverse impact on the financial position or results of operations of the Partnership.

 9.    Subsequent Event

       The  Partners of the  Partnership  have signed a letter of intent to sell the Partnership to General Communication, Inc. (GCI). GCI is a telecommunications company providing long distance services in Alaska. A definitive agreement is expected to be signed in the second quarter of 1996. Under the terms of the letter of intent, the non-corporate partners would sell their partnership interests, the shareholders of the corporate partners would exchange their corporate shares, and the holders of the profit participation rights (see Note 7) would receive settlement of the Profit Participation Amount, all for a total consideration of 11.8 million shares of GCI common stock.


                                                          REGISTRATION STATEMENT


                              Alaskan Cable Network

                             Combined Balance Sheets


                                                        (Unaudited)
                                                          June 30,  December 31,
                                                            1996        1995
                                                         ---------  ------------
                                                              (In thousands)
Assets
Cash and cash equivalents ............................   $  1,015    $  3,905
Trade accounts receivable, less allowance for doubtful
  accounts of $102 in 1996, $95 in 1995 ..............      1,402       1,537
Property, plant and equipment, net ...................     10,909      12,144
Intangible assets, net ...............................      5,244       6,908
Due from affiliates ..................................        639          --
                                                         ========    ========
Total Assets .........................................   $ 19,209    $ 24,494
                                                         ========    ========

Liabilities and shareholder's equity
Line of credit .......................................   $  3,000    $  8,000
Accounts payable .....................................        305         615
Accrued compensation and benefits ....................        425         331
Other accrued liabilities ............................        885         775
Deferred revenue .....................................      1,152       1,211
Due to affiliates ....................................         --          64
                                                         --------    --------
Total liabilities ....................................      5,767      10,996
                                                         --------    --------

Commitments and contingencies

Shareholder's equity:
  Common Stock .......................................          3           3
  Additional paid-in-capital .........................     14,458      14,478
  Accumulated deficit ................................     (1,019)       (983)
                                                         --------    --------
Total shareholder's equity ...........................     13,442      13,498
                                                         --------    --------
Total liabilities and shareholder's equity ...........   $ 19,209    $ 24,494
                                                         ========    ========

See accompanying notes.

                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

                          Combined Statements of Income


                                                (Unaudited)           (Unaudited)
                                            Three Months Ended     Six Months Ended
                                                  June 30,             June 30,
                                              1996       1995       1996       1995
                                              ----       ----       ----       ----
                                              (In thousands)        (In thousands)
Cable television service revenue .......   $ 3,650    $ 3,647    $ 7,442    $ 7,224

Operating expenses:
     Cost of revenues ..................     1,233      1,208      2,485      2,374
     Selling, general and administrative       752        728      1,515      1,450
     Depreciation and amortization .....     1,556      1,517      3,113      3,034
                                           -------    -------    -------    -------

Income from operations .................       109        194        329        366

Other income (expense):
     Loss on disposal of assets ........        --         (2)        (6)        (2)
     Interest income (expense), net ....      (242)        23       (374)        55
                                           -------    -------    -------    -------


Income (loss) before income taxes ......      (133)       215        (51)       419

Benefit for income taxes ...............        --         16         15         16
                                           -------    -------    -------    -------

Net income (loss) ......................   $  (133)   $   231    $   (36)   $   435
                                           =======    =======    =======    =======

See accompanying notes.


                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

                        Combined Statements of Cash Flows


                                                            (Unaudited)
                                                     Six Months Ended June 30,
                                                     -------------------------
                                                         1996        1995
                                                       --------    --------
                                                           (In thousands)
Operating activities
Net income (loss) ..................................   $    (36)   $    435
Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Provision for uncollectible accounts receivable          7          14
     Loss on disposal of assets ....................          6           2
     Depreciation and amortization .................      3,113       3,034
     Changes in operating assets and liabilities:
          Trade accounts receivable ................        128          13
          Intangible and other assets ..............         (4)        155
          Accounts payable .........................       (310)        (86)
          Accrued compensation and benefits and
               other accrued liabilities ...........        204          61
         Deferred revenue ..........................        (59)         15
                                                       --------    --------
Net cash provided by operating activities ..........      3,049       3,643
                                                       --------    --------

Investing activities
Additions to property, plant and equipment .........       (216)       (275)
                                                       --------    --------
Net cash used in investing activities ..............       (216)       (275)
                                                       --------    --------

Financing activities
Borrowings on line of credit .......................      6,000          --
Repayment of line of credit ........................    (11,000)         --
Change in due from affiliates ......................       (703)      1,628
Decrease in paid-in-capital ........................        (20)         --
Dividends paid to Jack Kent Cooke Incorporated .....         --      (9,700)
                                                       --------    --------
Net cash used in financing activities ..............     (5,723)     (8,072)
                                                       --------    --------
Net decrease in cash and cash equivalents ..........     (2,890)     (4,704)
Cash and cash equivalents at beginning of period ...      3,905       6,153
                                                       --------    --------
Cash and cash equivalents at end of period .........   $  1,015    $  1,449
                                                       ========    ========


See accompanying notes.

                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network
                Notes to Unaudited Combined Financial Statements


          1.  General

         The unaudited combined financial statements of the Alaskan Cable Network (ACN or the Company) include the operations of cable television systems of Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc. and Alaskan Cable Network/Ketchikan, Sitka, Inc. for the three and six-month periods ended June 30, 1996 and 1995. Each of the entities comprising ACN is wholly-owned by Jack Kent Cooke Incorporated (JKCI). Prior to April 30, 1992, these companies were wholly-owned subsidiaries of Cooke Media Group Inc. (CMG), a wholly owned subsidiary of JKCI. In connection with an agreement with an unrelated party for the sale of CMG and certain other JKCI operations, the cable television systems comprising ACN were sold to JKCI. This transaction was accounted for as a transfer among companies under common control, and therefore, was recorded at CMG's historical cost basis.

         Cable television operations generate revenue through the use of property and equipment and, therefore, have few current assets, as the expression is defined in terms of a one-year operating cycle. Accordingly, the Company does not identify current assets and current liabilities separately in the accompanying combined balance sheets.

         The Company's operations are regulated by the Federal Communications Commission and certain other state and local authorities.

         The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six-month periods ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the financial statements and footnotes thereto included in Alaskan Cable Network's audited financial statements for the year ended December 31, 1995. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          2.  Sale of the Company

         On April 15, 1996, the Company entered into an Asset Purchase Agreement (the "Agreement") with General Communication, Inc. (GCI). GCI is a telecommunications company providing long distance services in Alaska. Under the Agreement, the Company will sell substantially all of its assets to GCI for total consideration of $70 million, consisting of 2,923,077 shares of GCI class A common stock and $51 million cash. It is anticipated that the transaction will close in the fourth quarter of 1996.


                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network
          Notes to Unaudited Combined Financial Statements (continued)


         3.   Ligitgation

         The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, based in part on the opinion of the Company's legal counsel, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations, or cash flows of the Company.


                                                          REGISTRATION STATEMENT

                         Report of Independent Auditors


              The Board of Directors
              Alaskan Cable Network

              We have audited the accompanying combined balance sheets of the Alaskan Cable Network (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Alaskan Cable Network at December 31, 1995 and 1994, and the combined results of its operations, and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                /s/
                                                ERNST & YOUNG LLP


              Woodland Hills, California
              February 9, 1996 except for
                Note 13, as to which the date is
                March 14, 1996

                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

                             Combined Balance Sheets
                                                                              December 31,
                                                                            ----------------
                                                                            1995        1994
                                                                            ----        ----
                                                                             (In thousands)
Assets
Cash and cash equivalents ............................................   $  3,905    $  6,153
Trade accounts receivable, less allowance for doubtful
  accounts of $95 in 1995, $82 in 1994 ...............................      1,537       1,366
Property, plant and equipment, net ...................................     12,144      14,161
Intangible assets, net ...............................................      6,908      10,027
Due from affiliates ..................................................         --       1,673
                                                                         --------    --------
Total assets .........................................................   $ 24,494    $ 33,380
                                                                         ========    ========

Liabilities and shareholder's equity
Line of credit .......................................................   $  8,000    $     --
Accounts payable .....................................................        615         390
Accrued compensation and benefits ....................................        331         381
Other accrued liabilities ............................................        775       1,445
Deferred revenue .....................................................      1,211       1,128
Due to affiliates ....................................................         64          --
                                                                         --------    --------
Total liabilities ....................................................     10,996       3,344

Commitments and contingencies

Shareholder's equity:
Common Stock .........................................................          3           3
Additional paid-in-capital ...........................................     14,478      31,936
Accumulated deficit ..................................................       (983)     (1,903)
                                                                         --------    --------
Total shareholder's equity ...........................................     13,498      30,036
                                                                         --------    --------
Total liabilities and shareholder's equity ...........................   $ 24,494    $ 33,380
                                                                         ========    ========

See accompanying notes.

                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

                          Combined Statements of Income

                                                                                               December 31,
                                                                                     ---------------------------
                                                                                     1995       1994        1993
                                                                                     ----       ----        ----
                                                                                           (In thousands)
Cable television service revenue ..............................................   $ 14,515   $ 13,883    $ 14,142

Operating expenses:
     Cost of revenues .........................................................      4,702      4,467       4,350
     Selling, general and administrative ......................................      3,005      2,808       3,063
     Depreciation and amortization ............................................      6,176      6,092       6,362
                                                                                  --------   --------    --------

Income from operations ........................................................        632        516         367

Other income (expense):
    Loss on disposal of assets ................................................         --         --      (2,687)
     Interest income, net .....................................................         80        235          46
                                                                                  --------   --------    --------

Income (loss) before income taxes and cumulative effect
     of change in accounting principle ........................................        712        751      (2,274)

Benefit (provision) for income taxes ..........................................        208         (9)        622
                                                                                  --------   --------    --------

Income (loss) before cumulative effect
     of change in accounting principle ........................................        920        742      (1,652)

Cumulative effect of change in accounting principle ...........................         --         --        (622)
                                                                                  --------   --------    --------

Net income (loss) .............................................................   $    920   $    742   ($  2,274)
                                                                                  ========   ========    ========

See accompanying notes.

                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

                   Combined Statements of Shareholder's Equity

                                         Additional
                                 Common     Paid-    Accumulated
                                  Stock  In-Capital    Deficit      Total
                                  -----  ----------    -------      -----
                                                (In thousands)

Balance at December 31, 1992   $      3   $ 32,161    $   (371)   $ 31,793

Dividends paid .............         --       (112)         --        (112)

Net income .................         --         --      (2,274)     (2,274)
                               -------------------------------------------

Balance at December 31, 1993          3     32,049      (2,645)     29,407

Decrease in paid-in-capital          --       (113)         --        (113)

Net income .................         --         --         742         742
                               -------------------------------------------

Balance at December 31, 1994          3     31,936      (1,903)     30,036

Capital Contribution by JKCI         --        737          --         737

Dividend to JKCI ...........         --    (18,195)         --     (18,195)

Net income .................         --         --         920         920
                               -------------------------------------------

Balance at December 31, 1995   $      3   $ 14,478    $   (983)   $ 13,498
                               ===========================================


See accompanying notes.

                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

                        Combined Statements of Cash Flows

                                                                                                  December 31,
                                                                                       ----------------------------
                                                                                       1995        1994        1993
                                                                                       ----        ----        ----
                                                                                              (In thousands)
Operating activities
Net income (loss) ..............................................................   $    920    $    742    $ (2,274)
Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
     Provision (credit) for uncollectible accounts
       receivable ..............................................................         13         (13)         55
     Loss on disposal of assets ................................................         20          39       2,687
     Depreciation and amortization .............................................      6,176       6,092       6,362
     Changes in operating assets and liabilities:
          Trade accounts receivable ............................................       (184)        (11)        160
          Intangible and other assets ..........................................       (146)       (206)          3
          Accounts payable .....................................................        225        (219)        (44)
          Accrued compensation and benefits and
               other accrued liabilities .......................................         17        (156)        414
         Deferred revenue ......................................................         83          11         (36)
                                                                                   --------    --------    --------
Net cash provided by operating activities ......................................      7,124       6,279       7,327

Investing activities
Additions to property, plant and equipment .....................................       (914)     (1,170)     (6,005)
                                                                                   --------    --------    --------
Net cash used in investing activities ..........................................       (914)     (1,170)     (6,005)

Financing activities
Borrowings on line of credit ...................................................      8,000          --          --
Change in due from affiliates ..................................................      1,737      (1,673)         --
Decrease in paid-in-capital ....................................................         --        (113)         --
Dividends paid to Jack Kent Cooke Incorporated .................................    (18,195)         --        (112)
                                                                                   --------    --------    --------
Net cash used in financing activities ..........................................     (8,458)     (1,786)       (112)
                                                                                   --------    --------    --------
Net increase (decrease) in cash and cash equivalents ...........................     (2,248)      3,323       1,210
Cash and cash equivalents at beginning of year .................................      6,153       2,830       1,620
                                                                                   --------    --------    --------
Cash and cash equivalents at end of year .......................................   $  3,905    $  6,153    $  2,830
                                                                                   ========    ========    ========

Supplemental disclosure of cash flow information:
Cash paid during the year for:
          Interest .............................................................   $     --    $     --    $     --
          Income taxes .........................................................          3          45          --
Supplemental disclosure of noncash financing activities:
     In 1995, JKCI forgave $737 of liabilities owed by
     the Company

See accompanying notes.




                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

                     Notes to Combined Financial Statements

                                December 31, 1995



         1. Organization and Basis of Presentation

         The combined financial statements of the Alaskan Cable Network (ACN or the Company) include the operations of cable television systems of Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc. and Alaskan Cable Network/Ketchikan, Sitka, Inc. for the years ended December 31, 1995, 1994 and 1993. Each of the entities comprising ACN is wholly-owned by Jack Kent Cooke Incorporated (JKCI). Prior to April 30, 1992, these companies were wholly-owned subsidiaries of Cooke Media Group Inc. (CMG), a wholly owned subsidiary of JKCI. In connection with an agreement with an unrelated party for the sale of CMG and certain other JKCI operations, the cable television systems comprising ACN were transferred to JKCI. This transaction was accounted for as a transfer among companies under common control, and therefore, was recorded at CMG's historical cost basis.

         Cable television operations generate revenue through the use of property and equipment and, therefore, have few current assets, as the expression is defined in terms of a one-year operating cycle. Accordingly, the Company does not identify current assets and current liabilities separately in the accompanying combined balance sheets.

         The Company's operations are regulated by the Federal Communications Commission and certain other state and local authorities.

         Cumulative Effect of Change in Accounting Principle

         In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes". The Company adopted the provisions of the new standard in its financial statements on January 1, 1993. The cumulative effect as of January 1, 1993, due to the adoption of SFAS No. 109, was an expense for income taxes of $622,000 for the year ended December 31, 1993.

         Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts, and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Under the deferred method, deferred taxes were recognized using the tax rate applicable to the year of calculation and were not adjusted for subsequent changes in tax rates.

         2. Summary of Significant Accounting Policies

         Cash Equivalents

         The Company considers all highly liquid investments with initial maturities of three months or less when acquired as cash equivalents.


                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

     2. Summary of Significant Accounting Policies (continued)

     Concentration of Credit Risk

     The Company derives its revenues from thousands of customers located principally in four cities in Alaska. None of the individual customer accounts receivable balances are material. Customers are billed monthly, 15 days in advance of the beginning of the service period. Invoices are generally due at the beginning of the service period. The Company generally does not require collateral and losses on uncollectible receivables have been within management's expectations.

     Property, Plant and Equipment

     Property, plant and equipment is recorded at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives, which are generally as follows:

               Buildings and improvements                19 to 40 years
               Cable television systems                   8 to 10 years
               Machinery and equipment                    8 to 10 years

     Intangible and Other Assets

     Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives, principally 7 to 12 years. The cost in excess of fair value of net assets of purchased businesses is amortized using the straight-line method over forty years. The carrying value of the cost in excess of fair value of net assets of purchased businesses is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates the cost in excess of fair value of the net assets of purchased businesses will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of this asset is reduced by the estimated shortfalls of cash flows.

     Revenue Recognition

     Revenues are generally billed in advance and are deferred until cable service is provided.

     Estimates Used in the Preparation of the Combined Financial Statements

     The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results inevitably will differ from those estimates and such differences may be material to the financial statements.

     Reclassifications

     Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation.


                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

     3. Property, Plant and Equipment

     Property, plant and equipment consists of the following (in thousands):


                                                              December 31

                                                           1995          1994
                                                           ----          ----
                    Land                               $      20      $     20
                    Buildings and improvements               294           270
                    Cable television systems              27,354        26,743
                    Machinery and equipment                1,399         1,399
                    Construction in progress                 637           441
                                                       ---------      --------
                                                          29,704        28,873
                    Less accumulated depreciation        (17,560)      (14,712)
                                                       ---------      --------
                                                       $  12,144      $ 14,161
                                                       =========      ========

     The Company recorded depreciation expense of $2,911,000, $2,871,000 and $3,040,000 in 1995, 1994 and 1993, respectively.

     4. Intangible and Other Assets

     Intangible and other assets consist of the following (in thousands):
                                                                  December 31

                                                               1995        1994
                                                               ----        ----

               Subscriber lists                           $   26,666   $ 26,666
               Franchise rights                                5,609      5,609
               Cost in excess of fair value of purchased
                  businesses (goodwill)                        2,209      2,209
               Other assets                                    1,334      1,188
                                                          ----------   --------
                                                              35,818     35,672
               Less accumulated amortization                 (28,910)   (25,645)
                                                          ----------   --------
                                                          $    6,908   $ 10,027
                                                          ==========   ========

     5. Line of Credit

     On June 27, 1995, the Company entered into a $30 million line of credit agreement with a bank. Borrowings under the line of credit are collateralized by all of the Company's common stock and bear interest, at the Company's option, at the prime rate or the interbank offered rate plus 1% (7.5% at December 31, 1995). If the aggregated borrowings exceed $25 million, the interest rate, at the Company's option, on the amount in excess of $25 million is based on the prime rate plus .75% or the interbank offered rate plus 2%. The line of credit agreement expires on June 30, 1997. There were $8 million in borrowings outstanding under this agreement at December 31, 1995.

     The line of credit agreement places certain restrictions on the Company, including limitations on liens, disposition of assets, loans, investments, capital expenditures, and requires compliance with certain financial covenants.


                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

     6. Income Taxes

     The Company utilizes the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Temporary differences arise primarily from differences in depreciation and amortization for financial statement and income tax purposes, and unused net operating loss carryforwards.

     Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):
                                                                                       December 31
                                                                                     1995       1994
                                                                                     ----       ----
           Deferred tax liabilities:
           Depreciation and amortization .....................................      $   --     $  377
           Deferred tax assets:
             Net operating loss carryforwards ..................................     2,085      2,679
             Depreciation and amortization .....................................       434         --
             Accrued sick leave pay ............................................        49         48
             Accrued vacation pay ..............................................        39         37
             Allowance for loss on receivables .................................        35         35
             Tax credit carryforward ...........................................        19         19
                                                                                    -------    -------
             Total deferred tax assets .........................................     2,661      2,818
             Valuation allowance for deferred tax assets .......................    (2,661)    (2,441)
                                                                                    -------    -------
           Net deferred tax assets ..............................................       --        377
                                                                                    -------    -------
           Net deferred taxes ...................................................   $   --     $   --
                                                                                    =======    =======

     Management has determined, based on the Company's historical operating results, the potential impact of deregulation in the cable television industry, and the ability of other JKCI entities to utilize the Company's net operating loss carryforwards, that it is more likely than not that the deferred tax asset will not be realized prior to expiration. The Company will continue to assess the need for a valuation allowance based on future operating results and facts and circumstances at the time.


                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

6. Income Taxes (continued)

     The reconciliation of income tax computed at the U.S. federal statutory tax rate to the provision (benefit) for income taxes for the years ended
     December 31 is as follows:

                                                                         1995     1994     1993
                                                                       --------------------------
           U.S. federal income tax rate ............................     34.0%    34.0%   (34.0%)
           State income tax refunds, net of federal tax benefit.....    (29.0)      --       --
           Benefit of alternative minimum tax loss carryforwards....       --    (36.0)      --
           Benefit of net operating loss carryforwards .............    (72.0)      --       --
           Forgiveness of debt income ..............................     35.0       --       --
           Amortization  of cost in  excess  of  fair  value  of net
             assets of purchased businesses ........................      3.0      3.0      1.0
           Alternative minimum tax .................................       --     (1.0)      --
           Reduction of taxes provided in prior years ..............       --     (1.0)      --
           Net operating losses not providing current tax benefit          --       --      6.0
           Other -- net ............................................       --      2.0       --
                                                                       --------------------------
                                                                        (29.0%)    1.0%   (27.0%)
                                                                       ==========================

     At December 31, 1995, the company has unused net operating loss carryforwards for federal and state income tax purposes of approximately $4.5 million and $5.9 million, respectively. The federal and state net operating loss carryforwards expire in years 2006 through 2009.

     A consolidated federal tax return is filed by JKCI. The Company has a tax sharing arrangement with JKCI requiring that the Company provide for income taxes as if it were a separate taxable entity. Under the arrangement, the Company will receive benefit for its operating losses only in years when it has taxable income. Such benefit will be reduced to the extent that the Company's operating losses have been utilized by affiliated companies in the consolidated tax return. Management believes the recorded provision (benefit) for income taxes is not materially different than the amounts that would be recorded if the Company were a stand-alone entity.

     7. Retirement Plans

     An affiliate of the Company sponsors a 401(k) savings plan (the Plan) which covers most non-union full-time employees of the Company, who may elect to contribute from 2% to 16% of their compensation to the Plan. The Company recognized expenses for matching contributions in the amount of $24,000, $16,000 and $18,000 in 1995, 1994 and 1993, respectively.

     The company contributes to a union-sponsored defined benefit pension plan. Such contribution expense totaled $130,000, $123,000 and $135,000 for the years ended December 31, 1995, 1994 and 1993, respectively.


                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

     8. Shareholder's Equity

     Common Stock consists of the following:

          $1.00 par value, shares authorized, issued and outstanding:
               Alaskan Cable Network, Inc.                           200 shares
               Alaskan Cable Network/Fairbanks, Inc.               1,000 shares
               Alaskan Cable Network/Juneau Holdings, Inc.           200 shares
               Alaskan Cable Network/Ketchikan-Sitka, Inc.         1,000 shares
               Alaskan Cable Network/Juneau, Inc.                  540.5 shares

     The accumulated deficit reflects the Company's operating results subsequent to the sale of the cable television systems to JKCI discussed in Note 1.

     9. Advertising Costs

     The Company expenses all advertising costs as incurred. Advertising costs were $113,000, $98,000 and $131,000 for the years ended December 31, 1995,
     1994 and 1993, respectively, and were recorded as part of selling, general and administrative expenses.

     10. Commitments and Contingencies

     Leases

     The Company leases certain facilities and equipment primarily under operating leases which expire on various dates through 2001. Future minimum rental payments as of December 31, 1995 under noncancellable operating leases are as follows (in thousands):

          1996            $ 127
          1997               99
          1998               71
          1999               64
          2000               21
         Thereafter           9
                          -----
                          $ 391
                          =====

     Rent expense was $433,000, $391,000 and $373,000 for the years ended December 31, 1995, 1994 and 1993, respectively.


                                                          REGISTRATION STATEMENT

                              Alaskan Cable Network

10. Commitments and Contingencies (continued)

     Cable Service Rate Reregulation

     On April 1, 1993 the Federal Communications Commission ("FCC") adopted rules governing rates charged by cable operators for the basic service tier of channels, the installation, lease and maintenance of equipment (such as converter boxes and remote control units) used by subscribers to receive this tier, and for cable programming services other than programming offered on a per-channel or per-program basis (the "regulated services"). To comply with the regulations, the Company implemented various subscriber service and rate changes effective September 1, 1993. These changes resulted in a reduction of total monthly revenue of approximately 10.5%

     On March 30, 1994, the FCC released revisions to its April 1, 1993 rate regulations. The revisions required cable operators to implement additional rate rollbacks using complex benchmark calculations, or alternatively, to justify higher rates based on a cost-of-service showing. The Company elected to file cost-of-service showings with the FCC where required. Management of the Company believes that rates in effect at March 1994 were supportable under the cost-of-service rules, and therefore, no rate rollbacks were implemented in connection with the 1994 FCC revisions. Subsequent rate adjustments have been made utilizing cost-of-service methodology with adjustments as provided by FCC rules.

     The regulated service rates charged by the Company may be reviewed by the State of Alaska under certain conditions (for basic service) or the FCC (for cable programming service). Refund liability for basic service rates is limited to a one-year period. In order for the State of Alaska to exercise rate regulation authority over the Company's basic service rates, 25% of each systems' subscribers must request such regulation by filing a petition with the State of Alaska. In July 1990, the Alaskan Public Utilities Commission instituted rate regulation over the Juneau operations for their basic cable service and installation. At December 31, 1995, the State of Alaska does not have rate regulation authority over the other three locations comprising the Alaskan Cable Network over their basic service rates, and therefore there is no refund liability for basic service at this time. Furthermore, since the rate regulation at the Juneau facility began in 1990, no refund liability exists for this location as of December 31, 1995. Refund liability for cable programming service rates may be calculated from the date a complaint alleging an unreasonable rate for cable programming service is filed with the FCC until the rate reduction is implemented. There have been no complaints filed with the FCC for these certain franchise areas.

     Management of the Company believes that it has complied in all material respects with the provisions of the FCC rules and regulations and that the Company is, therefore, not liable for any refunds. Accordingly, no provision has been made in the financial statements for any potential refunds. The FCC rules and regulations are, however, subject to judgmental interpretations, and the impact of potential rate changes or refunds ordered by the FCC could cause the Company to make refunds.

     In February 1996, a telecommunications bill was signed into federal law which significantly impacts the cable industry. Most notably, the bill allows cable system operators to provide telephony services, allows telephone companies to offer video services, and provides for deregulation of cable programming service rates by 1999. The impact of the new bill cannot be determined at this time, but it is not expected to have a significant adverse impact on the financial position or results of operations of the Company.


                                                          REGISTRATION STATEMENT

     Litigation

     The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, based in part on the opinion of the Company's legal counsel, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations, or cash flows of the Company.

     11. Related Party Transaction

     The Company makes advances to/borrows from an affiliate at interest rates of 6.97% per annum during 1995, ranging from 3.91% to 5.49% per annum during 1994, and ranging from 3.88% to 4.28% per annum during 1993. Net interest income related to these advances was $7,000, $127,000 and $16,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
     Such advances/borrowings are payable on demand.

     Certain executive officers of JKCI and Tower Media Inc., an affiliate of the Company, perform services for the Company. No allocations to the Company were made for such services performed by JKCI, as the amounts were immaterial, during 1995, 1994 and 1993. Management fees of $225,000, $233,000 and $202,000 for 1995, 1994 and 1993, respectively, were paid to Tower Media Inc. for accounting and administrative services rendered on behalf of the Company. The Company believes the management fees paid to Tower Media Inc. are at least as favorable as the cost of similar services from unrelated third parties. JKCI administers a health insurance plan for the Company's employees at JKCI's cost. The Company then reimburses JKCI for the cost of the service provided.

     12. Fair Values of Financial Instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         Cash and Cash Equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

         Line of Credit; The carrying amounts of the Company's borrowings under its line of credit agreement approximate their fair value as a result of the variable interest rate that is adjusted monthly.

         Due from Affiliates: The carrying amount of the due from (to) affiliates approximates its fair value as a result of being payable on demand and the immateriality of the outstanding borrowings.

     13. Subsequent Event

     On March 14, 1996, the Company signed a letter of intent to sell all of its assets to General Communication, Inc. The selling price is in excess of the net book value of the Company's assets at December 31, 1995. The closing of the sale is subject to the execution of a definitive Asset Purchase Agreement and may be subject to regulatory approval.


                                                          REGISTRATION STATEMENT

                            ALASKA CABLEVISION, INC.
                                 BALANCE SHEETS

                                                                                    (Unaudited)
                                                                                      June 30,      December 31,
                                                                                   -----------    --------------
                                                                                        1996           1995
                                                                                   -----------    --------------
                                                     ASSETS
                                                     ------
Cash ...........................................................................   $   614,411    $   525,734
Subscriber receivables .........................................................       100,157        113,651
Advances to affiliates .........................................................        70,650          5,846
Other receivables ..............................................................         3,443          8,406
Prepaid assets .................................................................        49,984         34,196
Property, plant and equipment, less
   accumulated depreciation of $8,635,146
   and $8,464,628 ..............................................................     2,496,739      2,493,956
Excess of cost over fair value of net tangible
   assets of systems purchased, less amortization
   of $401,602 and $388,785 ....................................................       111,110        123,927
                                                                                   -----------    -----------
                                                                                   $ 3,446,494    $ 3,305,716
                                                                                   ===========    ===========

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                                      -------------------------------------
Accounts payable ...............................................................       205,737         99,458
Accrued interest ...............................................................        57,810         53,659
Accrued taxes and expenses .....................................................       191,404        320,755
Deferred revenues ..............................................................        23,882         27,193
Loans payable to bank ..........................................................     3,695,079      3,695,079
Note payable to stockholder ....................................................       300,000        300,000
Notes payable to former stockholders ...........................................     1,563,887      1,673,155
                                                                                   -----------    -----------
    Total liabilities ..........................................................     6,037,799      6,169,299
                                                                                   -----------    -----------

Stockholders' Deficit
   Common stock  ($1.00 par value),  including  consideration  paid in excess of stated value.  Authorized 20,000 shares;  issued and outstanding 10,000 at
      June 30, 1996 and December 31, 1995  .....................................        12,624         12,624
   Treasury stock, 3,400 and 3,000 shares at
      June 30, 1996 and December 31, 1995, respectively ........................    (4,500,000)    (4,500,000)
   Retained earnings ...........................................................     1,896,071      1,623,793
                                                                                   -----------    -----------
     Total stockholders' deficit ...............................................    (2,591,305)    (2,863,583)
                                                                                   -----------    -----------

Commitments and contingencies

                                                                                   $ 3,446,494    $ 3,305,716
                                                                                   ===========    ===========


                             See accompanying notes.


                                                          REGISTRATION STATEMENT


                            ALASKA CABLEVISION, INC.
                              STATEMENTS OF INCOME
                                   (UNAUDITED)


                                            3 MONTHS ENDED JUNE 30,      6 MONTHS ENDED JUNE 30,
                                        ---------------------------   --------------------------
                                             1996           1995          1996            1995
                                        -----------    ------------   -----------    -----------
Revenues
  Cable television fees .............   $ 1,497,930    $ 1,502,972    $ 3,006,745    $ 2,969,030
                                        -----------    -----------    -----------    -----------

Operating Expenses
  Salaries and wages ................       225,000        210,982        451,898        392,373
  Payroll taxes and employee benefits        48,540         52,949        102,658         97,656
  Program fees ......................       241,108        238,728        491,789        475,923
  Copyright fees ....................         7,127         11,451         20,818         22,845
  Maintenance, parts and supplies ...        19,769         27,797         44,768         50,236
  Bad debts .........................        14,311          4,018         23,115         12,461
  Insurance .........................         9,252          9,468         18,320         16,589
  Business and property taxes .......         8,166         14,254         15,876         24,479
  Rentals ...........................        41,193         35,881         84,921         72,126
  Travel ............................         3,214         11,667          8,026         23,433
  Telephone and utilities ...........        31,615         30,546         65,494         61,468
  Vehicle expense ...................         9,094         10,451         22,002         18,915
  Computer services .................        11,257         11,883         23,556         23,189
  Postage and freight ...............        10,728         12,109         21,701         22,055
  Office expense ....................        12,952         13,217         28,480         27,463
  Advertising and sales expense .....        17,700         12,685         34,679         21,948
  Other operating expenses (net) ....           393            279            770            664
  Depreciation and amortization .....       105,612        106,069        236,907        209,998
  Corporate administration ..........       117,222        131,625        239,413        246,295
                                        -----------    -----------    -----------    -----------

                                            934,253        946,059      1,935,191      1,820,116
                                        -----------    -----------    -----------    -----------
    Operating income ................       563,677        556,913      1,071,554      1,148,914
                                        -----------    -----------    -----------    -----------

Other Income (Expense)
  Interest expense ..................      (100,495)      (132,761)      (202,998)      (269,923)
  Management fees ...................       (91,645)       (90,448)      (183,944)      (217,227)
  Interest income ...................         3,345             18          3,372             22
  Other (net) .......................       (39,550)            --        (42,118)            --
                                        -----------    -----------    -----------    -----------
                                           (228,345)      (223,191)      (425,688)      (487,128)
                                        -----------    -----------    -----------    -----------
Net income ..........................   $   335,332    $   333,722    $   645,866    $   661,786
                                        ===========    ===========    ===========    ===========

Net income per common share .........   $     50.81    $     47.67    $     97.86    $     94.54
                                        ===========    ===========    ===========    ===========

                             See accompanying notes.


                                                          REGISTRATION STATEMENT


                            ALASKA CABLEVISION, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)


                                   COMMON       TREASURY       RETAINED
                                    STOCK        STOCK         EARNINGS
                                ------------  -----------    -----------
Balance, December 31, 1994 ..   $    12,624   $(4,500,000)   $ 1,112,191

Net income ..................            --            --        661,788

Distributions to stockholders            --            --       (348,027)
                                -----------   -----------    -----------
Balance, June 30, 1995 ......   $    12,624   $(4,500,000)   $ 1,425,952
                                ===========   ===========    ===========
Balance, December 31, 1995 ..   $    12,624   $(4,500,000)   $ 1,623,793

Net income ..................            --            --        645,866

Distributions to stockholders            --            --       (373,588)
                                -----------   -----------    -----------
Balance, June 30, 1996 ......   $    12,624   $(4,500,000)   $ 1,896,071
                                ===========   ===========    ===========

                             See accompanying notes.

                                                          REGISTRATION STATEMENT


                            ALASKA CABLEVISION, INC.
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                  6 MONTHS ENDED JUNE 30,
                                               --------------------------
                                                    1996           1995
                                               -----------    -----------
  Net income ...............................   $   645,866    $   661,786
  Noncash items included in net income
    Depreciation and amortization ..........       236,907        209,998
    Net increase in advances to affiliates .       (64,804)       (49,851)
    Net decrease in subscriber receivables,
      other receivables and prepaid assets .         2,669        105,827
    Net increase (decrease) in payables,
      accrued expenses and deferred revenues       (18,921)        36,452
                                               -----------    -----------
        Net cash provided by operating
          activities .......................       801,717        964,212
                                               -----------    -----------

Cash Flows From Investing Activities
  Additions to property, plant and
    equipment ..............................      (226,872)      (441,255)
                                               -----------    -----------
        Net cash used by investing
          activities .......................      (226,872)      (441,255)
                                               -----------    -----------

Cash Flows From Financing Activities
  Proceeds from senior debt borrowings .....            --      3,695,079
  Decrease in loans due to affiliate .......            --     (3,421,629)
  Repayment on notes due to former
    stockholders ...........................      (109,269)      (101,446)
  Decrease in deferred revenues ............        (3,311)        (1,447)
  Distributions to stockholders ............      (373,588)      (348,027)
                                               -----------    -----------
        Net cash used by financing
          activities .......................      (486,168)      (177,470)
                                               -----------    -----------
Net increase in cash .......................        88,677        345,487

Cash Balance
  Beginning of period ......................       525,734        118,856
                                               -----------    -----------
  End of period ............................   $   614,411    $   464,343
                                               ===========    ===========

Supplemental Information
  Interest paid ............................   $   248,700    $   288,544
                                               ===========    ===========


                             See accompanying notes.

                                                          REGISTRATION STATEMENT

                            ALASKA CABLEVISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1996



NOTE 1 - GENERAL

         Alaska Cablevision, Inc. (Company) is engaged in providing cable television to various communities located in the State of Alaska. The Company is affiliated with Rock Associates, Inc. through common ownership and management.

         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the financial statements and footnotes thereto included in Alaska Cablevision Inc.'s audited financial statements for the year ended December 31, 1995.


NOTE 2 - COMMITMENTS AND CONTINGENCIES

         On May 10, 1996, the Company entered into a Asset Purchase Agreement (the "Agreement") with General Communication, Inc. (GCI). GCI is a telecommunications company providing long distance services in Alaska. Under the Agreement, the Company will sell substantially all of its assets to GCI for a total consideration of $26,650,000, consisting of a $10 million note payable convertible to shares of GCI class A common stock and $16,650,000 cash. It is anticipated that the transaction will close in the fourth quarter of 1996.



                                                          REGISTRATION STATEMENT

                         Report of Independent Auditors



To The Stockholders
Alaska Cablevision, Inc.
Kirkland, Washington

We have audited the accompanying balance sheets of Alaska Cablevision, Inc. as of December 31, 1995 and 1994, and the related statements of income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alaska Cablevision, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.





                                                /s/ Carl & Carlsen


February 27, 1996
Seattle, Washington


                                                          REGISTRATION STATEMENT

                            ALASKA CABLEVISION, INC.
                                 BALANCE SHEETS
                                                                                    DECEMBER 31,
                                                                             --------------------------
                                                                                1995           1994
                                                                             -----------   ------------
                                     ASSETS
                                     ------
Cash .....................................................................   $   525,734    $   118,856
Subscriber receivables ...................................................       113,651        102,740
Advances to affiliates ...................................................         5,846          1,475
Other receivables ........................................................         8,406        127,381
Prepaid assets ...........................................................        34,196         24,510
Property, plant and equipment, less
   accumulated depreciation of $8,464,628
   and $8,296,807 (Notes 1 and 2) ........................................     2,493,956      2,138,843
Excess of cost over fair value of net tangible
   assets of systems purchased, less amortization
   of $388,785 and $363,150 (Note 1) .....................................       123,927        149,562
                                                                             -----------    -----------
                                                                             $ 3,305,716    $ 2,663,367
                                                                             ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------
Accounts payable .........................................................        99,458        125,801
Accrued interest .........................................................        53,659         37,718
Accrued taxes and expenses ...............................................       320,755        246,517
Deferred revenues ........................................................        27,193         26,999
Loans payable to bank (Note 3) ...........................................     3,695,079             --
Loans payable to affiliate (Note 3) ......................................            --      3,421,629
Note payable to stockholder (Note 5) .....................................       300,000        300,000
Notes payable to former stockholders .....................................     1,673,155      1,879,888
                                                                             -----------    -----------
    Total liabilities ....................................................     6,169,299      6,038,552
                                                                             -----------    -----------

Stockholders' Deficit
   Common stock ($1.00 par value), including
      consideration paid in excess of stated
      value.  Authorized 20,000 shares; issued
      and outstanding 10,000 at December 31, 1995
      and 1994  ..........................................................        12,624         12,624

Treasury stock, 3,000 shares at December 31,
      1995 and 1994  .....................................................    (4,500,000)    (4,500,000)
   Retained earnings .....................................................     1,623,793      1,112,191
                                                                             -----------    -----------
     Total stockholders' deficit .........................................    (2,863,583)    (3,375,185)
                                                                             -----------    -----------

Commitments and contingencies (Note 8)

                                                                             $ 3,305,716    $ 2,663,367
                                                                             ===========    ===========
                             See accompanying notes.

                                                          REGISTRATION STATEMENT

                            ALASKA CABLEVISION, INC.
                              STATEMENTS OF INCOME


                                                 YEARS ENDED DECEMBER 31,
                                        -----------------------------------------
                                            1995           1994           1993
                                        -----------    -----------    -----------
Revenues
  Cable television fees .............   $ 5,920,057    $ 5,708,842    $ 5,660,189
                                        -----------    -----------    -----------

Operating Expenses
  Salaries and wages ................       840,031        917,223        786,391
  Payroll taxes and employee benefits       216,597        210,962        181,521
  Program fees ......................       950,778        908,770        821,037
  Copyright fees ....................        40,345         38,874         28,515
  Maintenance, parts and supplies ...       114,318        134,893        116,740
  Bad debts .........................        45,201         33,376         32,320
  Insurance .........................        34,175         27,258         29,867
  Business and property taxes .......        25,481         24,511          8,567
  Rentals ...........................       144,292        135,674        129,521
  Travel ............................        54,505         82,790         42,161
  Telephone and utilities ...........       127,535        109,123        112,939
  Vehicle expense ...................        44,322         40,433         40,858
  Computer services .................        46,298         41,358         45,110
  Postage and freight ...............        47,543         42,259         46,551
  Office expense ....................        58,200         56,611         49,013
  Advertising and sales expense .....        66,262         63,306         56,276
  Other operating expenses (net) ....        (2,906)        35,570         24,162
  Depreciation and amortization .....       420,001        313,615        435,113
  Corporate administration (net) ....       483,801        276,190        291,454
    (Note 6)
                                        -----------    -----------    -----------
                                          3,756,779      3,492,796      3,278,116
                                        -----------    -----------    -----------
    Operating income ................     2,163,278      2,216,046      2,382,073
                                        -----------    -----------    -----------

Other Income (Expense)
  Interest expense ..................      (485,508)      (418,301)      (468,240)
  Management fees (Note 6) ..........      (400,075)      (571,357)      (567,017)
  Interest income ...................            --         13,446          6,105
  Income (loss) from disposition of
    assets ..........................         7,431        (47,532)       (33,135)
  Other (net) .......................       (79,475)            --         (1,739)
                                        -----------    -----------    -----------
                                           (957,627)    (1,023,744)    (1,064,026)
                                        -----------    -----------    -----------
Net income ..........................   $ 1,205,651    $ 1,192,302    $ 1,318,047
                                        ===========    ===========    ===========

Net income per common share .........   $    172.24    $    170.33    $    188.29
                                        ===========    ===========    ===========

                            See accompanying notes.

                                                          REGISTRATION STATEMENT

                            ALASKA CABLEVISION, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               RETAINED
                                                               EARNINGS/
                                    COMMON      TREASURY     ACCUMULATED
                                     STOCK        STOCK         DEFICIT
                                -----------   -----------    -----------
Balance, December 31, 1992 ..   $    12,624   $(4,500,000)   $   (11,169)

Net income ..................            --            --      1,318,047

Distributions to stockholders            --            --       (736,100)
                                -----------   -----------    -----------

Balance, December 31, 1993 ..        12,624    (4,500,000)       570,778

Net income ..................            --            --      1,192,302

Distributions to stockholders            --            --       (650,889)
                                -----------   -----------    -----------

Balance, December 31, 1994 ..        12,624    (4,500,000)     1,112,191

Net income ..................            --            --      1,205,651

Distributions to stockholders            --            --       (694,049)
                                -----------   -----------    -----------

Balance, December 31, 1995 ..   $    12,624   $(4,500,000)   $ 1,623,793
                                ===========   ===========    ===========


                            See accompanying notes.

                                                          REGISTRATION STATEMENT

                            ALASKA CABLEVISION, INC.
                            STATEMENTS OF CASH FLOWS


                                                  YEARS ENDED DECEMBER 31,
                                         -----------------------------------------
                                             1995           1994            1993
                                         -----------    -----------    -----------
Cash Flows From Operating Activities
  Net income .........................   $ 1,205,651    $ 1,192,302    $ 1,318,047
  Noncash items included in net income
    Depreciation and amortization ....       420,001        313,615        435,113
    (Gain) loss from disposition of
      assets .........................        (7,431)        47,532         33,135
    Net (increase) decrease in
      advances to affiliates .........        (4,371)       382,241       (267,771)
    Net (increase) decrease in other
      receivables and prepaid assets .        98,378        (16,093)       (13,965)
    Net increase (decrease) in
      payables, accrued expenses and
      deferred revenues ..............        64,030         56,365         (9,390)
                                         -----------    -----------    -----------
        Net cash provided by operating
          activities .................     1,776,258      1,975,962      1,495,169
                                         -----------    -----------    -----------

Cash Flows From Investing Activities
  Additions to property, plant and
    equipment ........................      (757,062)    (1,118,183)      (337,164)
  Proceeds from sale of assets .......        15,014          9,038          2,795
                                         -----------    -----------    -----------
        Net cash used by investing
          activities .................      (742,048)    (1,109,145)      (334,369)
                                         -----------    -----------    -----------

Cash Flows From Financing Activities
  Proceeds from senior debt borrowings     3,695,079             --             --
  Increase (decrease) in loans due to
    affiliate ........................    (3,421,629)        46,102       (256,923)
  Repayment on notes due to former
    stockholders .....................      (206,733)      (191,928)      (178,184)
  Repayment on other borrowings ......            --             --         (1,932)
  Distributions to stockholders ......      (694,049)      (650,889)      (736,100)
                                         -----------    -----------    -----------
        Net cash used by financing
          activities .................      (627,332)      (796,715)    (1,173,139)
                                         -----------    -----------    -----------
Net increase in cash .................       406,878         70,102        (12,339)

Cash Balance
  Beginning of year ..................       118,856         48,754         61,093
                                         -----------    -----------    -----------
  End of year ........................   $   525,734    $   118,856    $    48,754
                                         ===========    ===========    ===========

Supplemental Information
  Interest paid ......................   $   469,567    $   421,793    $   471,541
                                         ===========    ===========    ===========

                            See accompanying notes.

                                                          REGISTRATION STATEMENT

                            ALASKA CABLEVISION, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) Affiliation - The Company is affiliated with Rock Associates, Inc. through common ownership and management.

         (b) Financial Statement Presentation - The accompanying balance sheet is presented in an unclassified format as allowed in the Statement of Position on Accounting by Cable Television Companies issued by the American Institute of Certified Public Accountants. Revenues of cable television systems are derived through use of plant and equipment and have few assets that can be defined in terms of a one-year operating cycle. Management believes this format is the most meaningful presentation of its financial position.

         (c) Operations - The Company is engaged in providing cable television to various communities located in the State of Alaska.

         (d) Revenue Recognition - Revenues billed in advance for cable services are deferred and recorded as income in the month in which the services are rendered.

         (e) Income Taxes - The Company, with the consent of its shareholders, has elected to have its income reported directly by the shareholders under provisions of Sub-chapter S of the Internal Revenue Code.

         (f) Plant and Equipment - Depreciation is computed substantially on the straight-line basis for financial statement purposes over the estimated useful lives of the assets:

                  Cable distribution systems                    7 - 10 years
                  Headend and satellite receiving
                    equipment                                   7 - 10 years
                  Buildings                                    10 - 31 years
                  Transportation equipment                      3 -  7 years
                  Other equipment and fixtures                  5 - 10 years

                  Maintenance and repairs are charged to expense as incurred.

         (g) Intangible Assets - The excess cost over fair value of net tangible assets of systems acquired is primarily assignable as cost of franchise rights, and is being amortized on a straight-line method over their respective expected useful lives, but none in excess of twenty years. The carrying value of the cost in excess of fair value of net assets of purchased business is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates the cost in excess of fair value of the net assets of purchased businesses will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of this asset is reduced by the estimated shortfalls of cash flows.

         (h) Employee Benefits Plan - The Company has adopted a profit sharing and employee savings plan under Section 401(K) of the Internal Revenue Code. This plan allows eligible employees to defer up to 15% of their compensation on a pre-tax basis through contributions to the


                                                          REGISTRATION STATEMENT
savings plan. The Company contributed $.50 in 1995, 1994 and 1993 for every dollar the employees contributed up to 5% of compensation, which amounted to $14,117, $10,253 and $11,848 respectively.

         (i) Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is stated at cost, and categorized as follows:


                                                                DECEMBER 31,
                                                       -------------------------
                                                            1995         1994
                                                       -----------   -----------

               Buildings, including leasehold
                 improvements ......................   $   194,578   $   157,778

               Cable distribution systems, including
                 connect drops and converters ......     7,188,764     6,900,036

               Headend and satellite equipment .....     2,734,119     2,649,779

               Transportation equipment ............       346,507       322,047

               Other equipment and fixtures ........       494,616       406,010
                                                       -----------   -----------

                                                       $10,958,584   $10,435,650
                                                       ===========   ===========


NOTE 3 - LOANS PAYABLE TO BANK

         Rock Associates, Inc. owed Provident National Bank and The Bank of California, N.A. the combined amount of $36,260,000 as of December 31, 1994. These combined borrowings, covered by a Term Loan Agreement, were collateralized principally by the capital stock and assets of Rock Associates, Inc. and its affiliates (see Note 1). Rock Associates, Inc. in turn loaned the Company portions of the bank borrowings. Note payable to stockholder was also subordinated in favor of Rock Associates, Inc.'s liability to the banks. This debt was paid in full on February 28, 1995.

         At December 31, 1995, loans payable to bank were covered by a Senior Reducing Revolving Credit Loan Agreement between Rock Associates, Inc. and Alaska Cablevision, Inc., co-borrowers, and PNC Bank, National Association. Proceeds of the new loan agreement dated February 28, 1995, were used primarily to refinance existing senior debt and to provide funds for cable plant expansion.

         Subject to various terms and conditions, including minimum required quarterly annualized cash flow ratios to aggregate bank debt, the bank will lend up to $6,400,000 on a revolving loan


                                                          REGISTRATION STATEMENT
basis until December 31, 1997. Interest is payable quarterly at either of two floating rates of interest. The first rate will be the higher of the bank's prime rate or the Federal Funds rate plus 1/2%. The second rate will be LIBOR rate plus 1-1/2%. The balance of loans payable to bank is due at maturity, which is December 31, 1997.

         Borrowings under the loan agreement are collateralized principally by the capital stock and assets of the co-borrowers. Note payable to stockholder is subordinated in favor of the Company's liability to the bank.


NOTE 4 - NOTES PAYABLE TO FORMER STOCKHOLDERS

         The notes due to former shareholders of Alaska Cablevision, Inc. originally totaling $1,650,000 call for quarterly installments of $73,625 including interest at 7-1/2% per annum. These notes are due in full on January 1, 1997. Notes totaling $600,000 are due August 30, 1996, repayable in quarterly installments of interest only at 9% per annum. All notes are subordinated to senior bank debt.


NOTE 5 - NOTE PAYABLE TO STOCKHOLDER

         The note due to stockholder is a demand note with interest payable quarterly at a rate equal to the weighted average rate paid by Alaska Cablevision, Inc. on its senior bank debt. The note is subordinated to senior bank debt.


NOTE 6 - RELATED PARTY TRANSACTION

         As described in Note 1, Rock Associates, Inc. provides significant services to the Company. By agreement, the charge for overall management services is presently based on a percentage of the Company's operating revenues. The management fee percentage was 6%-10%, 10% and 10% for the year ended December 31, 1995, 1994 and 1993, respectively. In 1994 and 1993 Rock Associates, Inc. also provided administration support to the Company. Corporate administration charges are actual costs incurred. In 1995 all administration was performed by the Company.


 NOTE 7 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The fair value of the Company's assets, which are primarily cash and accounts receivable, and the Company's liabilities approximate their carrying value. The fair value of any off-balance sheet commitments is immaterial.


                                                          REGISTRATION STATEMENT

NOTE 8 - COMMITMENTS AND CONTINGENCIES

         Minimum annual rental commitments at December 31, 1995 under operating leases are approximately as follows:

                  Year Ended December 31:
                                 1996                    $  99,000
                                 1997                    $  73,000
                                 1998                    $  45,000
                                 1999                    $  42,000
                                 2000                    $  43,000
                                 Thereafter              $ 160,000


NOTE 9 - SUBSEQUENT EVENT

         On March 14, 1996, the Company entered into a letter of intent to sell its operating assets to General Communication, Inc. The total sales price is $26,650,000, of which $16,650,000 is payable in cash at closing and $10,000,000 is payable in convertible subordinated debt. The sale is expected to close by the end of 1996.


                                                          REGISTRATION STATEMENT

Pro Forma Combined Condensed Financial Statements (Unaudited)

         General. The following unaudited pro forma combined condensed financial statements have been prepared to reflect the Acquisition Plan through which the Company will acquire assets or securities of Prime, the three corporations comprising Alaskan Cable and Alaska Cablevision. The financial position and results of operations for McCaw/Rock Homer and McCaw/Rock Seward have not been included as they are not significant in the Acquisition Plan. The Acquisition Plan is to be implemented through a series of securities or asset Purchase Agreements with each of the Cable Companies and a separate securities Purchase Agreement between the Company and MCI. The Proposed Transactions are expected to be accounted for using the purchase method of accounting.

         The unaudited pro forma combined condensed balance sheet as of June 30, 1996 gives effect to the Proposed Transactions as if they occurred on such date and combines the following: (1) the Company's historical unaudited consolidated balance sheet as of June 30, 1996; (2) Prime's historical unaudited balance sheet as of June 30, 1996; (3) Alaska Cablevision's historical unaudited balance sheet as of June 30, 1996; and (4) Alaskan Cable's historical unaudited combined balance sheet as of June 30, 1996.

         The unaudited pro forma combined condensed statement of operations for the six-month period ended June 30, 1996 gives effect to the Proposed Transactions as if they occurred as of the beginning of the period presented and combines (1) the Company's historical unaudited consolidated statement of operations for the six-month period ended June 30, 1996, (2) Prime's historical unaudited statement of operations for the six-month period ended June 30, 1996,
(3) Alaska Cablevision's historical unaudited statement of income for the six-month period ended June 30, 1996, and (4) Alaska Cable's historical unaudited combined statement of income for the six-month period ended June 30, 1996.

         The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1995 gives effect to the Proposed Transactions as if they occurred as of the beginning of the period presented and combines (1) the Company's historical consolidated statement of operations for the year ended December 31, 1995, (2) Prime's historical statement of operations for the year ended December 31, 1995, (3) Alaska Cablevision's historical statement of income for the year ended December 31, 1995, and (4) Alaska Cable's historical combined statement of income for the year ended December 31, 1995.

         The unaudited pro forma combined condensed financial statements do not purport to represent what the Company's results of operations or financial position would actually have been had the Proposed Transactions occurred at the beginning of each period presented or on the date indicated, or to project any future results of operations or financial position of the Company. The pro forma adjustments are based on available information and upon assumptions that the Company's management believes are reasonable under the circumstances. These adjustments are directly attributable to the Proposed Transactions indicated and are expected to have a continuing impact on the financial position and results of operations of the Company.

         These pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company, Prime, Alaska Cablevision, and Alaskan Cable, which are incorporated by reference in or included elsewhere in this Proxy Statement/Prospectus.

         Pro Forma Statements.

                                                          REGISTRATION STATEMENT


                                      UNAUDITED PRO FORMA COMBINED CONDENSED
                                        BALANCE SHEET AS OF JUNE 30, 1996*
                                      ($ in thousands, except per share data)

                                                                    HISTORICAL

                                      Company               Prime       Alaska Cablevision        Alaskan Cable
                                      -------               -----       ------------------        -------------
Cash and other current
assets (1)                      $       5,879               1,853                      664                1,015

Net receivables                        26,481                 956                      174                2,041

Net property and equipment (2)         63,661              27,628                    2,497               10,909

Other assets                           12,387               2,390                      ---                  ---

Excess of cost over net
assets of acquired
businesses and other
intangible assets (net) (3)             1,235              28,397                      111                5,244
                                        -----              ------                      ---                -----

  Total assets                  $     109,643              61,224                    3,446               19,209
                                      =======              ======                    =====               ======

Accounts payable                       16,314               1,490                      206                  305

Other current liabilities,
excluding current portion
of long-term debt and leases            5,062               6,207                      272                2,462

Debt and obligations under
capital leases (4)                     31,143             107,320                    5,559                3,000

Deferred income taxes, net (5)          7,824                 ---                      ---                  ---

Other liabilities                       1,807                 ---                      ---                  ---

Convertible notes payable (6)             ---                 ---                      ---                  ---

Shareholders'/partners'
equity (deficit) (7)                   47,493            (53,793)                  (2,591)               13,442
                                       ------            --------                  -------               ------

Total liabilities and
stockholders' equity            $     109,643              61,224                    3,446               19,209
                                      =======              ======                    =====               ======

Book value per common or
equivalent common share (8)     $        2.00              (4.56)                 (392.58)             4,571.33
                                         ====              ======                 ========             ========

Pro forma book value per
equivalent common share (9)     $         n/a                 n/a                      n/a                  n/a
                                          ===                 ===                      ===                  ===

----------------
*See within this section "-Adjustments" for the substance of the footnotes to this table.
----------------

                                                          REGISTRATION STATEMENT


                                      UNAUDITED PRO FORMA COMBINED CONDENSED
                                        BALANCE SHEET AS OF JUNE 30, 1996*
                                      ($ in thousands, except per share data)

                                                                          PRO FORMA ADJUSTMENTS

                                                               Alaska
                                                               Cable-       Alaskan     MCI Stock
                                                    Prime      vision        Cable       Issuance       Total    Pro Forma
                                                    -----      ------        -----       --------       -----    ---------
Cash and other current assets (1)            $        ---       (360)        (289)          ---         (649)        8,762

Net receivables                                                   ---          ---          ---           ---       29,652
                                                      ---

Net property and equipment (2)                      5,525         499        2,316          ---         8,340      113,035

Other assets                                          ---         ---          ---          ---           ---       14,777

Excess of cost over net assets of
acquired businesses and other
intangible assets (net) (3)                       113,441      23,543       49,746          ---       186,730      221,717
                                                  -------      ------       ------          ---       -------      -------

  Total assets                               $    118,966      23,682       51,773          ---       194,421      387,943
                                                  =======      ======       ======          ===       =======      =======

Accounts payable                                      ---         ---          ---          ---           ---       18,315

Other current liabilities,
excluding current portion of
long-term debt and leases                             ---         ---          ---          ---           ---       14,003

Debt and obligations under
capital leases (4)                                (4,320)      11,091       48,000     (13,000)        41,771      188,793

Deferred income taxes, net (5)                        ---         ---          ---          ---           ---        7,824

Other liabilities                                     ---         ---          ---          ---           ---        1,807

Convertible notes payable (6)                         ---      10,000          ---          ---        10,000       10,000

Shareholders/partners' equity
(deficit) (7)                                     123,286       2,591        3,773       13,000       142,650      147,201
                                                  -------       -----        -----       ------       -------      -------

Total liabilities and
stockholders' equity                         $    118,966      23,682       51,773          ---       194,421      387,943
                                                  =======      ======       ======          ===       =======      =======

Book value per common or
equivalent common share (8)                  $        n/a         n/a          n/a          n/a           n/a          n/a
                                                      ===         ===          ===          ===           ===          ===

Pro forma book value per
equivalent common share (9)                  $       5.89         ---         5.89         6.50           n/a         3.63
                                                     ====         ===         ====         ====           ===         ====

----------------
*See within this section "-Adjustments" for the substance of the footnotes to this table.
----------------

                                                          REGISTRATION STATEMENT

                                UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
                             OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1996*
                                      ($ in thousands, except per share data)
                                                                         HISTORICAL

                                          Company                 Prime    Alaska Cablevision          Alaskan Cable
                                          -------                 -----    ------------------          -------------
Transmission services                $     70,540                   ---                   ---                    ---

Cable television services                     ---                17,276                 3,007                  7,442

System sales and service                    5,356                   ---                   ---                    ---

Other                                       1,273                   ---                   ---                    ---
                                           ------                ------                 -----                -------

  Total revenues                           77,169                17,276                 3,007                  7,442

Cost of sales (18)                         43,776                 4,116                   579                  2,485
                                           ------                ------                 -----                -------

  Contribution                             33,393                13,160                 2,428                  4,957

Operating costs and
expenses (10)                              21,670                 5,476                 1,303                  1,515

Depreciation and
amortization (11)                           3,805                 8,410                   237                  3,113
                                            -----                ------                 -----                -------

  Operating income                          7,918                 (726)                   888                    329
  (loss)

Interest expense (12)                       (804)               (4,736)                 (203)                  (374)

Other income (expense) (13)                   176                   143                  (39)                    (6)
                                            -----                ------                 -----                -------
  Earnings (loss)
  before income tax                         7,290               (5,319)                   646                   (51)
  expense

Income tax expense
(benefit) (14)                              3,002                   ---                   ---                   (15)
                                            -----               -------                 -----                -------

  Net earnings (loss)                $      4,288               (5,319)                   646                   (36)
                                            =====               =======                 =====                =======

Earnings (loss) attributed
to common shareholders               $      4,288               (5,319)                   646                   (36)
                                            =====               =======                 =====                =======

Primary and fully diluted
earnings (loss) per common
or equivalent  common share
attributable to common
shareholders (15)
                                     $       0.17                (0.45)                 97.88                (12.24)
                                             ====                ======                 =====                =======

Primary and fully diluted
pro forma earnings (loss)
per equivalent common
share attributable to
common shareholders (16)             $        n/a                   n/a                   n/a                    n/a
                                              ===                   ===                 =====                =======

Weighted average number of
common (or equivalent
common) and common
equivalent shares
outstanding (17)                           25,025                11,800                     7                      3
                                           ======                ======                 =====                =======

----------------
*See within this section "-Adjustments" for the substance of the footnotes to this table. In this table, "n/a" means not applicable.
----------------

                                                          REGISTRATION STATEMENT

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
            OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1996*
                     ($ in thousands, except per share data)
                                                                   PRO FORMA ADJUSTMENTS

                                                       Alaska         Alaskan      MCI Stock
                                        Prime     Cablevision           Cable       Issuance      Total        Pro Forma
                                        -----     -----------           -----       --------      -----        ---------
Transmission services            $        ---             ---             ---            ---        ---           70,540

Cable television services                 ---             ---             ---            ---        ---           27,725

System sales and service                  ---             ---             ---            ---        ---            5,356

Other                                     ---             ---             ---            ---        ---            1,273
                                      -------           -----         -------          -----    -------          -------

  Total revenues                          ---             ---             ---            ---        ---          104,894

Cost of sales                             ---             ---             ---            ---        ---           50,956
                                      -------           -----         -------          -----    -------          -------

  Contribution                            ---             ---             ---            ---        ---           53,938

Operating costs and
expenses (10)                           (424)           (184)             ---            ---      (608)           29,356

Depreciation and
amortization (11)                     (4,482)             254         (1,651)            ---    (5,879)            9,686
                                      -------           -----         -------          -----    -------          -------

  Operating income (loss)               4,906            (70)           1,651            ---      6,487           14,896

Interest expense (12)                     648           (808)         (1,650)            516    (1,294)          (7,411)

Other income (expense) (13)               ---              40             ---            ---         40              314
                                      -------           -----         -------          -----    -------          -------

  Earnings (loss)
before income tax                       5,554           (838)               1            516      5,233            7,799
expense

Income tax expense
(benefit) (14)                            827            (79)             (6)            212        955            3,942
                                      -------           -----         -------          -----    -------          -------

  Net earnings (loss)            $      4,727           (759)               7            304      4,278            3,857
                                      =======           =====         =======          =====    =======          =======

Earnings (loss) attributed
to common shareholders           $      4,727           (759)               7            304      4,278            3,857
                                      =======           =====         =======          =====    =======          =======

Primary and fully diluted
earnings (loss) per common
or equivalent common share
attributable to common
shareholders (15)                $        n/a             n/a             n/a            n/a        n/a              n/a
                                      =======           =====         =======          =====    =======          =======

Primary and fully diluted
pro forma earnings (loss)
per equivalent common share
attributable to common
shareholders (16)                $     (0.05)             ---          (0.01)           0.15        n/a             0.09
                                      =======           =====         ======           =====    =======          =======

Weighted average number of
common (or equivalent
common) and common
equivalent shares
outstanding (17)                       11,800             ---           2,923          2,000     16,723           41,748
                                      =======           =====         =======          =====    =======          =======

----------------
*See within this section "-Adjustments" for the substance of the footnotes to this table. In this table, "n/a" means not applicable.
----------------

                                                          REGISTRATION STATEMENT

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
                OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995*
                     ($ in thousands, except per share data)

                                                                        HISTORICAL

                                            Company               Prime   Alaska Cablevision         Alaskan Cable
                                            -------               -----   ------------------         -------------
Transmission services                 $     120,005                 ---                  ---                   ---

Cable television services                       ---              32,594                5,920                14,515

System sales and service                      7,193                 ---                  ---                   ---

Other                                         2,081                 ---                  ---                   ---
                                            -------            --------               ------                ------

  Total revenues                            129,279              32,594                5,920                14,515

Cost of sales (18)                           70,221               7,320                1,126                 4,702
                                            -------            --------               ------                ------

  Contribution                               59,058              25,274                4,794                 9,813

Operating costs and expenses (10)            39,331              10,618                2,611                 3,005

Depreciation and amortization (11)            6,223              16,487                  420                 6,176
                                            -------            --------               ------                ------

  Operating income (loss)                    13,504             (1,831)                1,763                   632

Interest expense (12)                       (1,146)            (14,960)                (486)                  (16)

Other income (expense) (13)                     243                 464                 (71)                    96
                                            -------            --------               ------                ------

  Earnings (loss) before
income tax expense                           12,601            (16,327)                1,206                   712

Income tax expense (benefit) (14)             5,099                  --                  ---                 (208)
                                            -------            --------               ------                ------

  Net earnings (loss)                 $       7,502            (16,327)                1,206                   920
                                            =======            ========               ======                ======

Earnings (loss) attributed to
common shareholders                   $       7,502            (16,327)                1,206                   920
                                            =======            ========               ======                ======

Primary and fully diluted
earnings (loss) per common or
equivalent common share
attributable to common                $        0.31              (1.38)               172.29                312.87
                                            =======            ========               ======                ======
shareholders (15)

Primary and fully diluted pro
forma earnings (loss) per
equivalent common share
attributable to common                $         n/a                 n/a                  n/a                   n/a
                                            =======            ========               ======                ======
shareholders (16)

Weighted average number of
common (or equivalent common)
and common equivalent shares
outstanding (17)                             24,426              11,800                    7                     3
                                            =======            ========               ======                ======

----------------
*See within this section "-Adjustments" for the substance of the footnotes to this table. In this table, "n/a" means not applicable.
----------------

                                                          REGISTRATION STATEMENT

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
                OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995*
                     ($ in thousands, except per share data)

                                                                         PRO FORMA ADJUSTMENTS

                                                              Alaska      Alaskan     MCI Stock
                                                 Prime   Cablevision        Cable      Issuance         Total     Pro Forma
                                                 -----   -----------        -----      --------         -----     ---------
Transmission services                    $         ---           ---          ---           ---           ---       120,005

Cable television services                          ---           ---          ---           ---           ---        53,029

System sales and service                           ---           ---          ---           ---           ---         7,193

Other                                              ---           ---          ---           ---           ---         2,081
                                               -------       -------      -------         ------     --------       -------

  Total revenues                                   ---           ---          ---           ---           ---       182,308

Cost of sales (18)                                 ---           ---          ---            --           ---        83,369
                                               -------       -------      -------         -----      --------       -------

  Contribution                                     ---           ---          ---           ---           ---        98,939

Operating costs and expenses (10)                (674)         (400)          ---           ---       (1,074)        54,491

Depreciation and amortization (11)             (8,632)           557      (3,251)            --      (11,326)        17,980
                                               -------       -------      -------         -----      --------       -------

  Operating income (loss)                        9,306         (157)        3,251           ---        12,400        26,468

Interest expense (12)                            6,784       (1,536)      (4,032)         1,032         2,248      (14,360)

Other income (expense) (13)                        ---            79         (96)            --          (17)           715
                                               -------       -------      -------         -----      --------       -------

  Earnings (loss) before income
  tax expense                                   16,090       (1,614)        (877)         1,032        14,631        12,823

Income tax expense (benefit) (14)                1,339         (165)          141           418         1,733         6,624
                                               -------       -------      -------         -----      --------       -------

  Net earnings (loss)                    $      14,751       (1,449)      (1,018)           614        12,898         6,199
                                               =======       =======      =======         =====      ========       =======

Earnings (loss) attributed to common
shareholders                             $      14,751       (1,449)      (1,018)           614        12,898         6,199
                                               =======       =======      =======         =====      ========       =======

Primary and fully diluted earnings
(loss) per common or equivalent
common share attributable to common
shareholders (15)                        $         n/a           n/a          n/a           n/a           n/a           n/a
                                               =======       =======      =======         =====      ========       =======

Primary and fully diluted pro forma
earnings (loss) per equivalent
common share attributable to common
shareholders (16)                        $      (0.13)           ---       (0.03)          0.31           n/a          0.15
                                                ======       =======      =======         =====      ========       =======

Weighted average number of common
(or equivalent common) and common
equivalent shares outstanding (17)
                                                11,800           ---        2,923         2,000        16,723        41,149
                                                ======       =======      =======         =====      ========       =======

----------------
*See within this section "-Adjustments" for the substance of the footnotes to this table. In this table, "n/a" means not applicable.
----------------

                                                          REGISTRATION STATEMENT

         Adjustments. The pro forma adjustments to the unaudited pro forma condensed balance sheet as of June 30, 1996 and the unaudited pro forma condensed statements of operations for the six months ended June 30, 1996 and the year ended December 31, 1995 are as follows:

1. Elimination of cash and other current assets held by Alaska Cablevision and Alaskan Cable not included in the asset sale.

2. Represents the difference between historical book value and Company management's estimate of market value of property, plant and equipment acquired. Company management consulted with asset appraisal experts regarding a factor that can be applied to the acquired assets net book value to approximate market value. The experts have had significant experience in valuing cable television assets and have a general understanding of the assets to be acquired by the Company. Based on such discussions, management has used a factor of 120% of June 30, 1996 net book value to approximate market value at that date. The actual market values will be adjusted following appraisal of the assets prior to closing and will likely differ from the values estimated herein. However, management does not expect that the differences will have a material impact on the Company's pro forma financial statements.

3.       Represents the excess of cost over net assets acquired.

4. Elimination of debt owed by Alaska Cablevision and Alaskan Cable and the addition of new debt expected to be incurred by the Company to close the Proposed Transactions.

5. Excess acquired net deferred tax assets over deferred tax liabilities recorded as a result of the non-taxable component of the merger has been fully reserved through valuation allowance.

6. Addition of Cablevision Company Notes payable to Alaska Cablevision pursuant to the Alaskan Cable Proposed Transaction.

7. Represents (a) an increase in shareholders' equity due to the issuance of the Prime Company Shares and Alaskan Cable Company Shares; (b) the elimination of Alaska Cablevision's and Alaskan Cable's shareholders' equity; and (c) the increase in shareholders' due to the Prime Company Shares, Alaskan Cable Company Shares, and the MCI Company Stock issuance. For purposes of calculation of the excess of cost over net assets acquired, shares to be issued pursuant to the Prime and Alaskan Cable Proposed Transactions are valued at the volume weighted average price for several trading days before and after the public announcement of the Proposed Transactions (approximately $5.89 per share). The MCI Company Stock issuance is valued at $6.50 per share.

8. Represents shareholders'/partners' equity (deficit) divided by the common shares outstanding at the end of the period reported. Since Prime is organized as a partnership, the number of shares to be issued pursuant to the Prime Proposed Transaction (11,800,000 shares) are used for purposes of calculating Prime's book value per common share.

9. For the Cable Companies, shareholders' or partners' combined historical and pro forma equity (deficiency) is divided by the number of shares to be issued pursuant to the corresponding Proposed Transaction (11,800,000 shares for Prime, 2,923,077 shares for Alaskan Cable and 2,000,000 shares for MCI) for purposes of calculating pro forma book value per equivalent common share. For the Company, total combined shareholders' and partners' historical and pro forma equity (deficiency) is divided by the number of Company shares outstanding at June 30, 1996 plus all shares to be issued pursuant to the Proposed Transactions.


                                                          REGISTRATION STATEMENT

10. Pursuant to the Prime Management Agreement (see, EXHIBIT INDEX), Prime has agreed to oversee, manage and supervise the development and operation of the Company Cable Systems, i.e., all cable systems acquired by the Company pursuant to the Proposed Transactions. The Company has agreed to pay PIIM $1 million for these services in year 1 of the agreement. Accordingly, Prime management fees are included and historical management fees are eliminated from pro forma operating costs and expenses.

11.      Represents   adjustments  to  depreciation  and  amortization   expense
         resulting from the adjusted carrying values, and lives for property, plant and equipment and intangible assets.

                  Property,   plant  and  equipment  is  depreciated  using  the
                  straight-line method over the following lives:

                    Cable distribution systems                 8 years
                    Building                                  20 years
                    Transportation equipment                   4 years
                    Furniture and fixtures                     4 years

         Excess of cost over net assets acquired is being amortized by the straight-line method over 40 years.

12. Elimination of interest expense incurred by Prime, Alaska Cablevision and Alaskan Cable and the addition of the following: (1) estimated interest expense incurred on new convertible notes at the fixed interest rate of 7.00%; and (2) additional variable estimated interest on all other debt at 7.9375%. Pursuant to the Alaska Cablevision Purchase Agreement, interest is based on the lowest allowable IRS rate under imputed interest rules, determined for this analysis using the Applicable Federal Rate for July, 1996. The expected variable rate to be paid for all other debt is based on the Libor rate of 7.9375%, determined for this analysis as of June 30, 1996.

         A 1/8% increase in the variable  interest rate would have the following effect (amounts in thousands):
                                                                            Twelve months             Six months
                                                                                ended                    ended
                                                                          December 31, 1995          June 30, 1996
                                                                          -----------------          -------------
                                                                             (unaudited)              (unaudited)
                    Total pro forma interest expense based on June
                    30, 1996 rates                                              $ 14,360                  7,411
                    Total pro forma interest expense based on June
                    30, 1996 rates increased by 1/8%                              14,556                  7,509
                                                                                  ------                  -----
                    Increase in total pro forma interest expense                $    196                     98
                                                                                  ======                  =====


                                                          REGISTRATION STATEMENT
                                                                            F-66

         A 1/8 % decrease in the variable interest rate would have the following effect:

                    Total pro forma interest expense based on June
                    30, 1996 rates                                              $ 14,360                  7,411
                    Total pro forma interest expense based on June
                    30, 1996 rates decreased by 1/8%                              14,162                  7,311
                                                                                  ------                  -----
                    Reduction in total pro forma interest expense               $   (198)                  (100)
                                                                                  ======                  =====

13. Elimination of interest income earned by Alaskan Cable and costs incurred by Alaska Cablevision associated with the Alaska Cablevision Purchase Agreement.

14. The income tax effect of pro forma adjustments for Alaskan Cable and MCI are computed using the Company's effective income tax rate of 41% for the six-month period ended June 30, 1996 and 40% for the year ended December 31, 1995. Since Prime is organized as a partnership and Alaska Cablevision's shareholders have elected S-corporation income tax status under the Code, pro forma adjustments for these companies include taxes computed on historical earnings (loss) in addition to pro forma earnings (loss). The income tax pro forma adjustments for Prime include the income tax effect of nondeductible goodwill.

15. Primary and fully diluted earnings (loss) per common and equivalent common share is based upon the weighted average number of outstanding shares of each Cable Company before the Proposed Transactions close. The number of shares to be issued pursuant to the Prime Proposed Transaction (11,800,000 shares) are used for purposes of calculating Prime's primary and fully diluted earnings per common share.

16. Primary and fully diluted pro forma earnings (loss) per common share is based upon the weighted average number of outstanding shares of each Cable Company after the corresponding Proposed Transactions close.

17. Represents the weighted average of common shares outstanding and common equivalent shares outstanding for each Company at June 30, 1996. The number of shares to be issued pursuant to the Prime Proposed Transaction (11,800,000 shares) and the MCI Proposed Transaction (2,000,000 shares) are used for purposes of computing Prime's and MCI's weighted average of common shares outstanding.

18. Historical cost of sales for the Cable Companies are derived as follows:

         (1)      Alaska Cablevision --
                                                   December 31,    June 30,
                                                       1995          1996
                                                       ----          ----
                                                           (unaudited)
                                                          (in thousands)
                    Programming fees                $   951           491
                    Copyright fees                       40            20
                    Direct labor and benefits           125            63
                    Other costs                          10             5
                                                     ------           ---
                      Total cost of sales           $ 1,126           579
                                                      =====           ===



                                                          REGISTRATION STATEMENT

         (2)      Prime --
                                                Twelve months    Six months
                                                     Ended          Ended
                                                   December 31,    June 30,
                                                       1995          1996
                                                       ----          ----
                                                                  (unaudited)
                                                         (in thousands)
                    Basic programming fees          $ 6,808         3,804
                    Copyright fees                      319           161
                    FCC fees and other costs            193           151
                                                      -----          ----
                      Total cost of sales           $ 7,320         4,116
                                                      =====         =====


         (3) Alaskan Cable -- Equivalent to "Cost of Revenues" as reported in Alaskan Cable's June 30, 1996 unaudited financial statements and December 31, 1995 audited financial statements. See "INDEX TO FINANCIAL STATEMENTS."



                                                          REGISTRATION STATEMENT

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

In accordance with the provisions of the Alaska Corporations Code (specifically AS 10.06.490) the Company's Restated Articles of Incorporation provide for indemnification of directors and officers of the Company, who are made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or served any other enterprise as a director or officer at the request of the Company. The right of indemnification is also applicable to the executors, administrators and other similar legal representative of any such director or officer.

         The indemnification covers expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of an action or suit if the director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. No indemnification will be made in respect of any claim, issue or matter as to which the director or officer is adjudged to be liable for negligence or misconduct unless the court in which the action or suit was brought determines that the director or officer is fairly and reasonably entitled to indemnity for such expenses.

         The text of AS 10.06.490 is as follows:

                  "Indemnification of officers, directors, employees, and agents: insurance. (a) A corporation may indemnify a person who was, is, or is threatened to be made a party to a completed, pending, or threatened action or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Indemnification may include reimbursement of expenses, attorney fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The termination of an action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, the person had reasonable cause to believe that the conduct was unlawful.
                   (b) A  corporation  may indemnify a person who was, is, or is threatened to be made a party to a completed, pending, or threatened action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Indemnification may

                                                          REGISTRATION STATEMENT
                                                                       Page II-1
                  include reimbursement for expenses and attorney fees actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the corporation except to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court considers proper. (c) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of an action or proceeding referred to in (a) or (b) of this section, or in defense of a claim, issue, or matter in the action or proceeding, the director, officer, employee, or agent shall be indemnified against expenses and attorney fees actually and reasonably incurred in connection with the defense. (d) Unless otherwise ordered by a court, indemnification under (a) or (b) of this section may only be made by a corporation upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because the director, officer, employee, or agent has met the applicable standard of conduct set out in (a) and (b) of this section. The determination shall be made by
                   (1) the board by a majority  vote of a quorum  consisting  of directors who were not parties to the action or proceeding; or
                   (2)  independent  legal  counsel  in a written  opinion  if a quorum under (1) of this subsection is
                   (A) not obtainable; or
                   (B) obtainable but a majority of  disinterested  directors so directs; or
                   (3) approval of the outstanding shares.
                   (e) The  corporation  may  pay or  reimburse  the  reasonable expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition in the manner provided in (d) of this section if
                   (1) in the case of a director  or  officer,  the  director or officer furnishes the corporation with a written affirmation of a good faith belief that the standard of conduct described in AS 10.06.450(b) or 10.06.483(e) has been met;
                   (2) the director,  officer,  employee, or agent furnishes the corporation a written unlimited general undertaking, executed personally or on behalf of the individual, to repay the advance if it is ultimately determined that an applicable standard of conduct was not met; and
                   (3) a  determination  is made  that the facts  then  known to those making the determination would not preclude indemnification under this chapter.
                   (f) The indemnification provided by this section is not exclusive of any other rights to which a person seeking indemnification may be entitled under a bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the official capacity of the person and as to action in another capacity while holding the office. The right to indemnification continues as to a person who has ceased to be a director,


                                                          REGISTRATION STATEMENT
                                                                       Page II-2
                  officer, employee, or agent, and inures to the benefit of the heirs, executors, and administrators of the person.
                   (g) A  corporation  may purchase  and  maintain  insurance on behalf of a person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in that capacity, or arising out of that status, whether or not the corporation has the power to indemnify the person against the liability under the provisions of this section.

         Article VIII of the Restated Articles of Incorporation for General Communication, Inc. reads as follows:

                  "The Corporation shall indemnify, to the full extent permitted by, and in the manner permissible under, the laws of the State of Alaska and any other applicable laws, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that the person is or was a director, officer, employee or agent of this Corporation or is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The foregoing provisions of this Article VIII will be deemed to be a contract between this Corporation and each director and officer who serves in such capacity at any time while this
                  Article VIII is in effect, and any repeal or modification of this Article VIII shall not affect any rights or obligations then existing with respect to any statement of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such statement of facts. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any director or officer or his legal representative may be entitled apart from the provisions of this Article VIII."

         As of the Record Date, the Company had not been asked or put on notice to provide indemnification to any officer, director, or employee of the Company.

Item 21. Exhibits and Financial Schedules.

         (a) Exhibits.
Exhibit
Number            Description
------            -----------
1.                --
2.1               Prime Purchase Agreement
2.2.1             Agreement and Plan of Merger of ACI with and into GCI Cable
2.2.2             Certificate of Merger Merging ACI into GCI Cable (for filing in Delaware)
2.2.3             Articles of Merger between GCI Cable and ACI (for filing in Alaska)
2.3.1             Agreement and Plan of Merger of PCFI with and into GCI Cable
2.3.2             Certificate of Merger Merging PCFI into GCI Cable (for filing in Delaware)


                                                          REGISTRATION STATEMENT
                                                                       Page II-3

2.3.3             Articles of Merger between GCI Cable and PCFI (for filing in Alaska)
2.4               Alaskan Cable Purchase Agreement
2.5               Alaska Cablevision Purchase Agreement
2.6               McCaw/Rock Homer Purchase Agreement
2.7               McCaw/Rock Seward Purchase Agreement
2.8               MCI Purchase Agreement
3.1               Restated Articles of Incorporation of Registrant (1)
3.2               Bylaws of Registrant, as revised (1)
4.1               Specimen Stock Certificate for the Class A common stock of Registrant
5.1               Opinion of Wohlforth, Argetsinger, Johnson & Brecht, A Professional Corporation regarding legality of securities being registered
8.1.1             Form of tax opinion of Jenkens & Gilchrist  regarding
                           certain  federal income tax matters on merger of PCFI
                           with GCI Cable in the Prime Proposed Transaction
8.1.2             Form of tax opinion of Jenkens & Gilchrist  regarding
                           certain  federal  income tax matters on merger of ACI
                           with GCI Cable in the Prime Proposed Transaction
9.1               New Voting Agreement among certain shareholders of Registrant (2)
10.1              Prime Management Agreement (2)
10.2              Prime Registration Rights Agreement (2)
10.3              Alaskan Cable Registration Rights Agreement (3)
11.               --
12.               --
13.1              Form 10-K for the Registrant for the year ended December 31, 1995 (1)

13.2              Form 10-K/A for the Registrant (dated April 25, 1996) for the year ended December 31,
                           1995 (1)
14.               --
15.               --
16.               --
21.1              Subsidiaries of Registrant
23.1              Consent of KPMG Peat Marwick LLP (Registrant accountant)
23.2              Consent of Ernst & Young LLP (Prime accountant 1994, 1995, and 1996)
23.3              Consent of Coopers & Lybrand L.L.P. (Prime accountant 1993)
23.4              Consent of Ernst & Young LLP (Alaskan Cable accountant for Alaskan Cable/Fairbanks,
                           Alaskan Cable/Juneau, and Alaskan Cable/Ketchikan)
23.5              Consent of Carl & Carlsen (Alaska Cablevision accountant)
23.6              Consent of Wohlforth, Argetsinger, Johnson & Brecht, A Professional Corporation (law firm furnishing opinion on legality of shares being registered)
23.7              Consent  of  Jenkens  &  Gilchrist,   A  Professional
                           Corporation (law firm furnishing opinion with respect
                           to federal income tax  consequences of ACI merger and
                           PCFI merger)
24.1              Power of Attorney
99.1              Form 8-K for the Registrant, dated March 14, 1996 (1)
99.2              Form 8-K/A for the Registrant, dated May 20, 1996 (1)
99.3              Form of Proxy for Registrant's Annual Meeting of Shareholders
99.4              Letter to Prime Group from Prime
99.5              Letter to Shareholders from Alaskan Cable
99.6              Consent of the Partners of Prime
99.7              Consent of the Partners of Prime Growth
99.8              Consent of the Partners of Prime Holdings
99.9              Consent of Shareholders of Alaska Cable, Inc.
99.10             Consent of the Partners of Prime Venture II, L.P.
99.11             Consent of the Partners of Prime Cable Limited Partnership



                                                          REGISTRATION STATEMENT
                                                                       Page II-4

99.12             Consent of PCLP (Sole Shareholder of PCFI)
99.13             Form of Consent Solicited by the Boards of Directors in Lieu of Special Meeting of
                           Shareholders (for Alaskan Cable/Fairbanks)
99.14             Form of Consent Solicited by the Boards of Directors in Lieu of Special Meeting of
                           Shareholders (for Alaskan Cable/Juneau)
99.15             Form of Consent Solicited by the Boards of Directors in Lieu of Special Meeting of
                           Shareholders (for Alaskan Cable/Ketchikan)
99.16             Performance Graph Data for Five-Year Period January 1, 1991 - December 31, 1995 (1)
99.17             Acceleration Request

----------------

1        Previously filed with the Commission.

2 Included as an exhibit to Prime Purchase Agreement, i.e., Exhibit 2.1 to this Form S-4 Registration Statement.

3        Included  as an exhibit  to Alaskan  Cable  Purchase  Agreement,  i.e.,
         Exhibit 2.4 to this Registration Statement.
----------------

         (b) Financial Statement Schedules.

         None.

         Schedules not listed above have been omitted because the information required to be set forth therein is not applicable, is not material, or is shown in the Financial Statements or notes thereto.

         (c) Reports, Opinions or Appraisals.

         None.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933:

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.


                                                          REGISTRATION STATEMENT
                                                                       Page II-5

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under that act, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (8) To respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective, provided, in the case of a transaction that (but for the possibility of integration with other transaction) would itself qualify for an exemption from registration, that


                                                          REGISTRATION STATEMENT
                                                                       Page II-6

(i) such transactions by itself or when aggregated with other such transactions made since the filing of the most recently audited financial statements of the Registrant would have a material financial effect upon the Registrant and (ii) the information required to be supplied in a post-effective amendment by this paragraph (9) is not contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.



                                                          REGISTRATION STATEMENT
                                                                       Page II-7

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of Anchorage, State of Alaska on September 30, 1996.

                                                     GENERAL COMMUNICATION, INC.
                                                     (Registrant)



By:   /s/                                            By:  /s/
    Ronald A. Duncan                                  John M. Lowber
    President and Chief Executive                     Senior Vice President and
    Officer                                           Chief Financial Officer
    (Principal Executive Officer)                     (Principal Financial
                                                       Officer)

                                                     By:  /s/
                                                      Alfred J. Walker
                                                      Vice President and Chief
                                                      Accounting Officer
                                                      (Principal Accounting
                                                       Officer)



                                                          REGISTRATION STATEMENT
                                                                       Page II-8

Pursuant to the  requirements of the Securities Act of 1933,  this  registration statement has been signed by the following  persons in the capacities and on the dates indicated.
    Signature                                        Title                                   Date
-------------------------------            ------------------------------              -------------------
/s/                                         Chairman of the Board                       September 11, 1996
Carter F. Page                              and Director

/s/                                         Vice Chairman of the Board                  September   , 1996
Robert M. Walp                              and Director

/s/                                         President and Director,                     September   , 1996
Ronald A. Duncan                            (Chief Executive Officer)

/s/                                         Director                                    September 10, 1996
Donne F. Fisher

                                            Director                                    September   , 1996
John W. Gerdelman

/s/                                         Director                                    September   , 1996
Larry E. Romrell

/s/                                         Director                                    September 10, 1996
James M. Schneider

                                                          REGISTRATION STATEMENT
                                                                       Page II-9